Filed Pursuant to Rule 424(b)(3)
Registration File No. 333-176382

Prospectus

Syniverse Holdings, Inc.

and

Subsidiary Guarantors of Syniverse Holdings, Inc.

Offer to Exchange

Up to $475,000,000 principal amount of its 9.125% Senior Notes due 2019 that have been registered under the Securities Act of 1933 for a like principal amount of any and all of its outstanding 9.125% Senior Notes due 2019

The Exchange Offer

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We are offering to exchange all our outstanding 9.125% senior notes due 2019 (“outstanding notes”) that are validly tendered and not validly withdrawn for an equal principal amount of our 9.125% senior notes due 2019 (“exchange notes” and, together with the outstanding notes, “notes”) that are freely tradable, subject to specified conditions.

•	You may withdraw tenders of outstanding notes at any time before the expiration date of the exchange offer.

•	The exchange offer expires at 5:00 p.m., New York City time, on September 26, 2011, unless we extend the offer. We do not currently intend to extend the expiration date.

•	All outstanding notes that are validly tendered and not validly withdrawn before the expiration of the exchange offer will be exchanged for exchange notes.

•	The exchange of outstanding notes for exchange notes pursuant to the exchange offer generally will not be a taxable event to a holder for United States federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

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The exchange offer is subject to customary conditions, including the condition that the exchange offer not violate applicable law. The exchange offer is not conditioned upon any minimum amount of outstanding notes being tendered for exchange.

The Exchange Notes

•	The exchange notes are being offered to satisfy certain of our obligations under the registration rights agreement entered into in connection with the private offering of the outstanding notes.

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The terms of the exchange notes to be issued in the exchange offer are substantially identical to the terms of the outstanding notes, except that the transaction in which you may elect to receive the exchange notes has been registered under the Securities Act of 1933, as amended (the “Securities Act”), and therefore, the exchange notes will be freely tradable.

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The outstanding notes are, and the exchange notes will be, unconditionally guaranteed on a joint and several basis by each of our existing and future domestic restricted subsidiaries that guarantee our senior secured credit facilities.

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The exchange notes will be senior to any existing and future debt obligations that are expressly subordinated in right of payment to the exchange notes and will be effectively subordinated to all our secured debt, including our senior secured credit facilities, to the extent of the value of the assets securing such secured debt and to all liabilities of our subsidiaries that do not guarantee the notes.

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The exchange notes are new issues of securities for which there is no established public market. We do not intend to apply for listing of the exchange notes on any securities exchange or to arrange for them to be quoted on any quotation system.

Broker-Dealers

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Broker-dealers receiving exchange notes in exchange for outstanding notes acquired for their own account through market-making or other trading activities must deliver a prospectus in any resale of the exchange notes.

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Each broker-dealer that receives exchange notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

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This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the broker-dealer acquired such outstanding notes as a result of market-making activities or other trading activities.

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We have agreed that, for a period of up to 180 days after the effective date of the registration statement (the “Registration Statement”), of which this prospectus is a part, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

See “Risk Factors” beginning on page 17 for a discussion of certain risks that you should consider before participating in the exchange offer.

Neither the U.S. Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 26, 2011

We have not authorized any dealer, salesperson or other person to give any information or to represent anything to you other than the information contained or incorporated by reference in this prospectus. You should not rely on any unauthorized information or representations. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell, or a solicitation of an offer to buy, securities in any jurisdiction where it is unlawful to do so. The information contained in this prospectus is current only as of its date and may change after that date.

In this prospectus, except as the context otherwise requires or as otherwise noted, “Syniverse,” “Company,” “we,” “us” and “our” refer to Syniverse Holdings, Inc. and its subsidiaries, except with respect to the notes, in which case such terms refer only to Syniverse Holdings, Inc. References to “Merger Sub” refer to Buccaneer Merger Sub, Inc., which was merged with and into the Company on January 13, 2011.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC the Registration Statement on Form S-4 under the Securities Act, with respect to the exchange notes offered hereby. This prospectus does not contain all the information included in the Registration Statement nor its exhibits. Additional business and financial information about us is included in the Registration Statement and its exhibits. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement and the exhibits filed may be inspected without charge at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of the Registration Statement may be obtained upon the payment of the fees prescribed by the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of this website is http://www.sec.gov.

Upon the effectiveness of the Registration Statement, we will become subject to the periodic reporting and to the informational requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will file information with the SEC, including annual, quarterly and current reports. You may read and copy any document we file with the SEC, at SEC prescribed rates, at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings will also be available to the public from the SEC’s website at http://www.sec.gov. Those filings will also be available to the public on our corporate website at http://www.syniverse.com.

Under the indenture under which the exchange notes will be issued (and the outstanding notes were issued), we have agreed that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the notes remain outstanding, we (not including our subsidiaries) will furnish to the holders of the notes copies of all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such forms, and all current reports that would be required to be filed with the SEC on Form 8-K, if we were required to file such reports, in each case within the time periods specified in the indenture. In addition, following the effectiveness of the Registration Statement, whether or not required by the rules and regulations of the SEC, we will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the indenture. As long as any notes remain outstanding, we will make information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act available to holders of the notes, securities analysts and prospective investors upon request. See “Description of Exchange Notes—Certain Covenants—Reports and Other Information.”

This prospectus contains summaries of the terms of several material documents. These summaries contain the terms that we believe to be material, but we urge you to read the documents in their entirety. You may request a copy of these documents at no cost by sending a written request to Laura E. Binion, our Senior Vice President and General Counsel, at our headquarters at 8125 Highwoods Palm Way, Tampa, Florida 33647, or by telephoning (813) 637-5000. To obtain timely delivery of any of these documents, you must request them no later than five business days before the date you must make your investment decision. Accordingly, if you would like to request any documents, you should do so no later than September 19, 2011 to receive them before the expiration of this exchange offer.

INDUSTRY AND MARKET DATA

This prospectus contains third-party estimates and data regarding growth in the telecommunications and global wireless industries. The data included herein regarding markets and ranking, including the size of certain service markets and our position and the position of our competitors and customers within these markets, is based

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on independent industry reports and publications of Portio Research Limited, Cisco Systems Inc. and Informa Telecoms & Media, reports from government agencies or other published industry sources and our estimates based on our management’s knowledge and experience in the markets in which we operate. When we rank our customers by size, we base those rankings on the number of subscribers our customers serve. When we describe our market position, we base those descriptions on the number of subscribers serviced by our customers. Our estimates have been based on information obtained from our customers, suppliers, trade and business organizations and other contacts in the markets in which we operate. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, while we believe our estimates to be accurate as of the date of this prospectus, they have not been verified by any independent sources and may prove to be inaccurate because of the methods by which we obtained certain data for our estimates and because this information cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in a survey of market size. In addition, the provided market data is not a guaranty of future market characteristics, and actual results may differ from the projections and estimates contained in these reports or publications because consumption patterns and consumer preferences can and do change. Any failure of the markets to grow at projected rates could have an adverse impact on our business. See “Citations” for a complete list of these reports and publications. See also “Statements Regarding Forward-Looking Information.”

CITATIONS

Citations contained in this prospectus correspond to the following reports, each of which is publicly available but none of which is part of this prospectus, except to the extent cited herein:

(a) Portio Research Limited (“Portio”), Mobile Messaging Futures: 2010 to 2014. U.S. mobile network operators report total traffic carried over their networks as being SMS/MMS messages sent and SMS/MMS messages received. This is not the case in most countries, and hence traffic data in those other countries is counted only once, as total messages sent. Data here is calculated as it is reported by mobile network operators.

(b) Cisco Systems Inc. (“Cisco”), Cisco Visual Networking Index: (VNI) Global Mobile Data Traffic Forecast Update, 2009-2014.

(c) Informa Telecoms & Media (“Informa”), Global Mobile Roaming Forecasts, 2010-2015.

OTHER DATA

Numerical figures included in this prospectus have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This prospectus contains “forward-looking statements” within the meaning of securities laws. You should not place undue reliance on these statements. Forward-looking statements include information concerning our liquidity and our possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Such forward looking statements include, without limitation, statements regarding:

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expectations of growth of the global wireless telecommunications industry, including increases in new wireless technologies such as smartphones, wireless subscribers, wireless usage, roaming, mobile data, number portability and text and multimedia messaging;

•	increases in demand for our services due to growth of the global wireless telecommunications industry, greater technology complexity and the introduction of new and incompatible wireless technologies;

•	expectations of increases in our revenues from prior periods to future periods;

•	our beliefs concerning the effects that the current economic conditions will have on our business;

•	capital expenditures in future periods; and

•	the sufficiency of our cash on hand, cash available from operations and cash available from our senior secured credit facilities to fund our operations, debt service and capital expenditures.

These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Many factors could affect our actual financial results and could cause actual results to differ materially from those expressed in the forward-looking statements.

Some important factors include, but are not limited to, the following:

•	system failures, security breaches, delays and other problems;

•	the loss of major customers and the resulting decrease in revenues;

•	future consolidation among our customers that may cause decreased transaction volume and/or a reduction in our pricing;

•	the failure to adapt to rapid technological changes in the telecommunications industry;

•	intense competition in our market for services and the advantages that many of our competitors have or may develop over us, through acquisitions or technological innovations;

•	customer migrations from our services to in-house solutions;

•	the failure to achieve or sustain desired pricing levels or transaction volumes;

•	certain risks with our continued expansion into international markets;

•	the costs and difficulties of acquiring and integrating complementary businesses and technologies;

•	the inability of our customers to successfully implement our services;

•	the risk exposure related to our reliance on third-party providers for communications software, hardware and infrastructure;

•	our inability to develop or maintain relationships with material vendors;

•	fluctuations in currency exchange rates;

•	the failure to obtain additional capital on acceptable terms, or at all;

•	the impairment of our intangible assets or goodwill;

•	regulations affecting our customers and us and future regulations to which they or we become subject;

•	the capacity limits on our network and application platforms and inabilities to expand and upgrade our systems to meet demand;

•	the inability to obtain or retain licenses or authorizations that may be required to sell our services internationally;

•	the failure to protect our intellectual property rights;

•	claims that we are in violation of intellectual property rights of others and any indemnities to our customers that may result therefrom;

•	the loss of key personnel and the potential inability to successfully attract and retain personnel;

•	unfavorable general economic conditions in the U.S. or in other major global markets;

•	our exposure to, and the expense of defending and resolving, lawsuits that arise in the ordinary course of business;

•	other factors disclosed in this prospectus; and

•	other factors beyond our control.

In light of these risks, uncertainties and assumptions, the forward-looking statements contained in this prospectus might not prove to be accurate and you should not place undue reliance upon them. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as otherwise may be required by law.

PROSPECTUS SUMMARY

This summary highlights the information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all the information that may be important to you. This prospectus includes specific terms of the exchange offer, as well as information regarding our business and detailed financial data. You should read this prospectus in its entirety, including “Risk Factors,” the financial information and the notes thereto included herein. Unless otherwise indicated, financial information included in this prospectus is presented on an historical basis.

Our Company

We are a leading global provider of mission-critical business and technology services for the wireless telecommunications industry. For over 20 years, we have served as an integral third-party intermediary in the industry. Our product offerings include essential roaming clearing house and financial settlement services; text and multimedia message delivery services; and applications for facilitating network connectivity between mobile operators. The network footprint of most mobile operators is limited to their home geographies. As a result, mobile operators must interact with one another to provide the seamless coverage and services that their subscribers expect throughout the world. Mobile operators rely on us to facilitate these interactions with other operators because of our broad suite of transaction-based services, substantial technical and innovative expertise, global reach, high quality customer support and reliability.

We clear, route, translate and transport over a billion roaming and inter-carrier transactions on average each day. A “transaction” is generated by, among other things, an individual phone call, a text or multi-media message that is sent or received, or the initiation of a mobile data session between different operators’ networks. We also have a secure physical network infrastructure, consisting of 14 data centers and 14 network points-of-presence worldwide, for the connections between mobile operators required to complete these transactions. Our Network services provide connectivity to mobile operators and other telecommunications providers, allow subscribers to keep (or “port”) their phone numbers when switching mobile operators, and allow subscribers to utilize caller identification (“caller ID”) services. Our Messaging services allow mobile operators’ subscribers to send text and multimedia messages to other mobile operators’ subscribers and also facilitate text and multimedia messaging between enterprises and their customers. Through the use of our Roaming services by mobile operators, subscribers are able to make phone calls, send text and multimedia messages, and email and browse the internet while roaming on another mobile operator’s network.

We were founded in 1987 as GTE Telecommunication Service Inc. (“TSI”), a unit of GTE Corporation (“GTE”), to address the industry-wide need for inter-carrier wireless roaming telephone service. In early 2000, GTE combined TSI with its Intelligent Network Services business, a leading Signaling System 7 (“SS7”) network and intelligent network database provider. In June 2000, GTE and Bell Atlantic merged to form Verizon Communications and TSI became an indirect, wholly owned subsidiary of Verizon Communications. In February 2002, TSI was acquired by certain members of senior management and an investor group led by GTCR Golder Rauner, LLC and in 2004, TSI was renamed Syniverse Technologies, Inc. Syniverse Holdings, Inc., a Delaware corporation, is the direct parent of Syniverse Technologies, Inc. In February 2005, Syniverse Holdings, Inc. became a publicly traded company on the New York Stock Exchange (“NYSE”) with the symbol “SVR”.

On January 13, 2011, we consummated a merger with Buccaneer Holdings, Inc. (“Holdings”) and Buccaneer Merger Sub, Inc. (“Merger Sub”), affiliates of The Carlyle Group (“Carlyle”), under which Holdings acquired 100% of our equity for a net purchase price of $2,493.8 million (the “Merger”). As a result of the Merger, the common stock of Syniverse Holdings, Inc., is no longer listed on the NYSE. In connection with the Merger, the following transactions occurred at consummation, referred to as the “Transactions”:

•	investment funds affiliated with Carlyle and certain co-investors capitalized Holdings with an aggregate equity contribution of $1,200.0 million;

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we became obligated under senior secured credit facilities (the “Senior Credit Facility”), consisting of (1) a senior secured term loan facility of $1,025.0 million (the “term loan facility”) and (2) a senior secured revolving credit facility with commitments of $150.0 million (the “revolving credit facility”) under a credit agreement with Barclays Bank PLC, as administrative agent (the “credit agreement”);

•	we became obligated on the $475.0 million aggregate principal amount of outstanding notes issued under the indenture governing the outstanding notes;

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each share of Syniverse’s common stock issued and outstanding, including any shares that were issued upon the automatic exercise of any options outstanding under our then-existing 2006 Employee Stock Purchase Plan, immediately prior to the effective time of the Merger (other than shares held by stockholders who properly exercised appraisal rights) was cancelled and converted into the right to receive $31.00 per share in cash, without interest, less applicable withholding tax;

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each outstanding and unexercised option to purchase shares of Syniverse’s common stock, whether or not then vested, was cancelled and entitled the holder thereof to receive a cash amount equal to the excess, if any, of $31.00 over the per-share exercise price of such option, without interest, less applicable withholding tax;

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each outstanding restricted stock award granted under a Syniverse equity plan became fully vested and the holder thereof was entitled to receive $31.00 per share in cash, without interest, less applicable withholding tax;

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certain indebtedness of Syniverse was repaid and discharged, including its existing credit facilities and $175.0 million aggregate principal amount of existing 7 3/4% senior subordinated notes due 2013;

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approximately $158.3 million of fees and expenses were paid relating to the foregoing, as of June 30, 2011, including placement and other financing fees (including fees and discounts payable to the lenders and initial purchasers in connection with our Senior Credit Facility and the offering of the outstanding notes); and

•	we delisted our common stock from the NYSE and deregistered our common stock under the Exchange Act.

Our principal executive offices are located at 8125 Highwoods Palm Way, Tampa, Florida 33647. Our telephone number is (813) 637-5000, and our website is www.syniverse.com. The information on or linked to our website is not part of this prospectus, nor is such content incorporated by reference here.

Services

We provide an integrated suite of Network, Messaging and Roaming services to our customers, which are primarily utilized when mobile operators need to interact with one another. Most of our customers use multiple services from us, often spanning two or more of our service offerings. Our primary service offerings are as follows:

Network services. We offer Network services to both traditional and non-traditional mobile operators, which allow phone calls to connect and messages to be delivered. By providing mobile operators with connectivity to other networks, we allow them to avoid the cost and complexity of managing individual network connections to multiple operators. Network services includes interstandard roaming solutions, Mobile Data Roaming (“MDR”) services for Code Division Multiple Access (“CDMA”) operators, call setup and tear down, SS7 solutions, internet protocol (“IP”) platform solutions, database services and number portability services. Interstandard roaming solutions and MDR revenues vary based on the number or size of data/messaging records provided to us by our customers for aggregation, translation and distribution among operators. These two services have historically been reported within our Roaming services offering and were realigned on January 1, 2011. Call setup refers to the process of retrieving and processing the routing information for a phone number when a call is placed, setting up a channel on which the call can take place and “tearing” down the call upon its completion. Our SS7 solutions provide a cost effective connectivity to other networks, thereby avoiding the cost and complexity of managing individual network connections with multiple operators. IP platform solutions enable the management, prioritization and transmission of data between mobile operator networks to support roaming for smartphones and other mobile data devices. Other network services offered allow mobile operators to provide number portability and caller ID services to their subscribers.

Messaging services. We provide mobile operators with routing, translation and delivery services for Short Messaging Service (“SMS”) and Multimedia Messaging Service (“MMS”) messages sent from one operator’s network to another. While mobile operators have routing and delivery capabilities for subscribers within their own network, they do not generally have an efficient way to directly route and deliver messages to other operators’ networks as this would require a direct connection with each of over a thousand mobile operators throughout the world, as well as sophisticated translation capabilities between numerous mobile standards. Once one of our customers has determined that an SMS or an MMS message needs to be delivered outside of its network, the message is sent to us. From there, we determine where the message is going, translate the message so it can be read by the receiving network and deliver it. This is known as Peer-to-Peer (“P2P”) messaging. As part of our enterprise messaging business, known as Application-to-Peer (“A2P”) messaging, we provide enterprise customers with routing, translation and delivery services for direct communication with their customers and employees via SMS and MMS alerts. Our Messaging revenues are typically generated on a per-transaction (or per-message) basis and paid to us by the customer on whose network the message originated.

Roaming services. We operate the largest roaming clearing house in the world and process hundreds of billions of roaming transactions each year. A roaming transaction is generated whenever a subscriber from one mobile operator makes or receives a call, sends or receives an SMS or MMS message, or initiates a data session, in each case, while roaming on another operator’s network. Subscribers typically roam in places where their home operator’s network coverage is relatively limited or non-existent. In order to provide seamless global coverage, mobile operators enter into roaming agreements with one another to provide access for their subscribers to other operators’ networks offering superior coverage in a given geography. When its subscribers roam, the home operator must pay the visited operator for use of the network. Through our clearing house, we clear and settle roaming transactions generated by calls, messages and data sessions initiated by the home operator’s subscriber while roaming on the visited operator’s network. The information we provide determines the amount of roaming charges owed by one mobile operator to another. Revenues are paid to us by the visited operator who ultimately bills the home operator for use of its network. In addition to this core service, we provide mobile operators a number of other value-added services, including roaming data analytics, roaming agreement management and financial settlement services. Our Roaming revenues are typically generated on a per-transaction basis.

Other services. We provide technology turn-key solutions, including operator solutions for number portability readiness, prepaid applications, interactive video, value-added roaming services and mobile broadband solutions, also known as our ITHL business. Our ITHL business provides software services to customers primarily in the Asia Pacific region.

Our Sponsor

The Carlyle Group is a global alternative asset manager with approximately $153 billion of assets under management across 89 funds and 49 fund of fund vehicles as of March 31, 2011 (including acquisitions of AlpInvest Partners B.V. and Emerging Sovereign Group LLC on July 1, 2011). Carlyle invests across four segments – Corporate Private Equity, Real Assets, Global Market Strategies and Fund of Funds Solutions – in Africa, Asia, Australia, Europe, the Middle East, North America and South America focusing on aerospace, defense and government services, consumer and retail, energy, financial services, healthcare, industrial and transportation, technology, telecommunications, and media and business services. Since its inception, the firm has invested $46 billion of equity in 398 corporate private equity transactions. Carlyle employs more than 1,100 people in 35 offices across six continents. The firm conducts its investment activities through focused industry groups that leverage the extensive operating, corporate, financial and government experience of our partners. Communications and business services are longstanding areas of investment focus and expertise for the firm. Carlyle has a history of successfully executing major take-private transactions.

Carlyle is one of the leading private equity investors in media, telecommunications and business services, having completed over 205 transactions representing approximately $68 billion in purchase price since its inception. Relevant transactions include: The Nielsen Company, Booz Allen Hamilton, Inc., SS&C Technologies, Inc., OpenLink Financial, Inc., Open Solutions, Inc., Com Hem, Eastern Broadcasting Company, kbro Limited, and Insight Communications Company. Carlyle’s industry and global resources will support the growth initiatives already underway at Syniverse.

The Exchange Offer

On December 22, 2010, Merger Sub sold $475.0 million aggregate principal amount of the outstanding notes in an unregistered private placement offering, and we became obligated on the outstanding notes as a result of the Merger. The following is a summary of this exchange offer. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more complete description of the terms of this exchange offer, see the section entitled “The Exchange Offer” elsewhere in this prospectus.

General	In connection with the private placement offering, we entered into a registration rights agreement (the “registration rights agreement”) with the initial purchasers of the outstanding notes in which we agreed, among other things, to deliver this prospectus to you and to use our commercially reasonable efforts to complete an exchange offer for the outstanding notes.

Exchange Offer	We are offering to exchange up to $475.0 million principal amount of exchange notes, which have been registered under the Securities Act, for a like amount of $475.0 million principal amount of outstanding notes.

The outstanding notes that are validly tendered and not validly withdrawn may be exchanged only in denominations of $2,000 and integral multiples of $1,000 thereafter.

Resale of the Exchange Notes	Based upon interpretations by the staff of the SEC (the “Staff”) in certain no-action letters issued to unrelated third parties in other transactions, we believe that you may offer for resale, resell, or otherwise transfer, the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, if:

•	you are not a broker-dealer who purchased outstanding notes directly from us for resale under Rule 144A or Regulation S or any other available exemption under the Securities Act;

•	you are acquiring the exchange notes in the ordinary course of your business;

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you are not engaging, do not intend to engage, and have no arrangements or understanding with any person to participate, in the distribution of the exchange notes within the meaning of the Securities Act; and

•	you are not our “affiliate,” as that term is defined in Rule 405 of the Securities Act, or an affiliate of any guarantor.

However, we have not submitted a no-action letter and there can be no assurance that the Staff will make a similar determination with respect to this exchange offer. Furthermore, to participate in this exchange offer, you must make the representations set forth in the letter of transmittal that we are sending you with this prospectus.

If you fail to satisfy any of these conditions, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale or other transfer of the exchange notes.

Broker-dealers and any holder using this prospectus to participate in a distribution of the exchange notes cannot rely on the position of the Staff set forth in certain no-action letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale or other transfer of the exchange notes. See “Plan of Distribution.”

Each broker-dealer that receives exchange notes for its own account under this exchange offer in exchange for outstanding notes that it acquired as a result of market-making or other trading activities may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale or other transfer of the exchange notes and provide us with a signed acknowledgement of this obligation.

Expiration Date	This exchange offer will expire at 5:00 p.m., New York City time, on September 26, 2011, unless we extend this exchange offer.

Conditions to the Exchange Offer	This exchange offer is subject to limited, customary conditions, which we may waive. See “The Exchange Offer—Conditions to this Exchange Offer.”

Procedures for Tendering Outstanding Notes	If you wish to accept this exchange offer, you must complete, sign and date the letter of transmittal according to the instructions in this prospectus and in the letter of transmittal and send it, together with all other documents required by the letter of transmittal, including the outstanding notes that you wish to exchange, to Wilmington Trust, National Association, as exchange agent, at the address indicated in this prospectus and on the cover page of the letter of transmittal. Alternatively, you can tender your outstanding notes by following the procedures for book-entry transfer described in this prospectus.

If your outstanding notes are held through the Depository Trust Company (“DTC”), and you wish to participate in this exchange offer, you may do so through DTC’s Automated Tender Offer Program. If you tender under this program, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal.

By signing, or by agreeing to be bound by, the letter of transmittal, you will be representing to us that:

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if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making or other trading activities, you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes; however by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act;

•	you will be acquiring exchange notes under this exchange offer in the ordinary course of your business;

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you are not engaging in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, the distribution of the exchange notes within the meaning of the Securities Act;

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if you are a broker-dealer registered under the Exchange Act, or are participating in this exchange offer for the purpose of distributing the exchange notes, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the exchange notes and cannot rely on the position of the Staff set forth in certain no-action letters;

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you understand that a secondary resale transaction and any resales of exchange notes or other transfer of the exchange notes must be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the SEC, unless such notes are resold pursuant to an exemption from registration under the Securities Act;

•	you are not our “affiliate,” as defined in Rule 405 under the Securities Act, or an affiliate of any guarantor; and

•	you are not acting on behalf of any person or entity who could not truthfully make the foregoing representations.

Guaranteed Delivery Procedures for Tendering Outstanding Notes	If your outstanding notes are not immediately available, you cannot deliver your outstanding notes, the letter of transmittal, or any other documentation in a timely fashion, or you cannot complete the applicable procedures of DTC’s Automatic Tender Offer Program on or before the expiration date, you may tender your notes according to the guaranteed delivery procedures set forth under “The Exchange Offer—Guaranteed Delivery Procedures.”

Special Procedures for Beneficial Holders	If you beneficially own outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender in this exchange offer, you should contact that registered holder promptly and instruct that person to tender on your behalf. If you wish to tender in this exchange offer on your own behalf, you must, before completing and executing the letter of transmittal and delivering your outstanding notes, either arrange to have the outstanding notes registered in your name, or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed before the expiration date.

Acceptance of Outstanding Notes and Delivery of Exchange Notes	Subject to customary conditions, we will accept any outstanding notes that are properly tendered and not validly withdrawn for exchange before 5:00 p.m., New York City time, on the expiration date. We will be deemed to have accepted for exchange, and to have exchanged, validly tendered outstanding notes, if, as and when we give oral (promptly confirmed in writing) or written notice thereof to the exchange agent.

Withdrawal Rights	If you tender your outstanding notes for exchange in this exchange offer and later wish to withdraw them, you may do so at any time before 5:00 p.m., New York City time, on the expiration date.

Consequences if You Do Not Exchange Your Outstanding Notes	Outstanding notes that are not tendered in this exchange offer, or are tendered but not accepted for exchange, will continue to bear legends restricting their transfer. You will not be able to sell the outstanding notes unless:

•	an exemption from the requirements of the Securities Act is available to you;

•	we register the resale of outstanding notes under the Securities Act; or

•	the transaction requires neither an exemption from nor registration under the requirements of the Securities Act.

After the completion of this exchange offer, we will no longer have any obligation to register the outstanding notes under the federal securities laws, except in limited circumstances. See “The Exchange Offer—Consequences of Failure to Exchange.”

Interest	Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the note surrendered in exchange therefor or, if no interest has been paid on such surrendered note, from the original issue date of such surrendered note. Interest will continue to accrue on any outstanding notes that are not exchanged for exchange notes in this exchange offer.

U.S. Federal Income Tax Considerations	The exchange of the outstanding notes for the exchange notes generally will not be a taxable event for United States federal income tax purposes. See “Material United States Federal Income Tax Considerations.”

Exchange Agent	Wilmington Trust, National Association, as successor by merger to Wilmington Trust FSB, the trustee under the indenture, is serving as the exchange agent. Its address and telephone number are provided in this prospectus under the heading “The Exchange Offer—Exchange Agent.”

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to this exchange offer. See “Use of Proceeds.”

Accounting Treatment	We will not recognize any gain or loss for accounting purposes upon the completion of this exchange offer in accordance with generally accepted accounting principles. See “The Exchange Offer—Accounting Treatment.”

Terms of the Exchange Notes

The terms of the exchange notes are identical in all material respects to the terms of the outstanding notes, except that the exchange notes:

•	will be registered under the Securities Act and therefore the exchange notes will not bear legends restricting their transfer under the Securities Act; and

•

will not be entitled to specified rights under the registration rights agreement, including the provisions providing for registration rights and the payment of additional interest in specified circumstances relating to this exchange offer.

The exchange notes will evidence the same debt as the outstanding notes, will be issued under the same indenture governing the outstanding notes and entitled to the same benefits under that indenture, which is governed by New York law. The following summary contains basic information about the exchange notes and is not intended to be complete. For a more complete understanding of the exchange notes, please refer to the section of this prospectus entitled “Description of Exchange Notes.”

Issuer	Syniverse Holdings, Inc.

Notes Offered	Up to $475,000,000 aggregate principal amount of 9.125% Senior Notes due 2019.

Maturity Date	January 15, 2019.

Interest	Interest on the exchange notes will accrue at a rate of 9.125% per annum, payable semi-annually in cash in arrears on January 15 and July 15 of each year, commencing July 15, 2011.

Guarantees	The exchange notes will be fully and unconditionally guaranteed on a senior unsecured basis by each of our existing and future domestic subsidiaries that guarantee our Senior Credit Facility. See “Description of Exchange Notes—Guarantees.”

Ranking	The exchange notes and the guarantees will be obligations of Syniverse Holdings, Inc. and the guarantors, respectively, and will:

•

rank senior in right of payment to Syniverse’s and the guarantors’ existing and future debt and other obligations that expressly provide for their subordination to the exchange notes and the guarantees;

•	rank equally in right of payment to all of Syniverse’s and the guarantors’ existing and future senior unsecured debt;

•

be effectively junior to Syniverse’s and the guarantors’ existing and future senior secured debt, including borrowings under our Senior Credit Facility, to the extent of the value of the collateral securing such debt; and

•	be structurally subordinated to all of the existing and future liabilities, including trade payables, of our subsidiaries that do not guarantee the exchange notes.

As of June 30, 2011, (1) the notes and related guarantees ranked effectively junior to approximately $1,008.1 million of indebtedness, net of original issue discount consisting solely of borrowings under our Senior Credit Facility, (2) we had an additional $148.1 million of available unused commitments under our revolving credit facility and (3) our non-guarantor subsidiaries had approximately $26.6 million of outstanding liabilities.

Optional Redemption	On or after January 15, 2015, we may redeem some or all of the exchange notes at any time at the redemption prices listed in the “Description of Exchange Notes” section under the heading “Optional Redemption,” plus accrued and unpaid interest, if any, to the redemption date. In addition, we may redeem up to 35% of the aggregate principal amount of the exchange notes before January 15, 2014 with the proceeds of certain equity offerings at a redemption price of 109.125%, plus accrued and unpaid interest, if any, to the redemption date. We may also redeem some or all of the exchange notes before January 15, 2015 at a redemption price of 100% of the principal amount plus accrued and unpaid interest, if any, to the redemption date, plus a “make whole” premium.

Change of Control	If we experience certain kinds of changes of control, we must offer to purchase the notes at 101% of their principal amount, plus accrued and unpaid interest, if any. For more details, see “Description of Exchange Notes—Change of Control.”

Mandatory Offer to Repurchase Following Certain Asset Sales	If we sell certain assets, under certain circumstances we must offer to repurchase the notes at par. For more details, see “Description of Exchange Notes—Certain Covenants—Asset Sales.”

Certain Covenants	The indenture contains covenants that limit, among other things, our ability and the ability of some of our subsidiaries to:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on or make other distributions in respect of our capital stock or make other restricted payments;

•	make investments;

•	create liens;

•	merge or consolidate, or sell, transfer or otherwise dispose of substantially all of our assets;

•	enter into certain transactions with affiliates; and

•	designate our subsidiaries as unrestricted.

These covenants are subject to a number of important qualifications and limitations. See “Description of Exchange Notes—Certain Covenants.” Certain covenants will cease to apply to the exchange notes for so long as the exchange notes have investment grade ratings from both Moody’s Investors Service, Inc. and Standard & Poor’s Rating Services.

Risk Factors

You should consider all the information contained in or incorporated by reference into this prospectus before making an investment in the exchange notes. In particular, you should consider the factors under “Risk Factors.”

SUMMARY HISTORICAL AND UNAUDITED

PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth our summary historical financial information and summary unaudited pro forma consolidated financial information for the periods and dates indicated. The following summary unaudited pro forma condensed consolidated financial information is for illustrative and informative purposes only and is not intended to represent or be indicative of what our results of operations or financial condition would have been had the Transactions occurred on January 1, 2010, nor does it project our results of operations for any future period or our financial condition at any future date. This information is only a summary and should be read in conjunction with the “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated unaudited interim financial statements of our business and notes thereto and our consolidated audited annual financial statements and the notes thereto appearing elsewhere in this prospectus.

The summary historical financial information as of June 30, 2011 and 2010 and December 31, 2010, 2009 and 2008, for the six months ended June 30, 2011 and 2010 and for each of the years ended December 31, 2010, 2009 and 2008 have been derived from financial statements that have been prepared in accordance with U.S. GAAP, other than the measure of Adjusted EBITDA (see footnote 5 of the following table for a discussion of Adjusted EBITDA), which is a non-GAAP measure. The balance sheet data as of December 31, 2010 and 2009 and the statement of operations and other financial data for each of the three years ended December 31, 2010, 2009 and 2008 have been derived from the audited consolidated financial statements of our business included elsewhere in this prospectus. The balance sheet data as of June 30, 2011 and the statements of operations and other financial data for the period January 13, 2011 through June 30, 2011 (Successor) and January 1, 2011 through January 12, 2011 (Predecessor), and the six months ended June 30, 2010 (Predecessor) are derived from the unaudited interim condensed consolidated financial statements of our business included elsewhere in this prospectus. The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the information set forth herein. Interim financial results are not necessarily indicative of results that may be expected for the full fiscal year or any future reporting period.

The summary unaudited pro forma condensed consolidated statements of operations data have been adjusted to give effect to the Transactions as if these events occurred on January 1, 2010. For purposes of the presentation, pro forma adjustments give effect to events that are directly attributable to the Transactions, are factually supportable, and in the case of the statements of operations data, expected to have a continuing impact on our business. The pro forma adjustments are based on available information and certain assumptions that management believes are reasonable.

	Pro Forma		Historical
			Successor	Predecessor
	Six Months Ended June 30, 2011	Year Ended December 31, 2010	Period from January 13 to June 30, 2011	Period from January 1 to January 12, 2011	Six Months Ended June 30, 2010	Year Ended December 31,
						2010	2009	2008
	(in thousands)
Statement of Operations Data (1):

Revenues	$369,775	$650,199	$347,761	$22,014	$307,821	$650,199	$482,991	$506,356

Costs and expenses:
Cost of operations (excluding depreciation and amortization shown separately below)	134,024	245,673	124,750	9,274	116,149	245,673	172,950	165,236
Sales and marketing	31,599	58,929	29,223	2,376	26,308	58,929	38,789	45,549
General and administrative	46,967	96,855	43,186	3,664	46,389	98,168	74,502	79,241
Depreciation and amortization (2)	98,773	186,952	93,273	2,720	37,284	75,869	60,397	55,344
Restructuring and management termination benefits (3)	1,777	1,962	1,777	—	—	1,962	2,583	(29)
Merger expenses (4)	—	—	40,549	47,203	—	—	—	—

	313,140	590,371	332,758	65,237	226,130	480,601	349,221	345,341

Operating income (loss)	56,635	59,828	15,003	(43,223)	81,691	169,598	133,770	161,015
Other income (expense), net:
Interest income	44	99	44	—	52	99	323	1,894
Interest expense	(55,679)	(106,473)	(59,238)	(859)	(13,656)	(27,137)	(28,890)	(37,246)
Other, net	166	2,787	515	(349)	804	2,787	939	(402)

	(55,469)	(103,587)	(58,679)	(1,208)	(12,800)	(24,251)	(27,628)	(35,754)

Income (loss) before provision for (benefit from) income taxes	1,166	(43,759)	(43,676)	(44,431)	68,891	145,347	106,142	125,261
Provision for (benefit from) income taxes	182	(21,274)	(14,601)	(13,664)	26,826	52,728	40,465	46,797

Net income (loss)	984	(22,485)	(29,075)	(30,767)	42,065	92,619	65,677	78,464
Net income (loss) attributable to noncontrolling interest	1,218	1,573	1,221	(3)	(559)	(1,573)	(590)	—

Net income (loss) attributable to Syniverse Holdings, Inc.	$(234)	$(20,912)	$(30,296)	$(30,764)	$42,624	$94,192	$66,267	$78,464

	Pro Forma		Historical
			Successor	Predecessor
	Six Months Ended June 30, 2011	Year Ended December 31, 2010	Period from January 13 to June 30, 2011	Period from January 1 to January 12, 2011	Six Months Ended June 30, 2010		Year Ended December 31,
							2010		2009		2008
	(in thousands)
Balance Sheet Data (at end of period):
Cash			$143,696	$239,290	$120,724		$219,456		$91,934		$165,605
Property and equipment, net			80,285	81,313	74,191		82,230		64,315		50,251
Total assets			3,031,415	1,464,311	1,306,227		1,420,826		1,309,724		1,199,834
Total debt			1,483,144	497,555	492,086		499,581		512,464		513,813
Total equity			1,179,363	726,490	650,680		722,481		621,154		535,842
Other Financial Data:
Net cash provided by (used in):
Operating activities			$34,515	$11,839	$57,478		$182,845		$142,373		$163,972
Investing activities			(2,759,386)	—	(28,456)		(58,026)		(215,256)		(41,642)
Financing activities			2,626,307	7,980	3,795		8,838		1,317		(903)
Capital expenditures			(26,265)	—	(27,959)		(57,529)		(37,654)		(40,819)
Other Financial and Operating Data:
Adjusted EBITDA (5)			157,109	6,700	126,765		268,238		216,174		234,694
Ratio of earnings to fixed charges (6)			—	—	5.69	x	6.00	x	4.50	x	4.25	x

(1)	Results include the following acquisitions in the respective periods subsequent to the acquisition date: the acquisition of the messaging business from VeriSign (“VM3”) completed in October 2009 and the Merger.
(2)	Depreciation and amortization amounts exclude accretion of debt discount and amortization of deferred financing costs, which are both included in interest expense in the statement of operations data.
(3)	Restructuring and management termination benefits expense is comprised primarily of severance benefits associated with our cost rationalization initiatives, which were implemented as follows:

•

In December 2009, we completed a restructuring plan to reduce our workforce in Asia Pacific to better align our operating costs to the economic environment and eliminated certain redundant positions in Europe and North America. As a result of this plan, we incurred severance related costs of $2.6 million.

•	In December 2010, we completed a restructuring plan primarily to realign certain senior management functions. As a result of this plan, we incurred severance related costs of $2.0 million.

•

In June 2011, we implemented a restructuring plan primarily to realign certain sales management positions. As a result of this plan, we incurred severance related costs of $0.7 million through June 30, 2011. Additions to this plan are expected due to additional service requirements of affected employees within the plan. In addition, effective July 1, 2011, our former Chief Executive Officer and President, Tony G. Holcombe, retired from the Company. In conjunction with his retirement, we have incurred employee termination benefits of $1.1 million.

(4)	Reflects items associated with the Transactions, such as legal, advisory and investment banker fees and accelerated stock-based compensation expense.
(5)	We believe that the disclosure of Adjusted EBITDA is a measure commonly used by investors to evaluate our performance and that of our competitors. We believe issuers of “high-yield” debt securities also present Adjusted EBITDA and the related ratio data because investors, analysts and rating agencies consider it useful in measuring the ability of those issuers to meet debt service obligations. We further believe that the disclosure of Adjusted EBITDA is useful to investors as this non-GAAP measure forms the basis of how our executive team and Board of Directors evaluates our performance. By disclosing this non-GAAP measure, we believe that we create for investors a greater understanding of, and an enhanced level of transparency into, the means by which our management team operates our company. Adjusted EBITDA is not a presentation made in accordance with GAAP and our use of the term Adjusted EBITDA may vary from that of others in our industry. Adjusted EBITDA should not be considered an alternative to net income (loss) or operating income (loss) or any other performance measures derived in accordance with GAAP as measures of operating performance or operating cash flows or liquidity.

In addition, this non-GAAP measure may not be comparable to other similarly titled measures of other companies. Because of this limitation, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We attempt to compensate for these limitations by relying primarily upon our GAAP results and using Adjusted EBITDA as supplemental information only.

Adjusted EBITDA has important limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA:

•	excludes certain tax payments that may represent a reduction in cash available to us;

•	does not reflect any cash capital expenditure requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•	does not reflect changes in, or cash requirements for, our working capital needs; and

•

does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt, including original issue discount amortization on our Senior Credit Facility.

Adjusted EBITDA is determined by adding the following items to net income (loss): other income (expense), net, provision for (benefit from) income taxes, depreciation and amortization, restructuring and management termination benefits, non-cash stock compensation, acquisition related expenses including transition and integration costs generally and for our acquisition of BSG Wireless, the Transactions and Merger expenses and the Carlyle annual management fee including related expenses.

We believe that Adjusted EBITDA is a useful financial metric to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business. We rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our management team in connection with our executive compensation and bonus plans. We also review Adjusted EBITDA to compare our current operating results with prior periods and with the operating results of other companies in our industry. In addition, we utilize Adjusted EBITDA as an assessment of our overall liquidity and our ability to meet our debt service obligations.

	Successor	Predecessor
	Period from January 13 to June 30, 2011	Period from January 1 to January 12, 2011	Six Months Ended June 30, 2010	Year Ended December 31,
				2010	2009	2008
	(in thousands)
Reconciliation to Adjusted EBITDA
Net income (loss)	$(29,075)	$(30,767)	$42,065	$92,619	$65,677	$78,464
Other (income) expense, net	58,679	1,208	12,800	24,251	27,628	35,754
Provision for (benefit from) income taxes	(14,601)	(13,664)	26,826	52,728	40,465	46,797
Depreciation and amortization	93,273	2,720	37,284	75,869	60,397	55,344
Restructuring and management termination benefits (a)	1,777	—	—	1,962	2,583	(29)
Non-cash stock compensation (b)	2,433	—	5,992	12,937	7,939	5,205
BSG Wireless transition expenses (c)	—	—	—	—	6,819	13,159
Acquisition, integration and other expenses (d)	2,075	—	1,798	3,559	4,666	—
Transactions and Merger expenses (e)	40,549	47,203	—	4,313	—	—
Management fee and related expenses (f)	1,999	—	—	—	—	—

Adjusted EBITDA	$157,109	$6,700	$126,765	$268,238	$216,174	$234,694

(a)	Restructuring and management termination benefits expense is comprised primarily of severance benefits associated with our cost rationalization initiatives, which were implemented as follows:

•

In December 2009, we completed a restructuring plan to reduce our workforce in Asia Pacific to better align our operating costs to the economic environment and eliminated certain redundant positions in Europe and North America. As a result of this plan, we incurred severance related costs of $2.6 million.

•	In December 2010, we completed a restructuring plan primarily to realign certain senior management functions. As a result of this plan, we incurred severance related costs of $2.0 million.

•

In June 2011, we implemented a restructuring plan primarily to realign certain sales management positions. As a result of this plan, we incurred severance related costs of $0.7 million through June 30, 2011. In addition, effective July 1, 2011, our former Chief Executive Officer and President, Tony G. Holcombe, retired from the Company. In conjunction with his retirement, we have incurred employee termination benefits of $1.1 million.

(b)	Reflects non-cash expenses related to equity compensation awards. The acceleration of the Predecessor equity compensation awards is included within the Transactions and Merger expenses (see (e) below).
(c)	Reflects items, such as duplicate third-party data processing costs and employee and contractor costs associated with the transition of the BSG Wireless platform.
(d)	Reflects items associated with (1) the acquisition of VM3, such as legal, advisory and investment banker fees, (2) VM3 integration expenses, such as incremental contractor, travel and marketing costs and (3) certain advisory services and employee retention costs.
(e)	Reflects items associated with the Transactions, such as legal, advisory and investment banker fees and accelerated stock-based compensation expense.

(f)	Reflects management fees paid to Carlyle and related expenses.
(6)	Earnings consist of income before income taxes. Fixed charges consist of interest on borrowings, amortization of deferred financing costs and debt discounts and an estimated interest factor on operating leases. For the period from January 13, 2011 through June 30, 2011, earnings were insufficient to cover fixed charges by $43.7 million. For the period from January 1, 2011 through January 12, 2011, earnings were insufficient to cover fixed charges by $44.4 million.

RISK FACTORS

The following is a summary of all the material risks known to us. In deciding whether to participate in this exchange offer, you should carefully consider the risks described below, which could cause our operating results and financial condition to be materially adversely affected, as well as other information and data included in this prospectus. You may lose all or part of your original investment. Information contained in this section may be considered “forward-looking statements.” See “Statements Regarding Forward-Looking Information” for a discussion of certain qualifications regarding such statements.

Risks Relating to this Exchange Offer

If you do not properly tender your outstanding notes, your ability to transfer such outstanding notes will be adversely affected.

We will only issue exchange notes in exchange for outstanding notes that are timely received by the exchange agent, together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes and you should carefully follow the instructions on how to tender your outstanding notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the outstanding notes. If you do not tender your outstanding notes or if we do not accept your outstanding notes because you did not tender your outstanding notes properly, then, after we consummate this exchange offer, you may continue to hold outstanding notes that are not registered under the Securities Act and that are subject to the existing transfer restrictions, and you will not have any further registration rights in respect of the outstanding notes, except in limited circumstances. In addition, if you tender your outstanding notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are a broker-dealer that receives exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes. After this exchange offer is consummated, if you continue to hold any outstanding notes, you may have difficulty selling them because fewer outstanding notes will remain outstanding. In addition, if a large amount of outstanding notes are not tendered or are tendered improperly, the limited amount of exchange notes that would be issued and outstanding after we consummate this exchange offer could lower the market price of such exchange notes.

An active trading market may not develop for the exchange notes.

The exchange notes have no established trading market and will not be listed on any securities exchange or for quotation on any quotation system. The initial purchasers of the outstanding notes in the private placement offering are not obligated to make a market in the exchange notes, and may discontinue any such market making at any time without notice. The liquidity of any market for the exchange notes will depend upon many factors.

Accordingly, we cannot assure you that a market or liquidity will develop for the exchange notes. If a market develops, the notes could trade at prices that may be lower than the initial offering price of the notes. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. We cannot assure you that the market for the exchange notes, if any, will not be subject to similar disruptions. Any such disruptions may adversely affect you as a holder of the exchange notes.

Risks Relating to the Notes

Your right to receive payments on the notes is effectively subordinated to the rights of our existing and future secured creditors. Further, the guarantees of the notes are effectively subordinated to all our guarantors’ existing and future secured indebtedness.

Holders of our secured indebtedness and the secured indebtedness of the guarantors could have claims that are prior to the claims as holders of the notes to the extent of the value of the assets securing that other indebtedness. Notably, we and certain of our subsidiaries, including the guarantors, are parties to our Senior Credit Facility, which is secured by liens on substantially all of our assets and the assets of the guarantors. The notes are effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of secured indebtedness will have a prior claim to those of our assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of the notes may receive less, ratably, than holders of secured indebtedness.

As of June 30, 2011, the aggregate amount of our indebtedness, net of original issue discount was approximately $1,008.1 million, and $148.1 million of unused commitments were available for additional borrowing under the revolving portion of our Senior Credit Facility, including an outstanding Euro letter of credit of $1.9 million at June 30, 2011, which is considered a reduction against our revolving credit facility under the credit agreement. We are permitted to incur substantial additional indebtedness, including secured debt, in the future under the terms of the indenture governing the notes. See “Description of Senior Credit Facility” and “Description of Exchange Notes—Certain Covenants.”

Restrictive covenants in the indenture governing the notes and the credit agreement governing our Senior Credit Facility may restrict our ability to pursue our business strategies.

The indenture governing the notes and the credit agreement governing our Senior Credit Facility limit our ability, and the terms of any future indebtedness may limit our ability, among other things, to:

•	incur or guarantee additional indebtedness;

•	issue disqualified and preferred stock;

•	make certain investments;

•	pay dividends or make distributions on our capital stock;

•	sell assets, including capital stock of restricted subsidiaries;

•	agree to payment restrictions affecting our restricted subsidiaries;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into transactions with our affiliates;

•	incur liens; and

•	designate any of our subsidiaries as unrestricted subsidiaries.

The restrictions contained in the indenture governing the notes and the credit agreement governing our Senior Credit Facility could also limit our ability to plan for or react to market conditions, meet capital needs or make acquisitions or otherwise restrict our activities or business plans.

A breach of any of these restrictive covenants or our inability to comply with the required financial ratios could result in a default under the credit agreement governing our Senior Credit Facility. If a default occurs, the lenders under our Senior Credit Facility may elect to declare all borrowings outstanding, together with accrued interest and other fees, to be immediately due and payable, which would result in an event of default under the indenture governing the notes. The lenders will also have the right in these circumstances to terminate any commitments they have to provide further borrowings. If we are unable to repay outstanding borrowings when due, the lenders under our Senior Credit Facility will also have the right to proceed against the collateral. If the indebtedness under our Senior Credit Facility and the notes were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full that indebtedness and our other indebtedness, including the notes. See “Description of Senior Credit Facility” and “Description of Exchange Notes—Certain Covenants.”

Claims of noteholders are effectively subordinated to claims of creditors of all of our non-guarantor subsidiaries.

The notes are guaranteed on a senior basis by our current and future wholly owned domestic subsidiaries that are guarantors of our secured Senior Credit Facility. Our non-guarantor subsidiaries held approximately $76.7 million, or 2.5%, of our total assets and $26.6 million, or 1.4%, of our total liabilities as of June 30, 2011 and accounted for approximately $45.3 million, or 12.3%, of our revenues for the six months ended June 30, 2011 (all amounts presented exclude intercompany balances). In addition, we have the ability to designate certain of our subsidiaries as unrestricted subsidiaries pursuant to the terms of the indenture and the credit agreement, and any subsidiary so designated will not be a guarantor of the notes or the Senior Credit Facility.

Our non-guarantor subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Any right that we or the subsidiary guarantors have to receive any assets of any of the non-guarantor subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of noteholders to realize proceeds from the sale of any of those subsidiaries’ assets, are effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of debt of that subsidiary. In addition, the indenture governing the notes permits non-guarantor subsidiaries to incur significant additional indebtedness. See “Description of Senior Credit Facility” and “Description of Exchange Notes—Certain Covenants.”

The trading price of the notes may be volatile and can be directly affected by many factors, including our credit rating.

The trading price of the notes could be subject to significant fluctuation in response to, among other factors, changes in our operating results, interest rates, the market for non-investment grade securities, general economic conditions and securities analysts’ recommendations, if any, regarding our securities.

Credit rating agencies continually revise their ratings for companies they follow, including us. Any ratings downgrade could adversely affect the trading price of the notes, or the trading market for the notes, to the extent a trading market for the notes develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future and any fluctuation may impact the trading price of the notes.

We are a holding company with no operations and may not have access to sufficient cash to make payments on the notes.

We are a holding company and have limited direct operations. Our most significant assets are the equity interests we hold in our subsidiaries. As a result, we are dependent upon dividends and other payments from our subsidiaries to generate the funds necessary to meet our outstanding debt service and other obligations and such dividends may be restricted by law, the instruments governing our indebtedness, including the indenture governing the notes and the credit agreement governing our Senior Credit Facility, or other agreements of our subsidiaries. Our subsidiaries may not generate sufficient cash from operations to enable us to make principal and interest payments on our indebtedness, including the notes. In addition, our subsidiaries are separate and distinct legal entities and, except for our existing and future subsidiaries that are guarantors of the notes, any payments of dividends, distributions, loans or advances to us by our subsidiaries could be subject to legal and contractual restrictions on dividends. In addition, payments to us by our subsidiaries are contingent upon our subsidiaries’ earnings. Additionally, we may be limited in our ability to cause our existing and any future joint ventures to distribute their earnings to us. Subject to certain qualifications, our subsidiaries are permitted under the terms of our indebtedness, including the indenture governing the notes, to incur additional indebtedness that may restrict payments from those subsidiaries to us. We cannot assure you that agreements governing the current and future indebtedness of our subsidiaries will permit those subsidiaries to provide us with sufficient cash to fund payments of principal premiums, if any, and interest on the notes when due. In addition, any guarantee of the notes is subordinated to any secured indebtedness of a subsidiary guarantor to the extent of the value of the collateral securing such indebtedness.

Federal and state statutes may allow courts, under specific circumstances, to void the guarantees and require noteholders to return payments received from guarantors.

Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be deemed a fraudulent transfer if the guarantor received less than a reasonably equivalent value in exchange for giving the guarantee and

•	was insolvent on the date that it gave the guarantee or became insolvent as a result of giving the guarantee, or

•	was engaged in business or a transaction, or was about to engage in business or a transaction, for which property remaining with the guarantor was an unreasonably small capital, or

•	intended to incur, or believed that it would incur, debts that would be beyond the guarantor’s ability to pay as those debts matured.

A guarantee could also be deemed a fraudulent transfer if it was given with actual intent to hinder, delay or defraud any entity to which the guarantor was or became, on or after the date the guarantee was given, indebted.

The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, is greater than all its assets, at a fair valuation, or

•

the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature, or

•	it could not pay its debts as they become due.

We cannot predict:

•

what standard a court would apply in order to determine whether a guarantor was insolvent as of the date it issued the guarantee or whether, regardless of the method of valuation, a court would determine that the guarantor was insolvent on that date; or

•	whether a court would determine that the payments under the guarantee constituted fraudulent transfers or conveyances on other grounds.

The indenture contains a “savings clause” intended to limit each subsidiary guarantor’s liability under its guarantee to the maximum amount that it could incur without causing the guarantee to be a fraudulent transfer under applicable law. We cannot assure you that this provision will be upheld as intended. In 2009, the

U.S. Bankruptcy Court in the Southern District of Florida in Official Committee of Unsecured Creditors of TOUSA, Inc. v. Citicorp N. Am., Inc. found this kind of provision in that case to be ineffective, and held the subsidiary guarantees to be fraudulent transfers and voided them in their entirety.

If a guarantee is deemed to be a fraudulent transfer, it could be voided altogether, or it could be subordinated to all other debts of the guarantor. In such case, any payment by the guarantor pursuant to its guarantee could be required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor. If a guarantee is voided or held unenforceable for any other reason, holders of the notes would cease to have a claim against the subsidiary based on the guarantee and would be creditors only of the Company and any guarantor whose guarantee was not similarly voided or otherwise held unenforceable.

The lenders under our Senior Credit Facility have the discretion to release the guarantors under our Senior Credit Facility in a variety of circumstances, which will cause those guarantors to be released from their guarantees of the notes.

While any obligations under our Senior Credit Facility remain outstanding, any guarantee of the notes may be released without action by, or consent of, any holder of the notes or the trustee under the indenture governing the notes offered hereby, at the discretion of lenders under our Senior Credit Facility, if such guarantor is no longer a guarantor of obligations under our Senior Credit Facility or any other indebtedness. See “Description of Exchange Notes—Guarantees.” The lenders under our Senior Credit Facility will have the discretion to release the guarantees under our Senior Credit Facility in a variety of circumstances. You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to claims of noteholders.

We may not be able to satisfy our obligations to holders of the notes upon a change of control.

Upon the occurrence of a “change of control,” as defined in the indenture, each holder of the notes has the right to require us to purchase the notes at a price equal to 101% of the principal amount, together with any accrued and unpaid interest and additional interest, if any. Our failure to purchase, or give notice of purchase of, the notes would be a default under the indenture, which would in turn be a default under our Senior Credit Facility. In addition, a change of control may constitute an event of default under our Senior Credit Facility. A default under our Senior Credit Facility would result in an event of default under the indenture if the lenders accelerate the debt under our Senior Credit Facility.

If a change of control occurs, we may not have enough assets to satisfy all obligations under our Senior Credit Facility and the indenture related to the notes. Upon the occurrence of a change of control we could seek to refinance the indebtedness under our Senior Credit Facility and the notes or obtain a waiver from the lenders or you as a holder of the notes. We cannot assure you, however, that we would be able to obtain a waiver or refinance our indebtedness on commercially reasonable terms, if at all. No assurances can be given that any court would enforce the change of control provisions in the indenture governing the notes as written for the benefit of the holders, or as to how these change of control provisions would be impacted were we to become a debtor in a bankruptcy case.

Failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results.

Effective internal control over financial reporting is necessary for us to provide reliable financial reports. If we cannot provide reliable financial reports, our business and operating results could be harmed. The Sarbanes-Oxley Act of 2002, as well as related rules and regulations implemented by the SEC, have required changes in the corporate governance practices and financial reporting standards for public companies. These laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002, have increased our legal and financial compliance costs and made many activities more time-consuming and more burdensome. The costs of compliance with these laws, rules and regulations may adversely affect our financial results. Moreover, we run the risk of non-compliance, which could adversely affect our financial condition or results of operations.

In the past we have discovered, and in the future we may discover, areas of our internal control over financial reporting that need improvement. We have devoted significant resources to remediate any deficiencies we discovered and to improve our internal control over financial reporting. We cannot be certain that these measures will ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Ineffective internal control over financial reporting could also cause investors to lose confidence in our reported financial information.

Certain private equity investment funds affiliated with Carlyle own substantially all of our equity and their interests may not be aligned with yours.

Carlyle and certain co-investors own substantially all of the fully diluted equity of our parent company, and, therefore, have the power to control our affairs and policies. Carlyle also controls the election of directors, the appointment of management, the entry into mergers, sales of substantially all of our assets and other extraordinary transactions. The directors so elected have authority, subject to the terms of our debt, to issue additional stock, implement stock repurchase programs, declare dividends and make other decisions. The interests of Carlyle could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of Carlyle and certain of its affiliates and co-investors, as equity holders, might conflict with your interests as a noteholder. Carlyle may also have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a noteholder. Additionally, Carlyle is in the business of making investments in companies, and may from time to time in the future acquire interests in businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours.

Risks Relating to Our Indebtedness

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations under the notes.

We have a significant amount of indebtedness. At June 30, 2011, we had $1,483.1 million of indebtedness, net of original issue discount on a consolidated basis, of which approximately $1,008.1 million was secured. In addition, we had $148.1 million of unused commitments under our revolving credit facility, including an outstanding Euro letter of credit of $1.9 million at June 30, 2011, which is considered a reduction against our revolving credit facility under the agreement.

Our substantial indebtedness could have important consequences to our investors. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund acquisitions, working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	increase our vulnerability to and limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

•	restrict us from making strategic acquisitions or cause us to make non-strategic divestitures;

•	expose us to the risk of increased interest rates as borrowings under our Senior Credit Facility are subject to variable rates of interest;

•	expose us to additional risks related to currency exchange rates and repatriation of funds;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•

limit our ability to obtain additional debt or equity financing for working capital, capital expenditures, business development, debt service requirements, acquisitions and general corporate or other purposes.

In addition, the indenture governing the notes and the credit agreement governing our Senior Credit Facility contain affirmative and negative covenants that limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts.

Despite current indebtedness levels and restrictive covenants, we and our subsidiaries may incur significant additional indebtedness in the future. This could further exacerbate the risks associated with our substantial financial leverage.

The terms of the indenture governing the notes and the credit agreement governing our Senior Credit Facility permit us to incur a substantial amount of additional debt, including secured debt. Any additional borrowings under our Senior Credit Facility, and any other secured debt, would be effectively senior to the notes and any guarantees thereof to the extent of the value of the assets securing such indebtedness. If new debt is added to our and our subsidiaries’ current debt levels, the risks that we now face as a result of our leverage would intensify. See “Description of Senior Credit Facility.”

To service our indebtedness, we will require a significant amount of cash and our ability to generate cash depends on many factors beyond our control.

Our ability to make cash payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate significant operating cash flow in the future. This, to a significant extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Our business may not generate sufficient cash flow from operations and future borrowings may not be available under our Senior Credit Facility in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. In such circumstances, we may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We may not be able to refinance any of our indebtedness, including our Senior Credit Facility and the notes, on commercially reasonable terms or at all. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances. Such actions, if necessary, may not be effected on commercially reasonable terms or at all. The credit agreement governing the Senior Credit Facility and the indenture governing the notes restrict our ability to sell assets and use the proceeds from such sales.

If we are unable to generate sufficient cash flow or are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants in the instruments governing our indebtedness (including covenants in our Senior Credit Facility and the indenture governing the notes), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest and additional interest, if any, the lenders under our Senior Credit Facility could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our Senior Credit Facility to avoid being in default. If we breach our covenants under our Senior Credit Facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our Senior Credit Facility, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

We are dependent upon our lenders for financing to execute our business strategy and meet our liquidity needs. If our lenders are unable to fund borrowings under their credit commitments or we are unable to borrow, it could negatively impact our business.

In the current volatile credit market, there is risk that any lenders, even those with strong balance sheets and sound lending practices, could fail or refuse to honor their legal commitments and obligations under existing credit commitments, including but not limited to: extending credit up to the maximum permitted by our Senior Credit Facility and otherwise accessing capital and/or honoring loan commitments. If our lenders are unable to fund borrowings under their credit commitments or we are unable to borrow, it could be difficult in this environment to replace our Senior Credit Facility on similar terms.

Risks Relating to Our Business

System failures, security breaches, delays and other problems could harm our reputation and business, cause us to lose customers and expose us to customer liability.

Our success depends on our ability to provide reliable services to our customers. Our operations could be interrupted by any damage to or failure of:

•	our computer software or hardware, or our customers’ or suppliers’ computer software or hardware;

•	our networks, our customers’ networks or our suppliers’ networks; or

•	our connections and outsourced service arrangements with third parties.

Our systems and operations are also vulnerable to damage or interruption from:

•	power loss, transmission cable cuts and other telecommunications failures;

•	hurricanes, fires, earthquakes, floods and other natural disasters;

•	a terrorist attack in the United States or in another country in which we operate;

•	interruption of service arising from facility migrations, particularly in connection with acquisitions;

•	computer viruses or software defects;

•	physical or electronic break-ins, sabotage, intentional acts of vandalism and similar events; and

•	errors by our employees or third-party service providers.

From time to time in the ordinary course of our business, our network nodes and other systems experience temporary outages. As a means of ensuring continuity in the services we provide to customers, we have invested in system redundancies and other back-up infrastructure, though we cannot assure you that we will be able to re-route our services over our back-up facilities and provide continuous service to customers in all circumstances. Because many of our services play a mission-critical role for our customers, any damage to or failure of the infrastructure we rely on, including that of our customers and vendors, could disrupt the operation of our network and the provision of our services, result in the loss of current and potential customers and expose us to potential customer liability.

We depend on a small number of customers for a significant portion of our revenues and the loss of any of our major customers would harm us.

Our 10 largest customers for the year ended December 31, 2010 and for the year ended December 31, 2009 represented approximately 60% and 50% of our revenues in the aggregate, respectively. We expect to continue to depend upon a small number of customers for a significant percentage of our revenues. Because our major customers represent such a large part of our business, the loss of any of our major customers would negatively impact our business. Contracts with our largest customer expire within the next year and any non-renewal would materially reduce our revenues.

Most of our customer contracts do not provide for minimum payments at or near our historical levels of revenues from these customers.

Although some of our customer contracts require our customers to make minimum payments to us, these minimum payments are substantially less than the revenues that we have historically earned from these customers. Our contracts generally run for three years and some are terminable at the customer’s option upon 30 to 60 days’ notice. If our customers decide for any reason not to continue to purchase services from us at current levels or at current prices, to terminate their contracts with us or not to renew their contracts with us, our revenues would decline.

Future consolidation among our customers may cause us to lose transaction volume and reduce our prices, which would negatively impact our financial performance.

In the past, consolidation among our customers has caused us to lose transaction volume and to reduce prices. In the future, our transaction volume and pricing may decline for similar reasons. Such consolidation activities may take the form of business combinations, strategic partnerships, or other business arrangements between the operators. For example, during the second quarter of 2008, Verizon Wireless announced that it would acquire Alltel. Verizon Wireless completed this acquisition in January 2009. The impact on us of the consolidation is described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Developments.”

We may not be able to expand our customer base to make up for any revenue declines if we lose customers or if our transaction volumes decline as a result of consolidation activities. Our attempts to diversify our customer base and reduce our reliance on particular customers may not be successful.

If we do not adapt to rapid technological change in the telecommunications industry, we could lose customers or market share.

Our industry is characterized by rapid technological change, frequent new service introductions and changing customer demands. Significant technological changes could make our technology and services obsolete. Our success depends in part on our ability to adapt to our rapidly changing market by continually improving the features, functionality, reliability and responsiveness of our existing services and by successfully developing, introducing and marketing new features, services and applications to meet changing customer needs. We cannot assure you that we will be able to adapt to these challenges or respond successfully or in a cost-effective way to adequately meet them. Our failure to do so would impair our ability to compete, retain customers or maintain our financial performance. We sell our services primarily to telecommunications companies. Our future revenues and profits will depend, in part, on our ability to sell to new market participants.

The market for our services is intensely competitive and many of our competitors have advantages over us.

We compete in markets that are intensely competitive and rapidly changing. Increased competition could result in fewer customer orders, reduced pricing, reduced gross and operating margins and loss of market share, any of which could harm our business. We face competition from large, well-funded providers of similar services, such as MACH Solutions, Ltd., Sybase, a SAP AG company; TNS, Inc., Neustar, Inc. and Telcordia Technologies, Inc. and other existing communications, billing and technology companies. We are aware of major internet service providers, software developers and smaller entrepreneurial companies that are focusing significant resources on developing and marketing services that will compete with the services we offer. We anticipate increased competition in the telecommunications industry and the entrance of new competitors into our business.

We expect that competition will remain intense in the near term and that our primary long-term competitors may not yet have entered the market. Many of our current and potential competitors have significantly more employees and greater financial, technical, marketing and other resources than we do. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than we can.

Our customers may develop in-house solutions and migrate part or all of the services that we provide them to these in-house solutions.

We believe that certain customers may choose to internally deploy certain functionality currently provided by our services. In recent years, we have experienced a loss of revenue streams from certain of our services as some of our customers have decided to meet their needs for these services in-house. For example, in order to manage the expense associated with the significant volume growth in mobile data roaming, Alltel and Sprint Nextel directly connected their IP backbone networks in January 2009.

Our failure to achieve or sustain desired pricing levels or to offset price reductions with increased transaction volumes, could impact our ability to maintain profitability or positive cash flow.

Competition and industry consolidation have resulted in pricing pressure, which we expect to continue in the future and which we expect to continue to address through our volume-based pricing strategy. This pricing pressure could cause large reductions in the selling price of our services. For example, consolidation in the wireless services industry in the United States over the past several years has given some of our customers increased leverage in pricing negotiations. Our competitors or our customers’ in-house solutions may also provide services at a lower cost, significantly increasing pricing pressures on us. While historically pricing pressure has been largely offset by volume increases and the introduction of new services, in the future we may not be able to offset the effects of any price reductions.

Our continued expansion into international markets is subject to uncertainties that could adversely affect our operating results.

Our growth strategy contemplates continued expansion of our operations into foreign jurisdictions. International operations and business expansion plans are subject to numerous risks, including:

•	the difficulty of enforcing agreements and collecting receivables through certain foreign legal systems;

•	fluctuations in currency exchange rates;

•	foreign customers may have longer payment cycles than customers in the U.S.;

•	U.S. and foreign import, export and related regulatory controls on trade;

•

tax rates in some foreign countries may exceed those of the U.S. and foreign earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls, taxes upon repatriation or other restrictions;

•	general economic and political conditions in the countries where we operate may have an adverse effect on our operations in those countries or not be favorable to our growth strategy;

•	unexpected changes in regulatory requirements;

•

the difficulties associated with managing a large organization spread throughout various countries, including recruiting and hiring adequate and competent personnel and maintaining our standards, controls, information systems and procedures;

•

the risk that foreign governments may adopt regulations or take other actions that would have a direct or indirect adverse impact on our business and market opportunities, including for example a recent delay we experienced in receiving regulatory confirmation for the commencement of number portability services in India; and

•	the potential difficulty in enforcing intellectual property rights in certain foreign countries.

For the year ended December 31, 2010, 21.0% of revenues were generated outside of North America as compared to 26.2% for the year ended December 31, 2009. The percentage of our revenues that we generated outside of North America decreased from 2009 to 2010 as a result of the positive impact of the acquisition of the messaging business from VeriSign (“VM3”) on our revenues generated in North America. In addition, revenues generated by international operations are unlikely to be at entities that guarantee the notes. As we continue to expand our business globally, our success will depend, in large part, on our ability to anticipate and effectively manage these and other risks associated with our international operations. However, any of these factors could result in higher costs or reduced revenues for our international operations.

Our international operations require us to comply with anti-corruption laws and regulations of the U.S. government and various international jurisdictions.

Doing business on a worldwide basis requires us and our subsidiaries to comply with the laws and regulations of the U.S. government and various international jurisdictions, and our failure to successfully comply with these rules and regulations may expose us to liabilities. These laws and regulations apply to companies, individual directors, officers, employees and agents, and may restrict our operations, trade practices, investment decisions and partnering activities. In particular, our international operations are subject to U.S. and foreign anti-corruption laws and regulations, such as the Foreign Corrupt Practices Act (“FCPA”) and the UK Bribery Act (the “UK Act”). The FCPA prohibits us from providing anything of value to foreign officials for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment, and requires companies to maintain adequate record-keeping and internal accounting practices to accurately reflect the transactions of the company. As part of our business, we deal with state-owned business enterprises, the employees and representatives of which may be considered foreign officials for purposes of the FCPA. The UK Act prohibits us from making payments to private citizens as well as governmental officials. In addition, some of the international locations in which we operate lack a developed legal system and have elevated levels of corruption. As a result of the above activities, we are exposed to the risk of violating anti-corruption laws. Violations of these legal requirements are punishable by criminal fines and imprisonment, civil penalties, disgorgement of profits, injunctions, debarment from government contracts as well as other remedial measures. We have established policies and procedures designed to assist us and our personnel to comply with applicable U.S. and international laws and regulations. However, there can be no assurance that our policies and procedures will effectively prevent us from violating these regulations in every transaction in which we may engage, and such a violation could adversely affect our reputation, business, financial condition and results of operations.

The costs and difficulties of acquiring and integrating complementary businesses and technologies could impede our future growth, diminish our competitiveness and harm our operations.

As part of our growth strategy, we intend to consider acquiring complementary businesses. Recent and future acquisitions could result in the incurrence of debt and contingent liabilities, which could harm our business, financial condition and results of operations. Risks we could face with respect to acquisitions include:

•	greater than expected costs, management time and effort involved in identifying, completing and integrating acquisitions;

•	potential disruption of our ongoing business and difficulty in maintaining our standards, controls, information systems and procedures;

•	diversion of management’s attention from other business concerns;

•	entering into markets and acquiring technologies in areas in which we have little experience;

•	acquiring intellectual property which may be subject to various challenges from others;

•	the inability to successfully integrate the services, products and personnel of any acquisition into our operations;

•	the inability to achieve expected synergies;

•	a need to incur debt, which may reduce our cash available for operations and other uses;

•	incurrence of liabilities and claims arising out of acquired businesses;

•	realizing little, if any, return on our investment; and

•	unforeseen integration difficulties that may cause service disruptions.

The inability of our customers to successfully implement our services could harm our business.

Significant technical challenges can arise for our customers when they implement our services. Our customers’ ability to support the deployment of our services and integrate them successfully within their operations depends, in part, on our customers’ technological capabilities and the level of technological complexity involved. Difficulty in deploying those services could increase our customer service support costs, delay the recognition of revenues until the services are implemented and reduce our operating margins.

Our reliance on third-party providers for communications software, hardware and infrastructure exposes us to a variety of risks we cannot control.

Our success depends on software, equipment, network connectivity and infrastructure hosting services supplied by our vendors and customers such as RealNetworks, which provides us with a P2P messaging software platform, and Telcordia, which provides us with software for number porting. We cannot assure you that we will be able to continue to purchase the necessary software, equipment and services from these vendors on acceptable terms or at all. If we are unable to maintain current purchasing terms or ensure service availability with these vendors and customers, we may lose customers during any disruption in services and experience an increase in costs in seeking alternative supplier services.

Our business also depends upon the capacity, reliability and security of the infrastructure owned and managed by third parties, including our vendors and customers, that is used by our Roaming, Messaging and Network services. We have no control over the operation, quality or maintenance of a significant portion of that infrastructure and whether those third parties will upgrade or improve their software, equipment and services to meet our and our customers’ evolving requirements. We depend on these companies to maintain the operational integrity of our services. If one or more of these companies is unable or unwilling to supply or expand its levels of service to us in the future, our operations could be severely interrupted. In addition, rapid changes in the telecommunications industry have led to industry consolidation. This consolidation may cause the availability, pricing and quality of the services we use to vary and could lengthen the amount of time it takes to deliver the services that we use, in particular for those services for which we need access to mobile operators’ networks in order to deliver.

Inability to develop or maintain relationships with material vendors.

Certain of our products are dependent on third-party vendors and our inability to develop or maintain relationships with these vendors could result in a significant disruption to the services we provide. If we are unable to maintain current purchasing terms or ensure service availability with these vendors, we may lose customers and experience an increase in costs in seeking alternative supplier services. The failure to develop and maintain vendor relationships and any resulting disruptions to the provision of our services could have a material adverse impact on our operations.

Fluctuations in currency exchange rates may adversely affect our results of operations.

A significant part of our business consists of sales made to customers outside the United States. During the year ended December 31, 2010, over 11% of the revenues we received from such sales were denominated in currencies other than the U.S. dollar. Additionally, portions of our operating expenses are incurred by our international operations and denominated in local currencies. While fluctuations in the value of these revenues and expenses as measured in U.S. dollars have not materially affected our results of operations historically, we cannot assure you that adverse currency exchange rate fluctuations will not have a material impact in the future. In addition, our balance sheet reflects non-U.S. dollar denominated assets and liabilities, including intercompany balances eliminated in consolidation, which can be adversely affected by fluctuations in currency exchange rates. Currently, we do not engage in currency hedging contracts.

We may need additional capital in the future and it may not be available on acceptable terms, or at all.

We may require more capital in the future to:

•	fund our operations;

•	enhance and expand the range of services we offer;

•	maintain and expand our network; and

•	respond to competitive pressures and potential strategic opportunities, such as investments, acquisitions and international expansion.

We cannot assure you that additional financing will be available on terms favorable to us or at all. The terms of available financing may place limits on our financial and operating flexibility. In addition, the credit agreement governing our Senior Credit Facility and the indenture governing the notes contain financial and other restrictive covenants that limit our ability to incur indebtedness or obtain financing. If adequate funds are not available on acceptable terms, we may be forced to reduce our operations or abandon expansion opportunities. Moreover, even if we are able to continue our operations, our failure to obtain additional financing could reduce our competitiveness as our competitors may provide better-maintained networks or offer an expanded range of services.

Our financial results may be adversely affected if we have to impair our intangible assets or goodwill.

As a result of our acquisitions, a significant portion of our total assets consist of intangible assets (including goodwill). Goodwill and intangible assets, net of amortization, together accounted for approximately 76.4% of the total assets on our balance sheet as of June 30, 2011. We may not realize the full fair value of our intangible assets and goodwill. We expect to engage in additional acquisitions, which may result in our recognition of additional intangible assets and goodwill. Under current accounting standards, we are able to amortize certain intangible assets over the useful life of the asset, while goodwill is not amortized. We currently evaluate, and will continue to evaluate, on a regular basis whether all or a portion of our goodwill or other intangible assets may be impaired. Under current accounting standards, any determination that impairment has occurred would require us to write-off the impaired portion of goodwill and such intangible assets, resulting in a charge to our earnings. Such a write-off could adversely affect our results of operations.

Regulations affecting our customers and us and future regulations to which they or we may become subject may harm our business.

Although our services have not been deemed to be common carrier telecommunication services, we are authorized by the FCC to offer certain of our services on an interstate and international basis, and such authorization alone may subject us to certain regulatory obligations at the federal level. Moreover, certain telecommunications services that we offer on a non-common carrier basis are subject to regulatory requirements of the FCC and foreign regulatory bodies.

Several services that we offer also may be indirectly affected by regulations imposed upon the customers and end users of those services. These regulations may increase our costs of operations and affect whether and in what form we are able to provide a given service at all.

We cannot predict when, or upon what terms and conditions, further regulation—including reregulation or deregulation—might occur or the effects, adverse or otherwise, that such regulation may have on our business.

Capacity limits on our network and application platforms may be difficult to project and we may not be able to expand and upgrade our systems to meet increased use.

As customers’ usage of our services increases, we will need to expand and upgrade our network and application platforms. We may not be able to accurately project the rate of increase in usage of our services. In addition, we may not be able to expand and upgrade, in a timely manner, our systems, networks and application platforms to accommodate increased usage of our services. If we do not appropriately expand and upgrade our systems and networks and application platforms, we may lose customers and our operating performance may suffer.

We may not be able to receive or retain licenses or authorizations that may be required for us to sell our services internationally.

The sales and marketing of our services and related products internationally are subject to the U.S. Export Control regime and similar regulations in other countries. In the United States, items of a commercial nature are generally subject to regulatory control by the U.S. Department of Commerce’s Bureau of Industry and Security and to Export Administration Regulations, and other international trade regulations may apply as well. In the future, regulatory authorities may require us to obtain export licenses or other export authorizations to export our services or related products abroad, depending upon the nature of items being exported, as well as the country to which the export is to be made. We cannot assure you that any of our applications for export licenses or other authorizations will be granted or approved. Furthermore, the export license/export authorization process is often time-consuming. Violation of export control regulations could subject us to fines and other penalties, such as losing the ability to export for a period of years, which would limit our revenue growth opportunities and significantly hinder our attempts to expand our business internationally.

Failure to protect our intellectual property rights adequately may have a material adverse effect on our results of operations or our ability to compete.

We attempt to protect our intellectual property rights in the United States and in foreign countries through a combination of patent, trademark, copyright and trade secret laws, as well as licensing agreements and agreements preventing the unauthorized disclosure and use of our intellectual property. We cannot assure you that these protections will be adequate to prevent competitors from copying or reverse engineering our services, or independently developing and marketing services that are substantially equivalent to or superior to our own. Moreover, third parties may be able to successfully challenge, oppose, invalidate or circumvent our patents, trademarks, copyrights and other intellectual property rights. We may fail or be unable to obtain or maintain adequate protections for certain of our intellectual property in the United States or certain foreign countries. Further, our intellectual property rights may not receive the same degree of protection in foreign countries as they would in the United States because of the differences in foreign trademark, patent and other laws concerning proprietary rights. Such failure or inability to obtain or maintain adequate protection of our intellectual property rights for any reason could have a material adverse effect on our business, results of operations and financial condition.

Monitoring and protecting our intellectual property rights can be challenging and costly. From time to time, we may be required to initiate litigation or other action to enforce our intellectual property rights or to establish their validity. Such action could result in substantial cost and diversion of resources and management attention, and we cannot assure you that any such action will be successful.

If third parties claim that we are in violation of their intellectual property rights, it could have a negative impact on our results of operations and ability to compete.

We face the risk of claims that we have infringed the intellectual property rights of third parties. For example, significant litigation regarding patent rights exists in our industry. Our competitors in both the U.S. and foreign countries, many of which have substantially greater resources than we have and have made substantial investments in competing technologies, may have applied for or obtained, or may in the future apply for and obtain, patents that will prevent, limit or otherwise interfere with our ability to make and sell our products and services. We have not conducted an independent review of patents issued to third parties. The large number of patents, the rapid rate of new patent issuances, the complexities of the technology involved and uncertainty of litigation increase the risk of business assets and management’s attention being diverted to patent litigation.

It is possible that third parties will make claims of infringement against us, or against our licensees or other customers, in connection with their use of our technology. Any claims, even those without merit, could:

•	be expensive and time-consuming to defend;

•	cause us to cease making, licensing, using or selling equipment, services or products that incorporate the challenged intellectual property;

•	require us to redesign our equipment, services or products, if feasible;

•	divert management’s attention and resources; and

•	require us to enter into royalty or licensing agreements in order to obtain the right to use necessary intellectual property.

Any royalty or licensing agreements, if required, may not be available to us on acceptable terms or at all. A successful claim of infringement against us or one of our licensees or customers in connection with the use of our technology could result in our being required to pay significant damages, enter into costly license or royalty agreements or stop the sale of certain products, any of which could have a negative impact on our operating profits and harm our future prospects.

If third parties claim that our products or services infringe on their intellectual property rights, we may be required to indemnify our customers for any damages or costs they incur in connection with such claims.

We generally indemnify our customers with respect to claims that our products or services infringe upon the proprietary rights of third parties. Third parties may assert infringement claims against our customers. These claims may require us to initiate or defend protracted and costly litigation on behalf of our customers, regardless of the merits of these claims. If any of these claims succeed, we may be forced to pay damages on behalf of our customers or may be required to obtain licenses for the products they use. If we cannot obtain all necessary licenses on commercially reasonable terms, our customers may be forced to stop using our products.

We depend on key personnel to manage our business effectively and may not be successful in attracting and retaining such personnel.

We depend on the performance of our senior management team and other key employees. Our success also depends on our ability to attract, integrate, train, retain and motivate these individuals and additional highly skilled technical and sales and marketing personnel, both in the United States and abroad. The loss of the services of any of our senior management team or other key employees or failure to attract, integrate, train, retain and motivate additional key employees could harm our business.

Unfavorable general economic conditions in the United States or in other major global markets could negatively impact our financial performance.

Unfavorable general economic conditions have continued due to the decreased availability of credit resulting from slower economic activity, concerns about government deficits, inflation and deflation, volatility in energy costs, decreased consumer confidence, reduced corporate profits and capital spending. Adverse business conditions and liquidity concerns in the United States or in one or more of our other major markets, could adversely affect our customers in the wireless communications markets and thus impact our financial performance. These conditions make it difficult for our customers, our vendors and us to accurately forecast and plan future business activities, and they could cause further slow spending on our services. Furthermore, during challenging economic times such as recession or economic slowdown, our customers or vendors may face issues gaining timely access to sufficient credit, which could impair their ability to make timely payments or provide services to us. If that were to occur, we may be required to increase our allowance for doubtful accounts and our accounts receivable outstanding would be negatively impacted. The current economic downturn and any future downturn may reduce our revenues or our percentage of revenues growth on a quarter-to-quarter basis. We cannot predict the timing, strength or duration of any economic slowdown or subsequent economic recovery, world-wide, or in the telecommunications industry. If the economy or the markets in which we operate do not improve from their current condition or if they continue to deteriorate, our customers or potential customers could continue to reduce or further delay their use of our services, which would adversely impact our revenues and ultimately our profitability. In addition, we may record additional charges related to the restructuring of our business and the impairment of our goodwill and other long-lived assets, and our business, financial condition and results of operations will likely be materially and adversely affected.

Demand for our services is driven primarily by wireless voice and data traffic, subscriber roaming activity, SMS and MMS messaging, number porting and next generation IP applications. Changes in subscriber usage patterns could be affected in any recession or economic downturn in the United States or any other country where we do business and could negatively impact the number of transactions processed and adversely affect our revenues and earnings.

We are party to a number of lawsuits that arise in the ordinary course of business and may become party to others in the future.

We are party to a number of lawsuits that arise in the ordinary course of business and may become party to others in the future. The possibility of such litigation, and its timing, is in large part outside our control. While none of the current lawsuits in which we are involved are reasonably estimated to be material as of the date of this prospectus, it is possible that future litigation could arise, or developments could occur in existing litigation, that could have material adverse effects on us.

The pro forma financial information in this prospectus may not be reflective of our operating results and financial condition following the Transactions, and we may be unable to achieve anticipated cost savings and other benefits.

The pro forma financial information included in this prospectus is derived from our historical audited and unaudited interim condensed consolidated financial statements. The preparation of this pro forma information is based upon available information and certain assumptions and estimates that we believe are reasonable. This pro forma information may not necessarily reflect what our results of operations and financial position would have been had the Transactions occurred during the periods presented or what our results of operations and financial position will be in the future.

We cannot assure you that the anticipated cost savings, operating margins or other benefits will be achieved or that our estimates and assumptions will prove to be accurate. If our cost savings, operating margins or the impact of other benefits is less than our estimates or our cost savings initiatives adversely affect our operations or cost more or take longer to implement than we project, or if our assumptions prove to be inaccurate, our results will be lower than we anticipate.

Our business could be adversely impacted as a result of uncertainty related to the Merger.

The Merger could cause disruptions in our business relationships and business generally, which could have an adverse effect on our financial condition, results of operations and cash flows. For example:

•	customers and vendors may experience uncertainty about our future and seek alternative business relationships with third parties or seek to alter their business relationships with us;

•	our employees may experience uncertainty about their future roles at our company, which might adversely affect our ability to retain and hire key managers and other employees; and

•	the attention of our management may be directed to transaction-related considerations and may be diverted from the day-to-day operations of our business and pursuit of our strategic initiatives.

In addition, we have incurred significant costs, expenses and fees for professional services and other transaction costs in connection with the Transactions.

THE EXCHANGE OFFER

Purpose and Effect of Exchange Offer

Merger Sub sold the outstanding notes on December 22, 2010 in an unregistered private placement to certain initial purchasers and entered into a registration rights agreement with the initial purchasers. We became obligated under the outstanding notes and the registration rights agreement upon consummation of the Merger. Pursuant to the registration rights agreement, we agreed, for the benefit of the holders of the notes, to use commercially reasonable efforts (i) to file the Registration Statement no later than September 19, 2011, or the “filing deadline,” to offer to exchange the outstanding notes for a like principal amount of exchange notes in an offering registered under the Securities Act; (ii) to cause the Registration Statement to be declared effective by the SEC under the Securities Act on or before the 90th day after the filing deadline and (iii) to consummate the exchange offer on or before the 120th day after the filing deadline. Promptly after the Registration Statement has been declared effective, we will offer the exchange notes in exchange for surrender of the outstanding notes. We will keep the exchange offer open for at least 20 business days (or longer if required by applicable law) after the date that notice of the exchange offer is mailed to holders of the notes. For each note surrendered to us pursuant to the exchange offer, the holder who surrendered such note will receive an exchange note having a principal amount equal to that of the surrendered note. The exchange notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the note surrendered in exchange therefor or, if no interest has been paid on such surrendered note, from the original issue date of such surrendered note.

Except as described below, upon the completion of this exchange offer, our obligations with respect to the registration of the outstanding notes and the exchange notes will terminate. A copy of the registration rights agreement has been filed as an exhibit to the Registration Statement and this summary of the material provisions of the registration rights agreement does not purport to be complete and is qualified in its entirety by reference to the registration rights agreement. Assuming the timely filing and effectiveness of the Registration Statement and consummation of this exchange offer, we will not have to pay additional interest on the outstanding notes provided in the registration rights agreement. Following the completion of this exchange offer, holders of outstanding notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and the outstanding notes will continue to be subject to certain restrictions on transfer. Additionally, the liquidity of the market for the outstanding notes could be adversely affected upon consummation of this exchange offer. See “Risk Factors—Risks Relating to this Exchange Offer—If you do not properly tender your outstanding notes, your ability to transfer such outstanding notes will be adversely affected.”

Under certain circumstances specified in the registration rights agreement, we may be required to file a “shelf” registration statement for a continuous offer in connection with the outstanding notes pursuant to Rule 415 under the Securities Act.

Resale of Exchange Notes

We believe that the exchange notes issued in exchange for the outstanding notes may be offered for resale, resold and otherwise transferred by the holder of exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, if the conditions set forth below are met. We base this belief solely on interpretations of the federal securities laws by the staff of the SEC set forth in several no-action letters issued to third parties unrelated to us. A no-action letter is a letter from the staff of the SEC responding to a request from an individual or entity for the staff’s views as to whether it would recommend that the SEC take any enforcement action against such individual or entity with respect to certain actions being proposed by such individual or entity. We have not obtained, and do not intend to obtain, our own no-action letter from the SEC regarding the resale of the exchange notes. Instead, holders will be relying on the no-action letters that the SEC has issued to third parties in circumstances that we believe are similar to ours. Based on these no-action letters, the following conditions must be met:

•	the holder must not be a broker-dealer who purchased outstanding notes directly from us for resale under Rule 144A or Regulation S or any other available exemption under the Securities Act;

•	the holder must acquire the exchange notes in the ordinary course of its business;

•

the holder must not be engaging, does not intend to engage, and must have no arrangements or understanding with any person to participate, in the distribution of the exchange notes within the meaning of the Securities Act; and

•	the holder must not be our “affiliate,” as that term is defined in Rule 405 of the Securities Act, or an affiliate of any guarantor.

Each holder of outstanding notes that wishes to exchange outstanding notes for exchange notes in this exchange offer must represent to us that it satisfies all the above conditions. Any holder who tenders in this exchange offer but does not satisfy all the above conditions:

•	cannot rely on the position of the SEC set forth in the no-action letters referred to above; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the exchange notes.

Broker-dealers and any holder that is participating in this exchange offer for the purpose of distributing exchange notes may not rely on the Staff’s interpretations discussed above. Consequently, these holders must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the exchange notes.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes acquired by that broker-dealer as a result of market-making activities or other trading activities must deliver a prospectus in connection with a resale of the exchange notes and provide us with a signed acknowledgement of this obligation. A broker-dealer may use this prospectus, as amended or supplemented from time to time, in connection with resales of exchange notes received in exchange for outstanding notes where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities. The letter of transmittal states that by acknowledging its obligation and delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act. We have agreed that for a period of 180 days after the effective date of the Registration Statement we will make this prospectus available to broker-dealers for use in connection with any resale of the exchange notes.

Except as described in the prior paragraph, holders may not use this prospectus for an offer to resell, a resale or other retransfer of exchange notes. We are not making this exchange offer to, nor will we accept tenders for exchange from, holders of outstanding notes in any jurisdiction in which this exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of that jurisdiction.

Terms of the Exchange

Upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, which we refer to together in this prospectus as the “exchange offer,” we will accept any and all outstanding notes validly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date, as defined below. We will issue, on or promptly after the expiration date, an aggregate principal amount of up to $475.0 million of exchange notes for a like principal amount of outstanding notes tendered and accepted in connection with this exchange offer. Holders may tender all or some of their outstanding notes in connection with this exchange offer, but only in denominations of $2,000 and integral multiples of $1,000. This exchange offer is not conditioned upon any minimum amount of outstanding notes being tendered for exchange.

The terms of the exchange notes are identical in all material respects to the terms of the outstanding notes, except that the exchange notes:

•	will be registered under the Securities Act and therefore the exchange notes will not bear legends restricting their transfer under the Securities Act; and

•

will not be entitled to specified rights under the registration rights agreement, including the provisions providing for payment of additional interest in specified circumstances relating to this exchange offer.

The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under the same indenture and entitled to the same benefits under that indenture relating to the outstanding notes being exchanged. As of the date of this prospectus, $475 million in aggregate principal amount of the outstanding notes was outstanding. Outstanding notes accepted for exchange will be retired and cancelled and will not be reissued.

In connection with the issuance of the outstanding notes, we arranged for the outstanding notes to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. Except as described under “—Book-Entry Transfer,” we will issue the exchange notes in the form of a global note registered in the name of DTC or its nominee, and each beneficial owner’s interest in it will be transferable in book-entry form through DTC.

Holders of outstanding notes do not have any appraisal or dissenters’ rights in connection with this exchange offer. We intend to conduct this exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC.

Subject to customary conditions, we will accept any outstanding notes that are properly tendered and not validly withdrawn for exchange before 5:00 p.m., New York City time, on the expiration date. We will be considered to have accepted for exchange, and to have exchanged, validly tendered outstanding notes if, as and when we have given oral (promptly confirmed in writing) or written notice to that effect to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us.

If we do not accept any tendered outstanding notes for exchange because of an invalid tender, the occurrence of the other events described in this prospectus or otherwise, we will return these outstanding notes, without expense, to the tendering holder promptly after the expiration date of this exchange offer.

Holders who tender outstanding notes in this exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on exchange of outstanding notes in connection with this exchange offer. We will pay all charges and expenses, other than the applicable taxes described under “—Fees and Expenses,” in connection with this exchange offer.

If we successfully complete this exchange offer, any outstanding notes which holders do not tender or which we do not accept in this exchange offer will remain outstanding and continue to accrue interest. The holders of outstanding notes after this exchange offer in general will not have further rights under the registration rights agreement, including registration rights and any rights to additional interest. Holders wishing to transfer the outstanding notes would have to rely on exemptions from the registration requirements of the Securities Act or register the resale of the outstanding notes under the Securities Act or transfer such notes in a transaction that requires neither an exemption from nor registration under the requirements of the Securities Act.

Expiration Date; Extensions; Amendments

The expiration date for this exchange offer is 5:00 p.m., New York City time, on September 26, 2011. We may extend this expiration date in our sole discretion, subject to the requirement that we use commercially reasonable efforts to consummate this exchange offer by January 17, 2012 and subject to applicable law. If we so extend the expiration date, the term “expiration date” will mean the latest date and time to which we extend this exchange offer.

We reserve the right, in our sole discretion:

•	to delay accepting any outstanding notes, for example, to allow for the confirmation of tendered notes or for the rectification of any irregularity or defect in the tender of outstanding notes;

•	to extend this exchange offer;

•	to terminate this exchange offer if, in our sole judgment, any condition described below has not been satisfied; or

•	to amend the terms of this exchange offer in any manner.

We will give notice by press release or other written public announcement of any delay, extension or termination to the exchange agent. In addition, we will give, as promptly as practicable, oral or written notice regarding any delay in acceptance, extension or termination of the offer to the registered holders of outstanding notes. In the case of an extension, the announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. If we amend this exchange offer in a manner that we determine to constitute a material change, or if we waive a material condition, we will promptly disclose the amendment or waiver in a manner reasonably calculated to notify the holders of outstanding notes of the amendment or waiver, and extend the offer as required by law to cause this exchange offer to remain open for at least five business days following such notice.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination, amendment or waiver regarding this exchange offer, we have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Interest on the Exchange Notes

Interest on the exchange notes will accrue at the rate of 9.125% per annum on the principal amount, payable semiannually on January 15 and July 15, and such interest will be payable, together with accrued and unpaid interest on the outstanding notes accepted for exchange, beginning on the first payment date following the consummation of this exchange offer. Payment of interest on the outstanding notes commenced on July 15, 2011. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the note surrendered in exchange therefor or, if no interest has been paid on such surrendered note, from the original issue date of such surrendered note. Interest will continue to accrue on any outstanding notes that are not exchanged for exchange notes in this exchange offer.

Conditions to this Exchange Offer

Despite any other term of this exchange offer, we will not be required to accept for exchange, or exchange notes for, any outstanding notes and we may terminate or amend this exchange offer if at any time before the acceptance of those outstanding notes for exchange or the exchange of the exchange notes for those outstanding notes, if the exchange offer, or the making of any exchange by a holder, violates any applicable law, rule or regulation or any applicable interpretation of the Staff or any order of any governmental agency or court of competent jurisdiction.

The foregoing conditions are for our sole benefit. We may assert them regardless of the circumstances giving rise to any of these conditions, or waive them, in whole or in part at any time and from time to time in our sole discretion. Our failure to exercise any right at any time will not constitute a waiver of that right, and that right will be considered an ongoing right that we may assert at any time and from time to time. If we determine that a waiver of conditions materially changes this exchange offer, we will amend or supplement the prospectus, and extend this exchange offer, if appropriate, as described under “—Expiration Date; Extensions; Amendments.”

In addition, at a time when any stop order is threatened or in effect with respect to the Registration Statement or with respect to the qualification of the indenture under the Trust Indenture Act of 1939, as amended, we will not accept for exchange any outstanding notes tendered, and no exchange will be issued in exchange for any such outstanding notes.

If we are not permitted to consummate this exchange offer because this exchange offer is not permitted by applicable law, any applicable interpretation of the Staff or any order of any governmental agency or court of competent jurisdiction or in the event of other limited circumstances as set forth in the registration rights agreement, the registration rights agreement requires that we file a shelf registration statement to cover resales of the outstanding notes by the holders thereof who satisfy specified conditions relating to the provision of information in connection with the shelf registration statement.

Procedures for Tendering

Only a holder of outstanding notes may tender outstanding notes in this exchange offer. To tender outstanding notes in this exchange offer, a holder must:

•

complete, sign and date the accompanying letter of transmittal, or a copy of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver the letter of transmittal or copy to the exchange agent before the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, you must comply with one of the following:

•

the exchange agent must receive, before expiration of this exchange offer, a timely confirmation of book-entry transfer of outstanding notes being tendered into the exchange agent’s account at DTC according to the procedures for book-entry transfer and a properly transmitted agent’s message, as described below; or

•	the exchange agent must receive any corresponding certificate or certificates representing outstanding notes along with the letter of transmittal on or before the expiration date; or

•	the holder must comply, on or before the expiration date, with the guaranteed delivery procedures described below under “—Guaranteed Delivery Procedures.”

The tender of outstanding notes by a holder that is not withdrawn before the expiration date will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If less than all the outstanding notes held by a holder are tendered, the tendering holder should fill in the amount of outstanding notes being tendered in the specified box on the letter of transmittal. The entire amount of outstanding notes delivered or transferred to the exchange agent will be deemed to have been tendered unless otherwise indicated.

The method of delivery of outstanding notes, the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service, properly insured. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent before the expiration of this exchange offer. Delivery is complete when the exchange agent actually receives the items to be delivered. No letter of transmittal or outstanding notes should be sent to us, DTC, or any person other than the exchange agent. Delivery of documents to DTC in accordance with its procedures will not constitute delivery to the exchange agent.

Any beneficial holder whose outstanding notes are registered in the name of his or its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the beneficial holder’s behalf and comply with the instructions set forth in this prospectus and the letter of transmittal. If any beneficial holder wishes to tender on its own behalf, it must, before completing and executing the letter of transmittal and delivering its outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in its name; or

•	obtain a properly completed bond power from the registered holder.

The transfer of record ownership may take considerable time and may not be completed before the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, and as described in “—Withdrawal Rights,” must be guaranteed by an “eligible guarantor institution,” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the outstanding notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

An “eligible institution” is a firm or other entity which is identified as an “Eligible Guarantor Institution” in Rule 17Ad-15 under the Exchange Act, including:

•	a bank;

•	a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

•	a credit union;

•	a national securities exchange, registered securities association or clearing agency; or

•	a savings association.

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed therein, the outstanding notes must be endorsed or accompanied by a properly completed bond power which authorizes the person to tender the outstanding notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the outstanding notes. Signatures on such outstanding notes or bond powers must be guaranteed by an eligible institution (unless signed by an eligible institution). If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program, instead of physically completing and signing the accompanying letter of transmittal and delivering it to the exchange agent, may transmit their acceptance of this exchange offer electronically. They may do so by causing DTC to transfer the outstanding notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the accompanying letter of transmittal; and

•	the agreement may be enforced against that participant.

We will determine, in our sole discretion, all questions as to the validity, form, eligibility, including time of receipt, compliance with conditions, acceptance and withdrawal of tendered outstanding notes, which determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular tendered outstanding notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, holders must cure any defects or irregularities in connection with tenders of outstanding notes within a time period we will determine. Although we intend to notify holders of defects or irregularities relating to tenders of outstanding notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give this notification. We will not consider tenders of outstanding notes to have been made until these defects or irregularities have been cured or waived. The exchange agent will return any outstanding notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In addition, we reserve the right, as set forth under “—Conditions to this Exchange Offer,” to terminate this exchange offer.

By tendering, each holder represents to us, among other things, that:

•

if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that it acquired as a result of market-making or other trading activities, the holder acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes; however by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act;

•	the holder acquired exchange notes under this exchange offer in the ordinary course of its business;

•

the holder is not engaging in, does not intend to engage in, and has no arrangement or understanding with any person to participate in, the distribution of the exchange notes within the meaning of the Securities Act;

•

if the holder is a broker-dealer registered under the Exchange Act, or is participating in this exchange offer for the purpose of distributing the exchange notes, it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the exchange notes and cannot rely on the position of the Staff set forth in certain no-action letters described under “—Resale of Exchange Notes” above;

•

the holder understands that a secondary resale transaction described in the preceding clause above and any resales of exchange notes obtained by the holder in exchange for the outstanding notes acquired by the holder directly from us must be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the SEC, unless such notes are resold pursuant to an exemption from registration under the Securities Act;

•

the holder is not our “affiliate,” as defined in Rule 405 under the Securities Act, or an affiliate of any guarantor, or, if it is an affiliate, the holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable; and

•	the holder is not acting on behalf of any person or entity who could not truthfully make the foregoing representations.

Any broker-dealer that holds outstanding notes acquired for its own account as a result of market-making activities or other trading activities (other than outstanding notes acquired directly from us) may exchange those outstanding notes under this exchange offer; however, such broker-dealer may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the exchange notes the broker-dealer receives in this exchange offer. To date, the SEC has taken the position that broker-dealers may use a prospectus, such as this one, to fulfill their prospectus delivery requirements with respect to resales of the exchange notes received in an exchange such as the exchange under this exchange offer, if the outstanding notes for which the exchange notes they receive in the exchange were acquired for their own accounts as a result of market-making or other trading activities. Any profit on these resales of exchange notes and any commissions or concessions received by a broker-dealer in connection with these resales may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with this exchange offer and the exchange notes.

Book-Entry Transfer

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish an account with respect to the outstanding notes at DTC for the purpose of facilitating this exchange offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s DTC account in accordance with DTC’s Automated Tender Offer Program procedures for transfer. Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent’s account at DTC or all other documents required by the letter of transmittal to the exchange agent on or before the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

The following guaranteed delivery procedures are intended for holders who wish to tender their outstanding notes but:

•	their outstanding notes are not immediately available;

•	the holders cannot deliver their outstanding notes, the letter of transmittal, or any other required documents to the exchange agent on or before the expiration date; or

•	the holders cannot complete the applicable procedures under DTC’s Automated Tender Offer Program on or before the expiration date.

The conditions that must be met to tender outstanding notes through the guaranteed delivery procedures are as follows:

•	the tender must be made through an eligible institution;

•

before 5:00 p.m., New York City time, on the expiration date, the exchange agent must receive a properly completed and duly executed notice of guaranteed delivery in the form accompanying this prospectus from the eligible institution, by facsimile transmission, mail or hand delivery:

•

setting forth the name and address of the holder of the outstanding notes, the certificate number or numbers of the outstanding notes tendered and the principal amount of outstanding notes tendered for exchange;

•	stating that the tender is being made by guaranteed delivery;

•

guaranteeing that, within three NYSE trading days after the date of execution of the notice of guaranteed delivery, the letter of transmittal, or facsimile of the letter of transmittal, together with the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation and an agent’s message, and any other documents required by the letter of transmittal, will be deposited by such eligible institution with the exchange agent; and

•

the exchange agent must receive the properly completed and executed letter of transmittal, or facsimile of the letter of transmittal, as well as all certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation and an agent’s message, and any other documents required by the letter of transmittal, within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

You may withdraw tenders of outstanding notes at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by facsimile transmission or letter, of withdrawal at the address set forth below under “—Exchange Agent,” or

•	holders must comply with the appropriate procedures of DTC’s Automated Tender Offer Program.

To be effective, any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the certificate number or numbers and aggregate principal amount of the outstanding notes to be withdrawn;

•	include a statement that the person is withdrawing his election to have such outstanding notes exchanged;

•

be signed by the person who tendered the outstanding notes in the same manner as the original signature on the letter of transmittal by which such outstanding notes were tendered, including any required signature guarantees; and

•	specify the name in which the outstanding notes are to be re-registered, if different from that of the withdrawing holder.

If you delivered or otherwise identified certificated outstanding notes to the exchange agent, you must submit the serial numbers of the outstanding notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible institution, except in the case of outstanding notes tendered for the account of an eligible institution. See “—Procedures for Tendering” for further information on the requirements for guarantees of signatures on notices of withdrawal. If outstanding notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes, such notice of withdrawal must be delivered to the exchange agent and otherwise comply with the procedures of that facility. We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, for the withdrawal notices, and our determination, as well as our interpretation of the terms and conditions of the exchange offer (including the letter of transmittal) will be final and binding on all parties. Neither we, nor any of our affiliates or assigns, the exchange agent, nor any other person, is under any obligation to give notice of any irregularities in any notice of withdrawal, nor will any of us or them be liable for failing to give any such notice. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of this exchange offer and no exchange notes will be issued with respect to them unless the outstanding notes so withdrawn are validly retendered. Any outstanding notes which have been tendered but which are not accepted for exchange will be returned to the holder without cost to the holder promptly after withdrawal, rejection of tender, the expiration date or termination of this exchange offer. Properly withdrawn outstanding notes may be re-tendered by following one of the procedures described under “—Procedures for Tendering” at any time before the expiration date. In the case of outstanding notes tendered by book-entry transfer through DTC, the outstanding notes withdrawn will be credited to an account maintained with DTC.

Exchange Agent

We have appointed Wilmington Trust, National Association, as exchange agent for this exchange offer. You should direct questions and requests for assistance with respect to exchange offer procedures, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent. Holders of outstanding notes seeking to (1) tender outstanding notes in this exchange offer should send certificates for outstanding notes, letters of transmittal and any other required documents, or (2) withdraw such tendered outstanding notes (in accordance with the procedures described under “—Withdrawal Rights”) should send such required documentation to the exchange agent by hand-delivery, registered or certified first-class mail (return receipt requested), telecopier or any courier guaranteeing overnight delivery, as follows:

By Mail, Hand or Overnight Delivery:	By Facsimile:	For Information or Confirmation by Telephone:

Wilmington Trust, National Association c/o Wilmington Trust Company Corporate Capital Markets Rodney Square North 1100 North Market Street Wilmington, Delaware 19890-1626 Attention: Sam Hamed	Wilmington Trust, National Association c/o Wilmington Trust Company Attention: Sam Hamed Fax: (302) 636-4139	Wilmington Trust, National Association c/o Wilmington Trust Company Attention: Sam Hamed Phone: (302) 636-6181

If you deliver the letter of transmittal or any other required documents to an address or facsimile number other than as indicated above, your tender of outstanding notes will be invalid.

Fees and Expenses

The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of this exchange offer. These expenses include registration and filing fees, fees and disbursements of the trustee under the indenture, accounting and legal fees and printing costs, among others. We will not make any payments to brokers, dealers or other persons, other than the exchange agent, as described below, for soliciting tenders of the outstanding notes pursuant to this exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and its related reasonable out-of-pocket expenses, including accounting and legal fees and expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the outstanding notes and in handling or forwarding tenders for exchange for such beneficial owners.

Transfer Taxes

Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange offer. If, however:

•	exchange notes are to be delivered to, or issued or registered in the name of, any person other than the registered holder of the outstanding notes tendered; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with this exchange offer;

then the tendering holder must pay the amount of any transfer taxes due, whether imposed on the registered holder or any other persons. If the tendering holder does not submit satisfactory evidence of payment of these taxes or exemption from them with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the outstanding notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of this exchange offer. We intend to amortize the expenses of this exchange offer and exchange of the outstanding notes over the term of the exchange notes using the effective interest rate method.

Consequences of Failure to Exchange

Participation in this exchange offer is voluntary. In the event this exchange offer is completed, we will not be required to register the remaining outstanding notes. Remaining outstanding notes will continue to be subject to provisions of the indenture regarding transfer and exchange of the outstanding notes as well as the following restrictions on transfer:

•

holders may resell outstanding notes only if we register the outstanding notes under the Securities Act, if an exemption from registration is available, or if the transaction requires neither registration under nor an exemption from the requirements of the Securities Act; and

•	the remaining outstanding notes will bear a legend restricting transfer in the absence of registration or an exemption.

We do not currently anticipate that we will register any remaining outstanding notes under the Securities Act or under any state securities laws. To the extent that outstanding notes are tendered and accepted in connection with this exchange offer, any trading market for remaining outstanding notes could be adversely affected.

The exchange notes and any outstanding notes which remain outstanding after consummation of this exchange offer will vote together for all purposes as a single class under the indenture.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement, dated December 22, 2010, by and among us (as successor-in-interest to Merger Sub), the guarantors party thereto and the initial purchasers of the outstanding notes. We will not receive any proceeds from the issuance of the exchange notes under this exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes. The outstanding notes tendered in exchange for the exchange notes will be retired or canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

On December 22, 2010, Merger Sub issued and sold the outstanding notes. The proceeds from the offering of the outstanding notes, together with borrowings under the Senior Credit Facility and equity contributions from certain Carlyle affiliates, were used to fund payment of the Merger consideration and to pay related fees and expenses. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Carlyle Merger.”

CAPITALIZATION

The following table sets forth our cash and capitalization at June 30, 2011. This table should be read in conjunction with the information presented under the captions “Summary Historical and Unaudited Pro Forma Consolidated Financial Information,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Use of Proceeds” and the unaudited condensed consolidated financial statements and related notes included elsewhere in this prospectus.

As of June 30, 2011
(Unaudited) (in thousands)
Cash	$143.7

Senior Credit Facility (1):
Term loan facility	1,008.1
Revolving credit facility (2)	—
Notes	475.0
Other indebtedness, including capital leases	0.6

Total debt	1,483.7
Total equity	1,179.4

Total capitalization	$2,663.1

(1)	For a description of our Senior Credit Facility, see “Description of Senior Credit Facility.”
(2)

Our revolving credit facility provides for aggregate borrowings of up to $150.0 million. As of June 30, 2011, we had $148.1 million of unused commitments under our revolving credit facility, including an outstanding Euro letter of credit of $1.9 million, which is considered a reduction against available borrowings under our revolving credit facility.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information has been derived from our audited financial statements for the year ended December 31, 2010 and unaudited condensed consolidated financial statements for the six months ended June 30, 2011 included elsewhere in this prospectus. The unaudited pro forma condensed consolidated statements of operations have been adjusted to give effect to the Transactions as if these events occurred on January 1, 2010. The pro forma adjustments are based on the best information available and certain assumptions that management believes are reasonable under the circumstances. The assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated financial information is presented for illustrative and informative purposes only and is not intended to represent or be indicative of what our results of operations or financial position would have been had the Transactions actually occurred on the date indicated. The unaudited pro forma condensed consolidated financial information should be read in conjunction with the information contained in “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited financial statements included elsewhere herein. The unaudited pro forma condensed consolidated financial information also should not be considered representative of our future results of operations or financial position.

The Merger has been accounted for as an acquisition of Syniverse. Under the acquisition method of accounting, the purchase price is allocated to the tangible and intangible assets acquired and liabilities assumed based on their respective fair market values, with any excess purchase price allocated to goodwill. The pro forma purchase price allocation was based on estimates of the fair market value of the tangible and intangible assets and liabilities of Syniverse as described in Note 23 of Notes to Consolidated Financial Statements included elsewhere in this prospectus. As of the date of this prospectus, the valuation studies necessary to determine the fair market value of the assets and liabilities acquired and the related allocations of purchase price are preliminary. A final determination of fair values will be based on the actual net tangible and intangible assets that exist as of the closing date of the Transactions. The final purchase price allocation will be based, in part, on third party appraisals and may be different from that reflected in the pro forma purchase price allocation and this difference may be material.

The unaudited pro forma condensed consolidated statements of operations do not reflect any non-recurring charges directly related to the Transactions that we have incurred related to the closing of the Transactions. These non-recurring charges are further described in the accompanying notes to the unaudited pro forma condensed consolidated financial information and include: (1) transaction-related costs (including fees payable to Carlyle) such as financial advisory, legal and regulatory filing fees and financing fees for a bridge commitment and (2) amounts paid to employees to settle employee stock options and restricted stock awards in connection with the closing of the Merger.

SYNIVERSE HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2010

	Syniverse Holdings, Inc. Historical	Transactions Pro Forma Adjustments		Syniverse Holdings, Inc. Pro Forma
	(in thousands)
Revenues	$650,199	$—		$650,199

Costs and expenses:
Cost of operations (excluding depreciation and amortization shown separately below)	245,673	—		245,673
Sales and marketing	58,929	—		58,929
General and administrative	98,168	(1,313	)(a)(b)	96,855
Depreciation and amortization	75,869	111,083	(c)	186,952
Restructuring	1,962	—		1,962

	480,601	109,770		590,371

Operating income	169,598	(109,770)		59,828
Other income (expense), net:
Interest income	99	—		99
Interest expense	(27,137)	(79,336	)(d)	(106,473)
Other, net	2,787	—		2,787

	(24,251)	(79,336)		(103,587)

Income (loss) before provision for (benefit from) income taxes	145,347	(189,106)		(43,759)
Provision for (benefit from) income taxes	52,728	(74,002	)(e)	(21,274)

Net income (loss)	92,619	(115,104)		(22,485)
Net (loss) attributable to noncontrolling interest	(1,573)	—		(1,573)

Net income (loss) attributable to Syniverse Holdings, Inc.	$94,192	$(115,104)		$(20,912)

See accompanying notes to unaudited pro forma condensed consolidated financial information.

SYNIVERSE HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2011

	2011		Transactions Pro Forma Adjustments		Syniverse Holdings, Inc. Pro Forma
	Successor Historical	Predecessor Historical
		(in thousands)
Revenues	$347,761	$22,014	$—		$369,775

Costs and expenses:
Cost of operations (excluding depreciation and amortization shown separately below)	124,750	9,274	—		134,024
Sales and marketing	29,223	2,376	—		31,599
General and administrative	43,186	3,664	117	(a)	46,967
Depreciation and amortization	93,273	2,720	2,780	(c)	98,773
Restructuring and management termination benefits	1,777	—	—		1,777
Merger expenses	40,549	47,203	(87,752	)(b)	—

	332,758	65,237	(84,855)		313,140

Operating income (loss)	15,003	(43,223)	84,855		56,635
Other income (expense), net:
Interest income	44	—	—		44
Interest expense	(59,238)	(859)	4,418	(d)	(55,679)
Other, net	515	(349)	—		166

	(58,679)	(1,208)	4,418		(55,469)

Income (loss) before provision for (benefit from) income taxes	(43,676)	(44,431)	89,273		1,166
Provision for (benefit from) income taxes	(14,601)	(13,664)	28,447	(e)	182

Net income (loss)	(29,075)	(30,767)	60,826		984
Net income (loss) attributable to noncontrolling interest	1,221	(3)	—		1,218

Net income (loss) attributable to Syniverse Holdings, Inc.	$(30,296)	$(30,764)	$60,826		$(234)

See accompanying notes to unaudited pro forma condensed consolidated financial information.

SYNIVERSE HOLDINGS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL INFORMATION

(in thousands)

(a) This adjustment reflects the impact of the annual management fee owed to Carlyle. See “Certain Relationships and Related Party Transactions.” The annual management fee is $3,000, which is included in the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2010. The adjustment is $117 for the six months ended June 30, 2011 to record the portion of the management fee that would have been payable for the period prior to the completion of the Merger extending from January 1 through January 12.

(b) This adjustment eliminates historical expenses incurred in connection to the Merger due to the non-recurring nature of these expenses. Accordingly, $4,313 of expenses principally comprised of legal and financial advisory fees were eliminated from the general and administrative costs in the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2010. For the six months ended June 30, 2011, $87,752 of costs was eliminated in the unaudited pro forma condensed consolidated statement of operations. Predecessor period Merger expenses consist of stock-based compensation of $29,162 related to the acceleration of the existing equity awards in connection with the Merger, advisory costs of $15,690 and professional services costs including legal, tax and audit services of $2,351. Successor period Merger expenses consist of advisory costs of $35,023, of which a portion relates to the transaction fee and expenses paid to Carlyle, and legal, accounting and insurance costs of $5,526.

(c) This adjustment reflects the estimated incremental depreciation and amortization expense based on the preliminary estimates of fair value and useful lives of property and equipment, capitalized software and identified finite-lived intangible assets.

A summary of the adjustment to reflect the fair value and useful lives of property and equipment and the related incremental effects of the adjustments to depreciation expense, which is calculated on a straight-line basis, is as follows:

			Depreciation
	Estimated Fair Value	Useful Life (years)	Year Ended December 31, 2010	Six Months Ended June 30, 2011
Computers and equipment	$54,956	1-5	$(1,644)	$(29)
Furniture and fixtures	954	1-6	397	4
Leasehold improvements	9,949	2-15	468	15
Construction in progress	15,114		—	—

Total property and equipment	$80,973		$(779)	$(10)

A summary of the adjustment to reflect the fair value and useful lives of capitalized software and the related incremental effects of the adjustments to amortization expense, which is calculated on a straight-line basis, is as follows:

			Amortization
	Estimated Fair Value	Useful Life (years)	Year Ended December 31, 2010	Six Months Ended June 30, 2011
Capitalized software	$28,205	1-3	$4,194	$67
Developed technology	205,400	3-7	31,475	1,034

Total capitalized software	$233,605		$35,669	$1,101

A summary of the adjustment to reflect the fair value and useful lives of finite-lived intangible assets and the related incremental effects of the adjustments to amortization expense is as follows:

			Amortization
	Estimated Fair Value	Amortization Period (years)	Year Ended December 31, 2010	Six Months Ended June 30, 2011
Customer relationships	$608,500	5-10	$118,678	$3,130
Covenant not to compete	281	3	94	3

Total finite-lived intangible assets	$608,781		$118,772	$3,133

Customer relationships are amortized on a pattern of consumption basis of the expected benefits to be realized. The pattern of consumption is determined primarily based on forecasted cash flows, which includes estimates for the revenues, expenses and customer attrition. The covenant not to compete is amortized on a straight-line basis.

A summary of the effects of the adjustments described above that impact depreciation and amortization expense for the pro forma periods is as follows:

	Year Ended December 31, 2010	Six Months Ended June 30, 2011
Estimated depreciation and amortization expense	$153,662	$4,224
Elimination of historical depreciation and amortization expense	(42,579)	(1,444)

Incremental depreciation and amortization expense	$111,083	$2,780

(d) This adjustment reflects (1) the interest expense incurred under our Senior Credit Facility and the outstanding notes, which includes the unused line fees under our revolving credit facility; (2) the amortization of debt issuance costs capitalized associated with the newly-issued debt as computed below; (3) the elimination of interest expense related to certain long-term debt obligations of Syniverse that were repaid and discharged upon consummation of the Merger; (4) the elimination of amortization of debt issuance costs related to pre-existing debt of Syniverse written off as of the closing date of the Merger; and (5) the elimination of interest costs relating to an unused bridge loan financing cost. The interest rate for outstanding borrowings under our Senior Credit Facility was 5.25% at June 30, 2011. A change in the interest rate of one-eighth of one percent for our Senior Credit Facility would change our annual interest expense by approximately $1,273 and our annual net income by approximately $497. The interest rate for the outstanding notes is 9.125%. Debt issuance costs are amortized over the life of the related debt using the effective interest method.

A summary of the effects of the adjustments on interest expense are as follows:

	Year Ended December 31, 2010	Six Months Ended June 30, 2011
Estimated interest expense related to Senior Credit Facility	$(54,354)	$(1,794)
Estimated interest expense related to outstanding notes	(43,344)	(1,445)
Estimated amortization of capitalized debt issuance costs and debt discounts	(8,653)	(279)
Elimination of interest expense for borrowings repaid and discharged at the closing of the Merger	25,300	755
Elimination of the effects on interest expense for the write-off of unamortized debt issuance costs on pre-existing debt	1,715	56
Elimination of unused bridge loan financing cost	—	7,125

Net (decrease) increase in interest expense	$(79,336)	$4,418

(e) This adjustment reflects the tax effect of the pro forma adjustments described in Notes (a) through (d) above based on Syniverse’s statutory tax rate of 39.1% for the year ended December 31, 2010 and 31.9% for the six months ended June 30, 2011.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth our selected historical consolidated financial information. The selected historical consolidated balance sheet data as of December 31, 2010, 2009, 2008, 2007 and 2006 and the historical summary consolidated statements of operations data for the years ended December 31, 2010, 2009, 2008, 2007 and 2006, have been derived from our audited consolidated financial statements. The consolidated financial statements as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010 and notes thereto appear elsewhere in this prospectus. The selected consolidated financial data for the period January 13, 2011 through June 30, 2011 (Successor) and January 1, 2011 through January 12, 2011 (Predecessor) and the six months ended June 30, 2010 (Predecessor), have been derived from our unaudited interim consolidated financial statements appearing elsewhere in this prospectus. The unaudited interim consolidated financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of our management, include all adjustments necessary for a fair presentation of the information set forth herein. Interim financial results are not necessarily indicative of results that may be expected for the full fiscal year or any future reporting period.

Our selected historical consolidated financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus.

Successor	Predecessor
Period from January 13 to June 30, 2011	Period from January 1 to January 12, 2011	Six Months Ended June 30, 2010	Year Ended December 31,

2010	2009	2008	2007	2006
(in thousands)
Statement of Operations Data (1):

Revenues	$347,761	$22,014	$307,821	$650,199	$482,991	$506,356	$377,524	$337,019

Costs and expenses:
Cost of operations (excluding depreciation and amortization shown separately below)	124,750	9,274	116,149	245,673	172,950	165,236	137,520	134,641
Sales and marketing	29,223	2,376	26,308	58,929	38,789	45,549	30,637	25,446
General and administrative	43,186	3,664	46,389	98,168	74,502	79,241	56,937	58,508
Depreciation and amortization (2)	93,273	2,720	37,284	75,869	60,397	55,344	42,867	41,172
Restructuring and management termination benefits (3)	1,777	—	—	1,962	2,583	(29)	2,211	1,006
Merger expenses (4)	40,549	47,203	—	—	—	—	—	—

332,758	65,237	226,130	480,601	349,221	345,341	270,172	260,773

Operating income (loss)	15,003	(43,223)	81,691	169,598	133,770	161,015	107,352	76,246
Other income (expense), net:
Interest income	44	—	52	99	323	1,894	2,049	1,824
Interest expense	(59,238)	(859)	(13,656)	(27,137)	(28,890)	(37,246)	(25,603)	(27,328)
Loss on extinguishment of debt	—	—	—	—	—	—	—	(924)
Other, net	515	(349)	804	2,787	939	(402)	(69)	332

(58,679)	(1,208)	(12,800)	(24,251)	(27,628)	(35,754)	(23,623)	(26,096)

Income (loss) before provision for (benefit from) income taxes	(43,676)	(44,431)	68,891	145,347	106,142	125,261	83,729	50,150
Provision for (benefit from) income taxes	(14,601)	(13,664)	26,826	52,728	40,465	46,797	31,310	(39,574)

Net income (loss)	(29,075)	(30,767)	42,065	92,619	65,677	78,464	52,419	89,724
Net income (loss) attributable to noncontrolling interest	1,221	(3)	(559)	(1,573)	(590)	—	—	—

Net income (loss) attributable to Syniverse Holdings, Inc.	$(30,296)	$(30,764)	$42,624	$94,192	$66,267	$78,464	$52,419	$89,724

Balance Sheet Data (at end of period):
Cash	$143,696	$239,290	$120,724	$219,456	$91,934	$165,605	$49,086	$26,704
Property and equipment, net	80,285	81,313	74,191	82,230	64,315	50,251	43,856	42,880
Total assets	3,031,415	1,464,311	1,306,227	1,420,826	1,309,724	1,199,834	1,107,550	784,147
Total debt	1,483,144	497,555	492,086	499,581	512,464	513,813	522,935	311,561
Total equity	1,179,363	726,490	650,680	722,481	621,154	535,842	470,792	414,794
Other Financial Data:
Net cash provided by (used in):
Operating activities	$34,515	$11,839	$57,478	$182,845	$142,373	$163,972	$121,262	$97,811
Investing activities	(2,759,386)	—	(28,456)	(58,026)	(215,256)	(41,642)	(301,953)	(63,683)
Financing activities	2,626,307	7,980	3,795	8,838	1,317	(903)	202,275	(57,052)
Capital expenditures	(26,265)	—	(27,959)	(57,529)	(37,654)	(40,819)	(27,665)	(19,921)
Other Financial and Operating Data:
Ratio of earnings to fixed charges (5)	—	—	5.69	x	6.00	x	4.50	x	4.25x	4.14	x	2.77	x

(1)	Results include the following acquisitions in the respective periods subsequent to the acquisition date: ITHL acquisition completed in June 2006, BSG Wireless acquisition completed in December 2007, VM3 acquisition completed in October 2009 and the Merger.
(2)	Depreciation and amortization amounts exclude accretion of debt discount and amortization of deferred finance costs, which are both included in interest expense in the statement of operations data.
(3)	Restructuring expense is comprised primarily of severance benefits associated with our cost rationalization initiatives, which were implemented as follows:

•	In August 2006, we completed a restructuring plan in our operations and marketing groups, resulting in the termination of 30 employees and $0.7 million in severance related costs.

•

In January 2007, we completed a restructuring plan closing our Oklahoma office resulting in the elimination of certain executive positions, the termination of 10 employees and $0.7 million in severance related costs. In June 2007, we completed a restructuring plan affecting our technology development and support groups resulting in the elimination of 56 employees and $0.6 million in severance related costs. During the third and fourth quarter of 2007, we experienced a higher than expected level of attrition among employees impacted by the offshoring plan resulting in a reduction of our severance costs of $0.4 million. In addition, we terminated the lease of our corporate aircraft in June 2007 as a result of the early termination we recorded of $1.4 million in restructuring costs.

•

In December 2009, we completed a restructuring plan to reduce our workforce in Asia Pacific to better align our operating costs to the economic environment and eliminated certain redundant positions in Europe and North America. As a result of this plan, we incurred severance related costs of $2.6 million.

•	In December 2010, we completed a restructuring plan primarily to realign certain senior management functions. As a result of this plan, we incurred severance related costs of $2.0 million.

•

In June 2011, we implemented a restructuring plan primarily to realign certain sales management positions. As a result of this plan, we incurred severance related costs of $0.7 million through June 30, 2011. In addition, effective July 1, 2011, our former Chief Executive Officer and President, Tony G. Holcombe, retired from the Company. In conjunction with his retirement, we have incurred employee termination benefits of $1.1 million.

(4)	Reflects items associated with the Transactions, such as legal, advisory and investment banker fees and accelerated stock-based compensation expense.
(5)	Earnings consist of income before income taxes. Fixed charges consist of interest on borrowings, amortization of deferred financing costs and debt discounts and an estimated interest factor on operating leases. For the period from January 13, 2011 through June 30, 2011, earnings were insufficient to cover fixed charges by $43.7 million. For the period from January 1, 2011 through January 12, 2011, earnings were insufficient to cover fixed charges by $44.4 million.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations covers periods before and after the Merger and the related Transactions. Accordingly, the discussion and analysis of periods prior to January 13, 2011 do not reflect the significant impact that the Transactions have had on us, including increased levels of indebtedness and the impact of purchase accounting. However, the general nature of our operations was not impacted by the Transactions. As such, for comparative purposes we will discuss changes between the six months ended June 30, 2011 and June 30, 2010 without reference to the effects of the Predecessor and Successor periods, which is consistent with the manner in which management evaluates the results of operations. Effects of the Transactions will be discussed where applicable. In addition, the statements in the discussion and analysis regarding industry outlook, our expectations regarding the performance of our business and other forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described elsewhere in this prospectus. Our actual results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with the sections entitled “Risk Factors,” “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Selected Historical Consolidated Financial Data” and the historical audited and unaudited consolidated financial statements, including the related notes, appearing elsewhere in this prospectus. All references to years, unless otherwise noted, refer to our fiscal years, which end on December 31.

Carlyle Merger

On January 13, 2011 we consummated a Merger with an affiliate of Carlyle under which the Carlyle affiliate acquired 100% of our equity for a net purchase price of $2,493.8 million. The purchase price was funded through the net proceeds of our Senior Credit Facility of $1,025.0 million, the issuance of $475.0 million of the outstanding notes and a cash equity contribution of $1,200.0 million from Holdings. For additional discussion of the Transactions, see Note 4 to our unaudited condensed consolidated financial statements, included elsewhere in this prospectus.

As a result of the Merger and the application of purchase accounting, our assets and liabilities were adjusted to their preliminary fair market values as of January 13, 2011, the closing date of the Merger. In addition, we incurred certain Merger related expenses during the six months ended June 30, 2011.

Specifically, we had an increase in our depreciation and amortization primarily due to the increased carrying value of our intangible assets. Additionally, the excess of the total purchase price over the fair value of our assets and liabilities at closing was allocated to goodwill. The preliminary assessment of the fair value of our assets indicated that the value of our intangible assets and goodwill increased significantly.

The purchase price allocation is subject to changes in:

•	The fair value of working capital and other assets and liabilities on the effective date;

•	Completion of an appraisal of assets acquired and liabilities assumed; and

•	Identification of intangible assets.

The preliminary purchase price allocation will be adjusted based on the completion of an appraisal of assets acquired and liabilities assumed and may differ materially from the estimated allocation. Amounts allocated to finite-lived intangible assets will be subject to amortization over the useful life of the asset. The indefinite-lived intangible assets are subject to impairment testing. Additionally, as discussed below in “—Liquidity and Capital Resources” we incurred significant indebtedness in connection with the consummation of the Merger, and our total indebtedness and related interest expense will be significantly higher than prior to the Merger.

Overview

We are a leading global provider of mission-critical business and technology services for the wireless telecommunications industry. For over 20 years, we have served as an integral third-party intermediary in the industry. Our product offerings include essential roaming clearing house and financial settlement services; text and multimedia message delivery services; and applications for facilitating network connectivity between mobile operators. The network footprint of most mobile operators is limited to their home geographies. As a result, mobile operators must interact with one another to provide the seamless coverage and services that their subscribers expect throughout the world. Mobile operators rely on us to facilitate these interactions with other operators because of our broad suite of transaction-based services, substantial technical and innovative expertise, global reach, high quality customer support and reliability.

In today’s highly competitive wireless industry, a key priority for the roughly 1,100 mobile operators around the world is to offer uninterrupted network coverage to, and seamless wireless connectivity for, subscribers. When subscribers connect using their own mobile operator’s network or with other subscribers of the same mobile operator, this objective is more readily achieved. However, when subscribers roam on other operators’ networks or connect with subscribers of a different mobile operator, new layers of complexity are introduced as a result of varying and often incompatible technologies, networks and devices. The latter scenario requires physical connections between operators’ networks and numerous agreements that govern these interactions. We believe it is often impractical, costly and inefficient for mobile operators to connect directly for certain data and transaction types, such as roaming, which makes it important to have a neutral and trusted third-party intermediary, such as us, interfacing between mobile operators. In addition, mobile operators use us as an intermediary to avoid sharing subscriber data with other mobile operators with whom they often compete.

We clear, route, translate and transport over a billion roaming and inter-carrier transactions on average each day. A “transaction” is generated by, among other things, an individual phone call, a text or multi-media message that is sent or received, or the initiation of a mobile data session between different operators’ networks. We also have a secure physical network infrastructure, consisting of 14 data centers and 14 network points-of-presence worldwide, for the connections between mobile operators required to complete these transactions. Our Network services provide connectivity to mobile operators and other telecommunications providers, allow subscribers to keep (or “port”) their phone numbers when switching mobile operators, and allow subscribers to utilize caller identification (“caller ID”) services. Our Messaging services allow mobile operators’ subscribers to send text and multimedia messages to other mobile operators’ subscribers and also facilitate text and multimedia messaging between enterprises and their customers. Through the use of our Roaming services by mobile operators, subscribers are able to make phone calls, send text and multimedia messages, and email and browse the internet while roaming on another mobile operator’s network.

We generate the majority of our revenues on a per-transaction basis, often generating multiple transactions from a single subscriber call, text message or data session. Demand for transactions is driven primarily by wireless subscriber growth, the frequency of subscriber roaming activity, the volume of wireless voice calls and data sessions, the number of Short Messaging Service (“SMS”) and Multimedia Messaging Service (“MMS”) messages exchanged and subscriber adoption of new wireless data services.

Services

We provide an integrated suite of mission-critical Network, Messaging and Roaming services for our customers, which are primarily utilized when mobile operators need to interact with one another. Most of our customers use multiple services from us, often spanning two or more of our service offerings. We have reevaluated our portfolio of product offerings and effective January 1, 2011 we have shifted certain products between our service offerings. These changes primarily impacted the Network services and Roaming services offerings. All prior periods have been recast under the new alignment for comparative purposes.

Our primary service offerings are as follows:

Network services. We offer Network services to both traditional and non-traditional mobile operators, which allow phone calls to connect and messages to be delivered. By providing mobile operators with connectivity to other networks, we allow them to avoid the cost and complexity of managing individual network connections to multiple operators. Network services includes interstandard roaming solutions, Mobile Data Roaming (“MDR”) services for Code Division Multiple Access (“CDMA”) operators, call setup and tear down, Signaling System 7 (“SS7”) solutions, internet protocol (“IP”) platform solutions, database services and number portability services. Interstandard roaming solutions and MDR revenues vary based on the number or size of data/messaging records provided to us by our customers for aggregation, translation and distribution among operators. These two services have historically been reported within our Roaming services offering and were realigned on January 1, 2011. Call setup refers to the process of retrieving and processing the routing information for a phone number when a call is placed, setting up a channel on which the call can take place and “tearing” down the call upon its completion. Our SS7 solutions provide a cost effective connectivity to other networks, thereby avoiding the cost and complexity of managing individual network connections with multiple operators. IP platform solutions enable the management, prioritization and transmission of data between mobile operator networks to support roaming for smartphones and other mobile data devices. Other network services offered allow mobile operators to provide number portability and caller ID services to their subscribers.

Messaging services. We provide mobile operators with routing, translation and delivery services for SMS and MMS messages sent from one operator’s network to another. While mobile operators have routing and delivery capabilities for subscribers within their own network, they do not generally have an efficient way to directly route and deliver messages to other operators’ networks as this would require a direct connection with each of over a thousand mobile operators throughout the world, as well as sophisticated translation capabilities between numerous mobile standards. Once one of our customers has determined that an SMS or an MMS message needs to be delivered outside of its network, the message is sent to us. From there, we determine where the message is going, translate the message so it can be read by the receiving network and deliver it. This is known as Peer-to-Peer (“P2P”) messaging. As part of our enterprise messaging business, known as Application-to-Peer (“A2P”) messaging, we provide enterprise customers with routing, translation and delivery services for direct communication with their customers and employees via SMS and MMS alerts. Our Messaging revenues are typically generated on a per-transaction (or per-message) basis and paid to us by the customer on whose network the message originated.

Roaming services. We operate the largest roaming clearing house in the world and process hundreds of billions of roaming transactions each year. A roaming transaction is generated whenever a subscriber from one mobile operator makes or receives a call, sends or receives an SMS or MMS message, or initiates a data session, in each case, while roaming on another operator’s network. Subscribers typically roam in places where their home operator’s network coverage is relatively limited or non-existent. In order to provide seamless global coverage, mobile operators enter into roaming agreements with one another to provide access for their subscribers to other operators’ networks offering superior coverage in a given geography. When its subscribers roam, the home operator must pay the visited operator for use of the network. Through our clearing house, we clear and settle roaming transactions generated by calls, messages and data sessions initiated by the home operator’s subscriber while roaming on the visited operator’s network. The information we provide determines the amount of roaming charges owed by one mobile operator to another. Revenues are paid to us by the visited operator who ultimately bills the home operator for use of its network. In addition to this core service, we provide mobile operators a number of other value-added services, including roaming data analytics, roaming agreement management and financial settlement services. Our Roaming revenues are typically generated on a per-transaction basis.

Other services. We provide technology turn-key solutions, including operator solutions for number portability readiness, prepaid applications, interactive video, value-added roaming services and mobile broadband solutions, also known as our ITHL business. Our ITHL business provides software services to customers primarily in the Asia Pacific region.

Executive Overview

Financial Highlights for Six Months Ended June 30, 2011

For the six months ended June 30, 2011, revenues increased $62.0 million, or 20.1%, to $369.8 million from $307.8 million for the six months ended June 30, 2010. Operating expenses increased $23.6 million primarily due to higher cost of operations driven by higher variable and data processing costs including message termination fees, higher headcount related expenses, network infrastructure capacity upgrades and increased software maintenance and support costs. Depreciation and amortization expenses increased $58.7 million to $96.0 million for the six months ended June 30, 2011 from $37.3 million for the same period in 2010. The increase was primarily driven by the higher intangible assets recorded in purchase accounting for the Merger. Restructuring and management termination benefits expenses were $1.8 million for the six months ended June 30, 2011 and resulted from the June 2011 restructuring plan for the termination of certain sales management positions and the retirement of our former Chief Executive Officer for the related employee termination benefits. Operating income (loss) decreased $109.9 million to a ($28.2) million loss for the six months ended June 30, 2011 from $81.7 million income for the same period in 2010. The change in operating income (loss) was primarily driven by the effects of the Merger. Specifically, the Merger resulted in increased intangible amortization expense as well as increased interest expense as a result of our increased indebtedness.

Financial Highlights for Fiscal Year Ended 2010

For the year ended December 31, 2010, revenues increased $167.2 million, or 34.6%, to $650.2 million from $483.0 million for the same period in 2009. The revenue increase was driven by increases in our Network, Messaging and Roaming services, partially offset by a decline in our Other services. Operating expenses increased $116.5 million primarily due to higher cost of operations driven by costs associated with our acquisition of VM3, higher performance-based compensation and higher data processing costs. Depreciation and amortization expenses increased $15.5 million to $75.9 million for the year ended December 31, 2010 from $60.4 million for the same period in 2009. The increase was primarily driven by the higher amortization of acquired intangible assets from our acquisition of VM3. Restructuring expenses were $2.0 million for the year ended December 31, 2010 resulting from the December 2010 restructuring plan. Operating income increased $35.8 million to $169.6 million for the year ended December 31, 2010 from $133.8 million for the same period in 2009. Net income increased $26.9 million, or 41.0%, to $92.6 million for the year ended December 31, 2010 from $65.7 million for the same period in 2009.

Acquisitions

Acquisition of VM3

On October 23, 2009, we acquired the stock of VeriSign ICX Corporation and certain other assets associated with VeriSign’s Inter-Carrier Gateway, Premium Messaging Gateway, PictureMail Service and Mobile Enterprise Solutions businesses for cash proceeds of $175.0 million including a final working capital adjustment of $0.5 million, which was paid subsequent to December 31, 2009. As of December 31, 2010, we had incurred $3.6 million of acquisition-related costs which are included in general and administrative expenses.

Through the acquisition of VM3, we expanded our Messaging operations to achieve the scale, reach and capabilities to provide mobile operators with new service offerings to meet customers’ growing need for Messaging services.

Acquisition of Wireless Solutions International

On May 15, 2009, we acquired certain assets of Wireless Solutions International (“WSI”) for a purchase price of $3.5 million. The acquisition was funded by a cash payment from our existing cash balances and common stock. We believe the acquisition of this Global System for Mobile Communication Association (GSMA)-certified roaming hub provider has broadened our roaming portfolio.

Business Developments

India Number Portability Services

In February 2009, we entered into a joint venture agreement to implement number portability services in India. This joint venture was awarded the license for Zone 1, which includes the service areas of Delhi, Mumbai and nine other areas. We expect to provide India’s telecommunications operators with number portability clearing house and centralized database solutions until March 2019. Number portability services in Zone 1, which had previously been delayed by the Indian telecommunications regulatory authority, were fully launched on January 20, 2011.

2008 Events Affecting 2009

During 2008, we became aware of several developments that impacted our growth rates in 2009. These developments include the Alltel/Sprint Nextel insourcing initiative, the Verizon Wireless acquisition of Alltel and the Verizon Wireless renewal of its contract with us. Each of these developments is described below.

Alltel/Sprint Nextel Insourcing Initiative

In order to manage the expense associated with the significant volume growth in mobile data, Alltel and Sprint Nextel directly connected their IP backbone networks in January 2009. Thus, they no longer used Syniverse as a third party intermediary to manage the connectivity and exchange of billing records between their mobile data roaming platforms. Our revenues and net income for 2009 include the impact of this insourcing initiative from the January 2009 effective date.

Verizon Wireless Acquisition of Alltel

Verizon Wireless completed its acquisition of Alltel in January 2009. The impact of the combination of these two customers on us ranged across a variety of services, and affected revenues we receive not only from Verizon Wireless and Alltel, but from other roaming partners as well. We believe that all of the expected impact of the integration was realized by December 31, 2009.

Verizon Wireless Renewal

Effective September 30, 2008, we extended our contract with Verizon Wireless for three years at reduced prices. Verizon Wireless uses a large suite of services, for its data clearing and roaming operations—products such as MDR, data clearing house, Visibility, UniRoam and a number of other services. The terms and pricing under Verizon Wireless’s 2008 contract remain transaction-based and have primarily affected Roaming and Network services. The contract is eligible for renewal effective September 2011.

Revenues

Most of our revenues are transaction-based charges under long-term contracts, typically with terms averaging three years in duration. From time to time, if a contract expires and we have not previously negotiated a new contract or renewal with the customer, we continue to provide services on a month to month billing schedule under the terms of the expired contract as we negotiate new agreements or renewals. Most of the services and solutions we offer to our customers are based on applications, network connectivity and technology platforms owned and operated by us. We generate our revenues through the sale of our Network, Messaging, Roaming and Other services to telecommunications operators and enterprise customers throughout the world. Generally, there is a slight increase in wireless roaming telephone usage and corresponding revenues in the high-travel months of our second and third fiscal quarters.

Future increases or decreases in revenues are dependent on many factors, such as industry subscriber growth, subscriber habits, and volume and pricing trends, with few of these factors known in advance. From time to time, specific events such as customer contract renewals at different terms, a customer contract termination, a customer’s decision to change technologies or to provide solutions in-house, or a consolidation of operators will be known to us and then we can estimate their impact on our revenues.

Costs and Expenses

Our costs and expenses consist of cost of operations, sales and marketing, general and administrative, depreciation and amortization, restructuring and management termination benefits and Merger expenses.

•

Cost of operations includes data processing costs, network costs, revenue share service provider arrangements, facilities costs, hardware costs, licensing fees, personnel costs associated with service implementation, training and customer care and off-network database query charges.

•	Sales and marketing includes personnel costs, advertising costs, trade show costs and relationship marketing costs.

•

General and administrative includes research and development expenses, a portion of the expenses associated with our facilities, business development expenses, and expenses for executive, finance, legal, human resources and other administrative departments and professional service fees relating to these functions. Our research and development expenses, which are primarily personnel, relate to technology creation, enhancement and maintenance of new and existing services.

•

Depreciation and amortization relate primarily to our property and equipment including our SS7 network, computer equipment, infrastructure facilities related to information management, capitalized software and other intangible assets recorded in purchase accounting.

•	Restructuring and management termination benefits represents termination costs including severance, benefits and other related employee costs.

•

Merger expenses includes stock-based compensation related to the acceleration of the existing equity awards in connection with the Merger, advisory costs, professional services costs including legal, tax and audit services, insurance costs and transaction fees and expenses paid to Carlyle incurred in connection with the Transactions.

Consolidated Results of Operations

Comparison of the six months ended June 30, 2011 and the six months ended June 30, 2010

	Combined Predecessor & Successor	% of Revenues	Successor		Predecessor				2011 vs. 2010 $	Change %
	Six months ended June 30, 2011		Period from January 13 to June 30, 2011	% of Revenues	Period from January 1 to January 12, 2011	% of Revenues	Six months ended June 30, 2010	% of Revenues
	(dollars in thousands)
Revenues:
Network services	$157,601	42.6%	$148,420	42.7%	$9,181	41.7%	$117,850	38.3%	$39,751	33.7%
Messaging services	97,611	26.4%	91,413	26.3%	6,198	28.2%	96,748	31.4%	863	0.9%
Roaming services	104,319	28.2%	97,951	28.2%	6,368	28.9%	86,812	28.2%	17,507	20.2%
Other	10,244	2.8%	9,977	2.8%	267	1.2%	6,411	2.1%	3,833	59.8%

	369,775	100.0%	347,761	100.0%	22,014	100.0%	307,821	100.0%	61,954	20.1%
Costs and expenses:
Cost of operations	134,024	36.2%	124,750	35.9%	9,274	42.1%	116,149	37.7%	17,875	15.4%
Sales and marketing	31,599	8.5%	29,223	8.4%	2,376	10.8%	26,308	8.5%	5,291	20.1%
General and administrative	46,850	12.7%	43,186	12.4%	3,664	16.6%	46,389	15.1%	461	1.0%
Depreciation and amortization	95,993	26.0%	93,273	26.8%	2,720	12.4%	37,284	12.2%	58,709	157.5%
Restructuring and management termination benefits	1,777	0.5%	1,777	0.5%	—	0.0%	—	0.0%	1,777	100.0%
Merger expenses	87,752	23.7%	40,549	11.7%	47,203	214.4%	—	0.0%	87,752	100.0%

	397,995	107.6%	332,758	95.7%	65,237	296.3%	226,130	73.5%	171,865	76.0%

Operating income (loss)	(28,220)	(7.6%)	15,003	4.3%	(43,223)	(196.3%)	81,691	26.5%	(109,911)	(134.5%)
Other income (expense), net:
Interest income	44	0.0%	44	0.0%	—	0.0%	52	0.0%	(8)	(15.4%)
Interest expense	(60,097)	(16.2%)	(59,238)	(17.0%)	(859)	(3.9%)	(13,656)	(4.4%)	(46,441)	340.1%
Other, net	166	0.0%	515	0.1%	(349)	(1.6%)	804	0.3%	(638)	(79.3%)

	(59,887)	(16.2%)	(58,679)	(16.9%)	(1,208)	(5.5%)	(12,800)	(4.1%)	(47,087)	367.9%

Income (loss) before provision for (benefit from) income taxes	(88,107)	(23.8%)	(43,676)	(12.6%)	(44,431)	(201.8%)	68,891	22.4%	(156,998)	(227.9%)
Provision for (benefit from) income taxes	(28,265)	(7.6%)	(14,601)	(4.2%)	(13,664)	(62.1%)	26,826	8.7%	(55,091)	(205.4%)

Net income (loss)	(59,842)	(16.2%)	(29,075)	(8.4%)	(30,767)	(139.7%)	42,065	13.7%	(101,907)	(242.3%)
Net income (loss) attributable to noncontrolling interests	1,218	0.3%	1,221	0.4%	(3)	(0.0%)	(559)	(0.2%)	1,777	(317.8%)

Net income (loss) attributable to Syniverse Holdings, Inc.	$(61,060)	(16.5%)	$(30,296)	(8.8%)	$(30,764)	(139.7%)	$42,624	13.9%	$(103,684)	(243.3%)

Revenues

Revenues increased $62.0 million to $369.8 million for the six months ended June 30, 2011 from $307.8 million for the same period in 2010. The increase in revenues was primarily due to transaction volume growth driven by our Network and Roaming services.

Network services revenues increased $39.8 million, or 33.7%, to $157.6 million for the six months ended June 30, 2011 from $117.8 million for the same period in 2010. The increase is primarily due to continued increased volumes from MDR, increased porting volumes from number portability primarily generated in North America and from the launch of these services in India, and higher usage of calling name directory (“CNAM”) services.

Messaging services revenues increased $0.9 million, or 0.9%, to $97.6 million for the six months ended June 30, 2011 from $96.7 million for the same period in 2010. The increase is primarily due to volume growth, partially offset by the impact of pricing for contract renewals.

Roaming services revenues increased $17.5 million, or 20.2%, to $104.3 million for the six months ended June 30, 2011 from $86.8 million for the same period in 2010. The increase was primarily due to volume growth driven by our data clearing house partially offset by the impact of a lower pricing for customer contract renewals. Volume growth in our data clearing house continues to be predominantly generated by data sessions and SMS although we saw a small increase in voice sessions compared to the prior year.

Other services revenues increased $3.8 million, or 59.8%, to $10.2 million for the six months ended June 30, 2011 from $6.4 million for the same period in 2010. The increase relates to a greater number of completed turn-key technology solutions projects.

Expenses

Cost of operations increased $17.8 million to $134.0 million for the six months ended June 30, 2011 from $116.2 million for the same period in 2010. The increase was primarily due to variable data processing costs including messaging termination fees associated with increased volumes across our service offerings, higher headcount related expenses, network infrastructure capacity upgrades and increased software maintenance and support costs. As a percentage of revenues, cost of operations decreased to 36.2% for the six months ended June 30, 2011 from 37.7% for the six months ended June 30, 2010.

Sales and marketing expenses increased $5.2 million to $31.5 million for the six months ended June 30, 2011 from $26.3 million for the same period in 2010. The increase is driven by higher headcount related expenses associated with expanding our sales force and product management to support growth in developing markets, increased sales incentives and trade show events and travel related to those events. As a percentage of revenues, sales and marketing expense remained a consistent 8.5% for the six months ended June 30, 2011 and 2010, respectively.

General and administrative expenses increased $0.4 million to $46.8 million for the six months ended June 30, 2011 from $46.4 million for the same period in 2010. As a percentage of revenues, general and administrative expense decreased to 12.7% for the six months ended June 30, 2011, from 15.1% for the six months ended June 30, 2010, due to the leverage of costs on increased revenues.

Depreciation and amortization expenses increased $58.6 million to $95.9 million for the six months ended June 30, 2011 from $37.3 million for the same period in 2010. The increase was driven by the higher amortization expense associated with the increased value of customer relationships and developed technology intangible assets recorded in the purchase accounting for the Merger.

Restructuring and management termination benefits expenses were $1.8 million for the six months ended June 30, 2011. In June 2011, we implemented a restructuring plan primarily to realign certain sales management positions. In addition, effective July 1, 2011, our former Chief Executive Officer and President, Tony G. Holcombe, retired from the Company, and we have incurred employee termination benefits expense associated with his retirement as stipulated in his management agreement. We expect ongoing severance requirements for certain of the restructured employees will result in additional expense of $0.5 million, which is expected to be incurred through the remainder of 2011.

Merger expenses were $87.8 million for the six months ended June 30, 2011 and consist of stock-based compensation of $29.2 million related to the acceleration of the existing equity awards in connection with the Merger, advisory costs of $50.7 million, of which a portion relates to the transaction fee and expenses paid to Carlyle, and professional services costs including legal, tax, accounting/audit and insurance costs of $7.9 million.

Other Income (Expense)

Interest expense increased $46.4 million to $60.1 million for the six months ended June 30, 2011 from $13.7 million for the same period in 2010. The increase is due to increased borrowings under our Senior Credit Facility and the outstanding notes entered into in connection with the Merger. Total pre-Merger interest expense in the Successor period was $10.2 million, which includes $7.1 million in financing costs associated with an unused bridge loan.

Other, net decreased $0.6 million to $0.2 million gain for the six months ended June 30, 2011 from a $0.8 million gain for the same period in 2010. The decrease was primarily due to foreign currency transaction gain (loss) on foreign denominated cash balances and intercompany accounts as a result of our global presence.

Provision for (Benefit from) Income Taxes

Provision for (benefit from) income taxes decreased $55.1 million to a $28.3 million tax benefit for the six months ended June 30, 2011 from a $26.8 million provision for the same period in 2010. During the six months ended June 30, 2011 and 2010, the effective tax rate was a benefit of 32.1% and an expense of 38.9%, respectively. The change in our effective tax rate is chiefly attributable to costs related to the Merger some of which are non-deductible for income tax purposes.

Comparison of the year ended December 31, 2010 to the year ended December 31, 2009

	Year Ended December 31, 2010	% of Revenues	Year Ended December 31, 2009	% of Revenues	2010 vs. 2009 $	Change %
	(dollars in thousands)
Revenues:
Network Services	$254,118	39.0%	$232,202	48.1%	$21,916	9.4%
Messaging services	190,949	29.4%	61,384	12.7%	129,565	211.1%
Roaming services	188,549	29.0%	168,842	35.0%	19,707	11.7%
Other	16,583	2.6%	20,563	4.2%	(3,980)	(19.4%)

	650,199	100.0%	482,991	100.0%	167,208	34.6%
Costs and expenses:
Cost of operations (excluding depreciation and amortization shown separately below)	245,673	37.8%	172,950	35.9%	72,723	42.0%
Sales and marketing	58,929	9.0%	38,789	8.0%	20,140	51.9%
General and administrative	98,168	15.1%	74,502	15.4%	23,666	31.8%
Depreciation and amortization	75,869	11.7%	60,397	12.5%	15,472	25.6%
Restructuring	1,962	0.3%	2,583	0.5%	(621)	(24.0%)

	480,601	73.9%	349,221	72.3%	131,380	37.6%

Operating income	169,598	26.1%	133,770	27.7%	35,828	26.8%
Other income (expense), net:
Interest income	99	0.0%	323	0.1%	(224)	(69.3%)
Interest expense	(27,137)	(4.1%)	(28,890)	(6.0%)	1,753	(6.1%)
Other, net	2,787	0.4%	939	0.2%	1,848	196.8%

	(24,251)	(3.7%)	(27,628)	(5.7%)	3,377	(12.2%)

Income before provision for income taxes	145,347	22.4%	106,142	22.0%	39,205	36.9%
Provision for income taxes	52,728	8.1%	40,465	8.4%	12,263	30.3%

Net income	92,619	14.3%	65,677	13.6%	26,942	41.0%
Net (loss) attributable to noncontrolling interests	(1,573)	0.2%	(590)	0.1%	983	166.6%

Net income attributable to Syniverse Holdings, Inc.	$94,192	14.5%	$66,267	13.7%	$27,925	42.1%

Revenues

Revenues increased $167.2 million, or 34.6%, to $650.2 million for the year ended December 31, 2010 from $483.0 million for the same period in 2009.

Network services revenues increased $21.9 million, or 9.4%, to $254.1 million for the year ended December 31, 2010 from $232.2 million for the same period in 2009. The increase was primarily due to volume growth driven by mobile data roaming and increased porting volumes in number portability partially offset by the loss of a certain customer from our SS7 solutions.

Messaging services revenues increased $129.5 million, or 211.1%, to $190.9 million for the year ended December 31, 2010 from $61.4 million for the same period in 2009. The increase is primarily due to the full year impact of the VM3 acquisition on October 23, 2009 and volume growth, partially offset by the impact of the Verizon Wireless acquisition of Alltel in 2009. VM3 revenues were $165.9 million and $33.2 million for the years ended December 31, 2010 and 2009, respectively.

Roaming services revenues increased $19.7 million, or 11.7% to $188.5 million for the year ended December 31, 2010 from $168.8 million for the same period in 2009. The increase was primarily driven by volume growth in our data clearing house (primarily CDMA data clearing house product) partially offset by the impact of the Verizon Wireless acquisition of Alltel in 2009. Volume growth in our data clearing house was predominantly generated by data sessions and SMS partially offset by declines in voice sessions.

Other revenues decreased $4.0 million, or 19.4%, to $16.6 million for the year ended December 31, 2010 from $20.6 million for the same period in 2009. The decrease was the result of lower sales in our turn-key technology solutions due to reduced capital spending by operators in the Asia Pacific region related to the economic downturn and increased competition.

Expenses

Cost of operations increased $72.7 million to $245.7 million for the year ended December 31, 2010 from $173.0 million for the same period in 2009. The increase was primarily due to operating costs associated with our acquisition of VM3, higher performance-based compensation and higher data processing costs as a result of our global expansion and integration efforts, offset by lower costs associated with our ITHL business as a result of reduced capital spending by operators in the Asia Pacific region. As a percentage of revenues, cost of operations increased to 37.8% for the year ended December 31, 2010 from 35.8% for the same period in 2009 due to the impact of the VM3 acquisition, which services have historically produced lower margins than our existing messaging related services.

Sales and marketing expenses increased $20.1 million to $58.9 million for the year ended December 31, 2010 from $38.8 million for the same period in 2009. The increase was primarily due to increased costs associated with VM3 services and higher sales incentives and performance-based compensation. As a percentage of revenues, sales and marketing expense increased 1.1 percentage points as a result of higher sales incentives driven by increased revenues.

General and administrative increased $23.7 million to $98.2 million for the year ended December 31, 2010 from $74.5 million for the same period in 2009. The increase was primarily due to higher performance-based compensation, increased costs associated with VM3 services and an increase of $4.3 million in professional services related to the Merger. As a percentage of revenues, general and administrative expense for the year ended December 31, 2010 decreased 0.3 percentage points to 15.1% from 15.4% for the year ended December 31, 2009.

Depreciation and amortization expenses increased $15.5 million to $75.9 million for the year ended December 31, 2010 from $60.4 million for the same period in 2009. The increase was primarily due to additional amortization of acquired intangible assets from our acquisition of VM3 and capital expenditures to support the integration of VM3.

Restructuring expense was $2.0 million for the year ended December 31, 2010. In December 2010, we completed a restructuring plan primarily to realign certain senior management functions. As a result of this plan, we incurred severance related costs of $2.0 million.

Other Income (Expense)

Interest income decreased $0.2 million to $0.1 million for the year ended December 31, 2010 from $0.3 million for the same period in 2009. The decrease was due to lower yields earned on outstanding cash balances.

Interest expense decreased $1.8 million to $27.1 million for the year ended December 31, 2010 from $28.9 million for the same period in 2009. The decrease was primarily due to lower interest rates on our existing senior credit facility.

Other, net increased $1.8 million to $2.8 million for the year ended December 31, 2010 from $0.9 million for the same period in 2009. The increase was primarily due to foreign currency transaction gains on foreign denominated cash balances and intercompany accounts as a result of our global presence.

Provision for Income Taxes

Provision for income taxes increased $12.2 million to $52.7 million for the year ended December 31, 2010 from $40.5 million for the same period in 2009. During the year ended December 31, 2010 and 2009, the effective tax rate was 36.3% and 38.1%, respectively. The decrease in our effective tax rate is attributed chiefly to a decrease in the amount of valuation allowance required on our state NOLs, a favorable settlement of our audit with the German tax authority, as well as the mix of income from domestic and foreign tax jurisdictions.

Comparison of the year ended December 31, 2009 to the year ended December 31, 2008

	Year Ended December 31, 2009	% of Revenues	Year Ended December 31, 2008	% of Revenues	2009 vs. 2008 $	Change %
	(dollars in thousands)
Revenues:
Network Services	$232,202	48.1%	$254,104	50.2%	$(21,902)	(8.6%)
Messaging services	61,384	12.7%	36,113	7.1%	25,271	70.0%
Roaming services	168,842	35.0%	187,861	37.1%	(19,019)	(10.1%)
Other	20,563	4.2%	28,278	5.6%	(7,715)	(27.3%)

	482,991	100.0%	506,356	100.0%	(23,365)	(4.6%)
Costs and expenses:
Cost of operations (excluding depreciation and amortization shown separately below)	172,950	35.9%	165,236	32.7%	7,714	4.7%
Sales and marketing	38,789	8.0%	45,549	9.0%	(6,760)	(14.8%)
General and administrative	74,502	15.4%	79,241	15.6%	(4,739)	(6.0%)
Depreciation and amortization	60,397	12.5%	55,344	10.9%	5,053	9.1%
Restructuring	2,583	0.5%	(29)	0.0%	2,612	(9006.9%)

	349,221	72.3%	345,341	68.2%	3,880	1.1%

Operating income	133,770	27.7%	161,015	31.8%	(27,245)	(16.9%)
Other income (expense), net:
Interest income	323	0.1%	1,894	0.4%	(1,571)	(82.9%)
Interest expense	(28,890)	(6.0%)	(37,246)	(7.4%)	8,356	(22.4%)
Other, net	939	0.2%	(402)	(0.1%)	1,341	(333.6%)

	(27,628)	(5.7%)	(35,754)	(7.1%)	8,126	(22.7%)

Income before provision for income taxes	106,142	22.0%	125,261	24.7%	(19,119)	(15.3%)
Provision for income taxes	40,465	8.4%	46,797	9.2%	(6,332)	(13.5%)

Net income	65,677	13.6%	78,464	15.5%	(12,787)	(16.3%)
Net (loss) attributable to noncontrolling interests	(590)	0.1%	—	0.0%	(590)	(100.0%)

Net income attributable to Syniverse Holdings, Inc.	$66,267	13.7%	$78,464	15.5%	$(12,197)	(15.5%)

Revenues

Revenues decreased $23.4 million, or 4.6%, to $483.0 million for the year ended December 31, 2009 from $506.4 million for the same period in 2008.

Network services revenues decreased $21.9 million, or 8.6%, to $232.2 million for the year ended December 31, 2009 from $254.1 million for the same period in 2008. The decrease was driven by lower prices associated with the renewal of the Verizon Wireless contract in September 2008 and the loss of mobile data roaming transactions between Alltel and Sprint Nextel resulting from the Alltel/Sprint Nextel insourcing initiative combined with the Verizon Wireless acquisition of Alltel.

Messaging services revenues increased $25.3 million, or 70.0%, to $61.4 million for the year ended December 31, 2009 from $36.1 million for the same period in 2008. The revenues increase was driven primarily by our acquisition of VM3 in October 2009, which contributed $33.2 million of revenues in the fourth quarter.

Roaming services revenues decreased $19.0 million, or 10.1% to $168.8 million for the year ended December 31, 2009 from $187.8 million for the same period in 2008. The decrease was driven by lower prices associated with the renewal of the Verizon Wireless contract in September 2008 combined with the Verizon Wireless acquisition of Alltel. The impact of these decreases is partially offset by increased Roaming volumes.

Other revenues decreased $7.7 million, or 27.3%, to $20.6 million for the year ended December 31, 2009 from $28.3 million for the same period in 2008. The decrease was the result of lower sales in our turn-key technology solutions due to reduced capital spending by operators in the Asia Pacific region related to the economic downturn and increased competition.

Expenses

Cost of operations increased $7.8 million to $173.0 million for the year ended December 31, 2009 from $165.2 million for the same period in 2008. The increase was primarily due to operating costs associated with our acquisition of VM3 in the fourth quarter offset by lower costs associated with our ITHL business as a result of reduced capital spending by operators in the Asia Pacific region, lower performance-based compensation and lower data processing costs as a result of our cost reduction efforts. As a percentage of revenues, cost of operations increased to 35.8% for the year ended December 31, 2009 from 32.6% for the same period in 2008 due to the impact of the VM3 acquisition, which services have historically produced lower margins than our existing messaging related services.

Sales and marketing expenses decreased $6.7 million to $38.8 million for the year ended December 31, 2009 from $45.5 million for the same period in 2008. The decrease was primarily due to lower sales incentives, performance-based compensation and discretionary expenses offset by increased costs associated with VM3 services in the fourth quarter. As a percentage of revenues, sales and marketing expense decreased 1.0 percentage point as a result of lower sales incentives driven by reduced revenues.

General and administrative decreased $4.7 million to $74.5 million for the year ended December 31, 2009 from $79.2 million for the same period in 2008. The decrease was primarily due to lower performance-based compensation and discretionary expenses partially offset by an increase of $3.4 million in professional services primarily related to the acquisition of VM3.

Depreciation and amortization expenses increased $5.1 million to $60.4 million for the year ended December 31, 2009 from $55.3 million for the same period in 2008. The increase was primarily due to additional amortization of acquired intangible assets from our acquisition of VM3.

Restructuring expense was $2.6 million for the year ended December 31, 2009. In December 2009, we completed a restructuring plan to reduce our workforce in Asia Pacific to better align our operating costs to the economic environment and eliminated certain redundant positions in Europe and North America. As a result of this plan, we incurred severance related costs of $2.6 million.

Other Income (Expense)

Interest income decreased $1.6 million to $0.3 million for the year ended December 31, 2009 from $1.9 million for the same period in 2008. The decrease was due to lower yields earned on outstanding cash balances.

Interest expense decreased $8.3 million to $28.9 million for the year ended December 31, 2009 from $37.2 million for the same period in 2008. The decrease was primarily due to lower interest rates on our existing senior credit facility.

Other, net increased $1.3 million to $0.9 million for the year ended December 31, 2009 from $(0.4) million for the same period in 2008. The increase was primarily due to foreign currency transaction gains on foreign denominated cash balances and intercompany accounts as a result of our global presence.

Provision for Income Taxes

Provision for income taxes decreased $6.3 million to $40.5 million for the year ended December 31, 2009 from $46.8 million for the same period in 2008. During the year ended December 31, 2009 and 2008, the effective tax rate was 38.1% and 37.4%, respectively. The increase in our effective tax rate is attributed to the mix of income from domestic and foreign tax jurisdictions with higher tax rates offset by our tax planning initiatives.

Liquidity and Capital Resources

Our primary sources of liquidity are expected to be cash flow from operations, as well as funds available under the revolving portion of our Senior Credit Facility. We believe that, based on projected operating cash flow and the availability of funds from our revolving portion of our Senior Credit Facility, we have sufficient liquidity to meet currently anticipated growth plans, including short and long-term capital expenditures and working capital requirements. In addition, we believe that this liquidity is sufficient to fund our debt repayment obligations. Our ability to make payments on and to refinance our indebtedness will depend on our ability to generate cash in the future. Our indebtedness requires us to dedicate a substantial portion of our cash flow from operations to debt service, thereby reducing the availability of our cash flow to fund acquisitions, working capital, capital expenditures, research and development efforts and other general corporate purposes. We may need supplemental funding for these activities, which we believe could be available from the debt markets. Historically, we have been successful in obtaining financing, although the marketplace for such investment capital can become restricted depending on a variety of economic factors. We believe that our cash on hand, together with cash from operations and, if required, borrowings under the revolving portion of our Senior Credit Facility, will be sufficient for our cash requirements for the next twelve months.

Cash Flow Information

Cash and cash equivalents were $143.7 million at June 30, 2011 as compared to $219.5 million at December 31, 2010. The following table sets forth, for the periods indicated selected consolidated cash flow information.

	Combined Predecessor & Successor	Predecessor
	Six months ended June 30,
	2011	2010
	(in thousands)
Net cash provided by operating activities	$46,354	$57,478
Net cash (used in) investing activities	(2,759,386)	(28,456)
Net cash provided by financing activities	2,634,287	3,795
Effect of exchange rate changes on cash	2,985	(4,027)

Net increase (decrease) in cash	$(75,760)	$28,790

Net cash provided by operating activities decreased $11.1 million to $46.4 million for the six months ended June 30, 2011 from $57.5 million for the same period in 2010. The decrease was due to lower net income adjusted for non-cash items, partially offset by the timing of working capital items including a $37.2 million income tax refund received relating to a net operating loss carry-back generated from deductible Merger expenses for the Predecessor period. Net income adjusted for non-cash items decreased $12.9 million, primarily as a result of Merger expenses and the other factors discussed under the “Consolidated Results of Operations” section. Cash used for working capital was driven by higher accounts receivable resulting from higher revenues combined with timing of collections and prepaid and other current assets partially offset by increases associated with higher accrued interest expenses on our new debt structure.

Net cash used in investing activities was $2,759.4 million for the six months ended June 30, 2011, which includes $26.3 million for capital expenditures and $2,733.1 million of cash consideration for the Merger. Capital expenditures related to investments in internal infrastructure, including capacity increases as well as capitalized software for new products and services. Net cash used in investing activities for the six months ended June 30, 2010 was $28.5 million, which includes $28.0 million for capital expenditures and $0.5 million for the final working capital adjustment for the VM3 acquisition. Capital expenditures were primarily related to investments in internal infrastructure, including capacity increases and messaging integration as well as capitalized software for new products and services.

Net cash provided by financing activities was $2,634.3 million for the six months ended June 30, 2011, which includes $1,487.5 million of borrowings on our Senior Credit Facility and proceeds from the sale of the outstanding notes as well as $1,200.0 million of cash equity contributions from investment funds affiliated with Carlyle and certain co-investors, partially offset by $56.0 million of financing costs paid that were capitalized and $5.1 million of principal payments on our Senior Credit Facility. Net cash provided by financing activities was $3.8 million for the six months ended June 30, 2010, which includes $1.7 million of principal payments on our prior senior credit facility offset by $3.8 million of stock issued for stock option exercises, $1.1 million of stock issued under the prior employee share purchase program and $1.1 million in capital contributions from the noncontrolling interest in a joint venture.

Debt and Credit Facilities

Senior Credit Facility

On December 21, 2010, we entered into our Senior Credit Facility consisting of a $150.0 million revolving credit facility and a $1,025.0 million term loan facility and on January 13, 2011, our Senior Credit Facility became effective. The obligations under the Senior Credit Facility are unconditionally guaranteed by Buccaneer Holdings, Inc. and each of the current and future direct and indirect wholly owned domestic subsidiaries of Syniverse Holdings, Inc. and are secured by a security interest in substantially all of the tangible and intangible assets of Syniverse Holdings, Inc. and the guarantors, in each case, subject to certain exceptions. The obligations under the Senior Credit Facility are also secured by a pledge of the capital stock of Syniverse Holdings, Inc. and its direct and indirect wholly owned domestic subsidiaries subject to certain exceptions.

Borrowings bear interest at a floating rate which can be, at our option, either (i) a Eurodollar borrowing rate for a specified interest period plus an applicable margin or, (ii) an alternative base rate plus an applicable margin, in each case, subject to a Eurodollar rate floor of 1.50% or a base rate floor of 2.50%, as applicable. The applicable margin for the term loan and revolving loans under our Senior Credit Facility is 3.75% per annum for Eurodollar loans and 2.75% per annum for base rate loans, and in the case of the revolving loans, subject to an adjustment based on a total net leverage ratio test.

Commencing on March 31, 2011, our term loan facility began amortizing in equal quarterly installments in an amount equal to 1.00% per annum of the original principal amount thereof, with the remaining balance due at final maturity.

Our term loan facility matures seven years after the closing date of the facility, or December 21, 2017 and our revolving credit facility matures five years after the closing date of the facility, or December 21, 2015.

As of June 30, 2011, we had a carrying amount of $1,019.9 million, excluding original issue discount, of outstanding indebtedness under our Senior Credit Facility. As of June 30, 2011, the applicable interest rate was 5.25% on the term loan facility based on the Eurodollar option.

Our revolving credit facility has an outstanding Euro letter of credit of $1.9 million at June 30, 2011, which is considered a reduction against our revolving credit facility under the credit agreement. The unused commitment under the revolving credit facility is $148.1 million at June 30, 2011.

The Senior Credit Facility contains covenants that will limit our ability and that of our restricted subsidiaries to, among other things, incur or guarantee additional indebtedness, create liens, pay dividends on or repurchase stock, make certain types of investments, restrict dividends or other payments from our subsidiaries, enter into transactions with affiliates and sell assets or merge with other companies. The Senior Credit Facility also requires compliance with financial covenants, including the maintenance of a minimum interest coverage ratio and a maximum total net leverage ratio on quarterly basis, both of which are calculated with respect to Consolidated EBITDA, as defined in the credit agreement. As of June 30, 2011, we are in compliance with all of our covenants contained in the credit agreement governing the Senior Credit Facility. For a description of the covenants and material terms under the credit agreement governing our Senior Credit Facility, see “Description of Senior Credit Facility.”

9.125% Senior Unsecured Notes Due 2019

On December 22, 2010, we issued $475.0 million outstanding notes bearing interest at 9.125% in a private placement offering. The outstanding notes are senior unsecured obligations and will mature on January 15, 2019. Interest on the outstanding notes will be paid on January 15 and July 15 of each year, commencing July 15, 2011.

The indenture governing our outstanding notes contains certain covenants that among other things, limit our ability to incur additional indebtedness and issue preferred stock, pay dividends, make other restricted payments and investments, create liens, incur restrictions on the ability of our subsidiaries to pay dividends or other payments to them, sell assets, merge or consolidate with other entities, and enter into transactions with affiliates. As of June 30, 2011, we are in compliance with all of the covenants contained in the indenture governing our outstanding notes. For a description of the covenants and material terms under the indenture governing the notes, see “Description of Exchange Notes.”

Non-GAAP Financial Measures

We believe that the disclosure of Adjusted EBITDA, Free Cash Flow and Net Revenues are measures commonly used by investors to evaluate our performance and that of our competitors. We believe issuers of “high-yield” debt securities also present Adjusted EBITDA and the related ratio data because investors, analysts and rating agencies consider it useful in measuring the ability of those issuers to meet debt service obligations. We further believe that the disclosure of Adjusted EBITDA, Free Cash Flow and Net Revenues is useful to investors as these non-GAAP measures form the basis of how our executive team and Board of Directors evaluates our performance. By disclosing these non-GAAP measures, we believe that we create for investors a greater understanding of, and an enhanced level of transparency into, the means by which our management team operates our company. Adjusted EBITDA, Free Cash Flow and Net Revenues are not presentations made in accordance with GAAP and our use of the terms Adjusted EBITDA, Free Cash Flow and Net Revenues may vary from that of others in our industry. Adjusted EBITDA, Free Cash Flow and Net Revenues should not be considered as alternatives to net income (loss), operating income (loss), revenues or any other performance measures derived in accordance with GAAP as measures of operating performance or operating cash flows or liquidity.

In addition, these non-GAAP measures may not be comparable to other similarly titled measures of other companies. Because of these limitations, Adjusted EBITDA, Free Cash Flow and Net Revenues should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We attempt to compensate for these limitations by relying primarily upon our GAAP results and using Adjusted EBITDA, Free Cash Flow and Net Revenues as supplemental information only.

Adjusted EBITDA, Free Cash Flow and Net Revenues have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. For example, Adjusted EBITDA:

•	excludes certain tax payments that may represent a reduction in cash available to us;

•	does not reflect any cash capital expenditure requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•	does not reflect changes in, or cash requirements for, our working capital needs; and

•

does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt, including original issue discount amortization on our Senior Credit Facility.

Adjusted EBITDA is determined by adding the following items to net income (loss): other income (expense), net, provision for (benefit from) income taxes, depreciation and amortization, restructuring and management termination benefits, non-cash stock compensation, acquisition related expenses including transition and integration costs generally and for our acquisition of BSG Wireless, the Transactions and Merger expenses and the Carlyle annual management fee including related expenses.

We believe that Adjusted EBITDA is a useful financial metric to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business. We rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our management team in connection with our executive compensation and bonus plans. We also review Adjusted EBITDA to compare our current operating results with prior periods and with the operating results of other companies in our industry. In addition, we utilize Adjusted EBITDA as an assessment of our overall liquidity and our ability to meet our debt service obligations.

Free Cash Flow is determined by adding the result of net cash provided by or used in operating activities and Merger expenses (less non-cash stock compensation included in Merger expenses), and pre-Merger interest expense less capital expenditures. Pre-Merger interest expense relates to the repayment and discharge of Predecessor debt and an unused bridge loan financing cost.

We believe that Free Cash Flow is a useful financial metric to assess our ability to pursue opportunities to enhance our growth. We also use Free Cash Flow as a measure to review and assess the operating performance of our management team in connection with our executive compensation and bonus plans. Additionally, we believe this is a useful metric for investors to assess our ability to repay debt.

Net Revenues are calculated as revenues from external customers, less amounts billed relating to Off-Network Database Queries, which represent revenues from services we provide our customers for connection to various third-party intelligent network database providers whereby we pass on the charges for those services to our customers with little or no margin.

We use Net Revenues for business planning purposes to measure our revenue growth and as a basis for measuring our profit margins. We also rely on Net Revenues as a primary measure to review and assess operating performance of our management team in connection with our executive compensation, bonus plans and sales commission plans.

Reconciliation of Non-GAAP Measures to GAAP

A reconciliation of net income (loss), the closest GAAP financial measure to Adjusted EBITDA, is presented in the following financial tables:

	Combined Predecessor & Successor	Predecessor	Predecessor
	Six Months Ended June 30,		Year Ended December 31,
	2011	2010	2010	2009	2008
	(in thousands)
Reconciliation to Adjusted EBITDA
Net income (loss)	$(59,842)	$42,065	$92,619	$65,677	$78,464
Other (income) expense, net	59,887	12,800	24,251	27,628	35,754
Provision for (benefit from) income taxes	(28,265)	26,826	52,728	40,465	46,797
Depreciation and amortization	95,993	37,284	75,869	60,397	55,344
Restructuring and management termination benefits (a)	1,777	—	1,962	2,583	(29)
Non-cash stock compensation (b)	2,433	5,992	12,937	7,939	5,205
BSG Wireless transition expenses (c)	—	—	—	6,819	13,159
Acquisition, integration and other expenses (d)	2,075	1,798	3,559	4,666	—
Transactions and Merger expenses (e)	87,752	—	4,313	—	—
Management fee and related expenses (f)	1,999	—	—	—	—

Adjusted EBITDA	$163,809	$126,765	$268,238	$216,174	$234,694

(a)	Restructuring and management termination benefits expense is comprised primarily of severance benefits associated with our cost rationalization initiatives, which were implemented as follows:

•

In December 2009, we completed a restructuring plan to reduce our workforce in Asia Pacific to better align our operating costs to the economic environment and eliminated certain redundant positions in Europe and North America. As a result of this plan, we incurred severance related costs of $2.6 million.

•	In December 2010, we completed a restructuring plan primarily to realign certain senior management functions. As a result of this plan, we incurred severance related costs of $2.0 million.

•

In June 2011, we implemented a restructuring plan primarily to realign certain sales management positions. As a result of this plan, we incurred severance related costs of $0.7 million through June 30, 2011. In addition, effective July 1, 2011, our former Chief Executive Officer and President, Tony G. Holcombe, retired from the Company. In conjunction with his retirement, we have incurred employee termination benefits of $1.1 million.

(b)	Reflects non-cash expenses related to equity compensation awards. The acceleration of the Predecessor equity compensation awards is included within the Transactions and Merger expenses (see (e) below). Also see Notes 4 and 5 in our unaudited condensed consolidated financial statements for additional discussion.
(c)	Reflects items, such as duplicate third-party data processing costs and employee and contractor costs associated with the transition of the BSG Wireless platform.
(d)	Reflects items associated with (1) the acquisition of VM3, such as legal, advisory and investment banker fees, (2) VM3 integration expenses, such as incremental contractor, travel and marketing costs and (3) certain advisory services and employee retention costs.
(e)	Reflects items associated with the Transactions, such as legal, advisory and investment banker fees and accelerated stock-based compensation expense.
(f)	Reflects management fees paid to Carlyle and related expenses.

A reconciliation of Free Cash Flow to net cash provided by operating activities, the closest GAAP measure, is presented in the following financial table:

	Combined Predecessor & Successor	Predecessor
	Six Months Ended June 30,		Year Ended December 31,
	2011	2010	2010	2009	2008
	(in thousands)
Reconciliation to Free Cash Flow
Net cash provided by operating activities	$46,354	$57,478	$182,845	$142,373	$163,972
Change in working capital due to payment of BSG pre-acquisition contractual obligation	—	—	—	—	5,440
Merger expenses	87,752	—	—	—	—
Less: non-cash stock compensation included in Merger expenses	(29,162)	—	—	—	—
Pre-Merger interest expense	10,219	—	—	—	—
Capital expenditures	(26,265)	(27,959)	(57,529)	(37,654)	(40,819)

Free Cash Flow	$88,898	$29,519	$125,316	$104,719	$128,593

A reconciliation of Net Revenues to revenues, the closest GAAP measure, is presented in the following financial table:

	Combined Predecessor & Successor	Predecessor
	Six months ended June 30,		Year Ended December 31,
	2011	2010	2010	2009	2008
	(in thousands)
Reconciliation to Net Revenues
Revenues	$369,775	$307,821	$650,199	$482,991	$506,356
Less: Off-Network Database Queries	1,962	2,405	4,802	5,303	4,744

Net Revenues	$367,813	$305,416	$645,397	$477,688	$501,612

Off-Balance Sheet Arrangements

We provide financial settlement services to mobile operators to support the payment of roaming related charges to their roaming network partners. In accordance with our contract with the customer, funds are held by us as an agent on behalf of our customers to settle their roaming related charges to other operators. These funds and the corresponding liability are not reflected in our consolidated balance sheets. The off-balance sheet amounts totaled approximately $144.4 million and $154.5 million as of June 30, 2011 and December 31, 2010, respectively.

We have also used off-balance sheet financing in recent years primarily in the form of operating leases for facility space and some equipment leasing and we expect to continue these practices. We do not use any other type of joint venture or special purpose entities that would create off-balance sheet financing. We believe that our decision to lease our office space is similar to that used by many other companies of our size and does not have a material impact on our financial statements. We intend to continue to enter into operating leases for facilities and equipment as these leases expire or additional capacity may be required.

Contractual Obligations

As of December 31, 2010, after giving effect to the Transactions, our contractual obligations would have consisted of our debt, operating leases for real estate, equipment and service contracts, purchase obligations for equipment and services, finance obligations and pension plan liabilities.

Contractual Obligations	Total	Payments Due by Period
		Less Than 1 Year	1 to 3 Years	3 to 5 Years	More Than 5 Years
	(in thousands)
Long-term debt obligations including interest (1)	$2,219,174	$107,443	$214,409	$212,079	$1,685,243
Operating lease obligations	54,963	10,764	18,979	14,401	10,819
Purchase and contractual obligations (2)	84,774	29,388	34,198	6,188	15,000
Capital lease obligations including interest (3)	682	144	270	268	—
Pension obligation (4)	1,433	11	62	137	1,223

Total (5)	$2,361,026	$147,750	$267,918	$233,073	$1,712,285

(1)	Based on an assumed interest rate on our Senior Credit Facility of 3.75% plus LIBOR (subject to a floor assumed to be 1.50%) and an assumed interest rate on the outstanding notes bearing interest at 9.125%.
(2)	Amounts primarily represent purchase and contractual obligations for equipment and services. Certain of these obligations represent fees that we would incur if we were to cancel or terminate the underlying purchase agreement.
(3)	Amounts represent capital lease obligation for certain of our network equipment.
(4)	Represents estimated obligations from a noncontributory defined benefit retirement plan associated with one of our foreign subsidiaries.
(5)	The timing of cash outflows related to liabilities for uncertain tax positions, and the interest thereon, as established, pursuant to the accounting guidance in Accounting Standards Codification (ASC) 740, “Income Taxes,” cannot be estimated and, therefore, has not been included in the table. See Note 20 of Notes to Consolidated Financial Statements as of December 31, 2010 included elsewhere in this prospectus.

Effect of Inflation

Inflation generally affects us by increasing our cost of labor, equipment and new materials. We do not believe that inflation has had any material effect on our results of operations during the six months ended June 30, 2011 and 2010 and for the years ended December 31, 2010, 2009 and 2008.

Critical Accounting Policies and Estimates

The preparation of our Condensed Consolidated Financial Statements and related disclosures in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) requires us to make estimates and judgments that affect our reported amounts of assets and liabilities, revenues and expenses. We consider an accounting estimate to be critical if it requires assumptions to be made that were uncertain at the time the estimate was made and changes in the estimate or different estimates that could have been selected could have a material impact on our consolidated results of operations or financial condition. On an on-going basis, we evaluate our estimates and assumptions based upon historical experience and various other factors and circumstances. We believe that our estimates and assumptions are reasonable under the circumstances; however, actual results may vary from these estimates and assumptions under different future circumstances. We have identified the following critical accounting policies that affect the more significant estimates and judgments.

During the six months ended June 30, 2011, we have not adopted any new critical accounting policies, have not changed any critical accounting policies and have not changed the application of any critical accounting policies from the year ended December 31, 2010 that had a material impact on our financial statements. In addition, we do not believe that any of our reporting units is at risk of failing the initial step for calculating goodwill impairment as of June 30, 2011. You should read “Risk Factors” and our summary of significant accounting policies in Note 2 of our Notes to Unaudited Condensed Consolidated Financial Statements included elsewhere in this prospectus.

Revenue Recognition

Our revenues are primarily the result of the sale of our Network, Messaging, Roaming and Other services to wireless and enterprise operators throughout the world. The majority of our revenues are transaction-based charges under long-term contracts, typically averaging three years in duration. From time to time, if a contract expires and we have not previously negotiated a new contract or renewal with the customer, we continue to provide services under the terms of the expired contract on a month-to-month billing schedule as we negotiate new agreements or renewals. Generally, there is a seasonal increase in wireless roaming telephone usage and corresponding revenues in the high-travel months of our second and third fiscal quarters.

•

Network services primarily consist of our intelligent network products such as SS7, MDR, interstandard roaming solutions, call setup and tear down, IP platform solutions and number portability services.

•

Signaling solutions are primarily billed on per-transaction fees, based on the number of validation, authorization and other call processing messages generated by wireless subscribers. These services enable wireless subscribers to roam on other operator networks and enjoy certain features the subscriber would normally have on their home network, including caller-ID and name display.

•

Interstandard roaming solutions and MDR services for CDMA operators, revenues vary based on the number or size of data/messaging records provided to us by our customers for aggregation, translation and distribution among operators. Interstandard roaming solutions allow certain CDMA handsets to roam on GSM networks. MDR services allow CDMA data devices to roam on other CDMA operator networks. These services have historically been reported within our Roaming services offering and were realigned on January 1, 2011 to Network services to correspond to the underlying nature of the products. These services generate revenues by charging per-transaction based processing fees.

•	Call setup and tear down involves the process of retrieving, processing and routing information in order for a call to transpire. This service is based on a per transaction fee.

•

IP platform solutions enable operators a means of secure transport of roaming, messaging, interworking and signaling traffic to consolidate global network connections via one network for all traffic types. These services are primarily based on fixed monthly charges.

•

Number portability services primarily generate revenues by charging per-transaction processing fees, monthly fixed fees, and fees for customer implementations. These services allow subscribers to change their operator and maintain their phone number.

In addition, we provide our customers with the ability to connect to various third-party intelligent network database providers (“Off-Network Database Queries”). We pass these charges onto our customers, with little or no margin, based upon the charges we receive from the third party intelligent network database providers on a per-transaction basis.

For all of our services based on a per-transaction processing fee, we recognize revenues at the time the transactions are processed. We recognize monthly fixed fees as revenues on a monthly basis as the services are performed. We defer revenues and incremental customer-specific costs related to customer implementations and recognize these fees and costs on a straight-line basis over the life of the initial customer agreements.

•	Messaging services primarily consist of SMS and MMS services which predominantly generate revenues by charging per-transaction processing fees. For our SMS and MMS services, revenues vary based on the number of messaging records provided to us by our customers for aggregation, translation and distribution among operators. We recognize revenues at the time the transactions are processed.

•

Roaming services primarily consist of roaming, data and financial clearing house services which principally generate revenues by charging per-transaction processing fees. For our wireless roaming clearing house and DataNet services, revenues vary based on the number of records provided to us by our customers for aggregation, translation and distribution among operators. We recognize revenues at the time the transactions are processed. For our financial clearing house and settlement services, revenues vary based on the number of invoices or roaming agreements managed on the customer’s behalf. We recognize revenues at the time the services are performed.

•

Other services include turn-key solutions with multiple product and service elements which may include software and third-party hardware products, as well as installation services, post-contract customer support and training. In those cases, we recognize revenues attributable to an element in a customer arrangement when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectability is probable.

Stock-Based Compensation

We recognize stock-based payments in our consolidated statements of operations based on their grant-date fair values. The fair value of options is determined using the Black-Scholes model. The Black-Scholes model requires the input of subjective assumptions, including the expected life of the option, risk-free rate, expected dividend yield, and the price volatility of the underlying stock. Judgment is also required in estimating the number of stock awards that are expected to vest as a result of satisfaction of time-based vesting schedules or the achievement of certain performance conditions. We recognize compensation expense, reduced for estimated forfeitures, on a straight-line basis over the requisite service period of the award, which is generally the vesting term of the outstanding stock awards. If actual results or future changes in estimates differ significantly from our current estimates, stock-based compensation could increase or decrease. For further discussion of our stock-based compensation, refer to Note 6 of Notes to Consolidated Financial Statements as of December 31, 2010 and Note 9 of Notes to Unaudited Condensed Consolidated Financial Statements as of June 30, 2011, “Stock-Based Compensation” contained elsewhere in this prospectus.

Impairment Losses on Long-Lived Assets

We review our long-lived assets, including property and equipment, capitalized software and intangibles with finite-lives for impairment when events or changes in circumstances indicate the carrying value of such assets may not be recoverable. We also evaluate the useful life of our assets each reporting period, and if determined to be different than originally estimated, would result in a change in our annual depreciation and/or amortization expense.

If an impairment indicator exists, we perform a comparison of the carrying value of the assets with the assets’ expected future undiscounted cash flows. An impairment loss is recognized if the carrying amount of a long-lived asset is not recoverable. The carrying amount of a long-lived asset is deemed to not be recoverable if it exceeds the sum of its undiscounted cash flows. The impairment loss is equal to the excess of the carrying value over the fair value. Estimates of expected future cash flows are management’s best estimate based on reasonable and supportable assumptions and projections. If actual market conditions are less favorable than those projected by management, asset impairment charges may be required. Management continues to evaluate overall industry and company-specific circumstances and conditions to identify indicators of impairment. No impairment was recognized for the six months ended June 30, 2011 or for the year ended December 31, 2010.

Impairment Losses on Goodwill

We evaluate goodwill for impairment at least annually, or more frequently if indicators of impairment arise, in accordance with the provisions of generally accepted accounting principles. Our evaluation of goodwill is measured by a two-step impairment test. The first step compares the fair value of our reporting units with their carrying amounts, including goodwill. If the carrying amount of our reporting units exceeds their fair value, we then compare the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. An impairment loss would be recognized to the extent that the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill. Estimates are based on reasonable and supportable assumptions and projections. If actual market conditions are less favorable than those projected by management, an impairment loss may be required to be recognized. Management will continue to evaluate overall industry and company-specific circumstances and conditions as necessary. No impairment was recognized for the year ended December 31, 2010. In addition, we do not believe that any of our reporting units are at risk of failing the initial step for calculating goodwill impairment as of June 30, 2011.

During the six months ended June 30, 2011, we have not adopted any new critical accounting policies, have not changed any critical accounting policies and have not changed the application of any critical accounting policies from the year ended December 31, 2010 that had a material impact on the financial statements.

Recent Accounting Pronouncements

In October 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-13, Multiple-Deliverable Revenue Arrangements included in the Accounting Standards Codification (“ASC”) in Topic 605 (Revenue Recognition). This accounting guidance requires an entity to apply the relative selling price allocation method in order to estimate a selling price for all units of accounting, including delivered items, when vendor-specific objective evidence or acceptable third-party evidence does not exist. This guidance is effective for fiscal years beginning on or after June 15, 2010. We have adopted this guidance effective January 1, 2011. The adoption of ASU 2009-13 did not have a material impact on our consolidated financial position and results of operations.

In October 2009, the FASB issued ASU 2009-14, Certain Revenue Arrangements That Include Software Elements, which is included in the ASC in Topic 985 (Software). ASU 2009-14 amends previous software revenue recognition guidance to exclude all tangible products containing both software and non-software components that function together to deliver the product’s essential functionality. ASU 2009-14 is effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. We have adopted this guidance effective January 1, 2011. The adoption of ASU 2009-14 did not have a material impact on our consolidated financial position and results of operations.

In December 2010, the FASB issued ASU 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations, which is included in the ASC in Topic 805 (Business Combinations). ASU 2010-29 amends previous business combinations disclosure of revenue and earnings as though the business combination occurred at the beginning of the comparable prior year annual reporting period. ASU 2010-29 is effective for business combinations entered into in fiscal years beginning on or after December 15, 2010. We adopted this guidance effective January 1, 2011. The adoption of this standard did not have a material impact on our consolidated financial position, results of operations or cash flows.

In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS, which is included in the ASC in Topic 820 (Fair Value Measurement). ASU 2011-04 amends the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. This accounting standard does not extend the use of fair value accounting, but provides guidance on how it should be applied where its use is already required or permitted by other standards within U.S. GAAP or International Financial Reporting Standards. This accounting standard is effective for our financial statements beginning January 1, 2012. We do not expect the adoption of this guidance will have a material impact on our consolidated financial position, results of operations or cash flows.

In June 2011, the FASB issued ASU 2011-05, Presentation of Comprehensive Income, which is included in the ASC in Topic 220 (Comprehensive Income). ASU 2011-05 requires companies to present items of net income, items of other comprehensive income (“OCI”) and total comprehensive income in one continuous statement or two separate consecutive statements for interim and annual reports. Presentation of OCI items in the statement of stockholders’ equity will no longer be allowed. This statement is effective for presentation of comprehensive income for fiscal years and interim periods within those years, beginning January 1, 2012.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Market Risk

We are exposed to changes in interest rates on our Senior Credit Facility. Our Senior Credit Facility is subject to variable interest rates dependent upon the Eurodollar floor. Under our credit agreement, the Eurodollar rate floor is 1.50% and the base rate floor is 2.50%. Interest rate changes therefore generally do not affect the market value of such debt but do impact the amount of our interest payments and, therefore, our future earnings and cash flows, assuming other factors are held constant. As of June 30, 2011, a one-eighth percent change in assumed interest rates on our Senior Credit Facility would have an annual impact of $1.3 million on our interest expense.

Foreign Currency Market Risk

Although the majority of our operations are conducted in United States dollars, our significant foreign operations are conducted in Euros and Great Britain Pounds. On a less significant basis, we conduct operations in the various currencies of the Asia-Pacific region, Canada and Latin America. Consequently, a portion of our revenues and expenses may be affected by fluctuations in foreign currency exchange rates. We are also affected by fluctuations in exchange rates on assets and liabilities related to our foreign operations. We have not hedged our translation risk on foreign currency exposure through the use of derivative instruments.

A 10% change in average foreign currency rates against the U.S. dollar during the six months ended June 30, 2011 compared to the average foreign currency exchange rates during the same period would have increased or decreased our revenues and net income by approximately $4.8 million and $0.9 million, respectively. A 10% change in average foreign currency rates against the U.S. dollar during the year ended December 31, 2010 compared to the average foreign currency exchange rates during the same period would have increased or decreased our revenues and net income by approximately $7.2 million and $1.3 million, respectively.

BUSINESS

Overview

We are a leading global provider of mission-critical business and technology services for the wireless telecommunications industry. For over 20 years, we have served as an integral third-party intermediary in the industry. Our product offerings include essential roaming clearing house and financial settlement services; text and multimedia message delivery services; and applications for facilitating network connectivity between mobile operators. The network footprint of most mobile operators is limited to their home geographies. As a result, mobile operators must interact with one another to provide the seamless coverage and services that their subscribers expect throughout the world. Mobile operators rely on us to facilitate these interactions with other operators because of our broad suite of transaction-based services, substantial technical and innovative expertise, global reach, high quality customer support and reliability.

In today’s highly competitive wireless industry, a key priority for the roughly 1,100 mobile operators around the world is to offer uninterrupted network coverage to, and seamless wireless connectivity for, subscribers. When subscribers connect using their own mobile operator’s network or with other subscribers of the same mobile operator, this objective is more readily achieved. However, when subscribers roam on other operators’ networks or connect with subscribers of a different mobile operator, new layers of complexity are introduced as a result of varying and often incompatible technologies, networks and devices. The latter scenario requires physical connections between operators’ networks and numerous agreements that govern these interactions. We believe it is often impractical, costly and inefficient for mobile operators to connect directly for certain data and transaction types, such as roaming, which makes it important to have a neutral and trusted third-party intermediary, such as us, interfacing between mobile operators. In addition, mobile operators use us as an intermediary to avoid sharing subscriber data with other mobile operators with whom they often compete.

We clear, route, translate and transport over a billion roaming and inter-carrier transactions on average each day. A “transaction” is generated by, among other things, an individual phone call, a text or multi-media message that is sent or received, or the initiation of a mobile data session between different operators’ networks. We also have a secure physical network infrastructure, consisting of 14 data centers and 14 network points-of-presence worldwide, for the connections between mobile operators required to complete these transactions. Our Network services provide connectivity to mobile operators and other telecommunications providers, allow subscribers to keep (or “port”) their phone numbers when switching mobile operators, and allow subscribers to utilize caller identification (“caller ID”) services. Our Messaging services allow mobile operators’ subscribers to send text and multimedia messages to other mobile operators’ subscribers and also facilitate text and multimedia messaging between enterprises and their customers. Through the use of our Roaming services by mobile operators, subscribers are able to make phone calls, send text and multimedia messages, and email and browse the internet while roaming on another mobile operator’s network.

We generate the majority of our revenues on a per-transaction basis, often generating multiple transactions from a single subscriber call, text message or data session. Demand for transactions is driven primarily by wireless subscriber growth, the frequency of subscriber roaming activity, the volume of wireless voice calls and data sessions, the number of Short Messaging Service (“SMS”) and Multimedia Messaging Service (“MMS”) messages exchanged and subscriber adoption of new wireless data services.

Mobile operators have come to trust and rely heavily on our high quality services, which are supported by our state-of-the-art, robust systems and scalable infrastructure. We play an increasingly important role in our customers’ operations, and we believe we have the number one or number two market position in each of the services which we provide.

We currently provide services to over 700 telecommunications providers, such as Verizon Wireless, Telefónica, Vodafone and China Unicom. We have maintained a customer contract renewal rate of 98% since 2006.

Business Developments

Carlyle Merger

On January 13, 2011 we consummated the Merger with an affiliate of Carlyle, under which the Carlyle affiliate acquired 100% of our equity. As a result of the Merger, our common stock is no longer listed for trading on the NYSE. In connection with the Merger, the following transactions occurred at consummation, referred to as the “Transactions”:

•	investment funds affiliated with Carlyle and certain co-investors capitalized Holdings with an aggregate equity contribution of $1,200.0 million;

•	we became obligated under the Senior Credit Facility, consisting of (1) our term loan facility and (2) our revolving credit facility;

•	we became obligated on the $475.0 million aggregate principal amount of outstanding notes issued under the indenture governing the outstanding notes;

•

each share of Syniverse’s common stock issued and outstanding, including any shares that were issued upon the automatic exercise of any options outstanding under our then-existing 2006 Employee Stock Purchase Plan, immediately prior to the effective time of the Merger (other than shares held by stockholders who properly exercised appraisal rights) was cancelled and converted into the right to receive $31.00 per share in cash, without interest, less applicable withholding tax;

•

each outstanding and unexercised option to purchase shares of Syniverse’s common stock, whether or not then vested, was cancelled and entitled the holder thereof to receive a cash amount equal to the excess, if any, of $31.00 over the per-share exercise price of such option, without interest, less applicable withholding tax;

•

each outstanding restricted stock award granted under a Syniverse equity plan became fully vested and the holder thereof was entitled to receive $31.00 per share in cash, without interest, less applicable withholding tax;

•

certain indebtedness of Syniverse was repaid and discharged, including its existing credit facilities and $175.0 million aggregate principal amount of existing 7 3/4% senior subordinated notes due 2013;

•

approximately $158.3 million of fees and expenses were paid relating to the foregoing, as of June 30, 2011, including placement and other financing fees (including fees and discounts payable to the lenders and initial purchasers in connection with our Senior Credit Facility and the offering of the outstanding notes); and

•	we delisted our common stock from the NYSE and deregistered our common stock under the Exchange Act.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information.

India Number Portability Services

In February 2009, we entered into a joint venture agreement to implement number portability services in India. This joint venture was awarded the license for Zone 1, which includes the service areas of Delhi, Mumbai and nine other areas. We expect to provide India’s telecommunications operators with number portability clearing house and centralized database solutions until March 2019. Number portability services in Zone 1 were fully launched on January 20, 2011.

Business Description

Services

We provide an integrated suite of mission-critical Network, Messaging and Roaming services for our customers, which are primarily utilized when mobile operators need to interact with one another. Most of our customers use multiple services from us, often spanning two or more of our service offerings. We have reevaluated our portfolio of product offerings, and effective January 1, 2011, we have shifted certain products between our service offerings. These changes primarily impacted the Network services and Roaming services offerings. All prior periods have been recast under the new alignment for comparative purposes. Our primary service offerings are as follows:

Network services. We offer Network services to both traditional and non-traditional mobile operators, which allow phone calls to connect and messages to be delivered. By providing mobile operators with connectivity to other networks, we allow them to avoid the cost and complexity of managing individual network connections to multiple operators. Network services includes interstandard roaming solutions, Mobile Data Roaming (“MDR”) services for Code Division Multiple Access (“CDMA”) operators, call setup and tear down, Signaling System 7 (“SS7”) solutions, internet protocol (“IP”) platform solutions, database services and number portability services. Interstandard roaming solutions and MDR revenues vary based on the number or size of data/messaging records provided to us by our customers for aggregation, translation and distribution among operators. These two services have historically been reported within our Roaming services offering and were realigned on January 1, 2011. Call setup refers to the process of retrieving and processing the routing information for a phone number when a call is placed, setting up a channel on which the call can take place and “tearing” down the call upon its completion. Our SS7 solutions provide a cost effective connectivity to other networks, thereby avoiding the cost and complexity of managing individual network connections with multiple operators. IP platform solutions enable the management, prioritization and transmission of data between mobile operator networks to support roaming for smartphones and other mobile data devices. Other network services offered allow mobile operators to provide number portability and caller ID services to their subscribers.

Messaging services. We provide mobile operators with routing, translation and delivery services for SMS and MMS messages sent from one operator’s network to another. While mobile operators have routing and delivery capabilities for subscribers within their own network, they do not generally have an efficient way to directly route and deliver messages to other operators’ networks as this would require a direct connection with each of over a thousand mobile operators throughout the world, as well as sophisticated translation capabilities between numerous mobile standards. Once one of our customers has determined that an SMS or an MMS message needs to be delivered outside of its network, the message is sent to us. From there, we determine where the message is going, translate the message so it can be read by the receiving network and deliver it. This is known as Peer-to-Peer (“P2P”) messaging. As part of our enterprise messaging business, known as Application-to-Peer (“A2P”) messaging, we provide enterprise customers with routing, translation and delivery services for direct communication with their customers and employees via SMS and MMS alerts. Our Messaging revenues are typically generated on a per-transaction (or per-message) basis and paid to us by the customer on whose network the message originated.

Roaming services. We operate the largest roaming clearing house in the world and process hundreds of billions of roaming transactions each year. A roaming transaction is generated whenever a subscriber from one mobile operator makes or receives a call, sends or receives an SMS or MMS message, or initiates a data session, in each case, while roaming on another operator’s network. Subscribers typically roam in places where their home operator’s network coverage is relatively limited or non-existent. In order to provide seamless global coverage, mobile operators enter into roaming agreements with one another to provide access for their subscribers to other operators’ networks offering superior coverage in a given geography. When its subscribers roam, the home operator must pay the visited operator for use of the network. Through our clearing house, we clear and settle roaming transactions generated by calls, messages and data sessions initiated by the home operator’s subscriber while roaming on the visited operator’s network. The information we provide determines the amount of roaming charges owed by one mobile operator to another. Revenues are paid to us by the visited operator who ultimately bills the home operator for use of its network. In addition to this core service, we provide mobile operators a number of other value-added services, including roaming data analytics, roaming agreement management and financial settlement services. Our Roaming revenues are typically generated on a per-transaction basis.

Other services. We provide technology turn-key solutions, including operator solutions for number portability readiness, prepaid applications, interactive video, value-added roaming services and mobile broadband solutions, also known as our ITHL business. Our ITHL business provides software services to customers primarily in the Asia Pacific region.

Segment Information

We operate as a single operating segment, since our chief operating decision maker decides resource allocations on the basis of our consolidated financial results.

Revenues by service offering are as follows:

	Successor	Predecessor
	Period from January 13 to June 30	Period from January 1 to January 12	Six Months Ended June 30,	Year Ended December 31,
	2011		2010	2010	2009	2008
	(in thousands)
Network services	$148,420	$9,181	$117,850	$254,118	$232,202	$254,104
Messaging services	91,413	6,198	96,748	190,949	61,384	36,113
Roaming services	97,951	6,368	86,812	188,549	168,842	187,861
Other	9,977	267	6,411	16,583	20,563	28,278

Revenues	$347,761	$22,014	$307,821	$650,199	$482,991	$506,356

Revenues by geographic region based on the “bill to” location on the invoice, are as follows:

	Successor	Predecessor
	Period from January 13 to June 30	Period from January 1 to January 12	Six Months Ended June 30,	Year Ended December 31,
	2011		2010	2010	2009	2008
	(in thousands)
North America	$272,209	$17,184	$241,362	$508,647	$351,378	$361,438
Asia Pacific	27,710	1,295	18,891	43,263	39,392	46,445
Caribbean and Latin America	19,962	1,428	19,461	38,604	32,817	30,666
Europe, Middle East and Africa	26,028	1,997	25,702	54,883	54,101	63,063
Off-Network Database Queries (1)	1,852	110	2,405	4,802	5,303	4,744

Revenues	$347,761	$22,014	$307,821	$650,199	$482,991	$506,356

(1)	Off-Network Database Queries are not allocated to geographic regions.

For the period January 13, 2011 through June 30, 2011, January 1 through January 12, 2011, and the six months ended June 30, 2010, we derived 78.3%, 80.5%, and 72.1%, respectively, of our revenues from customers in the United States. During the six months ended June 30, 2011 and 2010, we did not generate revenue in excess of 10% of revenues in any other individual country. For the years ended December 31, 2010, 2009 and 2008, we derived 71.9%, 68.7%, and 67.9%, respectively, of our revenues from customers in the United States. During the years ended December 31, 2010, 2009 and 2008, we did not generate revenues in excess of 10% of revenues in any other individual country.

Long-lived assets by geographic location were as follows:

	Successor	Predecessor
	June 30, 2011	December 31, 2010	December 31, 2009	December 31, 2008
	(Unaudited)
	(in thousands)
North America	$2,605,594	$741,886	$751,847	$604,508
Asia Pacific	7,679	41,347	41,664	42,870
Caribbean and Latin America	238	35	46	32
Europe, Middle East and Africa	6,262	240,131	266,655	268,205

Total long-lived assets	$2,619,773	$1,023,399	$1,060,212	$915,615

Industry Summary

The global wireless industry has grown significantly over the last decade, as consumer preferences have trended towards faster, more convenient ways to communicate and devices and services have become increasingly available and affordable to meet these robust demands. We believe the number of global mobile connections has grown substantially in recent years. At the same time, the growth in the overall number of mobile connections corresponded with substantial increases in messaging. From 2007 to 2009, worldwide SMS and MMS volume, in terms of the overall number of messages sent, grew at CAGRs of 40% and 45%, respectively, according to Portio. This trend of transaction volume growth has provided more individual revenue opportunities for our business. During the same time period, one of the more substantial growth opportunities for us has stemmed from mobile data traffic growth driven by the higher penetration of data devices and the build-out of faster networks, a trend that we expect to continue going forward. Cisco states that it expects worldwide mobile data traffic to increase 39 times overall from 2009 to 2014. Moreover, we believe that transaction growth in the wireless industry will continue and be driven by further global mobile penetration; the proliferation of smartphones and tablets; the deployment and expansion of existing third generation (“3G”) and fourth generation (“4G”) mobile networks (both of which transmit data at faster speeds than legacy networks); and economic growth globally and in emerging markets particularly.

We generate the majority of our revenues on a per-transaction basis, often generating multiple transactions from a single subscriber call, text message or data session. Transactions can be generated (and thereby accrue fees for us) across each of our Roaming, Messaging and Network services. Demand for transactions is driven primarily by wireless subscriber growth, the frequency of subscriber roaming activity, the volume of wireless voice calls and data sessions, the number of SMS and MMS messages exchanged and subscriber adoption of new wireless data services. Thus, large increases in data traffic, messaging volume, roaming and the overall number of global subscribers will have substantial, positive effects on the number of transactions we process, thereby driving higher revenues.

Network. Network services connect calls and messages between subscribers of different operators and supports roaming for smartphones and other mobile data devices. Many operators look to outsourced network providers like us to arrange for cost effective connectivity to other networks via our SS7 infrastructure, thereby avoiding the cost and complexity of managing individual network connections with multiple operators. SS7 is an industry standard signaling protocol used by most telecommunications operators in North America. The SS7 network’s core function is to relay the routing information for a phone number so that wireless calls can connect and messages can be delivered. SS7 and C7, a similar standard used outside of North America, support many other telecommunications functions, such as call setup and tear down, text message delivery, toll-free calling services, prepaid billing mechanisms and caller ID and number portability services. Growth in network services is driven by global wireless subscriber growth, the emergence of more non-traditional providers of wireless services (such as wireline operators and cable operators), increasing government-mandated number portability, consumer adoption of smartphones and other data devices and the standardization of additional operator service offerings, such as caller ID.

Messaging. Growth in messaging transaction volumes is driven by the lower cost of SMS relative to voice calls, the convenience and ease of messaging, and the ubiquitous access to messaging capabilities across networks and devices. In many emerging markets, where data capabilities are limited by network quality (second generation or “2G” networks) and less sophisticated devices (basic feature phones), subscribers are increasingly using less expensive SMS rather than voice services to communicate for business and social purposes. In developed markets, SMS growth has been further enhanced with the introduction of smartphones, which drive higher messaging volumes because of the availability of the full keyboard and more user-friendly display. As a result of these trends, subscribers are increasingly likely to communicate via SMS rather than make a phone call. A short conversation that would have consisted of one phone call in the past is now often replaced by several text messages, generating multiple fee-earning transactions for companies like ours. Additionally, as shown below, the use of MMS has seen rapid growth in recent years that is projected to continue as more devices become equipped with camera and video capabilities (which is also tied to the proliferation of smartphones and tablets). In addition, enterprises have begun to utilize SMS and MMS as a means to reach consumers for notification and marketing purposes. We believe that regulator-mandated reductions in messaging pricing will continue to drive growth going forward. Based on analysis produced by Portio, worldwide SMS traffic is estimated to grow at a CAGR of 16% from 5.4 trillion messages in 2009 to 11.5 trillion messages in 2014, while worldwide MMS traffic is estimated to increase at a CAGR of 26% during that same period.

Roaming. Roaming transaction volume growth is driven by travel trends, subscriber growth, and increasing voice, messaging and data usage. Informa forecasts global voice and SMS roaming traffic (which is based on the overall number of roaming minutes and roaming messages transmitted, respectively) to grow at CAGRs of approximately 19% and 10%, respectively, from 2010 to 2015 and anticipates global data roaming traffic (which is measured by the amount of megabytes of data transmitted per year, exclusive of SMS and MMS messages) will increase at a CAGR of approximately 30% during the same period. In emerging markets, we expect that increasing mobile penetration, economic growth, fragmented network coverage and reduced prices for devices and plans will drive strong roaming growth. Retail roaming rates are increasingly subjected to heightened scrutiny, as regulators become more concerned with “bill shock,” which results from the practice of some mobile operators charging consumers unexpectedly high fees for roaming and other services. We expect that declining retail roaming rates resulting from regulator-mandated tariff reductions and other market pressures will further increase roaming activity as we anticipate subscribers will become more inclined to roam as retail roaming rates decrease. This trend should generate greater transaction volume and revenues for providers like us.

We expect the technological complexities and operational challenges faced by communications providers to continue to grow as the industry evolves. These complexities and challenges are driven by a variety of wireless industry trends, including the growing number of wireless telephone subscribers, wireless roaming telephone calls, SMS and MMS messages and wireless data transactions. In addition, we believe the emergence of next-generation wireless communication services, such as Worldwide Interoperability for Microwave Access (“WiMAX”), Long Term Evolution (“LTE”) and Voice over Internet Protocol (“VoIP”) and the potential for future government-mandated changes within the industry (in particular, with respect to roaming), as well as the adoption of new applications for existing communications services, will further drive the need for our Roaming, Messaging and Network services.

Competition

We have a number of competitors for each specific service that we offer.

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Network. Our competitors for SS7 network connectivity and intelligent network services include TNS, Inc., AT&T, Tata Communications Limited and local exchange carriers. Mobile and fixed line operators may also choose to deploy and manage their own in-house SS7 networks. Our Network services compete with a variety of companies including TNS, Inc. and Aicent in the U.S. and Cable & Wireless, Global Crossing, France Telecom, BICS, KPN and Qwest internationally. Our primary competitors for number portability services are NeuStar, Inc., Telcordia Technologies, Inc. and

Accenture, as well as several other smaller companies. Our call processing services primarily compete with products from Tata Communications Limited and TNS, Inc.

•	Messaging. Our primary competitors include Sybase, an affiliate of SAP, Aicent and, to a lesser extent, NeuStar, Inc. and MACH Solutions, Ltd.

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Roaming. Our primary competitors for our clearing solutions include MACH Solutions, Ltd. and, to a lesser extent, TNS, Inc. and other smaller providers. Certain mobile operators also choose to deploy in-house interoperability and billing solutions for clearing their own and affiliate traffic.

Strategy

As we continuously evaluate strategies to enhance value, we have identified a number of growth opportunities, including the following:

Optimize existing business. We continue to seek opportunities to manage our business more efficiently and maximize our competitiveness and profitability. Our first priority is to continue delivering high quality, reliable services to our existing customer base by leveraging our global infrastructure. Our ability to deliver on this mission is evidenced by our customer contract renewal rate of 98% since 2006 and longstanding relationships with our core customers. We have also been successful in leveraging our customer service platform to identify additional services to be sold to existing customers. Over the last five years, revenues from our current top 10 customers have nearly doubled as a result of volume growth, the sale of additional services and strategic acquisitions. We plan to continue to provide high quality, mission-critical services to our customers and develop technologies in collaboration with these customers to meet their needs and further entrench ourselves within their businesses.

Continue global expansion. We continue to pursue opportunities around the world, including in new markets, and our efforts have resulted in new contract wins with leading operators in many markets, including the United Kingdom, France, China, Italy, Russia, India, South Korea, Mexico, Brazil and several African countries. As we pursue contract wins with major mobile operators in new geographies, we believe our local presence in these new markets will provide a platform for expanded product offerings and access to local customers, whom we target for new business opportunities. For example, in 2009, we were awarded a number portability contract in the fast-growing and highly attractive Indian wireless market, which has provided a platform through which we aim to gain market share in other business areas within Roaming and Messaging services in the Indian market. In addition, we recently expanded our relationship with Telefónica in Latin America by winning a contract to serve as the exclusive provider of implementation and ongoing administration services with respect to roaming agreements for 11 Latin American members of Telefónica’s group. Since 2005, we have grown our employee base from 797 employees primarily based in the U.S. to a global workforce of 1,635 full-time equivalent employees as of June 30, 2011, with most of that growth consisting of technology, operations and sales employees outside of the U.S. Over the coming years, we expect to continue to diversify our customer base beyond North America by utilizing our established global technological and sales infrastructure to secure customer wins across other key geographies as well as through potential strategic international acquisitions.

Focus on Free Cash Flow generation. We intend to focus on maximizing Free Cash Flow through continued revenue growth and cost management in order to expand Adjusted EBITDA margins and reduce leverage, as we have done historically. We have a largely fixed cost structure, allowing us to benefit from volume growth with low marginal costs. Our gross margins have exceeded 60% every year since 2005, and our operating margins have been over 26% in each of the last three fiscal years. Adjusted EBITDA margins have ranged from approximately 41% to 46% over the last three fiscal years, and we have consistently converted a substantial portion of Adjusted EBITDA into Free Cash Flow as a result of our low capital expenditures and working capital needs, thereby illustrating our scalable operating cost structure. See “Non-GAAP Financial Measures” included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” appearing elsewhere in this prospectus for the reconciliation of net income to Adjusted EBITDA and the reconciliation of net cash provided by operating activities to Free Cash Flow.

A significant portion of our capital expenditures in the year ended December 31, 2010 was spent on integration of acquisitions and growth opportunities, as opposed to ongoing maintenance. We plan to continue exploring opportunities to increase operational efficiencies within our service offerings and technology platforms in order to maximize our Free Cash Flow.

Expand product offerings and customer base. As wireless technologies evolve and the complexity of interoperability issues increases, we believe our ability to develop innovative technical solutions will put us in a position to address not only our existing customers’ evolving needs but those of future market participants as well. Similar to our success with Syniverse NEXT messaging solutions, we intend to work closely with our customers to identify and evaluate their business needs and to develop and implement solutions that have potentially broader application in the marketplace. Our experienced technology and sales teams work in collaboration with a number of our customers to address the interoperability issues associated with the development of 4G and LTE technologies. We also are currently assessing roaming and interoperability opportunities in emerging areas, such as mobile advertising, mobile payments, and location-based services, driven by subscriber and operator trends.

Pursue disciplined acquisition strategy. Throughout our history, we have been successful in making and integrating a number of accretive acquisitions, including the acquisitions of BSG Wireless and the VM3 acquisition. The BSG Wireless acquisition enhanced our data clearing house capabilities by consolidating technical and operational platforms, resulting in significant cost savings. Through the VM3 acquisition, we expanded our Messaging operations, enhanced our technical capabilities and increased scale in order to better meet customers’ growing demand for Messaging services. We intend to continue to selectively explore opportunities for strategic acquisitions. While we would not expect to alter our core business, future acquisitions may present opportunities to expand our range of services, customer base and cross-selling opportunities, as well as increase economies of scale or expand and deepen our geographic footprint.

Customers

We provide our services to over 700 telecommunications operators, many of whom are the world’s leading mobile operators, and to nearly 200 enterprise customers in over 160 countries. Our customers include mobile operators, telecommunications providers, internet service providers and social networking portals, cable companies and other non-traditional, enterprise clients, such as financial institutions, airlines and logistics companies. We serve most of the largest global wireless telecommunications providers including America Movil, AT&T Wireless, China Mobile, China Unicom, Orange, Reliance Communications, Sprint Nextel, T-Mobile, Telecom Italia, Telefónica, Telenor, TeliaSonera, Turkcell, Verizon Wireless, VimpelCom and Vodafone. We believe that maintaining strong relationships with our customers is one of our core competencies and that maintaining these relationships is critical to our success.

For the year ended December 31, 2010, sales to two customers, Sprint Nextel and Verizon Wireless, were 37% of revenues. No other customer represented more than 10% of revenues for the year ended December 31, 2010. For the year ended December 31, 2009, sales to one customer (Verizon Wireless) were 21% of revenues. No other customer represented more than 10% of revenues for the year ended December 31, 2009.

Our 10 largest customers for the year ended December 31, 2010 and the year ended December 31, 2009 represented approximately 60% and 50% of our revenues in the aggregate, respectively.

Employees

As of June 30, 2011, we had 1,635 full-time equivalent employees, approximately 40% of whom are located outside the U.S. Certain of our employees in various countries outside of the United States are subject to laws providing representation rights to employees on workers councils. Management believes that employee relations are good. These employees serve in our Sales and Marketing, Technology and Operations, and corporate support functions.

Sales and Marketing

As of June 30, 2011, our sales and marketing organizations included 167 people who identify and address customer needs and concerns, deliver comprehensive services and offer a comprehensive customer support system.

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Sales. Our sales team is geographically diverse and globally focused. Sales directors are organized geographically with global offices responsible for North America, Caribbean and Latin America, Asia Pacific and Europe/Middle East/Africa. Account managers are product specialists and work as a team to respond to customer needs.

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Marketing. Our marketing organization is comprised primarily of marketing communications employees. This organization is responsible for consistent communications and brand management globally. This includes product marketing, media relations, tradeshow and event planning and marketing communications.

Technology and Operations

Technology

As of June 30, 2011, our technology group was comprised of 688 professionals. This group performs all functions associated with the design, development, testing, implementation and operational support of our services. The primary functions of the Technology group include Product Management, Product Development and Life Cycle, Operational Support Services, Technology Services and Research and Development.

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Product Management. Working with the sales organization, product managers are responsible for managing the product’s positioning throughout the life cycle as well as managing costs and pricing. These responsibilities include developing strategic product and market plans, specifying product requirements, planning development resources and managing product launches.

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Product Development and Life Cycle. Delivers new product developments, enhancements and maintenance releases and develops integrated solutions that address customer needs across multiple areas including billing, messaging, decision support and reporting.

•	Operational Support Services. Provides 24 hours per day, seven days per week, 365 days per year operational product support to ensure a high level of service and system availability.

•	Technology Services. Responsible for maintaining the high quality of customer service through centralized testing, system/data base administration and configuration management.

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Research & Development. Responsible for researching new telecommunications technologies and identifying solutions which facilitate technology migration and interoperability functionality for operators.

Research and development costs are charged to expense as incurred. Research and development costs which are included in general and administrative expense in the consolidated statements of income amounted to $10.7 million, $9.9 million and $9.7 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Operations

As of June 30, 2011, we had 464 employees dedicated to managing internal operations and customer support functions. Key functions include:

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Customer Service, Documentation and Training. Provides “front-line” support for our global customers. Documentation and Training group publishes the technical documentation accompanying portfolio of services in multiple languages and also travels nationally and globally to provide strategic customer training.

•	Operator Business Process Outsourcing. Manages the outsourcing of operators’ personnel operations.

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Internal Operations Support. Manages internal hardware and software technology programs as well as the Local Area Network, Internet, email and departmental servers for our employees. Other internal operations functions include information security, facilities management and disaster recovery.

As of June 30, 2011, we had 87 employees dedicated to network provisioning, monitoring and support.

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Network Operations Center. We maintain a state-of-the-art Network Operations Center that actively monitors applications, network and connections to customers. The Network Operations Center provides support both domestically and globally 24 hours per day, seven days per week, 365 days per year. The Network Operations Center proactively identifies potential application, operating system, network, switch connectivity and call processing problems. These problems are managed through resolution with customers in conjunction with Inter-Exchange Operators, Local Exchange Operators, field engineering, our internal product support and development teams and vendors.

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Network Services. Designs, develops and supports our SS7 and Internet Protocol-based Intelligent Network Service offerings. Employees within Network Services work closely with other functional departments and vendors to ensure that we are engineering and monitoring cost effective and reliable network solutions which meet customers’ needs.

Governmental Regulation

Certain services we offer are subject to regulation by the United States Federal Communications Commission (“FCC”) that could have an indirect effect on our business. In particular, end-user revenues from selected services are used to determine our contribution to the FCC’s Universal Service Fund. Some of our customers may also be subject to federal or state regulation that could have an indirect effect on our business. We do not currently offer services that are deemed to be common carrier telecommunications services.

Intellectual Property Rights

We attempt to protect our intellectual property rights in the United States and in foreign countries through a combination of patent, trademark, copyright and trade secret laws, as well as licensing agreements and agreements preventing the unauthorized disclosure and use of our intellectual property. We currently maintain approximately 234 registrations and 36 applications in 38 countries covering our marks; approximately 57 patents and 30 patent applications, several jointly-owned with Verizon Communications in the United States and in foreign countries; and over 60 U.S. Copyright Registrations covering numerous software applications. In addition, we have attempted to protect certain of our technologies as trade secrets. In order to maintain the confidentiality of such trade secrets, we have not sought patent protection.

Properties

Our headquarters is located in a 199,000 square foot leased office space in Tampa, Florida. The lease term for the headquarters facility is eleven years and commenced on November 1, 2005. At our option, we have the right to renew the lease for two additional periods of five years each. The headquarters facility is a multi-purpose facility that supports our corporate administrative, North American sales, technology and operations functions. We lease 36,003 square feet of office space in Campbell, California, which supports our messaging technology and operations functions.

We lease several offices for our Asia Pacific operations including 8,812 square feet in Hong Kong and 40,835 square feet in Bangalore, India. The Bangalore, India facility primarily supports our technology and operations functions.

In Europe, we have leases for office space as follows: 20,782 square feet in Russelsheim, Germany and 6,441 square feet in London, England. These facilities comprise technology and operations functions.

In addition, we have a secure physical network infrastructure, consisting of 14 data centers and 14 network points-of-presence worldwide which are primarily facilitated through co-location leases.

We consider our facilities and equipment suitable and adequate for our business as currently conducted.

Legal Proceedings

We are currently a party to various claims and legal actions that arise in the ordinary course of business. We believe such claims and legal actions, individually and in the aggregate, will not have a material adverse effect on our business, financial condition, results of operations or cash flows.

MANAGEMENT

The following table sets forth the names and ages of members of our Board of Directors (the “Board” or “Directors”) and executive officers and the positions they held with us as of August 18, 2011:

Name	Age	Position
James A. Attwood	53	Chairman of the Board of Directors
Tony G. Holcombe	55	Vice Chairman of the Board of Directors
Kevin L. Beebe	52	Director
Stephen C. Gray	53	Director
Mark J. Johnson	37	Director
Raymond A. Ranelli	63	Director
Jeffrey S. Gordon	50	President and Chief Executive Officer, Director
Laura E. Binion	54	Senior Vice President and General Counsel
Alfredo T. de Cárdenas	47	President, Sales
David W. Hitchcock	50	Executive Vice President and Chief Financial Officer

James A. Attwood, Jr. became a director of the Company in January 2011. He is a managing director of The Carlyle Group, a company he joined in 2000 and currently serves as the head of Carlyle’s Telecommunications and Media team. Prior to joining The Carlyle Group, Mr. Attwood served as Executive Vice President for Strategy, Development and Planning at Verizon Communications, Inc. from 1996 to 2000. At Verizon (and GTE prior to that), Mr. Attwood was responsible for the oversight of all strategic planning, alliances, ventures, corporate strategy, development and M&A activities. Prior to joining GTE, Mr. Attwood served as an investment banker at Goldman, Sachs & Co. for 11 years, working in both the New York and Tokyo offices. Mr. Attwood graduated summa cum laude from Yale University in 1980 with a B.A. in applied mathematics and an M.A. in statistics. In 1985, he received both J.D. and M.B.A. degrees from Harvard University. Mr. Attwood serves as a member of the Boards of Directors of CoreSite Realty, Insight Communications and The Nielsen Company. We believe Mr. Attwood’s previous experiences in the telecommunications industry and his current responsibilities at The Carlyle Group, the Company’s largest shareholder, qualifies Mr. Attwood to serve on the Board of Directors.

Tony G. Holcombe has served as a member of the Board of Directors of the Company since 2003 and served as the President and Chief Executive Officer of the Company from January 2006 until his retirement from management of the Company, effective July 1, 2011. Mr. Holcombe continues to serve as the Vice Chairman of the Board of Directors of the Company. From December 2003 to November 2005, Mr. Holcombe served in various executive positions at Web MD, including as President of its Emdeon Business Services segment (formerly known as WebMD Business Services) and as President of Web MD. From 2002 to 2003, Mr. Holcombe was Chief Executive Officer of Valutec Card Solutions. From 1997 to 2002, Mr. Holcombe served in various executive positions at Ceridian Corporation and its subsidiaries, including Executive Vice President of Ceridian Corporation. Prior to joining Ceridian Corporation, from 1994 to 1997, Mr. Holcombe was President and Chief Executive Officer of National Processing, Inc. Mr. Holcombe serves on the Board of Directors of the Cellular Telephone Industry Association and the Wireless Foundation. Mr. Holcombe holds a Bachelor of Arts degree from Georgia State University. We believe Mr. Holcombe’s previous experience as Chief Executive Officer of the Company and his knowledge of the mobile telecommunications industry qualifies him to serve on the Board of Directors.

Kevin L. Beebe was elected as a director of the Company in January 2011. He has served since November 2007 as the President and Chief Executive Officer of 2BPartners, LLC, a partnership that provides strategic and operational advice to private equity clients and private and public companies. From 1998 to 2007, Mr. Beebe was Group President of Operations at Alltel Corporation, a telecommunications services company. Prior to joining Alltel, Mr. Beebe served as Executive Vice President of Operations at 360° Communications Co., a wireless communications company, from 1996 to 1998. Mr. Beebe also held numerous positions of increasing responsibility at Sprint Corporation, including Vice President of Operations, from 1984 to 1995. Mr. Beebe graduated with honors from Kutztown University in 1981 with a B.A. in economics and received his M.A. in economics from Bowling Green University in 1982. Mr. Beebe serves as a member of the Board of Directors of Skyworks Solutions, SBA Communications, Sting Communications and Nextel International. We believe Mr. Beebe’s previous experience in and knowledge of the mobile telecommunications industry, including his experience as a senior officer of several of the Company’s largest customers, qualifies him to serve on the Board of Directors.

Stephen C. Gray was elected as a director of the Company in January 2011. He is the founder of Gray Venture Partners, LLC. Mr. Gray has served as Chairman of SecurityCoverage, Inc., a provider of personal security software and PC support services, since October 2005. He has also served as Chairman of ImOn Communications, LLC, a cable and telecommunications operator in Cedar Rapids, Iowa, since January 2007, as Chairman of HH Ventures, LLC (d/b/a ReadyMobile, LLC) a prepaid wireless services provider, since August 2009, as Chairman of Involta, LLC, a provider of computer data storage centers, since December 2010, and as a senior advisor to The Carlyle Group since December 2007. Mr. Gray currently serves as a director of Insight Communications, Inc., and CommScope, Inc., which are Carlyle portfolio companies, and until October 2010, served as a Director of Hawaiian Telecom Communications, Inc. From 1994 to 2004, Mr. Gray served as the President of McLeodUSA Incorporated. Mr. Gray joined McLeodUSA in 1992 as its Chief Operating Officer. Mr. Gray was also a member of the Board of Directors of McLeodUSA from 1992 to 2004 and a member of the Executive Committee from 2001 to 2004. From August 1990 to September 1992, Mr. Gray served as Vice President of Business Services at MCI Communications Corp., and from February 1988 to August 1990, he served as Senior Vice President of National Accounts and Carrier Services for TelecomUSA, Inc. From September 1986 to February 1988, Mr. Gray held a variety of management positions with Williams Telecommunications Company. Mr. Gray is a graduate of the University of Tennessee. We believe Mr. Gray’s current and prior service on numerous boards in the telecommunications industry and his experience as a senior executive officer of several companies qualifies him to serve on the Board of Directors.

Mark J. Johnson became a director of the Company in January 2011. He is a Principal in the U.S. Buyout Fund at The Carlyle Group where he is responsible for sourcing, executing and managing leveraged buyouts and growth equity investments in the communications sector globally. Prior to joining The Carlyle Group, Mr. Johnson was a member of the private equity team at the Blackstone Group where he executed private equity investments in an array of industries. Mr. Johnson has also worked at JH Whitney & Co., Level (3) Communications and Merrill Lynch. Mr. Johnson served as a member of the Obama ‘08 Telecommunications, Media & Technology Policy Group and both the Technology, Innovation and Government Reform (TIGR) and CFTC Agency Review transition teams. Mr. Johnson is a graduate of Princeton University and received his M.B.A. from the Harvard Business School. Mr. Johnson has served as a member of the Board of Directors of TRW Automotive Holdings, Insight Communications and the Governing Board of St. Albans School. We believe Mr. Johnson’s previous experience in the private equity markets as well as his current responsibilities at The Carlyle Group, the Company’s largest shareholder, qualifies him to serve on the Board of Directors.

Raymond A. Ranelli was elected as a director of the Company in January 2011. He has served as a Senior Advisor to Welsh, Carson, Andersen and Stowe since 2009, where his responsibilities include ensuring best practices on Audit Committees. From 1982 to 2003, Mr. Ranelli was a partner at PricewaterhouseCoopers where he held several positions including Audit Partner, Transaction Services Partner, Managing Partner of the Washington D.C. Regional Offices and Vice Chairman and Global Leader of the Financial Advisory Services practice with operations in twenty countries. Mr. Ranelli serves as a member of the Board of Directors of United Surgical Partners International, United Vision Logistics and Ozburn-Hessey Logistics, LLC. We believe Mr. Ranelli’s expertise in accounting and prior service on audit committees of other companies qualifies him to serve on the Board of Directors.

Jeffrey S. Gordon became our President and Chief Executive Officer and member of the Board of Directors on July 1, 2011, and previously served as our Chief Technology Officer since January 2008. Prior to joining Syniverse, commencing in 1997, he held a number of leadership positions at Convergys Corporation, most recently as Senior Vice President of Industry Solutions. Prior to Convergys, he served in a wide range of key technology positions at Bell Atlantic, IBM and General Electric. Mr. Gordon, who is the author of seven U.S. patents relating to systems architecture and wireless communications, earned his Bachelor’s degree in Electrical Engineering honors from Purdue University and is a graduate of the IBM Systems Research Institute. We believe that Mr. Gordon’s previous experience at the Company and other telecommunications providers and his current role as Chief Executive Officer of the Company qualifies him to serve on the Board of Directors.

Laura E. Binion became our Senior Vice President, General Counsel in June 2008. Prior to joining Syniverse, Ms. Binion served as Executive Vice President and General Counsel of CheckFree Corporation, a position she held from 2001 to 2007. From 1986 to 2001, Ms. Binion held various positions in the legal departments of Verizon Wireless (or its predecessor companies—Contel Corporation, Contel Cellular, GTE Corporation and GTE Wireless), including General Counsel of Contel Cellular from 1991 to 1995 and Vice President and General Counsel of GTE Wireless from 1997 to 2000. Prior to joining Contel Corporation in 1986, Ms. Binion was an associate at the law firms of Parker, Hudson, Rainer, Dobbs & Kelly and Kutak, Rock & Huie. Ms. Binion earned both a Bachelor’s degree in Political Science and a Juris Doctor degree from the University of Georgia.

Alfredo T. de Cárdenas became our President of Global Sales and Customer Support on July 1, 2011, and previously served as our Executive Vice President, Americas since March 2008. Prior to joining Syniverse, commencing in 1992, Mr. de Cárdenas held a number of key leadership roles for Nortel Networks, including General Manager of Converged Multimedia Networks, and various vice president positions in carrier support and operations, sales, marketing, customer care, and network operations. Mr. de Cárdenas earned his Master’s degree in Business Administration from Nova Southeastern University and his Bachelor’s degree in Industrial and Systems Engineering from Florida International University.

David W. Hitchcock became our Executive Vice President and Chief Financial Officer in June 2007, and on July 1, 2011, also became our Chief Administrative Officer. Prior to joining Syniverse, Mr. Hitchcock was Chief Financial Officer of North America for Alcatel-Lucent. Mr. Hitchcock has almost 20 years of experience in corporate finance, mainly with AT&T and Lucent Technologies. Commencing in 2003, he has held a wide range of key financial leadership roles, including Corporate Controller for Lucent Technologies as well as Business Operations and Financial Vice President for Lucent Worldwide Services. Mr. Hitchcock earned both his Bachelor’s degree in Accounting and Master’s degree in Business Administration from Wake Forest University. He is a certified public accountant.

Governance Matters

Selection of Directors

As a result of the Merger, the Company has one shareholder. This shareholder elects all of the members of the Board. The shareholder has selected Directors who have skills, experience and backgrounds that are relevant to the key strategic and operational issues that impact the Company. Directors are typically selected based upon their character, track record of accomplishment in leadership roles, as well as their professional and corporate expertise, skills and experience. There are no procedures pursuant to which holders of the notes may recommend nominees to the Company’s Board.

Independence of Directors

As a result of the Merger, the Company’s stock is no longer traded on the NYSE. However, the Board continues to use the listing standards of the NYSE to determine whether or not the members of the Board are independent. Under these standards, Messrs. Attwood, Johnson, Gordon and Holcombe are not independent directors.

Board Committees

The Board of Directors has established two standing committees—the Audit Committee and the Compensation Committee.

The Audit Committee is comprised of Messrs. Raymond Ranelli (Chairman), Stephen C. Gray and Mark Johnson. Mr. Ranelli is an “audit committee financial expert” as defined by Item 407 of Regulation S-K promulgated by the SEC and all members of the Audit Committee are “financially literate” as that term is used under the applicable rules of the NYSE. Messrs. Ranelli and Gray are independent in accordance with the guidelines and the applicable rules of the NYSE.

The Compensation Committee is comprised of Messrs. James A. Attwood, Jr. (Chairman), Kevin L. Beebe and Stephen C. Gray. None of the members of the Compensation Committee was an officer or employee of the Company in 2010 or any time prior thereto. During 2010, none of the members of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. None of our executive officers served as a member of the board or compensation committee, of any other company whose executive officer(s) served as a member of our Board of Directors or our Compensation Committee.

2011 Director Compensation

Each independent director, and Mr. Holcombe, receives an annual retainer of $60,000. The Chairman of the Audit Committee receives an additional $15,000 and each non-Chair member of the Audit Committee and the Compensation Committee receives an additional $7,500. Each director may elect to receive up to fifty percent of his cash fees in the form of shares of common stock of Holdings. In 2011, Mr. Ranelli made such an election with respect to $20,000 of his cash fees and, accordingly, received 2,000 shares of common stock of Holdings. In addition, on April 6, 2011, each independent director received a one-time grant of 30,000 stock options of Holdings, which stock options have a $10.00 exercise price and vest in five equal annual installments beginning on the one-year anniversary of the date of grant.

Code of Ethics

We have adopted a Code of Ethics that applies to all employees. A copy of our Code of Ethics is available on our website www.syniverse.com, under the heading “About Us”, “Code of Business Conduct” free of charge.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The Compensation Discussion and Analysis (CD&A) focuses on compensation paid to our named executive officers for the year 2010, a time period prior to the Merger in which the Company’s stock was publicly traded. The impact of the Merger on executive compensation and changes made to executive compensation which are effective for the year 2011 are discussed under the sections “—Impact of the Merger on Executive Compensation” and “—Post-Merger Executive Compensation Actions.” Unless the context requires otherwise, references to the “Compensation Committee” or the “Committee” in this CD&A refer to the Compensation Committee of our Board prior to the Merger.

In 2010 the Company’s compensation program for its executive officers was designed to attract, motivate, reward and retain key executives and employees in order to enhance shareholder value by emphasizing performance-based compensation. The named executive officers listed in our compensation tables, which we refer to as NEOs, received cash compensation in the form of base salary and an annual bonus, payable only upon the Company’s successful attainment of specific financial goals. The NEO received long-term equity compensation in the form of stock options and performance-based restricted stock awards. We targeted total compensation for our executive officers, comprised of base salary, annual cash bonus and long-term equity compensation, to fall between the 50th and 75th percentile of competitive practice for comparable organizations.

Compensation Philosophy and Objectives

The Company’s 2010 compensation program for its executive officers was designed to attract, motivate, reward and retain key executives and employees to enhance shareholder value by emphasizing performance-based compensation. The program was directed towards motivating executives to achieve the business objectives of the Company, to reward them for their achievements and to attract and retain executive officers who contribute to the long-term success of the Company. The Company believes that its compensation programs linked performance to both annual and long-term goals and objectives.

Our policy for allocating between currently paid and long-term compensation was to provide adequate base compensation to attract and retain personnel, while offering additional incentives to achieve short-term and longer-term financial performance goals and to maximize long-term value for our shareholders. Our policy provided us the flexibility to allocate between short-term and long-term compensation and between cash and equity-based compensation. We provided cash compensation in the form of a base salary to meet competitive salary norms. In addition, we provided annual cash bonuses which reward executive performance against short-term goals. Finally, we provided awards under our long-term equity incentive program developed in 2009, which we refer to as the 2009 Program, to align executive pay with long term gains in shareholder value and long-term financial performance results.

The primary objectives of our 2010 compensation program were:

•	to attract and retain the best possible executive talent;

•	to achieve accountability for performance by linking annual cash incentive compensation to the achievement of measurable performance objectives; and

•	to align executive officers’ incentives with increases in shareholder value and the achievement of corporate objectives.

The amount of aggregate compensation of each NEO was determined by the Compensation Committee, which considered the following factors in making its determination:

•	performance against corporate objectives for the year;

•	value of an individual’s unique skills and capabilities to support our objectives;

•	contribution as a member of the executive management team; and

•	relevant market data for comparable positions in comparable companies.

Our NEOs for 2010 are Mr. Tony G. Holcombe, Chief Executive Officer; Mr. Jeffrey S. Gordon, Chief Operating Officer, Mr. David W. Hitchcock, Chief Financial Officer; Mr. Eugene Bergen Henegouwen, Executive Vice President and Managing Director—Europe, Middle East and Africa; and Mr. Alfredo T. de Cárdenas, President—Sales. As discussed later in this CD&A, Mr. Holcombe retired effective July 1, 2011, and Mr. Gordon became our new Chief Executive Officer as of such date. In addition, Mr. Bergen Henegouwen has agreed that he will continue to work for the Company on a part-time basis through December 31, 2011 as an Executive Consultant, and his employment will terminate on January 1, 2012. Effective July 1, 2011, Mr. Hitchcock accepted an expanded role of Chief Financial and Administrative Officer, and Mr. De Cárdenas accepted an expanded role of President of Global Sales and Customer Support.

Oversight of Compensation Program

The Compensation Committee of our Board of Directors administers the compensation policies for the Company’s executive officers and directors. The Compensation Committee is also responsible for approving the equity compensation of executive officers under the Company’s long-term equity incentive plans. The Compensation Committee reviewed and approved all components of our Chief Executive Officer’s and each other NEO’s compensation, including salary, bonus, equity and long-term incentive compensation, the dollar value to the executive and cost to the Company of all perquisites and other personal benefits, and under several potential severance and change-in-control scenarios.

The Compensation Committee has the authority to engage outside advisors to assist it in fulfilling these responsibilities. In 2010, the Compensation Committee retained Mercer (US) Inc. as its third party advisor. Mercer provides objective data analysis and advice to the Compensation Committee regarding the Company’s executive and non-employee director compensation programs. All of the decisions with respect to determining the amount or form of compensation for the Company’s executive officers were made by the Compensation Committee and may reflect factors and considerations other than the information and advice provided by Mercer.

The Compensation Committee considered the results of a market study performed by Mercer in 2008 in making its decisions regarding executive pay in 2010. The key objectives of this study, which we refer to as the 2008 Study, were to:

•	assess pay competitiveness for all senior vice presidents and above,

•	review the targeted pay positioning under the Company’s executive compensation strategy,

•	compare relative pay and performance alignment for the Company and its industry peers,

•	review equity plan dilution levels and grant practices and long-term incentive grant practices,

•	review the 2006 Amended and Restated Long-Term Equity Incentive Plan (the “2006 Plan”) and recommend changes as deemed appropriate regarding award opportunities, mix and vesting provisions, and

•	model various share reserve requests for additional shares under the 2006 Plan as that plan was almost out of shares available for full value grants such as restricted stock.

The Company did not retain Mercer in connection with changes made to its compensation programs in 2011 after the Merger.

Determining Executive Compensation

Review of Competitive Practice. In making compensation decisions with respect to the total compensation opportunity provided to the Company’s NEOs, the Compensation Committee considered a number of factors, including the competitive market for executives and compensation levels provided by comparable companies to similarly situated executives and sought to provide compensation that is competitive in the marketplace and aligned with our performance. As part of the 2008 Study, Mercer analyzed the Company’s executive pay practices and compared these practices to both an industry peer group and broader market published survey data for comparably-sized organizations. In addition, the Company periodically reviewed other published compensation data to determine market competitiveness. Each of these data sources is more fully described below.

Peer Group Analysis. The industry peer group analyzed as part of the 2008 Study consisted of the following eleven companies, each of which is in the communications services, software and/or business/data processing services sector.

Akamai Technologies, Inc.	Equinix, Inc.

Global Payments Inc.	Informatica Corp.

NeuStar, Inc.	Premiere Global Services, Inc.

Sybase, Inc.	Tibco Software Inc.

Total System Services Inc.	TNS, Inc.

VeriSign, Inc.

We refer to the above industry peer group as the 2008 Industry Peer Group.

The 2008 Industry Peer Group was selected based on input from management and the former Chairman of the Board of Directors and on a variety of criteria including industry focus, company size, growth and profitability, a focus on global operations and the Company’s recruiting experiences. In terms of size, at the time of the 2008 Study, the Company was at or below the 2008 Industry Peer Group 25th percentile levels for net sales and equity market cap in the four quarters ending June 30, 2008 and was comparable with the 50th percentile for EBITDA and net income. As of June 30, 2008, the Company’s total shareholder return was above the 2008 Industry Peer Group 75th percentile on a one year basis and slightly below the 25th percentile on a 3 year annualized basis. In evaluating the pay comparison of the NEOs versus the 2008 Industry Peer Group, the Compensation Committee took into consideration the difference in the Company’s size versus this size of the companies in the 2008 Industry Peer Group.

Review of Broader Market Data. In addition to market pay data from the 2008 Industry Peer Group, Mercer also compared the Company’s executive pay practices with broader market published survey data for comparably-sized organizations. Data sources used in this analysis included executive compensation surveys published in 2008 by Mercer, Radford and Watson Wyatt. Market values were derived from reported pay levels for comparable positions at companies within the telecommunications, technology, and broader market sectors with revenues generally falling within a range of 50% to 200% of the Company’s revenues. Published survey sources did not provide a listing of participating organizations within the above-referenced revenue range and industries. We refer to this boarder market published survey data as the 2008 Broader Market Data.

Review of Other Published Data. The Compensation Committee periodically reviewed compensation surveys to obtain market pay data for comparable positions in similar companies, including the 2008 U.S. Executive Radford Survey and the Mercer U.S. Global Executive Survey. In addition, the Compensation Committee reviewed country or region specific surveys for certain of our executives who are not located in the United States. Specifically, the Compensation Committee utilized two international surveys in connection with our determination of appropriate compensation for our non-U.S. officers: the Radford International Survey and the IPAS Global Technology Survey. Each of these broad-based international studies includes data submitted by hundreds of public and private companies in countries throughout the world. The companies generally are in the technology business and range in size from $200 million to $5 billion in annual revenues.

The Compensation Committee reviewed comparable data for base salary, bonus and long-term compensation and target compensation for our executive officers, seeking to target total compensation between the 50th and 75th percentile of competitive practice. The Compensation Committee believed this was an appropriate target compensation level in that it allowed the Company to recruit highly qualified and experienced executive talent from comparable or larger-sized organizations, many of which provided higher levels of pay, and allowed the Company to recruit and retain executives around the world as necessary for its global operations.

Named Executive Officers’ Role in Determining Compensation. The Compensation Committee reviewed and approved the compensation of our

NEOs in 2010 with input from our Chief Executive Officer and Chief Human Resources Officer for executive officers other than themselves. The Chief Executive Officer and Chief Human Resources Officer developed and recommended appropriate performance measures and targets for individual compensation levels and compiled the competitive benchmark data as described above. The Chief Executive Officer and Chief Human Resources Officer did not participate in the discussions or decisions regarding their own compensation.

Executive Compensation Programs

In 2010, our executive officer compensation consisted of three components:

•	base salary;

•	annual incentive compensation; and

•	long-term equity incentive compensation.

Each of these elements is discussed in more detail below.

Base Salary. We provided a base salary to attract and retain executive officers and provide them with a fixed and predictable income stream that compensates them for their services during the year. The Compensation Committee reviewed salary ranges and individual salaries for senior executives in 2010 to determine whether individual salary adjustments were necessary. The Compensation Committee considered, among other things, available market data, the scope of job responsibilities, business performance, subjective assessments regarding the individual’s performance and contribution to the success of the Company, external labor market conditions, economic trends and Company performance.

As discussed above, the Compensation Committee generally seeks to target base salaries for executive officers between the 50th and 75th percentile of competitive practice, but it also takes into account the nature of the position, the responsibilities, skills and experience of the executive and his or her performance, and the Company’s recruiting experiences. The Compensation Committee considers compensation to be competitive and aligned with the Company’s pay strategy if it falls within 20% of the targeted positioning (i.e., if the “Market Position Relative to the 50th Percentile” is between 80% and 120% of the 50th percentile).

In 2010, the Compensation Committee increased the salaries of our NEOs as described in the table below. In addition to considering the factors described above, the Compensation Committee also considered that the executive officers had not received any increases in salary in 2009 and that the proposed increased were in line with increases given to all employees within the Company.

Named Executive Officer	2009 Base Salary	2010 Base Salary	Percentage Increase
Tony G. Holcombe	$535,000	$547,840	2.4%
Jeffrey S. Gordon	$350,000	$360,500	3.0%
David W. Hitchcock	$350,000	$385,000	10.0%
Eugene Bergen Henegouwen	€300,000	€300,000	0%
Alfredo T. de Cárdenas	$350,000	$374,500	7.0%

Annual Incentive Compensation. In 2010 the purpose of the annual incentive plan was to focus executives and other management employees on key goals in support of our annual business plan and reinforce a results-oriented management culture by providing opportunities to earn cash incentive awards based on the financial results of the Company. The 2010 annual incentive plan did not include an individual performance element because the Compensation Committee decided to focus the employees solely on the objective, quantifiable measures of corporate, and if applicable, regional performance. The annual incentive plan applicable to the NEOs was the same annual incentive plan available to all eligible Company employees. For each individual, the annual incentive was calculated by using a combination of factors.

First, each eligible employee, including each NEO, was assigned a target annual incentive award opportunity which was reflected as a percentage of his or her base salary. For 2010, Mr. Holcombe’s target annual award opportunity was 85% of his base salary; Messrs. Gordon and Hitchcock’s target annual award opportunity was increased from 60% to 70% of base salary and Messrs. Bergen Henegouwen and de Cárdenas’s target annual award opportunity remained at 60% of their base salaries. These percentages were set by the Compensation Committee and based on external market data.

Second, the Compensation Committee chose certain corporate financial measures which it believed were important indications of how well the Company was performing and on which it wanted our executives to focus during 2010. In calculating the awards, each financial measure operated independently of the others. The Compensation Committee assigned each corporate financial measure a weighting indicating how important a particular measure would be in calculating the annual incentive awards. For 2010, the Compensation Committee selected the following measures and weightings for determining annual incentive awards for the NEOs with company-wide responsibilities, including Messrs. Holcombe, Gordon and Hitchcock:

Financial Measure	Weighting
Syniverse consolidated Net Revenues	40%
Syniverse consolidated Adjusted EBITDA	40%
Syniverse consolidated Free Cash Flow	20%

The Compensation Committee chose these financial measures because it believed they provided a balanced, comprehensive measurement of the Company’s overall financial performance, and focused executives and other plan participants on profitable growth. Additionally, these measures were reported by the Company each quarter and annually when it reported its quarterly and annual earnings to its shareholders. By using the same metrics that were used by shareholders to value the Company’s stock, the Compensation Committee believed it was closely aligning the objectives of the Company’s executives with those of its shareholders.

For executives with regional responsibilities, including Messrs. Bergen Henegouwen and de Cárdenas, the majority of the annual incentive award opportunity was tied to performance results within such executive’s applicable region, along with a smaller portion tied to company-wide objectives to encourage collaboration, as follows:

Financial Measure	Weighting
Syniverse consolidated Net Revenues	10%
Syniverse consolidated Adjusted EBITDA	10%
Syniverse consolidated Free Cash Flow	5%
Region revenues	50%
Region expense management	15%
Region new business revenue	10%

The Compensation Committee believed it was important to include region revenues and region expense management in the financial metrics for executives with regional responsibilities because these were the financial metrics which could be most impacted by actions of the regional executives. In addition, in 2010, the Compensation Committee added new business revenue as a region metric because it believed that new business revenue was critical to the future success of the Company and could be most impacted by the actions of the regional executives with responsibility for new sales.

Third, the Compensation Committee established a threshold, a target and a superior performance goal for each financial measure. Calculations between the threshold and the superior goals were linear (which means they were determined using straight line interpolation).

In 2010, the goals established by the Compensation Committee were as follows:

Financial Measure*	Threshold	Target	Superior
Syniverse consolidated Net Revenues	$610 million	$620 million	$640 million
Syniverse consolidated Adjusted EBITDA	$255 million	$260 million	$270 million
Syniverse consolidated Free Cash Flow	$110 million	$115 million	$120 million
EMEA revenues (for Mr. Bergen Henegouwen)	$54.7 million	$56.7 million	$58.7 million
EMEA expense management (for Mr. Bergen Henegouwen)	$4.8 million	$4.8 million	$4.3 million
EMEA new business revenue (for Mr. Bergen Henegouwen)	$6.8 million	$9.3 million	$11 million
Americas revenues (for Mr. de Cárdenas)	$507.7 million	$513.5 million	$530.8 million
Americas expense management (for Mr. de Cárdenas)	$15 million	$15 million	$13.5 million
Americas new business revenue (for Mr. de Cárdenas)	$26.9 million	$32.3 million	$38.5 million

*	For purposes of determining whether these targets were achieved, Net Revenues, Adjusted EBITDA and Free Cash Flow are considered non-GAAP financial measures. See “Non-GAAP Financials Measures” included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” appearing elsewhere in this prospectus for a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure presented in accordance with GAAP and the reasons management believes the presentation of these non-GAAP financial measures provide useful information.

If the Company’s financial performance reached the threshold goal, then the percentage of the annual incentive cash award attributable to that financial measure would be calculated at 50% of the individual’s annual target incentive. If the Company’s financial performance reached the target goal, the percentage was 100% and if the Company’s financial performance reached the superior goal, the percentage was 150% of the target award opportunity. The table below sets forth the percentage of each NEO’s base salary payable upon the Company achieving the financial performance goals described above.

	Threshold	Target	Superior
Tony G. Holcombe	42.50%	85.00%	127.50%
Jeffrey S. Gordon	35.00%	70.00%	105.00%
David W. Hitchcock	35.00%	70.00%	105.00%
Eugene Bergen Henegouwen	30.00%	60.00%	90.00%
Alfredo T. de Cárdenas	30.00%	60.00%	90.00%

For all employees at the director level and above, which includes all of our NEOs, the Compensation Committee may decrease, but not increase, annual incentive awards based on individual performance. The annual incentive award may be decreased to 0% if the employee’s individual performance is rated as “unsatisfactory,” or to anywhere between 0 and 50% of the amount he would otherwise have been awarded if the employee’s individual performance is rated “limited effectiveness”. For 2010, the Compensation Committee reviewed the Chief Executive Officer’s performance, and the Chief Executive Officer reviewed each of the other NEO’s performance. None of the NEOs received a rating in the two categories discussed above. Therefore, no adjustments were made to the awards given to our NEOs based on individual performance.

In addition, the Compensation Committee may apply discretion to the final determination of any incentive payment for situations where unanticipated events would either unduly reward or unduly deprive participants of just rewards based upon factors beyond their control. For 2010, the Compensation Committee did not use this discretionary authority to adjust the incentive payouts.

In 2010, the Company achieved extremely successful financial results. Consolidated Net Revenues, consolidated cash flow and Americas revenue all exceeded the superior goals. Consolidated Adjusted EBITDA, Americas expenses and EMEA expenses exceeded the target goals. Americas new business and EMEA revenues exceeded the threshold goals. EMEA new business did not reach its threshold goals. Based on these results, the Compensation Committee of the Board of Directors following the Merger approved the following bonuses for the fiscal year 2010.

	2010 Annual Incentive Plan Award		% of Base Salary
Tony G. Holcombe		$686,389	125%
Jeffrey S. Gordon		$371,964	103%
David W. Hitchcock		$397,248	103%
Eugene Bergen Henegouwen	*$	254,557	62%
Alfredo T. de Cárdenas		$301,427	80%

*	Mr. Bergen Henegouwen’s annual incentive award was paid in Euros. The dollar amount shown in the chart is based on the conversion rate on December 31, 2010 (1.3252).

Long-Term Equity Incentive Plan. In 2010, we maintained the 2006 Plan which provided for grants of stock options, stock appreciation rights, restricted stock, restricted stock units and performance awards. Directors, officers and employees of the Company and its subsidiaries, as well as others who provided services to the Company and its subsidiaries, were eligible for grants under the plan. The 2006 Plan was intended to foster and promote our long-term financial success and increase shareholder value by strengthening our capabilities to develop and maintain a management team, motivating superior performance by linking long-term performance-related incentives to business performance, encouraging and providing for an ownership interest in the Company and enabling officers and other key employees to participate in our long-term growth and financial success.

Development of our 2006 Program. In 2006, our Compensation Committee approved a five (5) year equity award program that set guidelines for the amount of long-term awards based upon a person’s position in the Company (e.g. vice president, executive vice president, etc.). This program, which we refer to as the 2006 Program, provided designated grants by executive level within the organization, with a fixed number of service-based restricted shares granted upon entering the program (typically at the time of hire or time of promotion) and a fixed number of stock options granted annually over five years (with the first grant occurring upon entering the program and each annual grant occurring over the next four years on the anniversary date of the first grant. Under the 2006 Program, stock options vested in equal annual increments over a 3-year period based on continued service with the Company and expired on the tenth anniversary of their grant. Restricted stock vested in equal annual increments over a 5-year period based on continued service with the Company. The Compensation Committee believed this approach created strong performance and retention incentives and was relatively simple to explain and administer. Because grants generally are dictated by the structured program, individual performance and other subjective factors were not taken into consideration in granting these awards.

Development of the 2009 Program. As a result of recommendations made by Mercer in the 2008 Study, the Compensation Committee approved a new Long-Term Incentive Program for 2009 to replace the 2006 Program. This program, which we refer to as the “2009 Program”, contained several new features which are explained below.

Under the 2009 Program, the Company issued three types of incentive awards—non-qualified stock options, service-based restricted stock and performance-based restricted stock. Performance-based restricted stock was a new type of award for us that tied vesting of the restricted stock to the attainment of three year financial goals as well as continued service with the Company. Also under the 2009 Program, target award opportunities were expressed as percentages of base salary (instead of a fixed number of shares) with the percentage determined by the position within the Company that that individual holds. Finally, awards were made on the same day to all participants, rather than on the participant’s anniversary date.

The Compensation Committee changed the structure of the Company’s long-term equity program for a number of reasons. First, using fixed award values based upon position and using the same award date for all participants promoted consistency and internal equity among participants. Second, the Compensation Committee believed the new program incorporated an appropriate mix of two equity incentives—stock options, which are an effective vehicle for aligning executive and shareholder interests (since grants only have value if the stock price appreciates between the time of grant and the time of exercise) and performance-based restricted stock, which further aligns a portion of executive pay with the longer-term performance success of the Company (since shares are earned only if certain three-year performance objectives are met).

Determination of Equity Awards Under the 2009 Program. Under the 2009 Program, the number of equity awards granted to each individual within a position category was based on a fixed long-term incentive target award value for that position category which is expressed as a percentage of base salary. We refer to this target value as the LTIP Target Value. The Compensation Committee determined the LTIP Target Value for each executive officer based upon its review of the 2008 Industry Peer Group and the 2008 Broader Market Data and its stated compensation strategy of compensating its executives at between the 50th and 75th percentile of such competitive practices. The LTIP Target Value for each of the NEOs, expressed as a percentage of annual base salary, is set forth in the table below:

Executive	LTIP Target Value (as a percentage of Base Salary)
Tony G. Holcombe	255%
Jeffrey S. Gordon	175%
David W. Hitchcock	175%
Eugene Bergen Henegouwen	120%
Alfredo T. de Cárdenas	120%

The mix of equity awards granted to each individual is also based upon position category. For all individuals who hold a position of Senior Vice President and above, including each NEO, the award mix was set by the Compensation Committee so that 66.7% of the LTIP Target Value was granted in stock options and the remaining 33.3% was granted in performance-based restricted stock. We refer to the value to be granted in stock options as the Stock Option Target Value and value to be granted in performance-based restricted stock as the Performance-Based Restricted Stock Target Value. The Compensation Committee believed that this mix of stock options and performance-based restricted stock was appropriate for the initial years of the 2009 Program because most senior executive officers, including each NEO, had previously received a substantial grant of service-based restricted stock under the 2006 Program upon hire. In addition, since the performance-based restricted stock was a new type of grant for the Company and is effective only if the Compensation Committee accurately sets three-year financial targets, the Compensation Committee did not want to link a majority of executive long-term equity pay to this vehicle until it was satisfied it could accurately set the financial targets. The Compensation Committee granted performance based stock awards annually in February and stock options semi-annually in February and August.

The stock awards granted to the NEOs in 2010 are set forth in the table below.

Executive	Annual LTIP Target Value as a Percentage of Salary	LTIP Target Value	LTIP Target Value Mix		Number of Stock Options Granted in February 2010	Number of Stock Options Granted in August 2010	Target Number of Perf-Based Restricted Stock Granted in 2010
			Stock Options Stock 66.7%	Perf-Based Restricted 33.3%
Tony G. Holcombe	255%	$1,364,250	$909,500	$454,750	61,700	49,240	26,800
Jeffrey S. Gordon	175%	$612,500	$408,333	$204,167	27,700	22,230	12,030
David W. Hitchcock	175%	$612,500	$408,333	$204,167	27,700	23,750	12,030
Eugene Bergen Henegouwen	120%	$515,988	$343,992	$171,996	23,340	15,950	10,140
Alfredo T. de Cárdenas	120%	$420,000	$280,000	$140,000	19,000	15,840	8,250

To determine the number of awards to be made to each NEO under the 2009 Program the Compensation Committee divided the Stock Option Target Value by a calculated per share option present value and divided the Performance-Based Restricted Stock Target Value by an average share price. The per share present value assigned to a share of performance-based restricted stock for the February 2010 grants was $16.97 reflecting the average closing price of the Company’s stock for the period beginning October 1, 2009 and ending December 15, 2009. The Compensation Committee selected this time period because it was necessary to have an average price calculated sufficiently in advance of the February 2010 grant date to allow the Company time to prepare the awards. The Compensation Committee believed it was appropriate to use an average stock price over an extended period to eliminate unusual and short term fluctuations in the stock price. The per share present value assigned an individual stock option for the February 2010 grants was $7.37 which was equal to 43.43% of average stock price for the period beginning October 1, 2009 and ending December 15, 2009 and the per share present value assigned an individual stock option for the August 2010 grants was $9.46 which is equal to 48.2% of the average stock price for the period beginning April 1, 2010 and ending June 15, 2010. These per share present values were calculated using the Black Scholes option pricing methodology. The Compensation Committee believed it was appropriate to use the Black Scholes option pricing methodology because it is the most commonly used method for valuing stock options.

As an example of how the number of awards to be granted to each participant was determined under the 2010 Program, we have described below how the Compensation Committee calculated Mr. Holcombe’s 2010 grants of 110,940 stock options and 26,800 shares of performance-based restricted stock. Mr. Holcombe’s base salary in February 2010 was $535,000. His LTIP Target Value was 255% of his base salary, or $1,364,250. His Stock Option Value was 66.7% of his LTIP Target Value, or $909,500. His Performance Based Restricted Stock Value was 33.3% of his LTIP Target Value, or $454,750.

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To calculate the number of stock options granted to Mr. Holcombe in February 2010 the Compensation Committee first divided his Stock Option Target Value ($909,500) by two to reflect that the February grant was a semi-annual grant of  1/2 of the total stock option grants to be awarded in 2010. This Committee next divided this semi-annual Stock Option Target Value of $454,750 by the per share price of $7.37, which resulted in a February grant of 61,700 stock options (rounded to the nearest ten shares).

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Mr. Holcombe’s base salary in August 2010 was $547,840 which resulted in an LTIP Target Value of $1,396,992 and a Stock Option Target Value of $931,328. To calculate the number of stock options granted to Mr. Holcombe in August 2010 the Compensation Committee divided the Stock Option Target Value by two ($465,664) and then divided the semi-annual Stock Option Target Value of $465,664 by the per share price of $9.46, which resulted in an August grant of 49,240 and a total annual grant of 110,940.

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The number of performance-based restricted shares to be granted to Mr. Holcombe in February 2010 was determined by dividing his Performance-Based Restricted Stock Target Value ($454,750) by the per share price of $16.97, which resulted in a grant of 26,800 shares of performance-based restricted stock.

Stock options granted under the 2009 Program vested equally over three years in annual increments (or 33.3% each year) and expired seven years from the date of grant. The Compensation Committee decided to use seven years, rather than 10 years as used in the 2006 Program, to reduce potential equity plan dilution and accounting costs. The performance-based restricted stock “cliff” vested at the end of three years if the Company met certain multi-year performance goals. The performance-based restricted stock granted in 2010 was scheduled to vest at the completion of the three year cycle that began on January 1, 2010 and would have concluded on December 31, 2012, if the Company achieved certain revenue and Adjusted EBITDA results. The Compensation Committee chose revenue and Adjusted EBITDA, which are two of the three metrics used in the Annual Incentive Plan, as the financial metrics to be used in the 2009 Program because it believed these metrics were indicative of the Company’s overall financial performance and were the same metrics used by shareholders to value the Company’s stock, thus aligning the objectives of the Company’s executives with that of its shareholders. The Compensation Committee decided not to use the third Annual Incentive Plan metric—Free Cash Flow—for the performance-based restricted stock because it believed it was difficult to set a three year target for cash flow without a clear capital structure plan for the same three year time period. The Compensation Committee set a threshold goal and a target goal for each of the two metrics used in the 2009 Program and weighted each metric equally at 50%. Each metric was funded independently of the other. If the threshold goal for either metric was met, 50% of the performance shares attributable to that metric vested (or 25% of the total grant of performance-based restricted stock). If the target goal for either metric was met, all of the performance shares attributable to that metric vested (or 50% of the total grant of performance-based restricted stock). If the Company’s performance with respect to any metric was between the threshold goal and the target goal, the performance-based restricted stock attributable to that metric would vest on a linear basis using straight line interpolation. There was no additional award for performance above the target goal.

More information regarding the long-term equity incentive compensation granted to the NEOs during 2010 can be found in the 2010 Grants of Plan-Based Award Table and the Outstanding Equity Awards at 2010 Fiscal Year-End Table.

Under the 2006 Program, grant dates and corresponding grant date award values for our NEOs varied based on when they joined the Company. Under the 2009 Program, grants were made semi-annually in February and August with an effective date of the third business day after the announcement of the Company’s earnings results for the 4th and 2nd quarter, respectively. In all cases, we did not attempt to influence executive compensation by timing such stock option grants in coordination with disclosure of material information to the public which might result in an increase or decrease of the stock price. The exercise price of stock options granted under the 2006 Program and the 2009 Program was the closing price of the Company’s common stock on the grant date. Under the 2006 Plan, the exercise price of options could not be less than 100% of the fair market value of the Company’s common stock on the date of grant.

Other Compensation. We do not currently provide a defined benefit pension plan (except as required by Dutch law with respect to Mr. Bergen Henegouwen as described in footnote (1) to the Pensions Benefit table), deferred compensation program, post-retirement health coverage, or similar benefits for our executives or employees. In 2010, the NEOs participated in the employee benefit plans provided to all employees which included the following:

•	a 401(k) plan, pursuant to which participants received a 2% core contribution and a 3% company match assuming they contribute at least 4% to the plan, up to the federal limit;

•	health, dental and insurance plans (all employees, including executives, pay a portion of premiums due for health coverage); and

•

basic employee life insurance and accidental death and dismemberment coverage equal to the lesser of 1 times base salary or $350,000 as well as short-term disability coverage at no cost to the employee.

One of our NEOs, Mr. Bergen Henegouwen, also received a car allowance in 2010 of $21,998 (converted to US Dollars using the Euro to dollar exchange rate as of December 31, 2010 (1.3252)) because car allowances are common practice and considered necessary to recruit executive officers in Europe.

Employment Agreements

During 2010, we were party to an employment agreement with each of the NEOs. These employment agreements entitled the executives to payments in the event of their termination of employment by the Company without cause, and, in the case of Messrs. Holcombe, Gordon, Hitchcock and de Cárdenas, resignation for good reason and for death and disability. The Compensation Committee believed that these agreements were appropriate because they helped the Company attract talented executives. The terms of these employment agreements were based on prevailing practices in the countries in which the executives reside at the time the agreements were entered into, as well as competitive pressures in securing the candidates’ employment.

In addition to the severance benefits discussed further below, included in the terms of certain of the employment agreements for Messrs. Holcombe, Gordon, Hitchcock and de Cárdenas were certain provisions that provide benefits to such NEOs in the event of a change in control. While there are no cash payouts upon the occurrence of a change-in-control itself, the agreements provided that any remaining vesting period on outstanding equity-based compensation awards would be accelerated by the change-in-control event or upon the termination of the executive’s employment by the Company without cause or resignation for good reason within 180 days prior to the date of such change in control. The Compensation Committee believed such accelerated vesting provisions were appropriate because they provided a reasonable level of protection to these individuals in the event of job loss following a transaction. Absent any such protection, the executives might not be motivated to pursue certain transactions that would benefit shareholders due to the negative personal consequences of job loss. In addition, these provisions enhanced the Company’s ability to retain a stable leadership team in an industry which has experienced consolidation in recent years.

For more information on the employment agreements, including the definition of sale of the Company (i.e., a change in control), cause and good reason, and the estimated value of benefits to the NEOs under the employment agreements applicable to them upon a change in control of the Company or the termination of their employment as of December 31, 2010, see “—Potential Payments Upon Termination of Employment or Change in Control.”

Subsequent to the Merger, the Company entered into new employment agreements with Messrs. Gordon, Hitchcock, and de Cárdenas. For information on the new agreements, see the description included below under “—Compensation Discussion and Analysis—Post-Merger Executive Compensation Actions.”

Tax Considerations

In fiscal year 2010, the Compensation Committee considered the provisions of Section 162(m) of the Internal Revenue Code (the “Code”), which generally limited the Company’s annual tax deductibility of compensation paid to each covered NEO to $1.0 million, except for “performance-based compensation” as defined in the Code. To the extent possible, the Compensation Committee intended to preserve the federal income tax deductibility, but retained discretion to provide compensation that may not be deductible if it believed that such payments were in the best overall interests of the Company and its shareholders.

Impact of the Merger on Executive Compensation

Pursuant to the terms of Agreement and Plan of Merger, dated October 28, 2010, among Syniverse Holdings, Inc., Buccaneer Holdings, Inc. and Buccaneer Merger Sub (the “Merger Agreement”), at the effective time of the Merger, each outstanding and unexercised option to purchase shares of our common stock, whether vested or unvested, including the options previously granted to our NEOs, was cancelled and the holder of each option became entitled to receive an amount in cash equal to the product of the total number of options multiplied by the amount by which $31.00 exceeded the exercise price per share of such option. Similarly, each outstanding share of restricted stock, including service-based and performance based restricted stock, whether vested or unvested, including the restricted stock previously granted to our NEOs, was cancelled and the holder of each share of restricted stock became entitled to receive an amount in cash equal to the product of the total number of shares of restricted stock multiplied by $31.00.

The following table sets forth amounts paid to our NEOs as a result of the Merger for (1) outstanding and unexercised options, vested or unvested, held by our NEOs on the effective date of the Merger that had an exercise price of less than $31.00 per share, and (2) outstanding shares of restricted stock held by our NEOs on the effective date of the Merger.

Executive	Number of in-the- Money Options	Value of in-the Money Options	Number of Shares of Restricted Stock	Value of Shares of Restricted Stock
Tony G. Holcombe	403,375	$6,117,756	58,600	$1,186,600
Jeffrey S. Gordon	111,891	$1,692,472	50,310	$1,559,610
David W. Hitchcock	185,057	$2,540,216	50,310	$1,559,610
Eugene Bergen Henegouwen	172,400	$2,534,019	32,470	$1,006,570
Alfredo T. de Cárdenas	120,740	$1,698,728	42,040	$1,303,240

Pursuant to the Merger Agreement and effective as of the closing date of the Merger, all equity plans of the Company, including the 2006 Plan, were terminated by the Board of Directors.

In addition, pursuant to the Merger Agreement, the purchaser agreed to provide through December 31, 2011, each employee, including our NEOs, with the base salary, annual bonus opportunity (but not equity or equity-based compensation awards), 401(k) and health and welfare benefits substantially comparable in the aggregate to that in effect immediately prior to the closing of the Merger.

Post-Merger Management Changes

•

Mr. Holcombe retired from our Company effective July 1, 2011, and he became Vice Chairman of the Board of Directors on such date. Mr. Holcombe is receiving severance pursuant to the terms of his employment agreement. For more information regarding Mr. Holcombe’s severance, see “Executive Compensation—Potential Payments Upon Termination of Employment or Change in Control.” In addition, we entered into a consulting agreement with Mr. Holcombe on July 1, 2011, pursuant to which he has agreed to provide consulting services for a one-year period for a fee of $150,000. Pursuant to his consulting agreement and in connection with his retirement as an executive officer of our Company, Mr. Holcombe forfeited a substantial portion of his stock option granted in April 2011, as follows: (i) he forfeited the entire portion of the option subject to performance vesting, and (ii) he forfeited 949,999.75 shares underlying the portion of the option subject to time vesting. Following the forfeiture, Mr. Holcombe retains an option to purchase an aggregate of 50,000 shares vesting in equal installments of 10,000 shares each on December 31 of each of 2011 through 2015.

•	Effective July 1, 2011, Jeff Gordon was appointed President and CEO.

•

Effective July 1, 2011, Mr. de Cárdenas accepted an expanded role of President of Global Sales and Customer Support. His responsibilities include leadership of the North America, CALA, EMEA and Asia Pacific regional sales organizations, as well as global sales operations, global customer support, and global solutions.

•

Effective July 1, 2011, Mr. Hitchcock accepted an expanded role of Chief Financial and Administrative Officer, which includes responsibility for finance, legal, human resources, M&A, turn-key, global operational excellence, security and internal IT.

•

Mr. Bergen Henegouwen agreed that he will continue to work for the Company on a part-time basis through December 31, 2011. His employment will terminate on January 1, 2012, and he will be entitled to receive severance pursuant to the terms of his new employment agreement, as described below.

Post-Merger Executive Compensation Actions

The actions discussed below were taken by the Compensation Committee of the Board of Directors following the Merger.

Base Salaries. In February 2011, the Compensation Committee increased the base salaries of Messrs. Holcombe, Hitchcock, Gordon and de Cárdenas. Mr. Holcombe’s salary was increased from $547,840 to $580,000; Mr. Gordon was promoted to Chief Operating Officer and his salary was increased from $360,500 to $400,000; Mr. Hitchcock’s salary was increased from $385,000 to $400,000; and Mr. de Cárdenas’ was promoted to President Sales and his salary was increased from $374,500 to $400,000. The Compensation Committee approved these increases in recognition of the importance of these executives’ continued employment with the Company, the expanded roles of these executives and the necessity of ensuring equality in pay among the Company’s senior executives. In connection with their promotions in July 2011 (as described above under “—Compensation Discussion and Analysis—Post-Merger Management Changes”), the Compensation Committee increased the base salaries of Messrs. Hitchcock, Gordon and de Cárdenas to $420,000, $500,000 and $420,000, respectively. In May 2011, the Compensation Committee reduced Mr. Bergen Henegouwen’s base salary to $293,086 (converted to US Dollars using the Euro to dollar exchange rate as of May 1, 2011 (1.4654)) to reflect his agreement to work for the Company on a part-time basis through December 31, 2011 as an Executive Consultant.

Annual Incentive Bonus Plan. In February 2011, the Compensation Committee also reviewed the Company’s cash annual incentive bonus plan and decided to continue the plan largely unchanged for 2011, including the same performance metrics as discussed above. The Compensation Committee believed this was appropriate in light of the covenant in the Merger Agreement regarding comparable aggregate compensation and because it believed that the existing plan adequately tied executive compensation to the Company’s financial goals. The Compensation Committee increased the annual incentive award opportunity target for Mr. de Cárdenas from 60% to 70% in recognition of his expanded duties and to provide for equality among the Company’s top executives. In connection with their promotions in July 2011 (as described above under “—Compensation Discussion and Analysis—Post-Merger Management Changes”), the Compensation Committee increased the annual incentive award opportunity targets for Messrs. Hitchcock, Gordon and de Cárdenas to 75%, 100% and 75%, respectively. Mr. Bergen Henegouwen’s annual incentive award opportunity target for 2011, which is 60% of his base salary, did not change.

Equity Awards. In April 2011, Holdings, the sole shareholder of the Company, adopted the 2011 Equity Incentive Plan of Buccaneer Holdings, Inc., or the “2011 Plan.” Under the 2011 Plan, directors, employees and consultants of Holdings and its subsidiaries, including the Company, may be granted options to purchase the common stock of Holdings or may be granted an offer to purchase common stock of Holdings. The purposes of the 2011 Plan are (i) to further the growth, development and financial success of the Company by providing additional incentives to employees, consultants and directors who are given responsibility for the management or administration of the Company’s business affairs; and (ii) to enable the Company to obtain and retain the services of the type of professional, technical and managerial employees, consultants and directors considered essential to the long-range success of the Company, in both cases by providing these individuals with an opportunity to become owners of the common stock of the Company’s parent thereby allowing them to benefit directly from the growth, development and financial success of the Company. The Compensation Committee believes the 2011 Plan accomplishes these purposes by fostering a partnership between the shareholder and management to promote a corporate culture in which managers act and think as shareholders in evaluating strategic and day-to-day decisions and by providing managers with the opportunity to share in the value creation of the Company. In April 2011, the Compensation Committee granted 1,333,333 stock options to Mr. Holcombe and 666,667 stock options to each of Messrs. Gordon, Hitchcock and de Cárdenas. However, in connection with his retirement as an executive officer of our Company, Mr. Holcombe forfeited 1,283,333 stock options granted in April 2011. Following the forfeiture, Mr. Holcombe retains an option to purchase an aggregate of 50,000 shares vesting in equal installments of 10,000 shares each on December 31 of each of 2011 through 2015. Mr. Bergen Henegouwen did not receive any stock options. Messrs. Gordon, Hitchcock and de Cárdenas’ options vest over a period of five years with 15% of the options vesting each year based on continuous service of the employee and 5% of the options vesting each year if certain financial performance targets are met. The options have an exercise price of $10, which is approximately equivalent to the price paid by the shareholder for its shares during the Merger. Transfer of the options is restricted except in limited circumstances. In connection with their promotions in July 2011 (as described above under “—Compensation Discussion and Analysis—Post-Merger Management Changes”), the Compensation Committee granted Messrs. Hitchcock, Gordon and de Cárdenas 133,333, 400,000 and 133,333 additional options, respectively. These options have an exercise price of $10.00 and the same vesting schedule as the April 2011 grants discussed above.

Employment Agreements. In May 2011, the Company terminated the existing employment agreements of Messrs. Gordon, Hitchcock, Bergen Henegouwen and de Cárdenas and entered into new employment agreements with each of these executives. The Compensation Committee believes these agreements are appropriate because they help the Company retain these talented executives. Each of the employment agreements with Messrs. Gordon, Hitchcock and de Cárdenas were amended June 3, 2011, to reflect these executives’ promotions (as discussed above under “—Compensation Discussion and Analysis—Post-Merger Management Changes”). The Company did not enter a new employment agreement with Mr. Holcombe. The material terms of the new employment agreements are described below.

Term. The employment agreements with Messrs. Gordon, Hitchcock and de Cárdenas have an initial term of three years, ending on May 3, 2014. Beginning on that date, and on each anniversary thereafter, the term of the agreement automatically will extend for additional one-year periods unless either party gives prior notice of non-renewal. The term of Mr. Bergen Henegouwen’s employment agreement began on May 1, 2011, and will terminate on December 31, 2011.

Base Salary and Benefits. The agreements, as amended, provide for the base salaries and target annual incentive opportunities discussed above. Messrs. Gordon, Hitchcock and de Cárdenas’ salaries may be increased (but not decreased) in the sole discretion of the Compensation Committee. Each of Messrs. Gordon, Hitchcock and de Cárdenas is entitled to be reimbursed up to $5,000 for attorneys’ fees incurred in connection with the review of the employment agreement. Additionally, Mr. Gordon is entitled to have his dues and fees related to his membership in his country club reimbursed, as well as first-class air travel domestically and business-class air travel internationally reimbursed if he is travelling on business. Mr. Bergen Henegouwen is also entitled to a car allowance of $24,326 (converted to US Dollars using the Euro to dollar exchange rate as of May 1, 2011 (1.4654)).

Severance. Messrs. Gordon, Hitchcock and de Cárdenas’ employment agreements also specify the payments and benefits to which such executives are entitled upon a termination of employment for specified reasons. The executive will be entitled to receive severance benefits if (i) the executive’s employment is terminated without cause, (ii) the executive resigns for good reason, (iii) the executive’s employment terminates by reason of the Company’s non-renewal of the agreement, (iv) the executive’s employment terminates by reason of his death or disability, or (v) the executive’s employment is terminated purportedly for cause but without following the specified procedures for such a termination in the agreement. In each such case, the executive will be entitled to the following benefits: (i) a severance payment equal to one times his then-current base salary, payable in installments over one year; (ii) an amount equal to his target bonus, payable at such time as the bonus would have been paid absent the executive’s termination of employment; and (iii) payment of the employee-portion of any COBRA premiums for 12 months. In addition, a portion of the executive’s stock option granted on April 6, 2011, will become vested and exercisable, based upon the date of termination, as follows:

•

if the date of termination occurs during the period beginning on May 3, 2011 and ending on December 30, 2011, 20% of the time-vesting option (15% of the option) will automatically become vested and exercisable;

•

if the date of termination occurs during the period beginning on December 31, 2011 and ending on December 30, 2012, 40% of the time-vesting option (30% of the option) will automatically become vested and exercisable;

•

if the date of termination occurs during the period beginning on December 31, 2012 and ending on December 30, 2013, 70% of the time-vesting option (52.5% of the option) will automatically become vested and exercisable;

•

if the date of termination occurs during the period beginning on December 31, 2013 and ending on December 30, 2014, 90% of the time-vesting option (67.5% of the option) will automatically become vested and exercisable; and

•

if the date of termination occurs during the period beginning on December 31, 2014 and ending on December 30, 2015, 100% of the time-vesting option (75% of the option) will automatically become vested and exercisable.

In the event of a termination for cause or resignation without good reason, each of Messrs. Gordon, Hitchcock and de Cárdenas’ will receive his accrued rights, but will not be entitled to receive severance benefits under the agreement.

Pursuant to the terms of his employment agreement, beginning on January 1, 2012, Mr. Bergen Henegouwen will receive severance equal to $454,268, payable in installments over one year, which we refer to as the Fixed Severance. In addition, if Mr. Bergen Henegouwen continues to be employed by the Company through December 31, 2011, or is terminated by the Company with or without cause prior to December 31, 2011, he will be entitled to receive, in addition to the Fixed Severance, (i) his base salary through December 31, 2011, (ii) his annual incentive bonus, to the extent the relevant performance goals are achieved, and (iii) his accrued and unused vacation at the rate of $1,744 per day. In addition, he will be entitled to retain his laptop computer, printer, computer monitor and cell phone. If Mr. Bergen Henegouwen voluntarily resigns prior to December 31, 2011, the Company will have no obligation to him pursuant to the terms of the employment agreement other than the payment of the Fixed Severance. In the event of Mr. Bergen Henegouwen’s death, the Company will have no obligation to him pursuant to the terms of the agreement. The dollar amounts described in this paragraph for Mr. Bergen Henegouwen were converted to US Dollars using the Euro to dollar exchange rate as of May 1, 2011 (1.4654).

Change in Control. The employment agreements with Messrs. Gordon, Hitchcock and de Cárdenas provide that the executives’ unvested stock options will become immediately vested upon a change in control of Holdings, provided that the executive is employed by us on the date of the change in control.

Restrictive Covenants. Each of the employment agreements contains noncompetition, employee nonsolicitation and customer nonsolicitation covenants that apply during the executive’s employment and for one year thereafter. The term of these restrictive covenants will be extended for any period in which the restrictive covenants are breached. Each of the employment agreements also contains covenants regarding confidentiality, ownership of property and non-disparagement.

Summary Compensation Table

The following table provides certain summary information concerning compensation of our NEOs for the years ended December 31, 2010, 2009 and 2008.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($) (5)	Option Awards ($) (5)	Non-Equity Incentive Plan Compensation ($) (6)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($) (9)	Total ($)
Tony G. Holcombe (1)	2010	544,877		—		—	997,147	686,389		—		11,132	2,239,545
Former President &	2009	535,000		—		417,375	858,680	—		—		12,250	1,823,305
Chief Executive Officer	2008	526,923		—		—	527,260	535,000		—		11,500	1,600,683

David W. Hitchcock (10)	2010	376,923		—		—	464,402	397,243		—		12,250	1,250,818
Executive Vice President &	2009	350,000		—		187,425	467,624	—		—		12,250	1,017,299
Chief Financial Officer	2008	350,000		—		—	313,408	315,000		—		11,500	989,908

Eugene Bergen Henegouwen (11)	2010	431,851	(2)	—		—	349,954	254,574	(7)	65,745	(8)	21,998	1,124,122
Executive Vice President,	2009	418,867	(2)	—		148,706	354,954	50,608	(7)	115,286	(8)	23,627	1,112,048
Managing Director, Europe, Middle East and Africa	2008	444,867	(2)	—		—	261,536	285,464	(7)	17,358	(8)	24,719	1,033,944

Alfredo T. de Cárdenas (12)	2010	368,846		—		—	313,955	301,427		—		12,250	996,478
President of Sales	2009	350,000		—		128,494	322,165	135,209		—		12,250	948,118
	2008	262,500		200,000	(3)	664,000	250,432	291,375		—		11,465	1,679,772

Jeffrey S. Gordon (13)	2010	358,077		—		—	448,927	371,964		—		12,250	1,191,218
Former Chief Operating	2009	350,000		—		187,425	394,750	—		—		12,250	944,425
Officer and Current Chief	2008	336,539		250,000	(4)	556,800	274,175	315,000		—		11,500	1,744,014
Executive Officer

(1)	Mr. Holcombe served as our President and Chief Executive Officer until July 1, 2011.
(2)	These amounts were converted to dollars based on the Euro to US dollar exchange rate on the date paid.
(3)	Reflects a $200,000 relocation bonus.
(4)	Reflects a $250,000 relocation bonus.
(5)	Reflects the grant date fair value of stock and option awards granted in the applicable year, determined in accordance with Financial Accounting Standards Board ASC Topic 718 Stock Compensation (“FASB ASC Topic 718”). The assumptions used in the calculation of the grant date fair values of the option awards are included in Note 6 to our audited financial statements for the fiscal year ended December 31, 2010. The grant date fair value of the time-based restricted stock awards is based on the fair market value of the underlying shares on the date of grant. The grant date fair value of the performance-based restricted stock awards is computed based upon the probable outcome of the applicable performance conditions as of the date of grant. The following table discloses the grant date fair value of the performance-based restricted stock awards assuming that the highest level of performance conditions was achieved.

Executive	Maximum Grant Date Fair Value of Performance-Based Restricted Stock Awards Granted in 2010 ($)	Maximum Grant Date Fair Value of Performance-Based Restricted Stock Awards Granted in 2009 ($)
Mr. Holcombe	426,924	556,500
Mr. Hitchcock	191,638	249,900
Mr. Bergen Henegouwen	161,530	198,275
Mr. de Cárdenas	131,423	171,325
Mr. Gordon	191,638	249,900

(6)	Reflects the annual non-equity incentive bonuses earned during the applicable year.
(7)	These amounts were converted to dollars based on the Euro to US dollar exchange rates as of December 31, 2010 (1.3252), 2009 (1.4333), and 2008 (1.4097), respectively.
(8)	Reflects the increase in the present value of the accumulated benefit for Mr. Bergen Henegouwen’s Dutch unit linked collective pension plan. Pension premiums are determined by the Ministry of Finance and the plan qualifies for Dutch tax law. The Euro to US dollar exchange rates as of December 31, 2010 (1.3252), 2009 (1.4333), and 2008 (1.4097), respectively, were used to convert the benefit to US dollars.

(9)	Amounts included in this column, other than for Mr. Bergen Henegouwen, represent the company contribution to the 401(k) plan. For Mr. Bergen Henegouwen, these amounts represent an automobile allowance which was converted to dollars based on the Euro to US dollar exchange rate on the date paid.
(10)	On July 1, 2011, Mr. Hitchcock accepted an expanded role of Chief Financial and Administrative Officer.
(11)	On May 1, 2011, Mr. Bergen Henegouwen became an Executive Consultant to the Company on a part-time basis. His employment will terminate on January 1, 2012.
(12)	On July 1, 2011, Mr. de Cardenas accepted an expanded role of President of Global Sales and Customer Support.
(13)	Mr. Gordon was promoted to Chief Executive Officer effective July 1, 2011.

2010 Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended December 31, 2010 to our NEOs.

Executive	Grant Date	Board Approval Date		Estimate Future Payouts Under Non-Equity Incentive Plan Awards						Estimate Future Payouts Under Equity Incentive Plan Awards (2)			All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (7)
				Threshold ($) (1)		Target ($) (1)		Maximum ($) (1)		Threshold (#)	Target (#)	Maximum (#)
Mr. Holcombe	2/17/10	2/9/10	(5)							13,400	26,800	—			0
	2/17/10	2/9/10	(5)										61,700	16.68	495,864
	8/5/10	7/27/10	(6)										49,240	21.65	501,283
				232,832		465,664		698,496

Mr. Hitchcock	2/17/10	2/9/10	(5)							6,015	12,030	—			0
	2/17/10	2/9/10	(5)										27,700	16.68	222,617
	8/5/10	7/27/10	(6)										23,750	21.65	241,785
				134,750		269,500		404,250

Mr. Bergen Henegouwen	2/17/10	2/9/10	(5)							5,070	10,140	—			0
	2/17/10	2/9/10	(5)										23,340	16.68	187,577
	8/5/10	7/27/10	(6)										15,950	21.65	162,377
				122,856	(4)	245,711	(4)	368,567	(4)

Mr. de Cárdenas	2/17/10	2/9/10	(5)							4,125	8,250	—			0
	2/17/10	2/9/10	(5)										19,000	16.68	152,697
	8/5/10	7/27/10	(6)										15,840	21.65	161,258
				112,350		224,700		337,050

Mr. Gordon	2/17/10	2/9/10	(5)							6,015	12,030	—			0
	2/17/10	2/9/10	(5)										27,700	16.68	222,617
	8/5/10	7/27/10	(6)										22,230	21.65	226,310
				126,175		252,350		378,525

(1)	Represents potential threshold, target and maximum payout opportunities under the annual incentive plan. Actual amounts earned under the annual incentive plan are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation table.
(2)	Represents performance-based restricted stock awards granted under the 2006 Plan, which were scheduled to vest based on the achievement of performance goals at the conclusion of a three-year performance period. Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, each share of performance-based restricted stock became entitled to receive an amount in cash equal to the product of the total number of shares of restricted stock multiplied by $31.00. See “—Compensation Discussion and Analysis,” for further information.
(3)	Represents service-based stock options grants under the 2006 Plan, which were scheduled to vest in three equal annual installments beginning on the first anniversary of the date of grant. Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, each outstanding and unexercised option to purchase shares of our common stock, whether vested or unvested, was cancelled and the holder of each option became entitled to receive, an amount in cash equal to the product of the total number of options multiplied by the amount by which $31.00 exceeded the exercise price per share of such option. See “—Compensation Discussion and Analysis,” for further information.
(4)	Converted to US dollars based on the Euro to US dollar exchange rates as of December 31, 2010 (1.3252).
(5)	The Compensation Committee approved grants of performance-based restricted stock and stock option awards on February 9, 2010, with an effective date of February 17, 2010, which was the fourth business day after the release of the Company’s 2010 annual business results.
(6)	The Compensation Committee approved grants stock option awards on July 27, 2010, with an effective date of August 5, 2010, which was the third business day after the release of the Company’s second quarter business results.
(7)	Reflects the grant date fair value of the performance-based restricted stock awards and option awards granted in 2010, determined in accordance with FASB ASC Topic 718. The assumptions used in the calculation of the grant date fair values of the option awards are included in Note 6 to our audited financial statements for the fiscal year ended December 31, 2010. The grant date fair value of the performance-based restricted stock awards is computed based upon the probable outcome of the applicable performance conditions as of the date of grant, which was 0% for 2010.

Outstanding Equity Awards at 2010 Fiscal Year-End Table (1)

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2010, with respect to our NEOs.

Option Awards							Stock Awards
Executive	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (3) (#)		Option Exercise Price ($)	Option Expiration Date	Restricted Shares Grant Date	Number of Shares or Units of Stock That Have not Vested (#) (6)		Market Value Shares or Units of Stock That Have not Vested ($) (2)	Equity Incentive Plan Awards Grant Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (7)	Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Mr. Holcombe	08/05/10	—	49,240		21.65	08/05/17	05/12/06	20,000	(5)	617,000	2/9/10	26,800	826,780
	02/17/10	—	61,700		16.68	02/17/17					8/10/09	31,800	981,030
	08/10/09	16,366	32,734		14.84	08/10/16
	01/09/09	—	66,667		12.06	01/09/19
	01/09/08	—	33,334		13.92	01/09/18
	01/09/07	33,334	—		14.25	01/09/17
	05/12/06	100,000	—		16.60	05/12/16
	02/09/05	10,000	—	(4)	16.00	02/09/15

Mr. Hitchcock	08/05/10	—	23,750		21.65	08/05/17	06/04/06	24,000		740,400	2/9/10	12,030	371,126
	02/17/10	—	27,700		16.68	02/17/17					8/10/09	14,280	440,538
	08/10/09	8,980	17,960		14.84	08/10/16
	06/04/09	13,333	26,667		15.78	06/04/19
	06/04/08	26,666	13,334		21.10	06/04/18
	06/04/07	26,667	—		12.95	06/04/17

Mr. Bergen Henegouwen	08/05/10	—	15,950		21.65	08/05/17	02/22/07	6,000		185,100	2/9/10	10,140	312,819
	02/17/10	—	23,340		16.68	02/17/17	06/06/06	5,000		154,250	8/10/09	11,330	349,531
	08/10/09	4,370	8,740		14.84	08/10/16
	02/23/09	13,333	26,667		14.95	02/23/19
	02/22/08	26,666	13,334		17.33	02/22/18
	02/22/07	40,000	—		14.75	02/22/17

Mr. de Cárdenas	08/05/10	—	15,840		21.65	08/05/17	03/31/08	24,000		740,400	2/9/10	8,250	254,513
	02/17/10	—	19,000		16.68	02/17/17					8/10/09	9,790	302,022
	08/10/09	1,966	3,934		14.84	08/10/16
	03/31/09	13,333	26,667		15.76	03/31/19
	03/31/08	26,666	13,334		16.66	03/31/18

Mr. Gordon	08/05/10	—	22,230		21.65	08/05/17	1/14/08	24,000		740,400	2/9/10	12,030	371,126
	02/17/10	—	27,700		16.68	02/17/17					8/10/09	14,280	440,538
	08/10/09	—	9,960		14.84	08/10/16
	01/14/09	—	34,667		12.80	01/14/19
	01/14/08	—	17,334		13.92	01/14/18

(1)	Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, each outstanding and unexercised option to purchase shares of our common stock, whether vested or unvested, was cancelled and the holder of each option became entitled to receive, an amount in cash equal to the product of the total number of options multiplied by the amount by which $31.00 exceeded the exercise price per share of such option. Similarly, each outstanding share of restricted stock, including service-based and performance based restricted stock, whether vested or unvested, was cancelled and the holder of each share of restricted stock became entitled to receive an amount in cash equal to the product of the total number of shares of restricted stock multiplied by $31.00. See “—Compensation Discussion and Analysis,” for further information.
(2)	Market value based on December 31, 2010 closing price of $30.85.
(3)	Unless otherwise noted, option awards vest in equal annual installments on each of the first three anniversaries of the grant date.
(4)	Mr. Holcombe’s option award vests 20% on the first anniversary of the grant date and 5% quarterly thereafter.
(5)	Service-based restricted stock awards vest annually on a ratable basis over a five year period beginning January 9, 2007.

(6)	Unless otherwise noted, service-based restricted stock awards vest ratably in equal annual installments on each of the first five anniversaries of the grant date.
(7)	Performance-based restricted stock awards cliff vest based on the achievement of performance goals at the conclusion of a three-year performance period. The number of shares reflected assumes that the target level of performance was achieved.

2010 Option Exercises and Stock Vested Table

The table below shows the number of shares of our common stock acquired during 2010 upon the vesting of stock awards or upon the exercise of stock options.

	Option Awards (1)		Stock Awards (2)
Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Holcombe	66,666	589,881	20,000	363,200
Mr. Hitchcock	13,333	94,818	12,000	227,400
Mr. Bergen Henegouwen	—	—	8,000	145,180
Mr. de Cárdenas	—	—	8,000	155,760
Mr. Gordon	39,646	296,180	8,000	144,000

(1)	Reflects the number of shares acquired pursuant to the exercise of stock options in 2010, and the value realized as calculated by the difference between the market price of our common stock on the date of exercise and the exercise price of the stock option.
(2)	Represents the number of shares of restricted stock that vested in 2010, and the aggregate value of such shares of common stock based upon the fair market value of our common stock on the vesting date.

Pension Benefits

The Company currently does not have a defined benefit pension plan except in the case of Mr. Bergen Henegouwen, which is required by Dutch law. The table below shows the present value of accumulated benefits payable to Mr. Bergen Henegouwen, including the number of years of service credited to him under the Collectief Pension.

Executive	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mr. Holcombe	—	—	—	—
Mr. Hitchcock	—	—	—	—
Mr. Bergen Henegouwen	Collectief Pension (Unit linked collective pension plan (1))	7	398,645	—
Mr. de Cárdenas	—	—	—	—
Mr. Gordon	—	—	—	—

(1)

The pension plan is a unit linked plan, meaning that the payments into the plan are invested in mutual funds during the participant’s employment. At retirement, the mutual funds can only be used to buy an annuity. The retirement date under the pension plan is set at the age 62. Pursuant to Dutch tax law, the pension annuity is capped since the annuity at age 65 cannot be more than 100% of the salary at retirement. If the funds at retirement are higher than what is needed to buy such an annuity, the excess is either taxed at retirement or can be used to buy a fixed indexation of the pension annuity. Since the retirement date is set at age 62 instead of 65, the pension cap will need to be recalculated (reduced) actuarially at retirement. The plan qualifies as a qualified pension plan under Dutch tax law. The payments (pension premiums) are determined by the Ministry of Finance. Certain pension plan benefits will continue if Mr. Henegouwen becomes disabled. The present value of accumulated benefit at December 31, 2010 is 300,778 Euros which is converted to US dollars based on the Euro to US dollar exchange rates as of December 31, 2010 (1.3252).

Potential Payments Upon Termination of Employment or Change in Control

The summary below relates to the employment agreements with our NEOs that were in place during 2010, each of which provided for certain payments and benefits upon the executive’s termination of employment for various reasons. As discussed in the CD&A, in May 2011, we entered into new employment agreements with each of Messrs. Gordon, Hitchcock and de Cardenas, which agreements were amended on June 3, 2011, and a new employment agreement with Mr. Bergen Henegouwen. For a description of the material terms of the new employment agreements, see “—Compensation Discussion and Analysis—Post-Merger Executive Compensation Actions.”

Payments Made Upon Any Termination of Employment. Regardless of the manner in which a NEO’s employment terminates, the executive officer would have been entitled to receive amounts earned during his term of employment including accrued but unpaid base salary through the date of termination, unreimbursed employment-related expenses owed to the executive officer under the Company’s policies and accrued but unpaid vacation pay. These payments do not differ from payments made upon termination to all employees.

Payments Made Upon Termination Without Cause or Good Reason. Each of the employment agreements, other than the agreement with Mr. Bergen Henegouwen, provided that if the executive is terminated without Cause, or the executive terminated his employment with the Company for Good Reason, the executive would have been entitled to receive his (i) salary for a period of twelve months; (ii) bonus for the previous fiscal year and 100% (in the case of Mr. Holcombe) or a pro rata portion (in the case of Messrs. Hitchcock and de Cárdenas) of his bonus for the then current fiscal year; and (iii) that portion of the COBRA premium that the Company pays for other senior executive employees for the shorter of twelve months or the executive’s COBRA eligibility period.

The employment agreement with Mr. Bergen Henegouwen provided that if his employment was terminated without Cause, he would have been eligible to receive initial severance payments equal to six months of salary, payable in equal installments on the Company’s regular payment dates and reduced by any amounts he receives during this period pursuant to other employment. The Company had the discretion to extend his severance payments for up to three additional six-month periods. Mr. Bergen Henegouwen’s employment agreement did not provide benefits upon a termination for Good Reason.

Cause generally means the commission of a felony or crime involving moral turpitude or the commission of fraud; conduct tending to bring substantial public disgrace or disrepute on the Company; substantial and repeated failure to perform duties; gross negligence or willful misconduct with respect to the Company; or breach of the executive’s covenants regarding confidentiality, noncompetition, nonsolicitation and/or nondisparagement. Good Reason generally means requiring the executive to relocate outside of a 50 mile radius from the executive’s current employment location; assigning the executive duties which, in the aggregate, represent a material diminution in executive’s title, authority or responsibilities; reducing the base salary of the executive; or materially reducing, in the aggregate, the benefits the executive receives other than as a reduction in benefits generally applicable to senior executives of the Company. Mr. Holcombe’s employment agreement also provided that his termination for any reason during the 30-day period beginning on the six-month anniversary of the occurrence of a Sale (as defined below) of the Company would have been deemed a termination for Good Reason.

Payments Made Upon Death or Termination of Employment by Reason of Disability. Each of the employment agreements, other than the agreement with Mr. Bergen Henegouwen, provided that if the executive was terminated because he had become ill, mentally or physically disabled, or otherwise incapacitated so as to be unable regularly to perform the duties of his position, or upon his death, he would have been entitled to receive the same payments that he would have received had he been terminated without Cause or for Good Reason, as described above. The employment agreement with Mr. Bergen Henegouwen did not provide benefits upon death or termination for disability.

Payments Made upon a Sale of the Company. Each of the employment agreements, other than the agreement with Mr. Bergen Henegouwen, provided that upon the Sale of the Company, or upon the termination of the executive’s employment without Cause or resignation for Good Reason within 180 days prior to the Sale of the Company, all unvested options and restricted stock would have automatically become vested. A Sale of the Company means any transaction or series of transactions pursuant to which any person or group of related persons, other than certain specified investors or their affiliates, in the aggregate acquire(s): (i) ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of equity securities of the Company possessing the voting power (other than voting rights accruing only to the event of a default, breach or event of noncompliance that has not yet occurred) to elect a majority of the Board of Directors (whether by merger, consolidation, reorganization, combination, sale or transfer of the Company’s equity, security holder or voting agreement, proxy, power of attorney or otherwise); or (ii) substantially all of the Company’s assets determined on a consolidated basis; provided that a public offering shall not constitute a Sale.

Mr. Bergen Henegouwen’s employment agreement did not provide benefits upon a Sale of the Company. Instead, his equity awards were governed by the terms of the 2006 Plan, which provided that, upon the occurrence of a Change in Control followed by his termination of employment without Cause or for Good Reason within one year of such Change in Control, his stock options and service-based restricted stock awards would have become fully-vested, and his performance-based restricted stock awards would have vested based upon an assumed achievement of all relevant performance goals at the target level, and paid out to him on a prorata basis based upon the length of time within the performance period that had elapsed prior to the date of termination of employment.

For purposes of the 2006 Plan, a Change in Control generally means the occurrence of one of the following events (i) any person or group acquires beneficial ownership (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) of 50% or more of the combined voting power of the Company’s then outstanding securities; (ii) the incumbent Board ceases to constitute a majority of the Board; (iii) consummation of a merger or consolidation, other than a merger or consolidation (a) in which the beneficial owners of the Company’s common stock immediately prior to the transaction continue to own 50% or more of the combined voting power after such merger or consolidation or (b) in which the corporate existence of the Company is not affected and following which the Company’s chief executive officer and directors retain their positions with the Company (and constitute at least a majority of the Board); or (iv) consummation of a plan of complete liquidation of the Company or a sale or disposition by the Company of all or substantially all the Company’s assets. The definitions of Cause and Good Reason are described above.

Restrictive Covenants. Each of the employment agreements contained noncompetition, employee nonsolicitation and customer nonsolicitation covenants that applied during the executive’s employment with the Company and for a certain period of time after his or her termination of employment:

•

in the case of Messrs. Holcombe, Hitchcock and de Cárdenas, 1 year in the event of their termination of employment without Cause or for Good Reason, or 2 years in the event of their termination of employment for any other reason;

•	in the case of Mr. Bergen Henegouwen, 1 year in the event of his termination of employment without Cause, or 2 years, in the event of his termination of employment for any other reason;

Summary of Potential Payments Upon Termination of Employment. The following table below shows the estimated value of benefits to the NEOs under the employment agreements if their employment had been terminated for Good Reason, without Cause, or by reason of death or disability (except in the case of Mr. Bergen Henegouwen, who will be entitled to the benefits below only if his employment is terminated without Cause) as of December 31, 2010. The amounts shown in the table exclude accrued but unpaid base salary, unreimbursed employment-related expenses, accrued but unpaid vacation pay (which payments and reimbursements would be made to all salaried employees), distributions under our 401(k) retirement plan (which plan is generally available to all of our salaried employees), and the value of equity awards that were vested by their terms as of December 31, 2010.

	Termination without Cause; Resignation For Good Reason; Death; Disability (Not in Connection with a Change in Control) ($)	Termination without Cause; Resignation For Good Reason; Death; Disability (Following or In Connection with a Change in Control) ($)
Mr. Holcombe
Salary (1)(10)	547,840	547,840
Bonus (2)(10)	465,664	465,664
Benefits (3) (10)	10,164	10,164
Value of Unvested Options (4)(6)(9)	—	3,668,386
Value of Unvested Service-Based Restricted Stock (4)(6)(9)	—	617,000
Value of Unvested Performance-Based Restricted Stock (2009) (4)(6)(9)	—	275,566
Value of Unvested Performance-Based Restricted Stock (2010) (4)(6)(9)	—	654,347

TOTAL	1,023,668	6,238,967

Mr. Hitchcock
Salary (1)	385,000	385,000
Bonus (2)	269,500	269,500
Benefits (3)	15,744	15,744
Value of Unvested Options (4)(6)(9)	—	1,430,427
Value of Unvested Service-Based Restricted Stock (4)(6)(9)	—	740,400
Value of Unvested Performance-Based Restricted Stock (2009) (4)(6)(9)	—	123,585
Value of Unvested Performance-Based Restricted Stock (2010) (4)(6)(9)	—	654,347

TOTAL	670,244	3,619,003

Mr. Bergen Henegouwen
Salary (7) (8)	819,036	819,036
Value of Unvested Options (5)(6)(9)	—	1,221,676
Value of Unvested Service-Based Restricted Stock (5)(6)(9)	—	339,350
Value of Unvested Performance-Based Restricted Stock (2009) (5)(6)(9)	—	104,169
Value of Unvested Performance-Based Restricted Stock (2010) (5)(6)(9)	—	233,137

TOTAL	819,036	2,717,368

Mr. de Cárdenas
Salary (1)	374,500	374,500
Bonus (2)	224,700	224,700
Benefits (3)	17,316	17,316
Value of Unvested Options (4)(6)(9)	—	1,069,556
Value of Unvested Service-Based Restricted Stock (4)(6)(9)	—	740,400
Value of Unvested Performance-Based Restricted Stock (2009) (4)(6)(9)	—	84,753
Value of Unvested Performance-Based Restricted Stock (2010) (4)(6)(9)	—	201,448

TOTAL	616,516	2,712,673

Mr. Gordon
Salary (1)	360,500	360,500
Bonus (2)	252,350	252,350
Benefits (3)	17,316	17,316
Value of Unvested Options (4)(6)(9)	—	1,675,689
Value of Unvested Service-Based Restricted Stock (4)(6)(9)	—	740,400
Value of Unvested Performance-Based Restricted Stock (2009) (4)(6)(9)	—	123,585
Value of Unvested Performance-Based Restricted Stock (2010) (4)(6)(9)	—	128,606

TOTAL	630,166	3,298,446

(1)	Reflects 12 months of the executive’s 2010 base salary.
(2)	Reflects 100% of the executive’s 2010 target bonus.
(3)	Represents an estimated value, based on 2010 rates, for providing COBRA payments for 12 months as provided in Messrs. Holcombe’s, Hitchcock’s, de Cárdenas’s and Gordon’s employment agreements.
(4)	Messrs. Holcombe’s, Hitchcock’s, de Cárdenas’ and Gordon’s unvested stock options and service-based restricted stock awards were governed by the terms of their employment agreements, which provided that such awards would have become fully-vested upon a Sale of the Company. Messrs. Holcombe’s, Hitchcock’s and de Cárdenas’ performance-based restricted stock awards were governed by the terms of the 2006 Plan, which provided that, upon the occurrence of a change in control followed by their termination of employment without Cause or for Good Reason within one year of such change in control, the performance-based restricted stock awards would vest based upon an assumed achievement of all relevant performance goals at the target level, and pay out to the executive on a prorata basis based upon the length of time within the performance period that had elapsed prior to the date of termination of employment.
(5)	Mr. Bergen Henegouwen’s equity awards were governed by the terms of the 2006 Plan, which provided that, upon the occurrence of a change in control followed by his termination of employment without Cause or for Good Reason within one year of such change in control, his stock options and service-based restricted stock awards would have become fully-vested, and the performance-based restricted stock awards would have vested based upon an assumed achievement of all relevant performance goals at the target level, and pay out to the executive on a prorata basis based upon the length of time within the performance period that had elapsed prior to the date of termination of employment.
(6)	Reflects the value of unvested equity awards, based on the closing market price of our common stock on December 31, 2010 of $30.85. Unvested options are valued based on the difference between $30.85 and the exercise price of the unvested option. The number of performance-based restricted shares granted in 2009 that would have vested is prorated at 33% of the target number of shares because the assumed date of termination—December 31, 2010—is two-thirds of the three-year performance cycle. The number of performance-based restricted shares granted in 2010 that would have vested is prorated at 66% of the target number of shares because the assumed date of termination—December 31, 2010—is one-third of the three-year performance cycle.
(7)	Assumes that the Company extends the initial 6-month severance period for three additional 6-month periods, per Mr. Bergen Henegouwen’s employment agreement. As discussed in the Compensation Discussion and Analysis, Mr. Bergen Henegouwen’s employment will terminate on January 1, 2012, and he will be entitled to receive 12 months of severance pursuant to the terms of his employment agreement.
(8)	Converted to US Dollars using the Euro to dollar exchange rate as of December 31, 2010 (1.3252).
(9)	Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, each outstanding and unexercised option to purchase shares of our common stock, whether vested or unvested, was cancelled and the holder of each option became entitled to receive, an amount in cash equal to the product of the total number of options multiplied by the amount by which $31.00 exceeded the exercise price per share of such option. Similarly, each outstanding share of restricted stock, including service-based and performance based restricted stock, whether vested or unvested, was cancelled and the holder of each share of restricted stock became entitled to receive an amount in cash equal to the product of the total number of shares of restricted stock multiplied by $31.00. See “—Compensation Discussion and Analysis,” for further information.
(10)	As discussed in the CD&A, Mr. Holcombe retired from our Company effective July 1, 2011. In connection with his termination of employment, beginning on July 1, 2011, Mr. Holcombe received the following severance benefits pursuant to his employment agreement: (i) his current base salary, paid according to regular payroll practices through June 30, 2012, (ii) his 2011 target bonus of $454,750, payable at such time as it would have been payable if his employment had not been terminated, and (iii) payment of his COBRA premium for 12 months in the same percentage that we would have paid his health coverage premium if he continued as an active employee with the elected coverage. In addition, we entered into a consulting agreement with Mr. Holcombe, pursuant to which he has agreed to provide consulting services for a one-year period for a fee of $150,000.

Summary of Potential Payments upon a Sale of the Company. The following summarizes the value of the payments that each of our NEOs would have received as a result of the vesting of stock options and restricted stock if a Sale of the Company had occurred on December 31, 2010, regardless of whether the executive incurred a termination of employment: Mr. Holcombe, value of unvested option shares, $3,668,386 and value of unvested service-based restricted shares, $617,000; Mr. Hitchcock, value of unvested option shares, $1,430,427, and value of unvested service-based restricted shares, $740,400; Mr. de Cárdenas, value of unvested option shares, $1,069,556, and value of unvested service-based restricted shares, $740,400; and Mr. Gordon, value of unvested option shares, $1,675,689, , and value of unvested service-based restricted shares, $740,400. These amounts exclude the value of equity awards that were vested by their terms on December 31, 2010, and are based on the $30.85 closing market price of our common stock on December 31, 2010. Performance-based restricted shares would have vested only upon a qualifying termination of employment within one year of a Change in Control. As described in greater detail in footnote (5) to the table above, Mr. Bergen Henegouwen’s equity awards would have accelerated only upon a qualifying termination of employment within one year of a Change in Control. Accordingly, no values are reported for him.

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, each outstanding and unexercised option to purchase shares of our common stock, whether vested or unvested, was cancelled and the holder of each option became entitled to receive, an amount in cash equal to the product of the total number of options multiplied by the amount by which $31.00 exceeded the exercise price per share of such option. Similarly, each outstanding share of restricted stock, including service-based and performance based restricted stock, whether vested or unvested, was cancelled and the holder of each share of restricted stock became entitled to receive an amount in cash equal to the product of the total number of shares of restricted stock multiplied by $31.00. See “Executive Compensation—Compensation Discussion and Analysis,” for further information.

2010 Director Compensation

In 2010, our non-employee directors received an annual cash retainer of $50,000. Our non-executive Board Chairman received an additional cash retainer of $50,000. Non-employee directors serving as committee chairs also received annual cash retainers of $20,000 (Audit), $15,000 (Compensation) and $10,000 (Nominating and Corporate Governance) for chairing committees. Other non-employee directors serving on these committees received annual cash retainers of $10,000 (Audit), $7,500 (Compensation) and $5,000 (Nominating and Corporate Governance) for their service. No per meeting fees were paid. Effective January 1, 2009, our non-employee directors receive annual equity grants with a targeted value of $100,000, comprised of $50,000 for stock options and $50,000 for restricted stock, with both vesting in annual increments over a 3-year period. In addition, the Chairman of the Board received an additional annual equity grant, with a targeted value of $50,000, equally allocated between stock options and restricted stock, for serving as the non-executive Board Chairman. All of our directors are reimbursed for out-of-pocket expenses related to their service as directors.

The following table provides information about the compensation earned by our non-employee directors during 2010 and their equity award holdings as of December 31, 2010. For information regarding the compensation that our current non-employee directors receive during fiscal year 2011, see “Management—Governance Matters,” for further information.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(3)	Option Awards ($) (2)(3)	Total ($)
Robert J. Marino	100,000	87,050	96,219	283,269
James B. Lipham	70,000	58,166	64,181	192,347
Jack Pearlstein	67,500	58,166	64,181	189,847
Timothy A. Samples	67,500	58,166	64,181	189,847
Jason Few	65,000	58,166	64,181	187,347
Robert J. Gerrard, Jr.	70,000	58,166	64,181	192,347
Fritz E. von Mering	67,500	58,166	64,181	189,847
Wendy J. Murdock	55,000	58,166	64,181	177,347

(1)	Reflects the grant date fair value of stock awards granted in 2010, determined in accordance with FASB ASC Topic 718. The grant date fair value of the time-based restricted stock awards is based on the fair market value of the underlying shares on the date of grant. As of December 31, 2010, each Director has the following number of unvested restricted shares outstanding: Robert J. Marino—13,284; James B. Lipham—9,680; Jack Pearlstein—9,680 Timothy A. Samples—9,680; Jason Few—9,680; Robert J. Gerrard, Jr.—9,480; Fritz E. von Mering—9,480 Wendy Murdock—6,370.
(2)	Reflects the grant date fair value of option awards granted in 2010, determined in accordance with FASB ASC Topic 718. The assumptions used in the calculation of the grant date fair values of the option awards are included in Note 6 to our audited financial statements for the fiscal year ended December 31, 2010. As of December 31, 2010, each Director has the following number of options outstanding: Robert J. Marino—83,060; James B. Lipham—60,430 Jack Pearlstein—60,430; Timothy A. Samples—40,430; Jason Few—40,430; Robert J. Gerrard, Jr,—33,230; Fritz E. von Mering—33,230 Wendy Murdock—14,230.

(3)	The following table shows the options and restricted stock awarded to each director during 2010, and the aggregate grant date fair value for each award.

Name	Option Awards (#)	Grant Date Fair Value of Option Awards ($)	Restricted Stock (#)	Grant Date Fair Value of Stock Awards ($)
Robert J. Marino	9,250	96,219	4,370	87,050
James B. Lipham	6,170	64,181	2,920	58,166
Jack Pearlstein	6,170	64,181	2,920	58,166
Timothy A. Samples	6,170	64,181	2,920	58,166
Jason Few	6,170	64,181	2,920	58,166
Robert J. Gerrard, Jr.	6,170	64,181	2,920	58,166
Fritz E. von Mering	6,170	64,181	2,920	58,166
Wendy J. Murdock	6,170	64,181	2,920	58,166

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

We are a direct, wholly-owned subsidiary of Buccaneer Holdings, Inc., a Delaware corporation that was formed to acquire the equity of Syniverse Holdings, Inc. in connection with the Merger. All of the outstanding capital stock of Buccaneer Holdings, Inc. is owned by The Carlyle Group and certain of its affiliates and co-investors.

Each of the equity compensation plans that we had in place as of December 31, 2010, was terminated in connection with the Merger.

Company Common Stock

Our common stock traded on the NYSE under the trading symbol “SVR” until the close of business on January 12, 2011. Trading of our common stock on the NYSE was suspended upon the consummation of the Merger (see “Business—Business Developments—Carlyle Merger”) and the registration of our common stock under Section 12 of the Exchange Act was terminated. As of the date of this prospectus, there is one record holder of our common stock, and there is no public market for our common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Procedures for Review, Approval or Ratification of Related Person Transactions

The Company asks its directors to complete a questionnaire each year that is designed to determine, among other things, whether the director is involved in any related person transactions with the Company. In addition, as part of its overall controls process the Company requires each officer of the Company to complete a questionnaire each quarter which specifically asks the officers if they are aware of any related person transactions.

Related Person Transactions

Consulting Agreement with Carlyle

On January 13, 2011, we entered into a ten-year consulting agreement with Carlyle under which we pay Carlyle a fee for consulting services Carlyle provides to us and our subsidiaries. Under this agreement, subject to certain conditions, we expect to pay an annual consulting fee to Carlyle of $3.0 million, reimburse its out-of-pocket expenses and may pay Carlyle additional fees associated with other future transactions. Carlyle also received a one-time transaction fee of $30.0 million on the effective date of the Merger.

Consulting Agreement with Mr. Tony G. Holcombe

On June 15, 2011, we entered into a consulting agreement with Mr. Holcombe under which we agreed to engage Mr. Holcombe to provide consulting services to the Company during the time period beginning July 1, 2011 and ending June 30, 2012 and agreed to pay Mr. Holcombe $150,000 for these services in equal monthly increments.

Employment Agreements

See “Executive Compensation—Compensation Discussion and Analysis—Employment Agreements,” for a description of the employment agreements with our named executive officers.

Compensation Committee Interlocks and Insider Participation

Prior to the Merger, the Compensation Committee was comprised of Messrs. Robert J. Gerrard, Jr. (Chairman), Jack Pearlstein, Timothy A. Samples and Fritz von Mering. Subsequent to the Merger and currently, the Compensation Committee is currently comprised of Messrs. James A. Attwood, Jr. (Chairman), Kevin L. Beebe and Stephen C. Gray. None of the members of the pre-Merger or current Compensation Committee was an officer or employee of the Company in 2010 or any time prior thereto. During 2010, none of the members of the pre-Merger or current Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. None of our executive officers served as a member of the board or compensation committee, of any other company whose executive officer(s) served as a member of our Board of Directors or our pre-Merger or current Compensation Committee.

DESCRIPTION OF SENIOR CREDIT FACILITY

The following summary is qualified in its entirety by reference to the credit agreement governing our Senior Credit Facility, which has been filed as an exhibit to the Registration Statement.

On December 21, 2010, Merger Sub entered into the credit agreement governing our Senior Credit Facility, and we became obligated on the Senior Credit Facility as a result of the Merger. Our Senior Credit Facility consists of a $150.0 million revolving credit facility and a $1,025.0 million term loan facility. Subject to certain conditions, without the consent of the then existing lenders (but subject to the receipt of commitments), the term loan facility and/or the revolving credit facility may be expanded (or a new term loan facility added) by up to $200 million in the aggregate of additional commitments for term and/or revolving loans, as applicable.

Maturity

Our term loan facility will mature on December 21, 2017 and our revolving credit facility will mature on December 21, 2015.

Amortization; Prepayments

Commencing March 31, 2011, our term loan facility began amortizing in equal quarterly installments in an amount equal to 1.00% per annum of the original principal amount thereof, with the remaining balance due at final maturity.

We may voluntarily prepay loans or reduce commitments under our Senior Credit Facility, in whole or in part, subject to minimum amounts, with prior notice but without premium or penalty, except that certain refinancings of our term loan facility within one year after the closing date of our Senior Credit Facility will be subject to a prepayment premium of 1.0% of the principal amount prepaid. We must prepay our term loan facility with the net cash proceeds of asset sales, casualty and condemnation events, the incurrence or issuance of indebtedness (other than indebtedness permitted to be incurred under our Senior Credit Facility unless specifically incurred to refinance a portion of our Senior Credit Facility) and 50% of excess cash flow (such percentage to be subject to reduction based on the achievement of specified senior secured leverage ratios), in each case, subject to certain reinvestment rights and other exceptions. We are also required to make prepayments under our revolving credit facility at any time when, and to the extent that, the aggregate amount of the outstanding loans and letters of credit under our revolving credit facility exceeds the aggregate amount of commitments in respect of our revolving credit facility.

Interest; Fees

Borrowings bear interest at a floating rate which can be, at our option, either (i) a Eurodollar borrowing rate for a specified interest period plus an applicable margin or, (ii) an alternative base rate plus an applicable margin, in each case, subject to a Eurodollar rate floor of 1.50% or a base rate floor of 2.50%, as applicable. The applicable margin for the term loan and revolving loans under our Senior Credit Facility is 3.75% per annum for Eurodollar loans and 2.75% per annum for base rate loans, and in the case of the revolving loans, subject to an adjustment based on a total net leverage ratio test.

The following fees are applicable under our revolving credit facility: (i) an unused line fee of 0.50% per annum, subject to an adjustment based on a total net leverage ratio test, based on the unused portion of our revolving credit facility; (ii) a letter of credit participation fee on the aggregate stated amount of each letter of credit available to be drawn equal to the applicable margin for Eurodollar rate loans; (iii) a letter of credit fronting fee equal to 0.125% per annum (or 0.25% per annum if the letter of credit is provided by Barclays Bank PLC, Credit Suisse AG, Cayman Islands Branch or Deutsche Bank) on the daily amount of each letter of credit available to be drawn; and (iv) certain other customary fees and expenses payable to our letter of credit issuers.

Guarantees; Security

Our obligations under our Senior Credit Facility are guaranteed by Holdings and each of our current and future direct and indirect wholly owned domestic subsidiaries other than (i) subsidiaries designated as unrestricted, (ii) immaterial subsidiaries, (iii) any subsidiary that is prohibited by applicable law or contractual obligation from guaranteeing our Senior Credit Facility or which would require governmental approval to provide a guarantee, (iv) certain holding companies of foreign subsidiaries, (v) not-for-profit subsidiaries, if any, and (vi) certain receivables financing subsidiaries, and will be secured by a first lien on substantially all of their assets, including capital stock of subsidiaries (subject to certain exceptions). Our subsidiaries that guarantee our Senior Credit Facility will guarantee the notes.

Covenants

Our Senior Credit Facility contains customary negative covenants, including, but not limited to, restrictions on our and our restricted subsidiaries’ ability to merge and consolidate with other companies, incur indebtedness, grant liens or security interests on assets, make acquisitions, loans, advances or investments, pay dividends, sell or otherwise transfer assets, optionally prepay or modify terms of certain junior indebtedness, enter into transactions with affiliates, or change our fiscal year. Our Senior Credit Facility will require the maintenance of a minimum interest coverage ratio and a maximum total net leverage ratio, tested, in each case, on a quarterly basis.

Our Senior Credit Facility contains customary affirmative covenants, including, but not limited to, delivery of financial and other information to the administrative agent, notice to the administrative agent upon the occurrence of certain material events, preservation of existence, payment of material taxes and other claims, maintenance of properties and insurance, maintenance of books and records, access to properties and records for inspection by the administrative agent and, during the continuance of any event of default, the lenders, compliance with applicable laws and regulations, including environmental laws, further assurances and provision of additional collateral and guarantees.

Events of Default; Change of Control

Our Senior Credit Facility provides that, upon the occurrence of certain events of default, our obligations thereunder may be accelerated and the lending commitments terminated. Such events of default include payment defaults to the lenders, material inaccuracies of representations and warranties, covenant defaults, cross-defaults to other material indebtedness, including the notes, voluntary and involuntary bankruptcy proceedings, material money judgments, material ERISA/pension plan events, certain change of control events and other customary events of default.

DESCRIPTION OF EXCHANGE NOTES

The exchange notes will be issued under the indenture, dated as of December 22, 2010, among Buccaneer Merger Sub, Inc. (“Buccaneer”) and Wilmington Trust, National Association, as successor by merger to Wilmington Trust FSB, as trustee (the “Trustee”), under which the existing outstanding notes were issued, and we became obligated on the outstanding notes as a result of the Merger. The form and terms of the exchange notes and the outstanding notes are identical in all material respects, except that transfer restrictions, interest rate increase provisions and related registration rights applicable to the outstanding notes do not apply to the exchange notes. As used in this section, “outstanding notes” means the notes issued on December 22, 2010 under the indenture, “exchange notes” means the notes issued under the indenture in connection with this exchange offer, and “notes” refers to the outstanding notes and the exchange notes, collectively. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”), as in effect on the date of the indenture. The notes are subject to all such terms, and holders of the notes are referred to the indenture and the TIA for a statement of the terms therein.

The following is a summary of the material terms and provisions of the indenture, is not complete and is qualified in its entirety by reference to the TIA and the indenture. We encourage you to read the indenture and the notes because they, and not this description, define your rights as holders of the notes. A copy of the form of indenture has been filed as an exhibit to the Registration Statement. It is also available upon request to Syniverse. The definitions of certain capitalized terms are set forth under “—Certain Definitions” or as otherwise defined throughout this description. For purposes of this description, references to “Syniverse,” “we,” “us,” or “our” include only Syniverse Holdings, Inc. and not its Subsidiaries.

General

The outstanding notes were issued with an initial aggregate principal amount of $475.0 million. The exchange notes will be issued in like principal amount with respect to any and all outstanding notes properly tendered and not withdrawn before the expiration date. We may issue additional notes from time to time after the date of this prospectus without notice or the consent of holders of notes. Any offering of additional notes is subject to the covenants described below under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided, however, that a separate CUSIP or ISIN would be issued for the additional notes, unless the notes and the additional notes are treated as the “same issue” for U.S. federal income tax purposes or both the notes and the additional notes are issued without (or with less than a de minimis amount of) original issue discount for U.S. federal income tax purposes. Except as otherwise specified herein, all references to the “notes” include additional notes.

If a holder of notes has given wire transfer instructions to us or the paying agent, the paying agent will pay all principal of, and, if applicable, interest and premium, if any, on, that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar unless we elect to make interest payments by check mailed to the holders of notes at their addresses set forth in the register of holders.

The Trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar.

The notes will be issued only in fully registered form, without coupons, in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

Terms of the Notes

The notes are senior unsecured obligations of Syniverse and mature on January 15, 2019. Each note will bear interest at a rate per annum of 9.125% from December 22, 2010 or from the most recent date to which interest has been paid or provided for, payable semi-annually to holders of record at the close of business on the December 30 or June 30 immediately preceding the interest payment date on January 15 and July 15 of each year, commencing July 15, 2011. Interest payments on the outstanding notes commenced July 15, 2011. Interest payments on the exchange notes will commence January 15, 2012.

Optional Redemption

On and after January 15, 2015, we may redeem the notes, at our option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice (provided that, in connection with (x) the satisfaction and discharge of the indenture or (y) defeasance of the notes, a redemption notice may be given more than 60 days, but not more than one year, prior to such event) mailed by first-class mail to each holder’s registered address or otherwise in accordance with the procedures of the Depository Trust Company (“DTC”), at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on January 15 of the years set forth below:

Period	Redemption Price
2015	104.563%
2016	102.281%
2017 and thereafter	100.000%
In addition, at any time prior to January 15, 2015, Syniverse may redeem the notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address or otherwise in accordance with the procedures of DTC, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notwithstanding the foregoing, at any time and from time to time on or prior to January 15, 2014, we may redeem in the aggregate up to 35% of the original aggregate principal amount of the notes (calculated after giving effect to any issuance of additional notes) with the net cash proceeds of one or more Equity Offerings (1) by us or (2) by Holdings or any other direct or indirect parent of Syniverse, to the extent the net cash proceeds thereof are contributed to the common equity capital of Syniverse or used to purchase Capital Stock (other than Disqualified Stock) of Syniverse from it, at a redemption price (expressed as a percentage of the principal amount thereof) equal to 109.125% plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the notes (calculated after giving effect to any issuance of additional notes) must remain outstanding after each such redemption; and provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice mailed to each holder of notes being redeemed and otherwise in accordance with the procedures set forth in the indenture.

In connection with any redemption of notes (including with the net cash proceeds of an Equity Offering), any such redemption may, at our discretion, be subject to one or more conditions precedent, including consummation of any related Equity Offering. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in our discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed.

Syniverse, or its affiliates, may at any time and from time to time purchase notes. Any such purchases may be made through open market or privately negotiated transactions with third parties or pursuant to one or more tender or exchange offers or otherwise, upon such terms and at such prices as well as with such consideration as Syniverse, or any such affiliates, may determine.

Selection

In the case of any partial redemption, selection of the notes for redemption will be made in compliance with the requirements of the principal national securities exchange, if any, on which such notes are listed, or if such notes are not so listed, on a pro rata basis (and in such manner as complies with applicable legal requirements); provided, that the selection of notes for redemption shall not result in a holder of notes with a principal amount of notes less than the minimum denomination to the extent practicable. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption so long as Syniverse has deposited with the paying agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest, if any, on, the notes to be redeemed.

Ranking

The notes are senior unsecured obligations of Syniverse and rank:

•	equally in right of payment with all existing and future senior Indebtedness of Syniverse;

•	senior in right of payment to any future subordinated Indebtedness of Syniverse;

•	effectively subordinated to any Secured Indebtedness of Syniverse (including Indebtedness under the Senior Credit Agreement) to the extent of the value of the assets securing such Indebtedness; and

•	structurally subordinated to all liabilities (including Indebtedness and trade payables) of any non-Guarantor Subsidiaries.

At June 30, 2011, we had approximately $1,483.1 million of indebtedness, net of original issue discount on a consolidated basis (including the notes offered hereby), of which approximately $1,008.1 million was secured. In addition, the revolving credit facility under the Senior Credit Agreement provides commitments of $150.0 million of Secured Indebtedness, of which $1.9 million has been utilized as of June 30, 2011. See “Description of Senior Credit Facility.”

Syniverse is a holding company with limited direct operations. All of our operations are conducted through our Subsidiaries. Unless the Subsidiary is a Guarantor, claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of Syniverse, including holders of the notes. The notes, therefore, will be structurally subordinated to claims of creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries that are not Guarantors. Although the indenture contains limitations on the amount of additional Indebtedness that we and our Subsidiaries may incur, such limitations are subject to a number of significant exceptions.

Guarantees

Each of our Restricted Subsidiaries that is a guarantor under the Senior Credit Agreement jointly and severally, irrevocably and unconditionally guarantees on a senior unsecured basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration, by redemption or otherwise, of all Obligations of Syniverse under the indenture and the notes (including interest and additional interest, if any, which, but for the filing of a petition in bankruptcy with respect to Syniverse, would have accrued on any Obligation, whether or not a claim is allowed against Syniverse for such interest in the related bankruptcy proceeding) to the holders and the Trustee, whether for payment of principal of, premium, if any, or interest or additional interest on the notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Guarantors being herein called the “Guaranteed Obligations”).

Each Guarantee of a Guarantor will rank:

•	equally in right of payment with all existing and future senior Indebtedness of such Guarantor;

•	senior in right of payment to any future subordinated Indebtedness of such Guarantor;

•

effectively subordinated to all Secured Indebtedness of such Guarantor to the extent of the value of the assets securing such Indebtedness, including such Guarantor’s guarantee of the Senior Credit Agreement; and

•	structurally subordinated to any Indebtedness or Obligations of any of such Guarantor’s non-Guarantor Subsidiaries.

Each Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor without rendering the indenture or the Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. However, in a recent Florida bankruptcy case, this kind of provision was found to be ineffective to protect the guarantees. See “Risk Factors—Risk Relating to the Notes—Federal and state statutes may allow courts, under specific circumstances, to void the guarantees and require noteholders to return payments received from guarantors.” The Issuer will cause each Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary or is already a Guarantor) that guarantees Indebtedness under the Credit Agreement to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will guarantee performance and payment of the notes on the same unsecured basis. See “—Certain Covenants—Future Guarantors.”

Each Guarantee is a continuing guarantee and, subject to the next succeeding paragraph, shall:

(1)	remain in full force and effect until payment in full of all the Guaranteed Obligations;

(2)	be binding upon each such Guarantor and its successors and assigns; and

(3)	inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

A Guarantee of a Guarantor will be automatically released and discharged upon:

(a) the sale, exchange, disposition or other transfer (including through merger or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Guarantor is no longer a Restricted Subsidiary), or all or substantially all the assets, of the applicable Guarantor if such sale, disposition or other transfer is made in compliance with the indenture,

(b) Syniverse designating such Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary,”

(c) in the case of any Restricted Subsidiary that after the Acquisition Date is required to guarantee the notes pursuant to the covenant described under “—Certain Covenants—Future Guarantors,” the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness of Syniverse or any Restricted Subsidiary of Syniverse or such Restricted Subsidiary or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the notes, except if a release or discharge is by or as a result of payment under such other guarantee,

(d) Syniverse’s exercise of its legal defeasance option or covenant defeasance option as described under “—Defeasance,” or if Syniverse’s obligations under the indenture are discharged in accordance with the terms of the indenture, or

(e) upon the release or discharge of the guarantee by such Guarantor of the obligations under the Senior Credit Agreement, except a discharge or release by or as a result of payment under such guarantee.

A Guarantee also will be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing the Senior Credit Agreement or other exercise of remedies in respect thereof.

Each of Syniverse’s currently existing Domestic Subsidiaries (other than subsidiaries designated as unrestricted, immaterial subsidiaries, subsidiaries prohibited by applicable law or contractual obligation from providing a guarantee or which would require governmental approval to provide a guarantee or which could result in an adverse tax consequence to Syniverse or one of its subsidiaries (including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction) or not-for-profit subsidiaries, if any) are Guarantors. Subsidiaries that are not Guarantors accounted for approximately $45.3 million, or 12.3%, of our revenues for the six months ended June 30, 2011, and approximately $76.7 million, or 2.5%, of our total assets, and approximately $26.6 million, or 1.4%, of our total liabilities, in each case, as of June 30, 2011 (all amounts presented exclude intercompany balances).

Change of Control

Upon the occurrence of any of the following events (each, a “Change of Control”), each holder will have the right to require Syniverse to purchase all or any part of such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent Syniverse has previously elected to redeem notes as described under “—Optional Redemption”:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of Syniverse and its Subsidiaries, taken as a whole, to a Person other than one or more of the Permitted Holders; or

(2) Holdings becomes aware of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of Equity Interests or otherwise, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision, except that a Person shall be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire by conversion or exercise of other securities, whether such right is exercisable immediately or only after the passage of time), of Voting Stock of Syniverse representing 50% or more of the total voting power of the Voting Stock of Syniverse.

Within 30 days following any Change of Control, except to the extent that Syniverse has exercised its right to redeem the notes as described under “—Optional Redemption,” Syniverse shall mail a notice (a “Change of Control Offer”) to each holder with a copy to the Trustee describing:

(1) that a Change of Control has occurred and that such holder has the right to require Syniverse to purchase such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2) the transaction or transactions that constitute such Change of Control;

(3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions determined by Syniverse, consistent with this covenant, that a holder must follow in order to have its notes purchased.

We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Syniverse and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control.

We will comply, to the extent applicable, with the requirements of Rule 14e-1 of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, we will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue of such compliance.

This Change of Control purchase provision is a result of negotiations between Syniverse and the initial purchasers of the outstanding notes. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings.

The occurrence of events which would constitute a Change of Control would constitute a default under the Senior Credit Agreement. Future Indebtedness of Syniverse may also contain prohibitions on certain events which would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase the notes could cause a default under such senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such purchase on us. Finally, our ability to pay cash to the holders upon a purchase may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases.

The definition of “Change of Control” includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of Syniverse and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Syniverse to purchase such notes as a result of a sale, lease or transfer of less than all of the assets of Syniverse and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The provisions under the indenture relating to our obligation to make an offer to purchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

Certain Covenants

Set forth below are summaries of certain covenants contained in the indenture. If on any date following the Issue Date (i) the notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), Syniverse and its Restricted Subsidiaries will not be subject to the following covenants or provisions (collectively, the “Suspended Covenants”):

(1) “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(2) “—Limitation on Restricted Payments”;

(3) “—Dividend and Other Payment Restrictions Affecting Subsidiaries”;

(4) “—Asset Sales”;

(5) “—Transactions with Affiliates”; and

(6) clause (4) of the first paragraph of “—Merger, Consolidation or Sale of All or Substantially All Assets”.

In the event that Syniverse and its Restricted Subsidiaries are not subject to the Suspended Covenants under the indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the notes below an Investment Grade Rating, then Syniverse and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the indenture with respect to future events.

The period of time between the occurrence of a Covenant Suspension Event and the Reversion Date is referred to in this description as the “Suspension Period.” Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Cash Proceeds shall be reset at zero. In the event of any such reinstatement, no failure to comply with the Suspended Covenants prior to such reinstatement will give rise to a Default or Event of Default under the indenture with respect to the notes; provided that (1) with respect to Restricted Payments made after any such reinstatement, the amount of Restricted Payments made will be calculated as though the covenant described under the caption “—Limitation on Restricted Payments” had been in effect prior to, but not during, the Suspension Period, provided that no Subsidiaries may be designated as Unrestricted Subsidiaries during the Suspension Period, and (2) all Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified to have been Incurred or issued pursuant to clause (c) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” In addition, for purposes of the covenant described under “—Transactions with Affiliates,” all agreements and arrangements entered into by Holdings and any Restricted Subsidiary with an Affiliate of Syniverse during the Suspension Period prior to such Reversion Date will be deemed to have been entered into on or prior to the Acquisition Date and for purposes of the covenant described under “—Dividend and Other Payment Restrictions Affecting Subsidiaries,” all contracts entered into during the Suspension Period prior to such Reversion Date that contain any of the restrictions contemplated by such covenant will be deemed to have been existing on the Acquisition Date.

There can be no assurance that the notes will ever achieve or maintain an Investment Grade Rating.

Syniverse is required to provide an Officer’s Certificate to the Trustee indicating the occurrence of any Covenant Suspension Event or Reversion Date. The Trustee will have no obligation to (i) independently determine or verify if such events have occurred, (ii) make any determination regarding the impact of actions taken during the Suspension Period on Syniverse and its Subsidiaries’ future compliance with their covenants or (iii) notify the holders of any Covenant Suspension Event or Reversion Date.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. The indenture provides that:

(1) Syniverse will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2) Syniverse will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock;

provided, however, that Syniverse and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of Syniverse and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred

Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided, further, that the aggregate amount of Indebtedness (including Acquired Indebtedness) that may be Incurred and Disqualified Stock or Preferred Stock that may be issued pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors of the notes shall not exceed the greater of (x) $100.0 million and (y) 3.25% of Total Assets at the time of Incurrence, at any one time outstanding.

The foregoing limitations will not apply to (collectively, “Permitted Debt”):

(a) the Incurrence by Syniverse or its Restricted Subsidiaries of Indebtedness under any Credit Agreement, the guarantees thereof and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount not to exceed $1,375 million outstanding at any one time;

(b) the Incurrence by Syniverse and the Guarantors of Indebtedness represented by the notes (not including any additional notes) and the Guarantees thereof, as applicable (and any exchange notes and Guarantees thereof);

(c) Indebtedness of Buccaneer, Syniverse or any of its Restricted Subsidiaries existing on the Issue Date (other than Indebtedness described in clause (a) or (b) above);

(d) Indebtedness (including, without limitation, Capitalized Lease Obligations and mortgage financings as purchase money obligations) Incurred by Syniverse or any of its Restricted Subsidiaries, Disqualified Stock issued by Syniverse or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of Syniverse to finance all or any part of the purchase, lease, construction, installation, repair or improvement of property (real or personal), plant or equipment or other fixed or capital assets used or useful in the business of Syniverse or its Restricted Subsidiaries or in a Similar Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount or liquidation preference, including all Indebtedness Incurred and Disqualified Stock or Preferred Stock issued to renew, refund, refinance, replace, defease or discharge any Indebtedness Incurred and Disqualified Stock or Preferred Stock issued pursuant to this clause (d), not to exceed the greater of (x) $75.0 million and (y) 2.5% of Total Assets at the time of Incurrence, at any one time outstanding;

(e) Indebtedness Incurred by Syniverse or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

(f) Indebtedness arising from indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the disposition of any business, assets or a Subsidiary of Syniverse in accordance with the terms of the indenture not exceeding the proceeds of such disposition, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g) Indebtedness of Syniverse to a Restricted Subsidiary; provided that (x) such Indebtedness shall be subordinated to Syniverse’s Obligations with respect to the notes and (y) any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to Syniverse or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (g);

(h) shares of Preferred Stock of a Restricted Subsidiary issued to Syniverse or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to Syniverse or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (h);

(i) Indebtedness of a Restricted Subsidiary to Syniverse or another Restricted Subsidiary; provided that (x) if a Guarantor Incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor and (y) any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary lending such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to Syniverse or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (i);

(j) Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes): (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases;

(k) obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by Syniverse or any Restricted Subsidiary in the ordinary course of business or consistent with past practice;

(l) Indebtedness or Disqualified Stock of Syniverse or any Restricted Subsidiary of Syniverse and Preferred Stock of any Restricted Subsidiary of Syniverse in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (1), does not exceed the greater of (x) $150.0 million and (y) 4.75% of Total Assets at the time of Incurrence, at any one time outstanding;

(m) any guarantee by Syniverse or a Restricted Subsidiary of Indebtedness or other obligations of Syniverse or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness or other obligations by Syniverse or such Restricted Subsidiary Incurring such guarantee would be permitted under the terms of the indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the notes or the Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor’s Guarantee with respect to the notes substantially to the same extent as such Indebtedness is subordinated to the notes or the Guarantee of such Restricted Subsidiary, as applicable;

(n) the Incurrence by Syniverse or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of Syniverse that serves to refund, refinance, replace, redeem, repurchase, retire or defease any Indebtedness, Disqualified Stock or Preferred Stock Incurred as permitted under the first paragraph of this covenant or clause (b), (c), (n), (o) or (r) of this paragraph or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums, defeasance costs and fees and expenses in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred that is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded, refinanced, replaced, redeemed, repurchased or retired;

(2) has a Stated Maturity which is no earlier than the Stated Maturity of the Indebtedness being refunded, refinanced, replaced, redeemed, repurchased or retired;

(3) to the extent that such Refinancing Indebtedness refinances (i) Subordinated Indebtedness, such Refinancing Indebtedness is Subordinated Indebtedness or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively;

(4) is Incurred in an aggregate principal amount (or if issued with original issue discount an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus (y) the amount of premium, defeasance costs and fees and expenses Incurred in connection with such refinancing; and

(5) shall not include (x) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary of Syniverse that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of Syniverse or a Guarantor, or (y) Indebtedness or Disqualified Stock of Syniverse or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

(o) Indebtedness, Disqualified Stock or Preferred Stock (i) of Syniverse or any of its Restricted Subsidiaries Incurred to finance an acquisition and (ii) of Persons that are acquired by Syniverse or any of its Restricted Subsidiaries or merged into Syniverse or a Restricted Subsidiary in accordance with the terms of the indenture; provided, however, that after giving effect to such acquisition and the Incurrence of such Indebtedness, Disqualified Stock or Preferred Stock, either:

(1) Syniverse would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant; or

(2) the Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition;

(p) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(q) Indebtedness of Syniverse or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to any Credit Agreement, so long as such letter of credit has not been terminated and in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(r) Contribution Indebtedness;

(s) Indebtedness of Syniverse or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(t) Indebtedness of Foreign Subsidiaries of Syniverse in an amount not to exceed the greater of (x) $100.0 million and (y) 3.25% of Total Assets at the time of such Incurrence, at any one time outstanding;

(u) Indebtedness of a Restricted Subsidiary that is not a Wholly Owned Subsidiary to holders of Equity Interests of such Restricted Subsidiary (other than Syniverse and/or its Restricted Subsidiaries), so long as the percentage of the aggregate amount of such Indebtedness of such Restricted Subsidiary owed to such holders does not exceed the percentage of the aggregate outstanding amount of the Equity Interests of such Restricted Subsidiary held by such holders;

(v) Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to Syniverse or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(w) Indebtedness owed on a short-term basis to banks and other financial institutions Incurred in the ordinary course of business of Syniverse and the Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of Syniverse and the Restricted Subsidiaries;

(x) Indebtedness consisting of Indebtedness issued by Syniverse or any Restricted Subsidiary to future, current or former officers, directors and employees thereof or any direct or indirect parent thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of Syniverse or any direct or indirect parent company of Syniverse to the extent described in clause (4) of the second paragraph under the caption “—Limitation on Restricted Payments”;

(y) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(z) Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s-length commercial terms;

(aa) Indebtedness incurred by Syniverse or any Restricted Subsidiary to the extent that the net proceeds thereof are promptly deposited with the Trustee to satisfy and discharge the notes in accordance with the indenture;

(bb) guarantees incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors and licensees that, in each case, are not Affiliates;

(cc) the incurrence by Syniverse or any Restricted Subsidiary of Indebtedness consisting of guarantees of Indebtedness incurred by Permitted Joint Ventures; provided that the aggregate principal amount of Indebtedness Guaranteed pursuant to this clause (cc) does not at any one time outstanding exceed $25.0 million; and

(dd) Indebtedness, Disqualified Stock or Preferred Stock of Syniverse or a Restricted Subsidiary incurred to finance or assumed in connection with an acquisition in a principal amount not to exceed $100.0 million in the aggregate at any one time outstanding together with all other Indebtedness, Disqualified Stock and/or Preferred Stock issued under this clause (dd).

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt or is entitled to be Incurred pursuant to the first paragraph of this covenant, Syniverse shall, in its sole discretion, at the time of Incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this covenant, provided that all Indebtedness under the Senior Credit Agreement shall be deemed to have been Incurred pursuant to clause (a) and Syniverse shall not be permitted to reclassify all or any portion of Indebtedness Incurred pursuant to clause (a). Accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of Disqualified Stock or Preferred Stock of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness, provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar-equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The indenture provides that Syniverse will not, and will not permit any Guarantor to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of Syniverse or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of Syniverse or such Guarantor, as the case may be. The indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Indebtedness as subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral.

Limitation on Restricted Payments. The indenture provides that Syniverse will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on account of Syniverse’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger or consolidation involving Syniverse (other than (A) dividends or distributions by Syniverse payable solely in Equity Interests (other than Disqualified Stock) of Syniverse); or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, Syniverse or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2) purchase or otherwise acquire or retire for value any Equity Interests of Syniverse or Holdings or any other direct or indirect parent of Syniverse;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clause (g) or (i) of the definition of “Permitted Debt”; or

(4) make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) immediately after giving effect to such transaction on a pro forma basis, Syniverse could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Syniverse and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1) and (8) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of, without duplication,

(1) 100% of the EBITDA of Syniverse for the period (taken as one accounting period) from January 1, 2011 to the end of Syniverse’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment less the product of 1.4 times the Consolidated Interest Expense of Syniverse for the same period, plus

(2) 100% of the aggregate net proceeds, including cash and the Fair Market Value of assets other than cash, received by Syniverse after the Issue Date from the issue or sale of Equity Interests of Syniverse (other than Excluded Equity), including such Equity Interests issued upon exercise of warrants or options, plus

(3) 100% of the aggregate amount of contributions to the capital of Syniverse received in cash and the Fair Market Value of assets other than cash after the Issue Date (other than Excluded Equity), plus

(4) the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock, in each case, of Syniverse or any Restricted Subsidiary thereof issued after the Acquisition Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary or an employee stock ownership plan or trust established by Syniverse or any Restricted Subsidiary (other than to the extent such employee stock ownership plan or trust has been funded by Syniverse or any Restricted Subsidiary)) that, in each case, has been converted into or exchanged for Equity Interests in Syniverse or Holdings or any other direct or indirect parent of Syniverse (other than Excluded Equity), plus

(5) 100% of the aggregate amount received by Syniverse or any Restricted Subsidiary in cash and the Fair Market Value of assets other than cash received by Syniverse or any Restricted Subsidiary from:

(A) the sale or other disposition (other than to Syniverse or a Subsidiary of Syniverse) of Restricted Investments made by Syniverse and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from Syniverse and its Restricted Subsidiaries by any Person (other than Syniverse or any of its Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (10) of the next succeeding paragraph),

(B) the sale (other than to Syniverse or a Restricted Subsidiary or an employee stock ownership plan or trust established by Syniverse or any Restricted Subsidiary (other than to the extent such employee stock ownership plan or trust has been funded by Syniverse or any Restricted Subsidiary)) of the Capital Stock of an Unrestricted Subsidiary, or

(C) any distribution or dividend from an Unrestricted Subsidiary (to the extent such distribution or dividend is not already included in the calculation of Consolidated Net Income), plus

(6) in the event any Unrestricted Subsidiary of Syniverse has been redesignated as a Restricted Subsidiary or has been merged or consolidated with or into, or transfers or conveys its assets to, or is liquidated into, Syniverse or a Restricted Subsidiary of Syniverse, in each case after the Acquisition Date, the Fair Market Value of the Investment of Syniverse in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (10) of the next succeeding paragraph or constituted a Permitted Investment).

The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution or consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, if at the date of declaration or notice such payment would have complied with the provisions of the indenture;

(2)(a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of Syniverse or Holdings or any other direct or indirect parent of Syniverse, or Subordinated Indebtedness of Syniverse or any Guarantor, in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of Syniverse or Holdings or any other direct or indirect parent of Syniverse or contributions to the equity capital of Syniverse (other than Excluded Equity) (collectively, including any such contributions, “Refunding Capital Stock”);

(b) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of Syniverse or to an employee stock ownership plan or any trust established by Syniverse or any of its Subsidiaries) of Refunding Capital Stock; and

(c) if immediately prior to the retirement of the Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph and has not been made as of such time (the “Unpaid Amount”), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of Issuer or Holdings or any other direct or indirect parent) in an aggregate amount no greater than the Unpaid Amount;

(3) the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of Syniverse or any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness thereof;

(4) the purchase, retirement, redemption or other acquisition (or dividends to Holdings or any other direct or indirect parent of Syniverse to finance any such purchase, retirement, redemption or other acquisition) for value of Equity Interests of Syniverse or Holdings or any other direct or indirect parent of Syniverse held by any future, present or former employee, director or consultant of Syniverse or Holdings or any other direct or indirect parent of Syniverse or any Subsidiary of Syniverse (or their permitted transferees) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (4) shall not exceed (x) $10.0 million in any calendar year or (y) subsequent to the consummation of an underwritten public Equity Offering of common stock of Syniverse or Holdings or any other direct or indirect parent of Syniverse or any Subsidiary of Syniverse (an “IPO”), $20.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the next two succeeding calendar years up to a maximum of (1) $15.0 million in the aggregate in any calendar year or (2) subsequent to the consummation of an IPO, $25.0 million in any calendar year); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds received by Syniverse or any of its Restricted Subsidiaries from the sale of Equity Interests of Syniverse or Holdings or any other direct or indirect parent of Syniverse (to the extent contributed to Syniverse) to members of management, directors or consultants of Syniverse and its Restricted Subsidiaries or Holdings or any other direct or indirect parent of Syniverse that occurs after the Issue Date, other than in connection with, or pursuant to, the Equity Contribution; provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the immediately preceding paragraph; plus

(b) the cash proceeds of key man life insurance policies received by Syniverse or Holdings or any other direct or indirect parent of Syniverse (to the extent contributed to Syniverse) and its Restricted Subsidiaries after the Issue Date; plus

(c) the amount of any cash bonuses otherwise payable to members of management, directors or consultants of Syniverse and its Restricted Subsidiaries or Holdings or any other direct or indirect parent of Syniverse in connection with the Transactions that are foregone in return for the receipt of Equity Interests; less

(d) the amount of cash proceeds described in clause (a) or (b) of this clause (4) previously used to make Restricted Payments pursuant to this clause (4);

(provided that Syniverse may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year); in addition, cancellation of Indebtedness owing to Syniverse from any current or former officer, director or employee (or any permitted transferees thereof) of Syniverse or any of its Restricted Subsidiaries (or any direct or indirect parent company thereof), in connection with a repurchase of Equity Interests of Syniverse from such Persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of the indenture;

(5) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of Syniverse or any of its Restricted Subsidiaries and any Preferred Stock of any Restricted Subsidiaries issued or Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(6) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock and the declaration and payment of dividends to Holdings or any other direct or indirect parent of Syniverse, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock of Holdings or any other direct or indirect parent of Syniverse issued after the Acquisition Date; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Fixed Charge Coverage Ratio of Syniverse and its Restricted Subsidiaries would have been at least 2.00 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by Syniverse from the sale (or the contribution of the net cash proceeds from the sale) of Designated Preferred Stock;

(7) any Restricted Payments made in connection with the consummation of the Transactions or as contemplated by the Merger Agreement, including any payments or loans made to Holdings or any other direct or indirect parent to enable it to make any such payments, and the satisfaction and discharge of the notes outstanding immediately before the consummation of the Transactions;

(8) the declaration and payment of dividends on Syniverse’s common stock (or the payment of dividends to Holdings or any other direct or indirect parent of Syniverse to fund the payment by Holdings or any other direct or indirect parent of Syniverse of dividends on such entity’s common stock) of up to 6.0% per annum of the net cash proceeds received by Syniverse from any public offering of common stock or contributed to Syniverse by Holdings or any other direct or indirect parent of Syniverse from any public offering of common stock;

(9) Restricted Payments that are made with Excluded Contributions;

(10) other Restricted Payments in an aggregate amount not to exceed the greater of (x) $75.0 million and (y) 2.5% of Total Assets, at the time of such Restricted Payment, at any one time outstanding;

(11) the payment, purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness, Disqualified Stock or Preferred Stock of Syniverse and its Restricted Subsidiaries pursuant to provisions similar to those described under “—Change of Control” and “—Asset Sales”; provided that, prior to such payment, purchase, redemption, defeasance or other acquisition or retirement for value, Syniverse (or a third party to the extent permitted by the indenture) has made a Change of Control Offer or Asset Sale Offer, as the case may be, with respect to the notes as a result of such Change of Control or Asset Sale, as the case may be, and has repurchased all notes validly tendered and not withdrawn in connection with such Change of Control Offer or Asset Sale Offer, as the case may be;

(12) for so long as Syniverse is a member of a group filing a consolidated or combined income tax return with Holdings or any other direct or indirect parent of Syniverse, the payment of dividends or other distributions to Holdings or such other direct or indirect parent of Syniverse in amounts required for Holdings or such other parent company to pay federal, state and local income taxes imposed on such entity to the extent such income taxes are attributable to the income of Syniverse and its Subsidiaries; provided, however, that (i) the amount of such payments in respect of any tax year does not, in the aggregate, exceed the amount that Syniverse and its Subsidiaries that are members of such consolidated or combined group would have been required to pay in respect of federal, state and local income taxes (as the case may be) in respect of such year if Syniverse and its Subsidiaries paid such income taxes directly as a stand-alone consolidated or combined income tax group (reduced by any such taxes paid directly by Syniverse or any Subsidiary) and (ii) the permitted payment pursuant to this clause (12) with respect to any taxes attributable to income of any Unrestricted Subsidiary for any taxable period shall be limited to the amount actually paid with respect to such period by such Unrestricted Subsidiary to Syniverse or any Restricted Subsidiary for the purposes of paying such consolidated, combined or similar taxes;

(13) the payment of dividends, other distributions or other amounts to, or the making of loans to Holdings or any other direct or indirect parent, in the amount required for such entity to, if applicable:

(a) pay amounts equal to the amounts required for Holdings or any other direct or indirect parent of Syniverse to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of Holdings or any other direct or indirect parent of Syniverse, if applicable, and general corporate operating and overhead expenses of Holdings or any other direct or indirect parent of Syniverse, if applicable, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of Syniverse and its Subsidiaries;

(b) pay, if applicable, amounts equal to amounts required for Holdings or any direct or indirect parent of Holdings to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to Syniverse (other than as Excluded Equity) and that has been guaranteed by, and is otherwise considered Indebtedness of, Syniverse or any Restricted Subsidiary Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (except to the extent any such payments have otherwise been made by any such guarantor);

(c) pay fees and expenses incurred by Holdings or any other direct or indirect parent, other than to Affiliates of Syniverse, related to any unsuccessful equity or debt offering of such parent; and

(d) make payments to the Sponsor (i) pursuant to the Management Agreement as in effect as of the Acquisition Date or as thereafter amended, supplemented or replaced (so long as not more disadvantageous to the holders of the notes in any material respect than the Management Agreement as in effect on the Acquisition Date) or (ii) for any other financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, including in connection with the consummation of the Transactions, which payments are (x) made pursuant to agreements with the Sponsor described in this prospectus or (y) approved by a majority of the Board of Directors of Syniverse in good faith;

(14) the payment of cash dividends or other distributions on Syniverse’s Capital Stock used to, or the making of loans to Holdings or any other direct or indirect parent of Syniverse to, fund the payment of fees and expenses owed by Syniverse or Holdings or any other direct or indirect parent or Restricted Subsidiary of Syniverse, as the case may be, to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates;”

(15)(i) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants and (ii) in connection with the withholding of a portion of the Equity Interests granted or awarded to a director or an employee to pay for the taxes payable by such director or employee upon such grant or award;

(16) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(17) payments or distributions to satisfy dissenters’ rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all the property and assets of Syniverse;

(18) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Holdings or a Restricted Subsidiary of Holdings by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents);

(19) the payment of cash in lieu of the issuance of fractional shares of Equity Interests upon exercise or conversion of securities exercisable or convertible into Equity Interests of Syniverse; and

(20) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (20) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed the greater of $75.0 million and 2.5% of Total Assets.

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (4), (6), (8), (9), (10), (11), (18) and (20), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date and the Acquisition Date, all of Syniverse’s Subsidiaries will be Restricted Subsidiaries. Syniverse will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Syniverse and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

For purposes of the covenant described above, if any Investment or Restricted Payment would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of “Permitted Investments,” Syniverse may divide and classify such Investment or Restricted Payment in any manner that complies with this covenant and may later divide and reclassify any such Investment or Restricted Payment so long as the Investment or Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

Dividend and Other Payment Restrictions Affecting Subsidiaries. The indenture provides that Syniverse will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)(i) pay dividends or make any other distributions to Syniverse or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to Syniverse or any of its Restricted Subsidiaries;

(b) make loans or advances to Syniverse or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to Syniverse or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions of Buccaneer, Syniverse or any of its Restricted Subsidiaries in effect on the Issue Date, including pursuant to the Senior Credit Agreement and the other documents relating to the Senior Credit Agreement;

(2) the indenture, the notes and any exchange notes and guarantees thereof;

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument of a Person acquired by Syniverse or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(5) customary encumbrances or restrictions contained in contracts or agreements for the sale of assets applicable to such assets pending consummation of such sale, including customary restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary;

(6) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(7) customary provisions in (x) joint venture agreements entered into in the ordinary course of business with respect to the Equity Interests subject to the joint venture and (y) operating or other similar agreements, asset sale agreements, stock sale agreements entered into in connection with the entering into of such transaction, which limitation is applicable only to the assets that are the subject of those agreements;

(8) purchase money obligations for property acquired and Capitalized Lease Obligations entered into in the ordinary course of business, to the extent such obligations impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(9) customary provisions contained in leases, licenses, contracts and other similar agreements entered into in the ordinary course of business to the extent such obligations impose restrictions of the type described in clause (c) above on the property subject to such lease;

(10) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(11) other Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary of Syniverse that is Incurred subsequent to the Issue Date pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such encumbrances and restrictions contained in any agreement or instrument will not materially affect Syniverse’s ability to make anticipated principal or interest payment on the notes (as determined by Syniverse in good faith);

(12) any encumbrance or restriction contained in Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” to the extent limiting the right of the debtor to dispose of the assets securing such Indebtedness;

(13) any encumbrance or restriction arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, (x) detract from the value of the property or assets of Syniverse or any Restricted Subsidiary in any manner material to Syniverse or any Restricted Subsidiary or (y) materially affect Syniverse’s ability to make future principal or interest payments on the notes, in each case, as determined by Syniverse in good faith;

(14) customary provisions in joint venture agreements and other similar agreements relating solely to the applicable joint venture;

(15) existing under, by reason of or with respect to Refinancing Indebtedness; provided that the encumbrances and restrictions contained in the agreements governing that Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(16) applicable law or any applicable rule, regulation or order in any jurisdiction where Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be Incurred pursuant to the provisions of the covenant described under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” is Incurred; and

(17) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (16) above; provided that any such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of Syniverse, no more restrictive as a whole with respect to the applicable encumbrance or restriction than prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to Syniverse or a Restricted Subsidiary of Syniverse to other Indebtedness Incurred by Syniverse or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Asset Sales. The indenture provides that Syniverse will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless:

(1) Syniverse or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by Syniverse) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by Syniverse or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents or Replacement Assets; provided, however that the amount of:

(a) any liabilities (as shown on Syniverse’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of Syniverse or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets or Equity Interests pursuant to an agreement that releases or indemnifies Syniverse or such Restricted Subsidiary, as the case may be, from further liability;

(b) any notes or other obligations or other securities or assets received by Syniverse or such Restricted Subsidiary from such transferee that are converted by Syniverse or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received); and

(c) any Designated Non-cash Consideration received by Syniverse or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $75.0 million and (y) 2.5% of Total Assets, at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

shall each be deemed to be Cash Equivalents for the purposes of this clause (2).

Within 365 days after Syniverse’s or any Restricted Subsidiary’s receipt of the Net Cash Proceeds of any Asset Sale, Syniverse or such Restricted Subsidiary may apply the Net Cash Proceeds from such Asset Sale, at its option:

(1) to permanently reduce Obligations under any Secured Indebtedness and, in the case of revolving obligations thereunder, to correspondingly reduce commitments with respect thereto;

(2) to permanently reduce Obligations under (x) other Pari Passu Indebtedness of Syniverse or the Guarantors (provided that if Syniverse or any Guarantor shall so reduce such Obligations under such other Pari Passu Indebtedness, Syniverse will equally and ratably reduce Obligations under the notes if the notes are then redeemable at par or, if the notes are not redeemable at par, by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of notes that would otherwise be redeemed) or (y) Indebtedness of a Restricted Subsidiary that is not a Guarantor, in each case, other than Indebtedness owed to Syniverse or an Affiliate of Syniverse (provided that in the case of any reduction of any revolving obligations pursuant to this clause (2), Syniverse or such Restricted Subsidiary shall effect a corresponding reduction of commitments with respect thereto);

(3) to make an Investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of Syniverse), assets, or property or capital expenditures, in each case used or useful in a Similar Business;

(4) to make an Investment in any one or more businesses (provided that if such Investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of Syniverse), properties or assets that replace the properties and assets that are the subject of such Asset Sale; or

(5) any combination of the foregoing;

provided that Syniverse and its Restricted Subsidiaries will be deemed to have complied with the provisions described in clauses (3) and (4) of this paragraph if and to the extent that, within 365 days after the Asset Sale that generated the Net Cash Proceeds, Syniverse has entered into and not abandoned or rejected a binding agreement to acquire the assets or Capital Stock of a Similar Business, make an Investment in Replacement Assets or make a capital expenditure in compliance with the provision described in clauses (3) and (4) of this paragraph, and that acquisition, purchase or capital expenditure is thereafter completed within 180 days after the end of such 365-day period.

Pending the final application of any such Net Cash Proceeds, Syniverse or such Restricted Subsidiary of Syniverse may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Cash Proceeds in Cash Equivalents. The indenture provides that any Net Cash Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the second paragraph of this covenant will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $30.0 million, Syniverse shall make an offer (an “Asset Sale Offer”) to all holders of notes and to all holders of other Pari Passu Indebtedness containing provisions similar to those set forth in the indenture with respect to Asset Sales, to purchase the maximum principal amount of such notes and Pari Passu Indebtedness, as appropriate, on a pro rata basis, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or in the event such other Indebtedness was issued with original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or such lesser price, if any, as may be provided by the terms of such other Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the indenture. Syniverse will commence an

Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $30.0 million by mailing the notice required pursuant to the terms of the indenture, with a copy to the Trustee. To the extent that the aggregate amount of notes and such other Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, Syniverse may use any remaining Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and Pari Passu Indebtedness, as appropriate, surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the notes and the Company or its agent shall select such other Indebtedness to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Syniverse will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the purchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture, Syniverse will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.

If more notes are tendered pursuant to an Asset Sale Offer than Syniverse is required to purchase, selection of such notes for purchase will be made in compliance with the requirements of the principal national securities exchange, if any, on which such notes are listed, or if such notes are not listed, on a pro rata basis (and in such manner as complies with applicable legal requirements); provided, that the selection of notes for purchase shall not result in a noteholder with a principal amount of notes less than the minimum denomination to the extent practicable.

Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, or sent electronically, at least 30 but not more than 60 days before the purchase date to each holder of notes at such holder’s registered address or otherwise in accordance with DTC procedures. If any note is to be purchased in part only, any notice of purchase that relates to such note shall state the portion of the principal amount thereof that has been or is to be purchased.

A new note in principal amount equal to the unpurchased portion of any note purchased in part will be issued in the name of the holder thereof upon cancellation of the original note. On and after the purchase date, unless Syniverse defaults in payment of the purchase price, interest shall cease to accrue on notes or portions thereof purchased.

Transactions with Affiliates. The indenture provides that Syniverse will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Syniverse (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $20.0 million, unless:

(a) such Affiliate Transaction is on terms that are not materially less favorable to Syniverse or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by Syniverse or such Restricted Subsidiary with an unrelated Person; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, Syniverse delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of Syniverse, approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1)(a) transactions between or among Syniverse and/or any of its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and (b) any merger or consolidation of Syniverse and Holdings or any other direct parent of Syniverse, provided that such parent company shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of Syniverse and such merger or consolidation is otherwise in compliance with the terms of the indenture and effected for a bona fide business purpose;

(2)(a) Restricted Payments permitted by the indenture and (b) Permitted Investments;

(3) any employment agreements entered into by Syniverse or any of its Restricted Subsidiaries in the ordinary course of business and the payment of reasonable and customary fees and reimbursements paid to, and indemnity and similar arrangements provided on behalf of, officers, directors, employees or consultants of Syniverse or any Restricted Subsidiary or Holdings or (to the extent relating to the business of Syniverse and its Subsidiaries) any other direct or indirect parent of Syniverse;

(4) transactions in which Syniverse or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to Syniverse or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(5) payments or loans (or cancellation of loans, advances or guarantees) or advances to employees or consultants or guarantees in respect thereof for bona fide business purposes in the ordinary course of business;

(6) any agreement as in effect as of the Acquisition Date (other than the Management Agreement) or as thereafter amended, supplemented or replaced (so long as such amendment, supplement or replacement agreement is not more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the Acquisition Date) or any transaction or payments contemplated thereby;

(7) the Management Agreement as in effect as of the Acquisition Date or as thereafter amended, supplemented or replaced (so long as such amendment, supplement or replacement agreement is not more disadvantageous to the holders of the notes in any material respect than the Management Agreement as in effect on the Acquisition Date) or any transaction or payments (including reimbursement of out-of-pocket expenses) contemplated thereby;

(8) the existence of, or the performance by Syniverse or any of its Restricted Subsidiaries of its obligations under the terms of, the Merger Agreement, any stockholders or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Acquisition Date and any amendment thereto or similar transactions, arrangements or agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by Syniverse or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, arrangement or agreement or under any similar transaction, arrangement or agreement entered into after the Acquisition Date shall only be permitted by this clause (8) to the extent that the terms of any such existing transaction, arrangement or agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the holders of the notes in any material respect than the original transaction, arrangement or agreement as in effect on the Acquisition Date;

(9)(a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture, which are fair to Syniverse and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of Syniverse, and are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with Unrestricted Subsidiaries in the ordinary course of business;

(10) any transaction effected as part of a Qualified Receivables Financing;

(11) the sale or issuance of Equity Interests (other than Disqualified Stock) of Syniverse;

(12) payments by Syniverse or any of its Restricted Subsidiaries to the Sponsor or any of its Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) made pursuant to agreements with the Sponsor described in this prospectus or (y) approved by a majority of the Board of Directors of Syniverse in good faith;

(13) any contribution to the capital of Syniverse (other than Disqualified Stock);

(14) any transaction with a Person (other than an Unrestricted Subsidiary) that would constitute an Affiliate Transaction solely because Syniverse or a Restricted Subsidiary owns an Equity Interest in or otherwise controls such Person; provided that, no Affiliate of Syniverse or any of its Subsidiaries other than Syniverse or a Restricted Subsidiary shall have a beneficial interest or otherwise participate in such Person;

(15) transactions between Syniverse or any of its Restricted Subsidiaries and any Person, a director of which is also a director of Syniverse or Holdings or any other direct or indirect parent of Syniverse; provided, however, that such director abstains from voting as a director of Syniverse or such direct or indirect parent of Syniverse, as the case may be, on any matter involving such other Person;

(16) the entering into of any tax sharing agreement or arrangement and any payments permitted by clause (12) of the second paragraph of the covenant described under “—Limitation on Restricted Payments”;

(17) transactions to effect the Transactions and the payment of all transaction, underwriting, commitment and other fees and expenses related to the Transactions;

(18) pledges of Equity Interests of Unrestricted Subsidiaries;

(19) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of Syniverse or of a Restricted Subsidiary of Syniverse, as appropriate, in good faith;

(20) any employment, consulting, service or termination agreement, or customary indemnification arrangements, entered into by Syniverse or any of its Restricted Subsidiaries with current, former or future officers and employees of Syniverse, Holdings or any of their respective Restricted Subsidiaries and the payment of compensation to officers and employees of Syniverse, Holdings or any of their respective Restricted Subsidiaries (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), in each case in the ordinary course of business;

(21) transactions with Affiliates solely in their capacity as holders of Indebtedness or preferred Equity Interests of Syniverse or any of its Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally;

(22) the existence of, or the performance by Syniverse or any of its Restricted Subsidiaries of their obligations under the terms of, any customary registration rights agreement to which they are a party or become a party in the future; and

(23) investments by the Sponsor in securities of Syniverse or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by the Sponsor in connection therewith).

Liens. The indenture provides that Syniverse will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) on any asset or property of Syniverse or such Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, that secures any Obligations of Syniverse or such Restricted Subsidiary, unless (1) in the case of Liens securing Subordinated Indebtedness, the notes or any applicable Guarantee is secured by a Lien on such assets of Syniverse or such Restricted Subsidiary and proceeds thereof that is senior in priority to such Liens; or (2) in all other cases, the notes or the applicable Guarantee is equally and ratably secured with or prior to such Obligation with a Lien on the same assets of Syniverse or such Restricted Subsidiary, as the case may be.

Any Lien which is granted to secure the notes or such Guarantee under the preceding paragraph shall be automatically released and discharged at the same time as the release of the Lien (other than a release following enforcement of remedies in respect of such Lien or the Obligations secured by such Lien) that gave rise to the obligation to secure the notes or such Guarantee under the preceding paragraph.

Reports and Other Information. The indenture provides that notwithstanding that Syniverse may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, Syniverse will file with the SEC, and provide the Trustee with copies thereof:

(1) within 90 days after the end of each fiscal year (or such longer period as may be permitted by the SEC if Syniverse were then subject to such SEC reporting requirements as a non-accelerated filer), annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form) including, without limitation, a management’s discussion and analysis of financial information,

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such longer period as may be permitted by the SEC if Syniverse were then subject to such SEC reporting requirements as a non-accelerated filer), quarterly reports on Form 10-Q containing the information required to be contained therein (or any successor or comparable form) including, without limitation, a management’s discussion and analysis of financial information, and

(3) within the time period specified for filing current reports on Form 8-K by the SEC, such other reports on Form 8-K (or any successor or comparable form);

provided, however, that Syniverse shall not be so obligated to file such reports with the SEC prior to the effectiveness of any registration statement pursuant to the registration rights agreement, and pending which Syniverse will, in addition to providing such information to the Trustee, make available to the holders, prospective investors, market makers affiliated with any Initial Purchaser and securities analysts such information by posting to their website or on IntraLinks or any comparable password-protected online data system, which will require a confidentiality acknowledgment (but not restrict the recipients of such information in trading of securities of Syniverse or its affiliates), in each case within 15 days after the time Syniverse would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.

Notwithstanding the foregoing, prior to the effectiveness of the exchange offer registration statement or shelf registration statement with respect to the notes, (a) Syniverse will not be required to furnish any information, certificates or reports required by (i) Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 or 308 of Regulation S-K, (ii) Item 10(e) of Regulation S-K promulgated by the SEC with respect to any non-generally accepted accounting principles financial measures contained therein, (iii) Rule 3-09 of Regulation S-X or (iv) solely in respect of business combinations or acquisitions consummated prior to the Issue Date, Rule 3-05 of Regulation S-X (b) such reports will not be required to contain the separate financial information for Guarantors or Subsidiaries whose securities are pledged to secure the notes contemplated by Rule 3-10 or Rule 3-16 of Regulation S-X, (c) to the extent pro forma financial information regarding the Transactions is required to be provided by Syniverse, Syniverse may provide only pro forma revenues, net income, income before extraordinary items and the cumulative effect of accounting changes, EBITDA, Adjusted EBITDA, senior secured debt, total debt and capital expenditures in lieu thereof and (d) such reports shall not be required to present compensation or beneficial ownership information.

For so long as Syniverse has designated certain of its Subsidiaries as Unrestricted Subsidiaries, then the financial information required to be provided will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in the management’s discussion and analysis of financial information, of the financial condition and results of operations of Syniverse and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Syniverse.

For the avoidance of doubt, other than with respect to the reports required under clause (3) above, the obligations of Syniverse under this covenant shall commence with respect to the first quarter that ends after the Issue Date. With respect to the reports required under clause (3) above, the obligations of Syniverse under this covenant shall commence on the Issue Date.

In addition, to the extent not satisfied by the foregoing, Syniverse will agree that, for so long as any notes are outstanding, it will furnish to holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision).

Notwithstanding the foregoing, Syniverse will be deemed to have furnished such reports referred to above to the Trustee and the holders if Syniverse or any direct or indirect parent of Syniverse (including Holdings) has filed such reports with the SEC via the EDGAR (or successor) filing system and such reports are publicly available; provided that, if the financial information so furnished relates to such direct or indirect parent of Syniverse (including Holdings), the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to Syniverse and the Restricted Subsidiaries on a standalone basis, on the other hand.

So long as notes are outstanding, Syniverse will also:

(a) as promptly as reasonably practicable after furnishing to the Trustee the annual and quarterly reports required by clauses (1) and (2) of the first paragraph of this “Reports and Other Information” covenant, hold a conference call to discuss such reports and the results of operations for the relevant reporting period; and

(b) post to their website or on IntraLinks or any comparable password-protected online data system, which will require a confidentiality acknowledgment (but not restrict the recipients of such information in trading of securities of Syniverse or its affiliates), prior to the date of the conference call required to be held in accordance with clause (a) of this paragraph, announcing the time and date of such conference call and either including all information necessary to access the call or informing holders of notes, prospective investors, market makers affiliated with any Initial Purchaser and securities analysts how they can obtain such information, including, without limitation, the applicable password or other login information.

Future Guarantors. If, after the Issue Date, (a) any Restricted Subsidiary (including any newly formed, newly acquired or newly redesignated Restricted Subsidiary) that is not then a Guarantor guarantees any Indebtedness under the Credit Agreement or (b) Syniverse otherwise elects to have any Restricted Subsidiary become a Guarantor, then, in each such case, Syniverse shall cause such Restricted Subsidiary, within 20 business days of the date that such Indebtedness has been guaranteed, to execute and deliver to the Trustee a supplemental indenture in form and substance satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall become a Guarantor under the indenture governing the notes.

Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. However, in a recent Florida bankruptcy case, this kind of provision was found to be ineffective to protect the guarantees.

Each Guarantee shall be released upon the terms and in accordance with the provisions of the indenture described under “—Guarantees.”

Merger, Consolidation or Sale of All or Substantially All Assets

The indenture provides that Syniverse may not consolidate or merge with or into or wind up into (whether or not Syniverse is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person (other than the Merger) unless:

(1) Syniverse is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than Syniverse) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (Syniverse or such Person, as the case may be, being herein called the “Successor Company”) and, if such entity is not a corporation, a co-obligor of the notes is a corporation organized or existing under such laws;

(2) the Successor Company (if other than Syniverse) expressly assumes all the obligations of Syniverse under the indenture and the notes pursuant to supplemental indentures;

(3) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;

(4) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, either

(a) the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or

(b) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for Syniverse and its Restricted Subsidiaries immediately prior to such transaction;

(5) if the Successor Company is other than Syniverse, each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the indenture and the notes; and

(6) Syniverse shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures (if any) comply with the indenture.

The Successor Company (if other than Syniverse) will succeed to, and be substituted for, Syniverse under the indenture and the notes, and Syniverse will automatically be released and discharged from its obligations under the indenture and the notes. Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may consolidate with, merge into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to Syniverse, and (b) Syniverse may merge or consolidate with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing Syniverse in another state of the United States, the District of Columbia or any territory of the United States so long as the amount of Indebtedness of Syniverse and its Restricted Subsidiaries is not increased thereby.

The indenture further provides that subject to certain limitations in the indenture governing release of a Guarantee upon the sale or disposition of a Restricted Subsidiary of Syniverse that is a Guarantor, each

Guarantor will not, and Syniverse will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person (other than in connection with the Transactions) unless:

(1) either (a) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”) and the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under the indenture and such Guarantor’s Guarantee pursuant to a supplemental indenture or (b) such sale or disposition or consolidation or merger is not in violation of the covenant described under “—Certain Covenants—Asset Sales”;

(2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Guarantor or any of its Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor or such Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing; and

(3) the Successor Guarantor (if other than such Guarantor) shall have delivered or caused to be delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

Subject to certain limitations described in the indenture, the Successor Guarantor will succeed to, and be substituted for, such Guarantor under the indenture and such Guarantor’s Guarantee, and such Guarantor will automatically be released and discharged from its obligations under the indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, (1) a Guarantor may merge or consolidate with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing such Guarantor in another state of the United States, the District of Columbia or any territory of the United States, so long as the amount of Indebtedness of the Guarantor is not increased thereby, (2) a Guarantor may merge or consolidate with another Guarantor or Syniverse and (3) a Guarantor may convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor.

Defaults

An Event of Default is defined in the indenture as:

(1) a default in any payment of interest on any note when due continued for 30 days;

(2) a default in the payment of principal or premium, if any, of any note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon acceleration or otherwise;

(3) the failure by Syniverse or any of its Restricted Subsidiaries to comply for 60 days after written notice with any of its other agreements contained in the notes or the indenture;

(4) the failure by Syniverse or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to Syniverse or a Restricted Subsidiary of Syniverse) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $50.0 million or its foreign currency equivalent;

(5) certain events of bankruptcy or insolvency of Syniverse or a Significant Subsidiary (the “bankruptcy provisions”);

(6) failure by Syniverse or any Significant Subsidiary to pay final and non-appealable judgments aggregating in excess of $50.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent insurance companies), which judgments are not discharged, waived or stayed for a period of 60 days and, in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed (the “judgment default provision”); or

(7) the Guarantee of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof), or any Guarantor that is a Significant Subsidiary denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the indenture or the release of any such Guarantee in accordance with the indenture, and such Default continues for 10 days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (3) will not constitute an Event of Default until the Trustee or the holders of at least 25% in principal amount of notes then outstanding notify Syniverse of the default and Syniverse does not cure such default within the time specified in clause (3) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy or insolvency of Syniverse) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of notes then outstanding by written notice to Syniverse may declare the principal of, premium, if any, and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy or insolvency of Syniverse occurs, the principal of, premium, if any, and interest on all the notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of notes then outstanding may rescind any such acceleration with respect to the notes and its consequences.

The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the Trustee may, on behalf of the holders of all of the notes, waive, rescind or cancel any declaration of an existing or past Default or Event of Default and its consequences under the indenture if such waiver, rescission or cancellation would not conflict with any judgment or decree, except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes (other than such nonpayment of principal or interest that has become due as a result of such acceleration). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of the indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

In the event of any Event of Default specified in clause (4) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the notes, if prior to the earlier of (i) a declaration of acceleration pursuant to the preceding paragraph and (ii) 20 days after such Event of Default arose, Syniverse delivers an Officer’s Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured.

Subject to the provisions of the indenture relating to the rights and duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the

Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing,

(2) holders of at least 25% of the aggregate principal amount of the notes then outstanding have requested the Trustee to pursue the remedy,

(3) such holders have offered the Trustee security or indemnity reasonably satisfactory to it in any loss, liability or expense,

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5) the holders of a majority in principal amount of the notes then outstanding have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of notes then outstanding are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the indenture, the Trustee will be entitled to security or indemnification satisfactory to it in its sole discretion against all losses, liabilities and expenses that may be caused by taking or not taking such action.

The indenture provides that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail to each holder of notes notice of the Default within 90 days after it is known to the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interests on any note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the holders of the notes. In addition, Syniverse is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate regarding compliance with the indenture. Syniverse also is required to deliver to the Trustee, after becoming aware of any Default or Event of Default, a certificate specifying such Default or Event of Default and what action Syniverse is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the indenture, the notes and the note guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and any existing or past default or compliance with any provisions of such documents may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may (with respect to any notes held by a non-consenting holder):

(1) reduce the percentage of the aggregate principal amount of notes whose holders must consent to an amendment,

(2) reduce the rate of or extend the time for payment of interest on any note;

(3) reduce the principal of or change the Stated Maturity of any note;

(4) reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed as described under “—Optional Redemption;”

(5) make any note payable in money other than that stated in such note;

(6) impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

(7) make any change in the amendment provisions that require each holder’s consent or in the waiver provisions;

(8) make the notes or any Guarantee subordinated in right of payment to any other obligations; or

(9) modify the Guarantees in any manner adverse to the holders.

Without the consent of any holder, Syniverse and Trustee may amend the indenture, the notes and the note guarantees to cure any ambiguity, omission, mistake, defect or inconsistency, to conform the text of the indenture, the Guarantees or the notes to this “Description of Exchange Notes,” to provide for the assumption by a successor corporation, partnership or limited liability company of the obligations of Syniverse under the indenture and the notes, to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code), to add or release Guarantees in accordance with the terms of the indenture with respect to the notes, to secure the notes, to add to the covenants of Syniverse for the benefit of the holders or to surrender any right or power conferred upon Syniverse, to make any change that does not adversely affect the rights of any holder in any material respect, to comply with any requirement of the SEC in connection with the qualification of the indenture under the TIA, to make certain changes to the indenture to provide for the issuance of additional notes to the extent permitted by the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” as in effect prior to such amendment, or evidence and provide for the acceptance of appointment by a successor trustee, provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the indenture.

The consent of the noteholders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or holder of any equity interests in Syniverse or Holdings or any other direct or indirect parent or guarantor, as such, will have any liability for any obligations of Syniverse or guarantor under the notes or the indenture or any Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

A noteholder may transfer or exchange notes in accordance with the indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements or transfer documents and Syniverse may require a noteholder to pay any taxes required by law or permitted by the indenture. The registrar will not be required to transfer or exchange any note selected for redemption (except in the case of a note to be redeemed in part, the portion of the note not to be redeemed) or to transfer or exchange any note for a period of 15 days prior to the mailing of a notice of redemption of the notes. The notes will be issued in registered form and the registered holder of a note will be treated as the owner of such note for all purposes.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of notes, as expressly provided for in the indenture) as to all notes then outstanding when:

(1) either (a) all the notes theretofore authenticated and delivered (except lost stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by Syniverse and thereafter repaid to Syniverse or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the notes (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year or (iii) have been called for redemption within one year, and Syniverse or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from Syniverse directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) Syniverse and/or the Guarantors have paid all other sums payable under the indenture; and

(3) Syniverse has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Defeasance

Syniverse at any time may terminate all its obligations under the notes and the indenture (“legal defeasance”) and cure all then-existing Events of Default, except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. Syniverse at any time may terminate its obligations under certain covenants that are described in the indenture, including the covenants described under “—Certain Covenants,” the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision described under “—Defaults” and the undertakings and covenants contained under “—Change of Control” and “—Merger, Consolidation or Sale of All or Substantially All Assets” (other than clauses (1), (2) and (6) of the first paragraph thereof) (“covenant defeasance”). If Syniverse exercises its legal defeasance option or its covenant defeasance option, each Guarantor will be released from all of its obligations with respect to its Guarantee.

Syniverse may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If Syniverse exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If Syniverse exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (3) (with respect to any Default by Syniverse or any of its Restricted Subsidiaries with any of its obligations under the covenants described under “—Certain Covenants”), (4), (5) (with respect only to Significant Subsidiaries), (6) (with respect only to Significant Subsidiaries) or (7) under “—Defaults.”

In order to exercise either defeasance option, Syniverse must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations (sufficient, without reinvestment, in the opinion of a nationally-recognized certified public accounting firm) for the payment of principal, premium (if any) and interest on the applicable issue of notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable Federal income tax law). Notwithstanding the foregoing, the Opinion of Counsel required by the immediately preceding sentence with respect to a legal defeasance need not be delivered if all notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year or (z) have been called for redemption within one year.

Concerning the Trustee

Wilmington Trust, National Association, as successor by merger to Wilmington Trust FSB, is the Trustee under the indenture and has been appointed by Syniverse as Registrar and a paying agent with regard to the notes.

Governing Law

The indenture provides that it and the notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any note on any applicable redemption date, the greater of:

(1) 1.0% of the then outstanding principal amount of the note; and

(2) the excess of

(a) the present value at such redemption date of (i) the redemption price of the note at January 15, 2015 (such redemption price being set forth in the applicable table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the note through January 15, 2015 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of the note.

“Acquisition Date” means January 13, 2011.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of Syniverse or any Restricted Subsidiary of Syniverse (each referred to in this definition as a “disposition”) or

(2) the issuance or sale of Equity Interests (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to Syniverse or another Restricted Subsidiary of Syniverse) (whether in a single transaction or a series of related transactions), in each case other than:

(a) a sale, exchange or other disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged, unnecessary, unsuitable or worn out equipment in the ordinary course of business;

(b) the sale, conveyance, lease or other disposition of all or substantially all of the assets of Syniverse in compliance with the provisions described above under “—Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(c) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments”;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, in a single transaction or series of related transactions, with an aggregate Fair Market Value of less than $20.0 million;

(e) any transfer or disposition of property or assets by a Restricted Subsidiary of Syniverse to Syniverse or by Syniverse or a Restricted Subsidiary of Syniverse to a Restricted Subsidiary of Syniverse;

(f) the creation of any Lien permitted under the indenture;

(g) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(h) the sale, lease, assignment, license or sublease of inventory, equipment, accounts receivable or other current assets held for sale in the ordinary course of business and not in connection with any financing transaction;

(i) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(j) a sale of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing or in factoring or similar transactions;

(k) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(l) any exchange of assets for Related Business Assets (including a combination of Related Business Assets and a de minimis amount of cash or Cash Equivalents) of comparable or greater market value, as determined in good faith by Syniverse, which in the event of an exchange of assets with a Fair Market Value in excess of (1) $20.0 million shall be evidenced by an Officer’s Certificate, and (2) $40.0 million shall be set forth in a resolution approved in good faith by a least a majority of the Board of Directors of Syniverse;

(m) the grant in the ordinary course of business of any license or sub-license of patents, trademarks, know-how and any other intellectual property;

(n) the sale in a Sale/Leaseback Transaction of any property acquired after the Issue Date within twelve months of the acquisition of such property;

(o) the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business; and

(p) foreclosures, condemnations or any similar action on assets not prohibited by the indenture.

“Board of Directors” means as to any Person, the board of directors or managers, sole member or managing member, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of Syniverse or any Guarantor and designated as a “Cash Contribution Amount” as described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1) U.S. Dollars, pounds sterling, euros or the national currency of any participating member state of the European Union;

(2) securities issued or directly and fully guaranteed or insured by the government of the United States or any country that is a member of the European Union or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500 million, or the foreign currency equivalent thereof, and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper issued by a corporation (other than an Affiliate of Syniverse) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness issued by Persons (other than the Sponsor) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition;

(8) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (6) above; and

(9) in the case of Investments by any Restricted Subsidiary that is a Foreign Subsidiary, (x) such local currencies in those countries in which such Foreign Subsidiary transacts business from time to time in the ordinary course of business and (y) Investments of comparable tenor and credit quality to those described in the foregoing clauses (1) through (8) customarily utilized in countries in which such Foreign Subsidiary operates for short-term cash management purposes.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees and expensing of any bridge or other financing fees, the non-cash portion of interest expense resulting from the reduction in the carrying value under purchase accounting of Syniverse’s outstanding Indebtedness and commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Financing);

(2) interest on Indebtedness described in clause (13)(b) of the second paragraph under the covenant described under “—Certain Covenants—Limitation on Restricted Payments” (to the extent not already included in clause (1) above); and

(3) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued;

less interest income for such period;

provided that, for purposes of calculating Consolidated Interest Expense, no effect shall be given to the discount and/or premium resulting from the bifurcation of derivatives under FASB ASC 815 and related interpretations as a result of the terms of the Indebtedness to which such Consolidated Interest Expense relates.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1) any net after-tax extraordinary, nonrecurring or unusual gains or losses or income or expenses (including the effect of all fees and expenses relating thereto), including, without limitation, any fees, expenses, charges or payments made under or contemplated by the Merger Agreement or otherwise related to the Transactions, shall be excluded;

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(3) any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(4) any net after-tax gains or losses (including the effect of all fees and expenses or charges relating thereto) attributable to business dispositions (including Capital Stock of any Person) or asset dispositions or abandonments other than in the ordinary course of business (as determined in good faith by Syniverse) shall be excluded;

(5) any net after-tax gains or losses (including the effect of all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness, Hedging Obligations and other derivative instruments shall be excluded;

(6) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting (other than a Guarantor), shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(7) solely for the purpose of determining the amount available for Restricted Payments under clause (c)(1) of the first paragraph of “—Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless all such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that (x) the net loss of any such Restricted Subsidiary shall be included therein and (y) the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(8) any non-cash compensation expense realized from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(9)(a) (i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense that exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by FASB ASC 815 shall be excluded;

(10) unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of FASB ASC 830 shall be excluded;

(11) any (a) severance or relocation costs or expenses, (b) one-time non-cash compensation charges, (c) costs and expenses after the Acquisition Date related to employment of terminated employees, or (d) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Acquisition Date of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded;

(12) accruals and reserves, contingent liabilities and any gains and losses on the settlement of any pre-existing contractual or non-contractual relationships as a result of the Transactions that are established or adjusted within 12 months after the Acquisition Date and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded;

(13) the effect of any non-cash impairment charges or write-ups, write-downs or write-offs of assets (including intangible assets, goodwill and deferred financing costs but excluding accounts receivable) or liabilities resulting from the application of GAAP (including in connection with the Transactions) and the amortization of intangibles arising from the application of GAAP (excluding any non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed) shall be excluded; and

(14) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Acquisition Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds actually received from business interruption insurance and reimbursements of any expenses and charges pursuant to indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under the indenture.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries of Syniverse or a Restricted Subsidiary of Syniverse to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(5) or (6) of the first paragraph thereof.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment, compensation, rent and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP; provided that if any non-cash charges referred to in this definition represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to such extent paid.

“Consolidated Senior Secured Debt Ratio” as of any date of determination means the ratio of (1)(x) Consolidated Total Indebtedness of Syniverse and its Restricted Subsidiaries that is secured by a Lien as of the end of the most recent fiscal period for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur minus (y) the amount of unrestricted cash and Cash Equivalents that would be stated on the balance sheet of Syniverse and the Restricted Subsidiaries and held by Syniverse and the Restricted Subsidiaries as of such date of determination; provided that any cash and Cash Equivalents attributable to Foreign Subsidiaries shall be calculated net of any reasonably anticipated repatriation costs and expenses of domesticating such cash and Cash Equivalents from such Foreign Subsidiaries as determined by Syniverse in good faith, to (2) the EBITDA of Syniverse and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case, with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Consolidated Taxes” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis for any period, provision for taxes based on income, profits or capital, including, without limitation, state franchise and similar taxes, and including an amount equal to the amount of tax distributions actually made to the holders of Capital Stock of such Person or any direct or indirect parent of such Person in respect of such period in accordance with clause (12) of the second paragraph under “—Certain Covenants—Limitation on Restricted Payments,” which shall be included as though such amounts had been paid as income taxes directly by such Person.

“Consolidated Total Indebtedness” means, as of any date of determination, the aggregate principal amount of Indebtedness of Syniverse and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis, to the extent required to be recorded on a balance sheet in accordance with GAAP, consisting of Indebtedness for borrowed money, Capitalized Lease Obligations and debt obligations evidenced by promissory notes or similar instruments.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of Syniverse or any Guarantor in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of Syniverse or such Guarantor after the Acquisition Date and designated as a Cash Contribution Amount, provided that:

(1) such Contribution Indebtedness shall be Indebtedness with a Stated Maturity later than the Stated Maturity of the notes and a Weighted Average Life to Maturity longer than the Weighted Average Life to Maturity of the notes, and

(2) such Contribution Indebtedness (a) is Incurred within 210 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officer’s Certificate on the Incurrence date thereof.

“Credit Agreement” means (i) the Senior Credit Agreement and (ii) whether or not the Senior Credit Agreement remains outstanding, if designated by Syniverse to be included in the definition of “Credit Agreement,” one or more (A) debt facilities, indentures or commercial paper facilities providing for revolving credit loans, term loans, notes, debentures, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, increased, replaced or refunded in whole or in part from time to time.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by Syniverse or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of Syniverse or Holdings or any other direct or indirect parent of Syniverse, as applicable (other than Excluded Equity), that is issued after the Acquisition Date for cash and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof, the cash proceeds of which are contributed to the capital of Syniverse (if issued by Holdings or any direct or indirect parent of Syniverse) and excluded from the calculation set forth in clause (c) of the first paragraph of the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), in each case, at the option of the holder thereof or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the notes (including the purchase of any notes tendered pursuant thereto)),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock, or

(3) is redeemable at the option of the holder thereof, in whole or in part, in each case prior to 91 days after the maturity date of the notes; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of Syniverse or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Syniverse in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1) Consolidated Taxes; plus

(2) Consolidated Interest Expense; plus

(3) Consolidated Non-cash Charges; plus

(4) the amount of management, monitoring, consulting and advisory fees, termination payments and related expenses paid to the Sponsor (or any accruals relating to such fees and related expenses) during such period to the extent permitted by the covenant described under “—Certain Covenants—Transactions with Affiliates”; plus

(5) any expenses or charges (other than Consolidated Non-cash Charges) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the Incurrence or repayment of Indebtedness permitted to be Incurred by the indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to (x) the offering of the notes or (y) the Transactions, (ii) any amendment or other modification of the notes or other Indebtedness and (iii) any additional interest in respect of the notes and (iv) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Receivables Financing; plus

(6) the amount of loss on sale of receivables and related assets to a Receivables Subsidiary in connection with a Qualified Receivables Financing; plus

(7) the amount of any restructuring charges or reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, excess pension charges, contract termination costs, including future lease commitments, costs related to the startup, closure, relocation or consolidation of facilities and costs to relocate employees), plus

(8) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in note 5 to “Summary—Summary Historical and Unaudited Pro Forma Consolidated Financial Information” contained elsewhere in this prospectus to the extent such adjustments continue to be applicable during the period in which EBITDA is being calculated, plus

(9) any costs or expense incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of Syniverse or a Guarantor or the net cash proceeds of an issuance of Equity Interests of Syniverse (other than Excluded Equity) solely to the extent that such net cash proceeds are excluded from the calculation of the amount available for Restricted Payments under clause (c)(1) of the first paragraph of “—Certain Covenants—Limitation on Restricted Payments”; plus/minus

(10) gains or losses due solely to fluctuations in currency values and the related tax effects,

less, without duplication, non-cash items increasing Consolidated Net Income for such period (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period).

“Equity Contribution” means the cash equity contributions to Syniverse made, either directly or indirectly, by the Sponsor, members of management of Syniverse and other co-investors in order to provide Syniverse with capital, when taken together with the proceeds of the notes and the borrowings under the Senior Credit Agreement, sufficient to consummate the Transactions on the Acquisition Date.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Acquisition Date of capital stock or Preferred Stock of Syniverse or any direct or indirect parent of Syniverse, as applicable (other than Disqualified Stock), other than:

(1) public offerings with respect to Syniverse’s or such direct or indirect parent’s common stock registered on Form S-8; and

(2) any such public or private sale that constitutes an Excluded Contribution or Refunding Capital Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means the net cash proceeds and Cash Equivalents received by Syniverse after the Acquisition Date from:

(1) contributions to its common equity capital, and

(2) the sale of Capital Stock (other than Excluded Equity) of Syniverse,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by an Officer of Syniverse, the proceeds of which are excluded from the calculation set forth in clause (c) of the first paragraph of “—Certain Covenants—Limitation on Restricted Payments.”

“Excluded Equity” means (i) Disqualified Stock, (ii) any Equity Interests issued or sold to a Restricted Subsidiary of Syniverse or any employee stock ownership plan or trust established by Syniverse or any of its Subsidiaries (to the extent such employee stock ownership plan or trust has been funded by Syniverse or any Restricted Subsidiary), (iii) any Equity Interest that has already been used or designated (x) as (or the proceeds of which have been used or designated as) a Cash Contribution Amount, Designated Preferred Stock, Excluded Contribution or Refunding Capital Stock, or (y) to increase the amount available under clause (4)(a) of the second paragraph under “—Certain Covenants—Limitation on Restricted Payments” or clause (15) of the definition of “Permitted Investments” or is proceeds of Indebtedness referred to in clause (13)(b) of the second paragraph under “—Certain Covenants—Limitation on Restricted Payments” and (iv) the Equity Contribution.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by Syniverse).

“FASB ASC” means the Accounting Standard Codifications as promulgated by the Financial Accounting Standards Board, including any renumbering of such standards or any successor or replacement section or sections promulgated by the Financial Accounting Standards Board.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that Syniverse or any of its Restricted Subsidiaries Incurs or redeems or repays any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing) or issues or redeems Preferred Stock or Disqualified Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption or repayment of Indebtedness, or such issuance or redemption of Preferred Stock or Disqualified Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers (including the Transactions), consolidations and discontinued operations, in each case with respect to an operating unit of a business, and operational changes, that Syniverse or any of its Restricted Subsidiaries has both determined to make and made after the Acquisition Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers (including the Transactions), consolidations, discontinued operations and operational changes (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into Syniverse or any Restricted Subsidiary since the beginning of such period shall have made or effected any Investment, acquisition, disposition, merger, consolidation or discontinued operation, in each case with respect to an operating unit of a business, or operational change that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation discontinued operation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Syniverse. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Syniverse to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility or a Qualified Receivables Financing computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Syniverse may designate. Any such pro forma calculation may include, without limitation, (1) adjustments calculated in accordance with Regulation S-X under the Securities Act, (2) adjustments calculated to give effect to any Pro Forma Cost Savings and (3) all adjustments of the type used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote 5 under the caption “Summary—Summary Historical and Unaudited Pro Forma Consolidated Financial Information” in this prospectus to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1) Consolidated Interest Expense of such Person for such period, and

(2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory or the District of Columbia thereof and any direct or indirect Subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date (other than with respect to reports under the heading “Certain Covenants—Reports and Other Information,” which shall be as in effect from time to time), it being understood that, for purposes of the indenture, all references to codified accounting standards specifically named in the indenture shall be deemed to include any successor, replacement, amended or updated accounting standard under GAAP; provided that, at any time after adoption of IFRS by Syniverse for its financial statements and reports for all financial reporting purposes, Syniverse may elect to apply IFRS for all purposes of the indenture, and, upon any such election, references in the indenture to GAAP shall be construed to mean IFRS as in effect on the date of such election; provided that (1) any such election once made shall be irrevocable (and shall only be made once), (2) all financial statements and reports required to be provided after such election pursuant to the indenture shall be prepared on the basis of IFRS, (3) from and after such election, all ratios, computations and other determinations based on GAAP contained in the indenture shall be computed in conformity with IFRS with retroactive effect being given thereto assuming that such election had been made on the Issue Date, (4) such election shall not have the effect of rendering invalid any payment or Investment made prior to the date of such election pursuant to the covenant described under “Certain Covenants—Limitation on Restricted Payments” or any Incurrence of Indebtedness incurred prior to the date of such election pursuant to the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (or any other action conditioned on Syniverse and the Restricted Subsidiaries having been able to Incur $1.00 of additional Indebtedness) if such payment, Investment, Incurrence or other action was valid under the indenture on the date made, Incurred or taken, as the case may be and (5) all accounting terms and references in the indenture to accounting standards shall be deemed to be references to the most comparable terms or standards under IFRS. Syniverse shall give notice of any election to the Trustee and the Holders of notes with 15 days of such election. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an Incurrence of Indebtedness.

“guarantee” means, as to any Person, a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means any guarantee of the obligations of Syniverse under the indenture and the notes by any Person in accordance with the provisions of the indenture.

“Guarantors” means each Restricted Subsidiary of Syniverse that executes the indenture as a Guarantor on the Issue Date and each other Restricted Subsidiary of Syniverse that Incurs a Guarantee of the notes; provided that upon the release or discharge of such Person from its Guarantee in accordance with the indenture, such Person ceases to be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“holder” or “noteholder” means the Person in whose name a note is registered on the Registrar’s books.

“Holdings” means Buccaneer Holdings, Inc. and its successors.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Incur” means, with respect to any Indebtedness, Capital Stock or Lien, to issue, assume, guarantee, incur or otherwise become liable for such Indebtedness, Capital Stock or Lien, as applicable; provided that any Indebtedness, Capital Stock or Lien of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary; and provided further that any Indebtedness, Capital Stock or Lien of Syniverse Holdings, Inc. or any of its Subsidiaries existing on the Acquisition Date and not repaid, redeemed or discharged in connection with the Transactions shall be deemed to be Incurred by Syniverse on the Acquisition Date.

“Indebtedness” means, with respect to any Person:

(1) the principal and premium (if any) of any Indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except (i) any such balance that constitutes a trade payable, accrued expense or similar obligation to a trade creditor, in each case Incurred in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided that (a) Contingent Obligations Incurred in the ordinary course of business and (b) obligations under or in respect of Receivables Financings shall be deemed not to constitute Indebtedness.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing that is, in the good faith determination of Syniverse, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means Credit Suisse Securities (USA) LLC, Barclays Capital Inc., Goldman, Sachs & Co. and such other initial purchasers party to the purchase agreement or future purchase agreements entered into in connection with an offer and sale of notes.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition,

(2) securities that have a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency,

(3) investments in any fund that invests at least 95% of its assets in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of Syniverse in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If Syniverse or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary, or any Restricted Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Syniverse, Syniverse shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Restricted Subsidiary retained. In no event shall a guarantee of an operating lease of Syniverse or any Restricted Subsidiary be deemed an Investment. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to Syniverse’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of Syniverse at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Syniverse shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a) Syniverse’s “Investment” in such Subsidiary at the time of such redesignation less

(b) the portion (proportionate to Syniverse’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of Syniverse.

The amount of any Investment outstanding at any time shall be the original cost of such Investment (determined, in the case of any Investment made with assets of Syniverse or any Restricted Subsidiary, based on the Fair Market Value of the assets invested), reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by Syniverse or a Restricted Subsidiary in respect of such Investment.

“Issue Date” means December 22, 2010.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Agreement” means that certain Management Agreement between Syniverse and T.C. Group V, L.L.C., entered into on January 13, 2011, as may be amended, restated, modified or replaced, from time to time, to the extent such amendment, modification or replacement is not less advantageous to the holders in any material respect than the Management Agreement entered into on January 13, 2011.

“Management Group” means the group consisting of the executive officers and other management personnel of Syniverse on the Acquisition Date or who became officers or management personnel of Syniverse or any direct or indirect parent of Syniverse, as applicable, and its Subsidiaries following the Acquisition Date (other than in connection with a transaction that would otherwise be a Change of Control if such persons were not included in the definition of “Permitted Holders”).

“Merger” means the merger of Buccaneer with and into Syniverse Holdings, Inc., with Syniverse Holdings, Inc. surviving such merger, pursuant to the terms of the Merger Agreement.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of October 28, 2010, among Syniverse Holdings, Inc., Holdings and Buccaneer, as amended up to and including the Acquisition Date.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Cash Proceeds” means the aggregate cash proceeds received by Syniverse or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and including any proceeds received as a result of unwinding any related Hedging Obligations in connection with such transaction but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct cash costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under “—Certain Covenants—Asset Sales”) to be paid as a result of such transaction, any costs associated with unwinding any related Hedging Obligations in connection with such transaction and any deduction of appropriate amounts to be provided by Syniverse as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Syniverse after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Net Income” means, with respect to any Person, the net income (loss) attributable to such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the notes shall not include fees or indemnification in favor of the Trustee and other third parties other than the holders of the notes.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of Syniverse.

“Officer’s Certificate” means a certificate signed on behalf of Syniverse by an Officer of Syniverse that meets the requirements set forth in the indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to Syniverse.

“Pari Passu Indebtedness” means:

(1) with respect to Syniverse, the notes and any Indebtedness that ranks pari passu in right of payment to the notes; and

(2) with respect to any Guarantor, its Guarantee and any Indebtedness that ranks pari passu in right of payment to such Guarantor’s Guarantee.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between Syniverse or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with the covenant described under “—Certain Covenants—Asset Sales.”

“Permitted Debt” shall have the meaning assigned thereto in the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

“Permitted Holders” means each of (i) the Sponsor, (ii) the Management Group, with respect to beneficial ownership of Voting Stock of Syniverse representing not more than 10% of the total voting power of the Voting Stock of Syniverse and (iii) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which the Persons described in clauses (i) and (ii) are members; provided that, without giving effect to the existence of such group or any other group, the Persons described in clauses (i) and (ii), collectively, beneficially own Voting Stock representing more than 50% of the total voting power of the Voting Stock of Syniverse (subject in the case of the Management Group to the limitation in clause (ii)). Any Person or group, together with its Affiliates, whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the indenture will thereafter constitute an additional Permitted Holder. “Beneficial ownership” has the meaning given to such term under Rule 13d-3 under the Exchange Act, or any successor provision.

“Permitted Investments” means:

(1) any Investment in Cash Equivalents;

(2) any Investment in Syniverse (including the notes) or any Restricted Subsidiary;

(3) any Investment by Restricted Subsidiaries of Syniverse in other Restricted Subsidiaries of Syniverse and Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries of Syniverse;

(4) any Investment by Syniverse or any Restricted Subsidiary of Syniverse in a Person that is primarily engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of Syniverse, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, Syniverse or a Restricted Subsidiary of Syniverse;

(5) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Certain Covenants—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(6) any Investment (x) existing on the Issue Date or the Acquisition Date, (y) made pursuant to binding commitments in effect on the Issue Date or the Acquisition Date and (z) that replaces, refinances, refunds, renews or extends any Investment described under either of the immediately preceding clauses (x) or (y), provided that any such Investment is in an amount that does not exceed the amount replaced, refinanced, refunded, renewed or extended;

(7) advances to employees not in excess of $10.0 million outstanding at any one time in the aggregate;

(8) loans and advances to officers, directors and employees for business related travel expenses, moving and relocation expenses and other similar expenses, in each case in the ordinary course of business;

(9) any Investment (x) acquired by Syniverse or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by Syniverse or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of Syniverse of such other Investment or accounts receivable, or (b) as a result of a foreclosure by Syniverse or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default and (y) received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of Syniverse or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (b) litigation, arbitration or other disputes;

(10) Hedging Obligations permitted under clause (j) of “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) any Investment by Syniverse or any of its Restricted Subsidiaries in a Similar Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (11) that are at the time outstanding, not to exceed the greater of (x) $100.0 million and (y) 3.25% of Total Assets; provided, however, that if any Investment pursuant to this clause (11) is made in any Person that is not a Restricted Subsidiary of Syniverse at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of Syniverse after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (2) above and shall cease to have been made pursuant to this clause (11) for so long as such Person continues to be a Restricted Subsidiary;

(12) Investments in joint ventures of Syniverse or any of its Restricted Subsidiaries existing on the Issue Date and the Acquisition Date in an aggregate amount, taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding, not to exceed the greater of (x) $75.0 million and (y) 2.5% of Total Assets;

(13) additional Investments by Syniverse or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding, not to exceed the greater of (x) $125.0 million and (y) 4.00% of Total Assets;

(14) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants—Transactions with Affiliates” (except transactions described in clause (2), (4), (5), (9)(a), (14) or (15) of such paragraph);

(15) Investments the payment for which consists of Equity Interests (other than Excluded Equity) of Syniverse or any direct or indirect parent of Syniverse, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the first paragraph of the covenant described under “—Certain Covenants—Limitation on Restricted Payments”;

(16) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(17) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(18) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(19) Investments of a Restricted Subsidiary of Syniverse acquired after the Acquisition Date or of an entity merged into or consolidated with a Restricted Subsidiary of Syniverse in a transaction that is not prohibited by the covenant described under “—Merger, Consolidation or Sale of All or Substantially All Assets” after the Acquisition Date to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(20) repurchases of the notes; and

(21) guarantees of Indebtedness permitted to be incurred under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” and performance guarantees in the ordinary course of business.

“Permitted Joint Venture” means, with respect to any specified Person, a joint venture (which for the avoidance of doubt is not itself a Restricted Subsidiary) of such Person, which joint venture is engaged in a Similar Business and in respect of which Syniverse or a Restricted Subsidiary beneficially owns at least 35% of the shares of Equity Interests of such Person.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review (or which, if due and payable, are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, to the extent required by GAAP and such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien);

(3) Liens for taxes, assessments or other governmental charges (i) which are not yet due or payable or (ii) which are being contested in good faith by appropriate proceedings that have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien and for which adequate reserves are being maintained to the extent required by GAAP;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens Incurred to secure Obligations in respect of Indebtedness permitted to be Incurred pursuant to clause (a), (d) or (t) of the definition of “Permitted Debt”; provided that, (x) in the case of clause (d), such Lien extends only to the assets and/or Capital Stock, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any income or profits thereof; and (y) in the case of clause (t), such Lien does not extend to the property or assets (or income or profits therefrom) of any Restricted Subsidiary other than a Foreign Subsidiary that is not a Guarantor;

(7) Liens of Buccaneer, Syniverse or any of its Restricted Subsidiaries existing on the Issue Date (other than Liens Incurred to secure Indebtedness under the Senior Credit Agreement);

(8) Liens on assets of, or Equity Interests in, a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other assets of Syniverse or any Restricted Subsidiary of Syniverse;

(9) Liens on assets at the time Syniverse or a Restricted Subsidiary of Syniverse acquired the assets, including any acquisition by means of a merger or consolidation with or into Syniverse or any Restricted Subsidiary of Syniverse; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other assets owned by Syniverse or any Restricted Subsidiary of Syniverse;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to Syniverse or another Restricted Subsidiary of Syniverse permitted to be Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the indenture, secured by a Lien on the same property securing such Hedging Obligations;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances entered into in the ordinary course of business issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of Syniverse or any of its Restricted Subsidiaries;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Syniverse and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of Syniverse or any Guarantor;

(16) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(17) deposits made in the ordinary course of business to secure liability to insurance carriers;

(18) Liens on the Equity Interests of Unrestricted Subsidiaries;

(19) grants of software and other technology licenses in the ordinary course of business;

(20) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(21) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(22) Liens Incurred to secure cash management services (and other “bank products”) owed to a lender under the Credit Agreement (or any Affiliate of such lender) in the ordinary course of business;

(23) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (7), (8), (9), (11) and (24); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (7), (8), (9), (11) and (24) at the time the original Lien became a Permitted Lien under the indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(24) Liens securing Pari Passu Indebtedness permitted to be Incurred pursuant to the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that at the time of any Incurrence of Pari Passu Indebtedness and after giving pro forma effect thereto (in a manner consistent with the calculation of the Fixed Charge Coverage Ratio) under this clause (24), the Consolidated Senior Secured Debt Ratio shall not be greater than 4.00 to 1.00;

(25) other Liens securing obligations Incurred in the ordinary course of business which obligations do not exceed the greater of (x) $100.0 million and (y) 3.25% of Total Assets at the time of Incurrence of such obligation, at any one time outstanding;

(26) Liens on the assets of a joint venture to secure Indebtedness of such joint venture Incurred pursuant to clause (u) of the definition of “Permitted Debt”;

(27) Liens on equipment of Syniverse or any Restricted Subsidiary of Syniverse granted in the ordinary course of business to Syniverse’s or such Restricted Subsidiary’s client at which such equipment is located;

(28) Liens created for the benefit of (or to secure) all of the notes or the Guarantees;

(29) Liens on property or assets used to defease or to irrevocably satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited by the indenture;

(30) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods in the ordinary course of business;

(31) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection; (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business; and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry; and

(32) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness; (ii) relating to pooled deposit or sweep accounts of Syniverse or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Syniverse and its Restricted Subsidiaries; or (iii) relating to purchase orders and other agreements entered into with customers of Syniverse or any of its Restricted Subsidiaries in the ordinary course of business.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.

“Pro Forma Cost Savings” means, without duplication, with respect to any period, the net reduction in costs and other operating improvements or synergies that have been realized or are reasonably anticipated to be realized in good faith with respect to a pro forma event within twelve months of the date of such pro forma event and that are reasonable and factually supportable, as if all such reductions in costs had been effected as of the beginning of such period, decreased by any incremental expenses incurred or to be incurred during such four-quarter period in order to achieve such reduction in costs. Pro Forma Cost Savings described in the preceding sentence shall be accompanied by a certificate delivered to the Trustee from Syniverse’s Chief Financial Officer that outlines the specific actions taken or to be taken and the net cost reductions and other operating improvements or synergies achieved or to be achieved from each such action and certifies that such cost reductions and other operating improvements or synergies meet the criteria set forth in the preceding sentence.

“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from Syniverse or any Subsidiary of Syniverse to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) the Board of Directors of Syniverse shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to Syniverse and the Receivables Subsidiary,

(2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by Syniverse), and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by Syniverse) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of Syniverse or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure any Credit Agreement shall not be deemed a Qualified Receivables Financing.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the notes for reasons outside of Syniverse’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3 under the Exchange Act selected by Syniverse or any parent of Syniverse as a replacement agency for Moody’s or S&P, as the case may be.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by Syniverse or any of its Subsidiaries pursuant to which Syniverse or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by Syniverse or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of Syniverse or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by Syniverse or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of Syniverse (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with Syniverse in which Syniverse or any Subsidiary of Syniverse makes an Investment and to which Syniverse or any Subsidiary of Syniverse transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of Syniverse and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of Syniverse (as provided below) as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Syniverse or any other Subsidiary of Syniverse (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Syniverse or any other Subsidiary of Syniverse in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of Syniverse or any other Subsidiary of Syniverse, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(b) with which neither Syniverse nor any other Subsidiary of Syniverse has any material contract, agreement, arrangement or understanding other than on terms which Syniverse reasonably believes to be no less favorable to Syniverse or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Syniverse, and

(c) to which neither Syniverse nor any other Subsidiary of Syniverse has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of Syniverse shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of Syniverse giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by Syniverse or a Restricted Subsidiary in exchange for assets transferred by Syniverse or a Restricted Subsidiary will not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Replacement Assets” means (1) substantially all the assets of a Person primarily engaged in a Similar Business or (2) a majority of the Voting Stock of any Person primarily engaged in a Similar Business that will become, on the date of acquisition thereof, a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of a Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this “Description of Exchange Notes,” all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of Syniverse.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by Syniverse or a Restricted Subsidiary whereby Syniverse or a Restricted Subsidiary transfers such property to a Person and Syniverse or such Restricted Subsidiary leases it from such Person, other than leases between Syniverse and a Restricted Subsidiary of Syniverse or between Restricted Subsidiaries of Syniverse.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor to the rating agency business thereof.

“SEC” means the United States Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Agreement” means the credit agreement entered into on or around the Issue Date among Syniverse, Holdings, the financial institutions named therein and Barclays Bank PLC, as Administrative Agent, as described under “Description of Senior Credit Facility” as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of Syniverse within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means any business engaged in by the Company or any of its Restricted Subsidiaries on the Acquisition Date and any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company and its Restricted Subsidiaries are engaged on the Acquisition Date.

“Sponsor” means (1) T.C. Group L.L.C. and (2) one or more investment funds advised, managed or controlled by T.C. Group L.L.C. and, in each case (whether individually or as a group) their Affiliates (but excluding any operating portfolio companies of the foregoing).

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by Syniverse or any Subsidiary of Syniverse which Syniverse has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of Syniverse unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to Syniverse, any Indebtedness of Syniverse which is by its terms subordinated in right of payment to the notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guarantee.

“Subsidiary” means, with respect to any Person (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of the Voting Stock is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity and (3) any Person that is consolidated in the consolidated financial statements of the specified Person in accordance with GAAP.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the Issue Date.

“Total Assets” means the total consolidated assets of Syniverse and its Restricted Subsidiaries, as shown on the most recent consolidated balance sheet of Syniverse and its Restricted Subsidiaries.

“Transactions” means the transactions contemplated by the Merger Agreement and described in the definition of “Transactions” under the heading “Prospectus Summary” included elsewhere in this prospectus, including the borrowings under the Credit Agreement, the offering of the notes and the satisfaction and discharge of the notes outstanding on the Acquisition Date.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to January 15, 2015; provided, however, that if the period from such redemption date to January 15, 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means any officer within the corporate trust administration department of the Trustee, with direct responsibility for performing the Trustee’s duties under the indenture and also means, with respect to a particular corporate trust matter, any other officer of the Trustee to whom such matter is referred because of such person’s knowledge of and familiarity with the particular subject.

“Trustee” means the respective party named as such in the indenture until a successor replaces it and, thereafter, means the successor.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of Syniverse that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of Syniverse may designate any Subsidiary of Syniverse (including any newly acquired or newly formed Subsidiary of Syniverse but excluding Syniverse) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, Syniverse or any other Subsidiary of Syniverse that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of Syniverse or any of its Restricted Subsidiaries; provided, further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Board of Directors of Syniverse may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)   (1) Syniverse could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or

(2) the Fixed Charge Coverage Ratio for Syniverse and its Restricted Subsidiaries would be greater than such ratio for Syniverse and its Restricted Subsidiaries immediately prior to such designation,

in each case on a pro forma basis taking into account such designation, and

(y) no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of Syniverse shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of Syniverse giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote (without regard to the occurrence of any contingency) in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

BOOK-ENTRY SETTLEMENT AND CLEARANCE

The Global Notes

The exchange notes will be issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Holders may hold their interests in the global notes directly through DTC if they are participants in such system (“DTC participants”), or indirectly through organizations that are participants in such system. We expect, pursuant to procedures established by DTC, that:

•	upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the exchange agent; and

•

ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, Société Anonyme (“Clearstream”). We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds and provides asset servicing for issues of U.S. and non-U.S. equity, corporate and municipal debt issues that participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the DTC system is also available to indirect participants such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a noteholder under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•

DTC notifies us at any time that it is unwilling, unable or ineligible to continue as depositary for the global notes or ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 120 days of the date we are so informed in writing or become aware of same;

•	we, at our option and subject to DTC’s procedures, notify the Trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the indenture should occur.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax considerations relevant to the exchange of outstanding notes for exchange notes in this exchange offer, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Code, U.S. Treasury Regulations issued thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. This discussion does not address all U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as banks, financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, partnerships or other pass-through entities or investors in such partnerships or pass-through entities, holders whose functional currency is not the U.S. dollar, foreign persons or entities, tax-exempt organizations and persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion applies only to holders that exchange outstanding notes for exchange notes in this exchange offer.

No rulings from the IRS have or will be sought with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of outstanding notes for exchange notes, or that any such position would not be sustained. We encourage holders of notes to consult their own tax advisors with regard to the application of the tax consequences discussed below to their particular situations, as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws, and any tax treaties.

Exchange Pursuant to this Exchange Offer

The exchange of the outstanding notes for the exchange notes in this exchange offer will not be treated as an “exchange” for U.S. federal income tax purposes, because the exchange notes will not be considered to differ materially in kind or extent from the outstanding notes. Accordingly, the exchange of outstanding notes for exchange notes will not be a taxable event to holders for U.S. federal income tax purposes. Moreover, the exchange notes will have the same tax attributes as the outstanding notes exchanged therefor and the same tax consequences to holders as the outstanding notes have to holders, including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period.

CERTAIN CONSIDERATIONS FOR BENEFIT PLAN INVESTORS

The following is a summary of certain considerations associated with the exchange of outstanding notes for exchange notes by employee benefit plans within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) including (i) private U.S.-based pension and welfare plans, (ii) plans described in Section 4975 of the Code, including individual retirement accounts within the meaning of Section 408 of the Code, (iii) plans (such as a governmental, church or non-U.S. plan) not subject to Title I of ERISA but subject to provisions under applicable federal, state, local, non-U.S. or other laws, rules or regulations that are similar to the provisions of Title I of ERISA or Section 4975 of the Code (“Similar Laws”), and any entity of which the underlying assets include “plan assets” of such plans and accounts within the meaning of U.S. Department of Labor regulations and Section 3(42) of ERISA (each, a “Benefit Plan Investor”). This summary considers certain issues raised by ERISA and the Code as they apply to Benefit Plan Investors subject to those statutes and does not purport to be complete, and no assurance can be given that future legislation, court decisions, administrative regulations, rulings or administrative pronouncements will not significantly modify the provisions summarized herein. Any such changes may be retroactive and may thereby apply to transactions entered into prior to the date of enactment or release.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of Benefit Plan Investors subject to Title I of ERISA or Section 4975 of the Code (“ERISA Plans”), and prohibit fiduciaries of an ERISA Plan from (1) causing the plan to engage in certain transactions between the plan and a party in interest or disqualified person or (2) dealing with plan assets in the fiduciary’s own interest or engaging in other self-dealing transactions. Any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment of assets of a Benefit Plan Investor in connection with the exchange of outstanding notes for exchange notes, a fiduciary of the Benefit Plan Investor should determine (1) whether the investment is in accordance with the documents and instruments governing the Benefit Plan Investor and (2) whether the acquisition and holding of the exchange notes is solely in the interest of the participants and beneficiaries of the Benefit Plan Investor and otherwise consistent with the fiduciary’s responsibilities and in compliance with the applicable requirements of ERISA, the Code or any Similar Laws including, in particular, any diversification, prudence and liquidity requirements.

Any insurance company proposing to invest assets of its general account in the exchange notes should consider the extent that such investment would be subject to the requirements of ERISA in light of the U.S. Supreme Court’s decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, Section 401(c) of ERISA and the regulations promulgated thereunder.

U.S. Department of Labor Regulation Section 2510.3-101 (the “Plan Asset Regulations”) addresses circumstances in which the underlying assets of an investment made by a Benefit Plan Investor will be deemed to be assets of such Benefit Plan Investor. In general (subject to certain exceptions), where a Benefit Plan Investor holds an “equity interest” in an entity, the assets of the entity are deemed to be plan assets of the Benefit Plan Investor. “Equity interest” is defined as “any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features.” While no assurances can be given, the Company believes that the exchange notes should not be treated as an “equity interest” for purposes of the Plan Asset Regulations. However, we encourage fiduciaries or other persons considering the exchange of the outstanding notes or the acquisition or holding of exchange notes on behalf of, or with the assets of, any Benefit Plan Investor, to consult with their counsel regarding the Plan Asset Regulations.

Prohibited Transactions Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of Section 3(14) of ERISA, or “disqualified persons,” within the meaning of Section 4975(e)(2) of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code, including an obligation to correct the transaction. The exchange of outstanding notes for exchange notes and the acquisition and/or holding of exchange notes by an ERISA Plan with respect to which the Company, a guarantor or an initial purchaser or any of their affiliates is considered a party in interest or a disqualified person may give rise to a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and held in accordance with an applicable statutory, class or individual prohibited transaction exemption. Consequently, before investing in the exchange notes, any person who is acquiring such securities for, or on behalf of, an ERISA Plan should determine that either a statutory or an administrative exemption from the prohibited transaction rules is applicable to such investment in the exchange notes, or that such acquisition and holding of such securities will not result in a non-exempt prohibited transaction. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the notes. These PTCEs include, without limitation, PTCE 84-14 regarding transactions effected by independent qualified professional asset managers; PTCE 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 95-60, regarding investments by insurance company general accounts; and PTCE 96-23, regarding transactions determined by in-house asset managers. In addition to the foregoing, there is a statutory exemption Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code) for transactions between a Plan and a person that is a party in interest and/or a disqualified person (other than a fiduciary or an affiliate that, directly or indirectly, has or exercises discretionary authority or control or renders investment advice with respect to the assets involved in the transaction) solely by reason of providing services to the ERISA Plan or by relationship to a service provider, provided that the ERISA Plan fiduciary has made a determination that is the ERISA Plan receives no less, nor pays no more, than adequate consideration in the transaction.

Governmental plans, non-U.S. plans and certain church plans, while not subject to the prohibited transaction provisions of ERISA and Section 4975 of the Code, may nevertheless be subject to Similar Laws which may affect their investment in the exchange notes. We encourage any fiduciary of a governmental, non U.S. or such a church plan considering an investment in the exchange notes to consult with its counsel before purchasing exchange notes to consider the applicable fiduciary standards and to determine the need for, and, if necessary, the availability of, any exemptive relief under any applicable Similar Laws.

Because of the foregoing, the exchange of the outstanding notes and the acquisition and holding of the exchange notes should not be made by any person investing “plan assets” of any Benefit Plan Investor, unless such exchange, acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by the exchange of an outstanding note and the acquisition and holding of an exchange note, or any interest in an exchange note, each person who authorizes such exchange, acquisition and holding and each subsequent transferee of an exchange note will be deemed to have represented and warranted that either (1) no portion of the assets involved in the exchange of the outstanding notes or used to acquire and hold the exchange notes, or any interest therein, constitutes assets of any Benefit Plan Investor or (2) the exchange of the outstanding notes and the acquisition and holding of the exchange notes by such person or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, we encourage fiduciaries or other persons considering the exchange of the outstanding notes or the acquisition or holding of exchange notes on behalf of, or with the assets of, any Benefit Plan Investor, to consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such exchange, acquisition and/or holding and whether an exemption would be applicable to such exchange, acquisition and/or holding. We make no representation as to whether an investment in the exchange notes is appropriate for any Benefit Plan Investor in general or whether such investment is appropriate for any particular plan or arrangement.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account under this exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of those exchange notes. A broker-dealer may use this prospectus, as amended or supplemented from time to time, in connection with resales of exchange notes received in exchange for outstanding notes where the broker-dealer acquired those outstanding notes as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the effective date of the Registration Statement, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with those resales.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Broker-dealers may sell exchange notes they received for their own account pursuant to this exchange offer from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes.

Any broker-dealer that resells exchange notes that were received by it for its own account under this exchange offer and any broker or dealer that participates in a distribution of those exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act. A profit on any resale of those exchange notes and any commissions or concessions received by any of those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the effective date of the Registration Statement, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to this exchange offer, including the expenses of one counsel for the holders of the outstanding notes, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the outstanding notes, including any broker-dealers, against specified liabilities, including liabilities under the Securities Act.

You should be aware that the laws and practices of certain countries require investors to pay stamp taxes and other charges in connection with purchases of securities.

The trustee and its affiliates perform various financial advisory, investment banking and commercial banking services from time to time for us and our affiliates, for which they receive customary fees.

LEGAL MATTERS

The validity of securities offered hereby will be passed upon for us by Alston & Bird LLP, Atlanta, Georgia.

EXPERTS

The consolidated financial statements of Syniverse Holdings, Inc. at December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered certified public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

SYNIVERSE HOLDINGS, INC.

REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholder of

Syniverse Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Syniverse Holdings, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2010. Our audits also included the financial statement schedule listed in the Index to Consolidated Financial Statements. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Syniverse Holdings, Inc. at December 31, 2010 and 2009, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 3 to the consolidated financial statements, on January 1, 2009, the Company changed its method of accounting for business combinations.

/s/ ERNST & YOUNG LLP

Tampa, Florida

March 18, 2011,

except for Notes 22, 23, and 24, as to which the date is

August 18, 2011

SYNIVERSE HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)

	December 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash	$219,456	$91,934
Accounts receivable, net of allowances of $7,503 and $7,290, respectively	142,729	126,127
Prepaid and other current assets	25,997	20,813

Total current assets	388,182	238,874
Property and equipment, net	82,230	64,315
Capitalized software, net	65,056	75,249
Deferred costs, net	5,673	7,388
Goodwill	670,818	685,710
Identifiable intangibles, net	205,295	234,938
Other assets	3,572	3,250

Total assets	$1,420,826	$1,309,724

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,132	$8,020
Accrued liabilities	67,413	65,101
Deferred revenues	6,505	6,197
Current portion of capital lease obligation	135	—
Current portion of Term Note B	3,355	3,452

Total current liabilities	87,540	82,770
Long-term liabilities:
Deferred tax liabilities and other	102,859	87,254
7 3/4% senior subordinated notes due 2013	175,000	175,000
Term Note B, less current maturities	321,226	334,012
Long-term capital lease obligation, less current maturities	484	—
Other long-term liabilities	11,236	9,534

Total liabilities	698,345	688,570

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value; 300,000 shares authorized; no shares issued	—	—
Common stock, $0.001 par value; 100,300,000 shares authorized; 70,569,941 shares issued and 70,369,943 shares outstanding and 69,574,505 shares issued and 69,382,507 shares outstanding at December 31, 2010 and December 31, 2009, respectively	70	69
Additional paid-in capital	506,625	483,227
Retained earnings	243,774	149,582
Accumulated other comprehensive loss	(28,048)	(12,205)
Common stock held in treasury, at cost; 199,998 at December 31, 2010 and 191,998 at December 31, 2009	(15)	(15)

Total Syniverse Holdings, Inc. stockholders’ equity	722,406	620,658
Noncontrolling interest	75	496

Total equity	722,481	621,154

Total liabilities and stockholders’ equity	$1,420,826	$1,309,724

See Notes to Consolidated Financial Statements

SYNIVERSE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(AMOUNTS IN THOUSANDS)

	Years Ended December 31,
	2010	2009	2008
Revenues	$650,199	$482,991	$506,356

Costs and expenses:
Cost of operations (excluding depreciation and amortization shown separately below)	245,673	172,950	165,236
Sales and marketing	58,929	38,789	45,549
General and administrative	98,168	74,502	79,241
Depreciation and amortization	75,869	60,397	55,344
Restructuring	1,962	2,583	(29)

	480,601	349,221	345,341

Operating income	169,598	133,770	161,015

Other income (expense), net:
Interest income	99	323	1,894
Interest expense	(27,137)	(28,890)	(37,246)
Other, net	2,787	939	(402)

	(24,251)	(27,628)	(35,754)

Income before provision for income taxes	145,347	106,142	125,261
Provision for income taxes	52,728	40,465	46,797

Net income	92,619	65,677	78,464
Net income (loss) attributable to noncontrolling interest	(1,573)	(590)	—

Net income attributable to Syniverse Holdings, Inc.	$94,192	$66,267	$78,464

See Notes to Consolidated Financial Statements

SYNIVERSE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(AMOUNTS IN THOUSANDS)

	Stockholders of Syniverse Holdings, Inc.						Noncontrolling Interest	Total
	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock
	Shares	Amount
Balance, December 31, 2007	68,303	$68	$463,711	$4,851	$2,191	$(29)	$—	$470,792
Net income		—	—	78,464	—	—	—	78,464
Other comprehensive income—
Foreign currency translation adjustment, net of tax of $1,692		—	—	—	(19,641)	—	—	(19,641)
Actuarial gain on defined benefit pension plan, net of tax of $148		—	—	—	247	—	—	247
Net change in fair value of interest rate swap, net of tax benefit of $(1,092)		—	—	—	(1,832)	—	—	(1,832)

Comprehensive income								57,238
Issuance of stock for stock options exercised	127	—	1,987	—	—	—	—	1,987
Stock-based compensation		—	5,205	—	—	—	—	5,205
Excess tax benefit from stock options exercised		—	479	—	—	—	—	479
Issuances of stock under employee stock purchase plan	78	—	823	—	—	—	—	823
Minimum tax withholding on restricted stock awards	(40)	—	(681)	—	—	—	—	(681)
Purchase of treasury stock	(12)	—	—	—	—	(1)	—	(1)

Balance, December 31, 2008	68,456	$68	$471,524	$83,315	$(19,035)	$(30)	$—	$535,842
Net income (loss)		—	—	66,267	—	—	(590)	65,677
Other comprehensive income—
Foreign currency translation adjustment, net of tax benefit of $(1,478)		—	—	—	6,145	—	105	6,250
Actuarial gain on defined benefit pension plan, net of tax benefit of $(7)		—	—	—	(4)	—	—	(4)
Net change in fair value of interest rate swap, net of tax benefit of $(365)		—	—	—	689	—	—	689

Comprehensive income								72,612
Issuance of stock for stock options exercised	664	1	2,661	—	—	—	—	2,662
Stock-based compensation		—	7,939	—	—	—	—	7,939
Excess tax benefit from stock options exercised		—	684	—	—	—	—	684
Issuances of stock under employee stock purchase plan	97	—	932	—	—	—	—	932
Minimum tax withholding on restricted stock awards	(34)	—	(498)	—	—	—	—	(498)
Purchase of treasury stock	200	—	(15)	—	—	15	—	—
Capital contribution from noncontrolling interest in a joint venture		—	—	—	—	—	981	981

Balance, December 31, 2009	69,383	$69	$483,227	$149,582	$(12,205)	$(15)	$496	$621,154
Net income (loss)		—	—	94,192	—	—	(1,573)	92,619
Other comprehensive income—
Foreign currency translation adjustment, net of tax benefit of $(2,380)		—	—	—	(16,709)	—	60	(16,649)
Actuarial gain on defined benefit pension plan, net of tax of $182		—	—	—	(277)	—	—	(277)
Net change in fair value of interest rate swap, net of tax benefit of $(728)		—	—	—	1,143	—	—	1,143

Comprehensive income								76,836
Issuance of stock for stock options exercised	864	1	7,438	—	—	—	—	7,439
Stock-based compensation		—	12,937	—	—	—	—	12,937
Excess tax benefit from stock options exercised		—	1,359	—	—	—	—	1,359
Issuances of stock under employee stock purchase plan	162	—	2,404	—	—	—	—	2,404
Minimum tax withholding on restricted stock awards	(39)	—	(740)	—	—	—	—	(740)
Capital contribution from noncontrolling interest in a joint venture	—	—	—	—	—	—	1,092	1,092

Balance, December 31, 2010	70,370	$70	$506,625	$243,774	$(28,048)	$(15)	$75	$722,481

See Notes to Consolidated Financial Statements

SYNIVERSE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(DOLLARS IN THOUSANDS)

	Years Ended December 31,
	2010	2009	2008
Cash flows from operating activities
Net income	$92,619	$65,677	$78,464
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization including amortization of deferred debt issuance costs	77,584	62,125	57,115
Allowance for uncollectible accounts	1,446	644	24
Allowance for credit losses	15,494	8,753	2,430
Deferred income tax expense	10,804	17,485	25,751
Stock-based compensation	12,937	7,939	5,205
Other, net	(57)	82	3,198
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(34,170)	(15,958)	(13,429)
Prepaid and other current assets	(1,030)	1,147	(1,317)
Accounts payable	20,385	(1,073)	10,499
Accrued liabilities	(12,927)	(4,817)	(3,875)
Other assets and liabilities	(240)	369	(93)

Net cash provided by operating activities	182,845	142,373	163,972

Cash flows from investing activities
Capital expenditures	(57,529)	(37,654)	(40,819)
Acquisitions, net of acquired cash	(497)	(177,602)	(823)

Net cash used in investing activities	(58,026)	(215,256)	(41,642)

Cash flows from financing activities
Borrowings under capital lease obligation	619	—	—
Principal payments on senior credit facility	(3,335)	(3,444)	(3,510)
Issuances of stock under employee stock purchase plan	2,404	932	823
Issuances of stock for stock options exercised	7,439	2,662	1,987
Minimum tax withholding on restricted stock awards	(740)	(498)	(681)
Excess tax benefit from stock-based compensation	1,359	684	479
Purchase of treasury stock	—	—	(1)
Capital contribution from noncontrolling interest in a joint venture	1,092	981	—

Net cash provided by (used in) financing activities	8,838	1,317	(903)

Effect of exchange rate changes on cash	(6,135)	(2,105)	(4,908)

Net increase (decrease) in cash	127,522	(73,671)	116,519
Cash at beginning of period	91,934	165,605	49,086

Cash at end of period	$219,456	$91,934	$165,605

Supplemental cash flow information
Interest paid	$25,301	$26,790	$36,054
Income taxes paid	38,700	29,182	11,110

See Notes to Consolidated Financial Statements

SYNIVERSE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

1. Description of Business

We are a leading enabler of wireless voice and data services for telecommunications companies worldwide. We were incorporated in Delaware on November 9, 2001 and we completed our initial public offering on February 10, 2005. For over 20 years, including our time as part of our former parent company, we have served as one of the wireless industry’s operator-neutral intermediaries, solving the challenges that arise as new technologies, standards and protocols emerge. Our data clearing house, network and technology services solve technical and operational challenges for the wireless industry by translating incompatible communication standards and protocols and simplifying operator interconnectivity. Our suite of transaction-based services allows operators to deliver seamless voice, data and next generation services to wireless subscribers, including wireless voice and data roaming, Short Message Service (SMS), Multimedia Messaging Services (MMS), number portability and wireless value-added services. We currently provide our services to over 700 telecommunications operations and to nearly 200 enterprise customers in over 160 countries.

On October 28, 2010, we entered into a definitive agreement to be acquired (the Merger or Acquisition) by an affiliate of The Carlyle Group (Carlyle), a global alternative asset manager. Our Board of Directors unanimously approved the transaction. The Merger was completed on January 13, 2011. See Note 23 for more information regarding the Merger.

2. Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The consolidated financial statements include the accounts of Syniverse Holdings, Inc. (Syniverse Inc.) all of its wholly owned subsidiaries and a variable interest entity (VIE) for which Syniverse Inc. is deemed to be the primary beneficiary. References to “the Company”, “us”, or “we” include all of the consolidated companies. Noncontrolling interest is recognized for the portion not owned by us of a consolidated joint venture. These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and present our financial position, results of operations and cash flows. All significant intercompany balances and transactions have been eliminated.

Use of Estimates

We prepare our financial statements using accounting principles generally accepted in the United States, which require management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues and expenses during the period. Actual results could differ from those estimates.

Revenue Recognition

The majority of our revenues are transaction-based charges under long-term contracts, typically averaging three years in duration. From time to time, if a contract expires and we have not previously negotiated a new contract or renewal with the customer, we continue to provide services under the terms of the expired contract on a month-to-month billing schedule as we negotiate new agreements or renewals. Our revenues are primarily the result of the sale of our Network, Messaging, Roaming and Other services to wireless and enterprise operators throughout the world. Generally, there is a seasonal increase in wireless roaming telephone usage and corresponding revenues in the high-travel months of our second and third fiscal quarters.

•

Network services primarily consist of our intelligent network products, Mobile Data Roaming (“MDR”), interstandard roaming solutions and number portability services. These services primarily generate revenues by charging per-transaction processing fees which are based on the number of intelligent network messages and intelligent network database queries made through our network and are recognized as revenues at the time the transactions are processed. For our interstandard roaming solutions and MDR services for Code Division Multiple Access (“CDMA”) operators, revenues vary based on the number or size of data/messaging records provided to us by our customers for aggregation, translation and distribution among operators. These services have historically been reported within our Roaming services offering and were realigned on January 1, 2011 to Network services to correspond to the underlying nature of the products. We recognize revenues at the time the transactions are processed. For our signaling solutions, the per-transaction fee is based on the number of validation, authorization and other call processing messages generated by wireless subscribers. We recognize revenues at the time the transactions are processed. Our number portability services primarily generate revenues by charging per-transaction processing fees, monthly fixed fees, and fees for customer implementations. We recognize processing revenues at the time the transactions are processed. We recognize monthly fixed fees as revenues on a monthly basis as the services are performed. We defer revenues and incremental customer-specific costs related to customer implementations and recognize these fees and costs on a straight-line basis over the life of the initial customer agreements. In addition, we provide our customers with the ability to connect to various third-party intelligent network database providers (“Off-Network Database Queries”). We pass these charges onto our customers, with little or no margin, based upon the charges we receive from the third party intelligent network database providers. We recognize revenues at the time the transactions are processed.

•

Messaging services primarily consist of SMS and MMS services which predominantly generate revenues by charging per-transaction processing fees. For our SMS and MMS services, revenues vary based on the number of messaging records provided to us by our customers for aggregation, translation and distribution among operators. We recognize revenues at the time the transactions are processed.

•

Roaming services primarily consist of roaming, data and financial clearing house services which principally generate revenues by charging per-transaction processing fees. For our wireless roaming clearing house and DataNet services, revenues vary based on the number or size of data/messaging records provided to us by our customers for aggregation, translation and distribution among operators. We recognize revenues at the time the transactions are processed. For our financial clearing house and settlement services, revenues vary based on the number of invoices or roaming agreements managed on the customer’s behalf. We recognize revenues at the time the services are performed.

•

Other services include turn-key solutions with multiple product and service elements which may include software and third-party hardware products, as well as installation services, post-contract customer support and training. In those cases, we recognize revenues attributable to an element in a customer arrangement when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectability is probable.

Research and Development

Research and development costs are charged to expense as incurred. Research and development costs which are included in general and administrative expense in the consolidated statements of income amounted to $10,747, $9,863 and $9,703 for the years ended December 31, 2010, 2009 and 2008, respectively.

Stock-Based Compensation

We recognize stock-based payments in our consolidated statements of income based on their grant-date fair values. We recognize compensation expense, reduced for estimated forfeitures, on a straight-line basis over the requisite service period of the award, which is generally the vesting term of the outstanding stock awards. Please refer to Note 6 for further discussion regarding stock-based compensation.

Cash and Cash Equivalents

We consider all highly liquid investments of operating cash with original maturities of three months or less to be cash and cash equivalents. Cash and cash equivalents include money market funds and various deposit accounts and are stated at cost, which approximates fair value. Cash equivalents are included in cash on the consolidated balance sheets.

Customer Accounts

We provide financial settlement services to wireless operators to support the payment of roaming related charges to their roaming network partners. In accordance with our contract with the customer, funds are held by us as an agent on behalf of our customers to settle their roaming related charges to other operators. These funds and the corresponding liability are not reflected in our consolidated balance sheet. The off-balance sheet amounts totaled approximately $154,533 and $152,747 as of December 31, 2010 and 2009, respectively.

Accounts Receivable

Accounts receivable are recorded at net realizable value which is the amount that we expect to collect on our gross customer trade receivables. We establish an allowance for estimated losses from the inability of our customers to pay as well as for specific receivables with known collection problems due to circumstances such as liquidity or bankruptcy. Collection problems are identified using an aging of receivables analysis based on invoice due dates. Items that are deemed uncollectible are written off against the allowance for uncollectible accounts. We do not require deposits or other collateral from our customers. If actual customer performance were to deteriorate to an extent not expected by us, additional allowances may be required. As of December 31, 2010 and 2009, our allowance for uncollectible accounts was $2,553 and $1,470, respectively.

We maintain an allowance for credit losses based on our historical credit memo activity. In addition, we establish allowances for credit memos resulting from specific customer matters. This allowance is recorded as a direct reduction of accounts receivable and revenues. Since our allowances for credit losses are derived in large part from specific customer matters, our estimates have been consistent with our actual credit memo experience. If our billing errors or discrepancies are not resolved satisfactorily or our customers’ disputes over billing are not resolved satisfactorily, increases to the allowance would be required. As of December 31, 2010 and 2009, our allowance for credit losses was $4,950 and $5,820, respectively.

Property and Equipment, Net

Property and equipment consist primarily of computer hardware and network equipment, leasehold improvements and furniture and fixtures, which are recorded at cost and depreciated using the straight-line method over the estimated remaining lives. Leasehold improvements are depreciated over the shorter of the term of the lease or life of the asset.

The asset lives used are presented in the following table:

Average Lives (In Years)
Computers and Equipment	5
Furniture and fixtures	6
Leasehold improvements	2 – 11

When the depreciable assets are replaced, retired or otherwise disposed of, the related cost and accumulated depreciation are deducted from the respective accounts and any gains or losses on disposition are recognized in income. Repairs and maintenance costs are expensed as incurred.

Capitalized Software Costs

We capitalize the cost of internal-use software that has a useful life in excess of one year. Subsequent additions, modifications or upgrades to internal-use software are capitalized only to the extent that they allow the software to perform a task it previously did not perform. Software maintenance and training costs are expensed in the period in which they are incurred. Capitalized software is amortized using the straight-line method over a period of 3-12 years.

Goodwill

Goodwill represents the excess of costs over fair value of assets of businesses acquired. Goodwill is not amortized, but is tested for impairment at the reporting-unit level, at least annually on October 1, or more frequently if indicators of impairment arise. We have completed our most recent annual goodwill impairment test as of October 1, 2010, and have not noted any indicators of impairment as of December 31, 2010 and determined no impairment charges were required.

Identifiable Intangible Assets

Our identifiable intangible assets represent customer-related intangible assets, such as customer contracts and customer relationships associated with our acquisitions. We amortize identifiable intangible assets over their contractual or estimated useful lives of 2 to 20 years using the straight-line method. Estimated useful lives are determined primarily based on forecasted cash flows, which includes estimates for the revenues, expenses and customer attrition associated with the assets.

Impairment of Long-Lived Assets

We evaluate for impairment our depreciable and amortizable long-lived assets including property and equipment, capitalized software and amortizable identifiable intangible assets. We utilize the three-step approach for recognizing and measuring the impairment of assets to be held and used. That is, (1) we consider whether indicators of impairment are present; (2) if indicators of impairment are present, we determine whether the sum of the estimated undiscounted future cash flows attributable to the long-lived asset in question is less than its carrying amount; and (3) if less, we recognize an impairment loss based on the excess of the carrying amount of the long-lived asset over its respective fair value. Fair value is estimated based on discounted future cash flows. Assets to be sold are stated at the lower of the assets’ carrying amount or fair value and depreciation is no longer recognized. We believe our long-lived assets, including property and equipment, capitalized software and identifiable intangible assets were not impaired as of December 31, 2010 and 2009.

Income Taxes

We provide for federal, state and foreign income taxes currently payable, as well as for those deferred due to timing differences between reporting income and expenses for financial statement purposes versus tax purposes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in income tax rates is recognized as income or expense in the period that includes the enactment date.

We, and our eligible subsidiaries, file a consolidated U.S. federal income tax return. All subsidiaries incorporated outside of the U.S. are consolidated for financial reporting purposes; however, they are not eligible to be included in our consolidated U.S. federal income tax return. Separate provisions for income taxes have been recorded for these entities. We intend to reinvest substantially all of the unremitted earnings of our non-U.S. subsidiaries and postpone their remittance indefinitely. Accordingly, no provision for U.S. income taxes for these non-U.S. subsidiaries was recorded in the accompanying consolidated statements of income.

Joint Venture Interests

Effective January 1, 2010, we adopted a newly issued accounting standard which provides guidance for the consolidation of variable interest entities and requires an enterprise to determine whether its variable interests give it a controlling financial interest in a variable interest entity. This new guidance replaces the existing quantitative approach for determining the primary beneficiary, with a qualitative approach based on which entity has both the power to direct the economically significant activities of the entity and the obligation to absorb losses or the right to receive benefits from the entity that could potentially be significant to the variable interest entity. Determination about whether an enterprise should consolidate a variable interest entity is required to be evaluated continuously. The adoption of this standard did not have an impact on our financial position or results of operations.

In determining whether we are the primary beneficiary, we consider a number of factors, including our ability to direct the activities that most significantly affect the entity’s economic success, our contractual rights and responsibilities under the arrangement and the significance of the arrangement to each party. These considerations impact the way we account for our existing joint venture relationship.

We held a 5% interest in the joint venture mTLD Top Level Domain, Ltd., a joint venture formed to provide mobile data and content domain name registry services and development guidelines. We account for this investment using the cost method of accounting. As of December 31, 2009, our investment was $888 and is included in other assets. On February 10, 2010, this entity was sold thus dissolving our interest in the joint venture and the resulting investment.

In February 2009, we entered into a joint venture agreement to implement number portability services in India. Our economic interest in the joint venture is 37.5%. We expect to provide India’s telecommunications operators with number portability clearing house and centralized database solutions until March 2019. We consolidate the operations of this joint venture, as we retain the contractual power to direct the activities of this entity which most significantly and directly impact its economic performance. The activity of this joint venture is not significant to our overall operations. The assets of this joint venture are restricted, from the standpoint of Syniverse, in that they are not available for our general business use outside the context of the joint venture. The holders of the liabilities of the joint venture have no recourse to Syniverse.

Fair Value of Financial Instruments

We record our financial assets and liabilities at fair value. The accounting standard for fair value provides a framework for measuring fair value, clarifies the definition of fair value and expands disclosures regarding fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the reporting date. The accounting standard prescribes methods for measuring fair value, establishes a fair value hierarchy based on the inputs used to measure fair value and expands disclosures about fair value measurements. See Note 15 for more information, including a listing of our assets and liabilities required to be measured at fair value on a recurring basis and where they are classified within the hierarchy as of December 31, 2010.

Derivative Instruments and Hedging Activities

Derivative instruments are recorded on the consolidated balance sheets as assets or liabilities and measured at fair value. For derivatives designated as cash flow hedges, the effective portion of the changes in fair value of the derivatives are recorded in accumulated other comprehensive income (loss) and subsequently recognized in earnings when the hedged items impact income. Changes in the fair value of derivatives not designated as hedges and the ineffective portion of cash flow hedges are recorded in current earnings. We designated our interest rate swap as a cash flow hedge that effectively swapped variable rate interest based on 1-month LIBOR to a fixed rate interest thereby reducing our exposure to interest rate fluctuations. We do not hold or enter into financial instruments for speculative trading purposes. See Note 14 for more information on our interest rate swap.

Foreign Currencies

We have operations in subsidiaries in Europe, primarily the United Kingdom and Germany, and the Asia-Pacific region whose functional currency is their local currency. Gains and losses on transactions denominated in currencies other than the functional currencies are included in other income (expense), net in the consolidated income statements. For the three years ended December 31, 2010, 2009 and 2008, we recorded foreign currency transaction gains (losses) of $2,787, $939 and $(401), respectively.

The assets and liabilities of subsidiaries whose functional currency is other than the U.S. dollar are translated at the period-end rate of exchange. The resulting translation adjustment is recorded as a component of accumulated other comprehensive income (loss) and is included in stockholders’ equity. Translation gains and losses on intercompany balances which are deemed to be of a long-term investment nature are also recorded as a component of other comprehensive income. Income statement items are translated at the average rates prevailing during the period.

Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) is comprised of changes in our currency translation adjustment account, net of tax, changes in our minimum pension liability account, net of tax and changes in the fair value of our interest rate swap, net of tax. Accumulated other comprehensive income (loss) for the three years ended December 31, 2010, 2009 and 2008 is as follows:

	Foreign Currency Translation Gain (Loss)	Actuarial Gain on Defined Benefit Pension Plan	Net Change in Fair Value of Interest Rate Swap	Total
Balance, December 31, 2007	$2,191	$—	$—	$2,191
Changes	(19,641)	247	(1,832)	(21,226)

Balance, December 31, 2008	(17,450)	247	(1,832)	(19,035)
Changes	6,145	(4)	689	6,830

Balance, December 31, 2009	(11,305)	243	(1,143)	(12,205)
Changes	(16,709)	(277)	1,143	(15,843)

Balance, December 31, 2010	$(28,014)	$(34)	$—	$(28,048)

Segment Information

Effective January 1, 2011, we combined our previous operating segments, Network, Messaging, and Roaming, into a single reportable segment which also includes the Corporate and Other category we previously reported separately. Additional information about our segments, including financial information, is included in Note 22.

3. Recent Accounting Pronouncements

Recent Accounting Pronouncements

In December 2007, the FASB issued new guidance on business combinations. The revised guidance establishes how acquirers recognize and measure the consideration transferred, identifiable assets acquired, liabilities assumed, noncontrolling interests, and goodwill acquired in a business combination. This guidance also expands required disclosures surrounding the nature and financial effects of business combinations. The provisions of this accounting guidance are effective, on a prospective basis, for fiscal years beginning after December 15, 2008. We adopted this guidance on January 1, 2009. During the year ended December 31, 2009, we completed two acquisitions which were both accounted for under the acquisition method in accordance with this guidance. Please refer to Notes 4 and 5 to our Notes to Consolidated Financial Statements for the impact on our consolidated financial position and results of operation of adopting this guidance.

In October 2009, the FASB issued Accounting Standards Update (ASU) 2009-13, Multiple-Deliverable Revenue Arrangements. This accounting guidance requires an entity to apply the relative selling price allocation method in order to estimate a selling price for all units of accounting, including delivered items, when vendor-specific objective evidence or acceptable third-party evidence does not exist. This guidance is effective for fiscal years beginning on or after June 15, 2010. We will adopt this guidance effective January 1, 2011. We are currently assessing the impact of ASU 2010-13 on our consolidated financial position and results of operations.

In October 2009, the FASB issued ASU 2009-14, Certain Revenue Arrangements That Include Software Elements, which is included in the ASC in Topic 985 (Software). ASU 2009-14 amends previous software revenue recognition to exclude all tangible products containing both software and non-software components that function together to deliver the product’s essential functionality. ASU 2009-14 is effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 and shall be applied on a prospective basis. We will adopt this guidance effective January 1, 2011. We are currently assessing the impact of ASU 2010-14 on our consolidated financial position and results of operations.

In December 2010, the FASB issued ASU 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations, which is included in the ASC in Topic 805 (Business Combinations). ASU 2010-29 amends previous business combinations disclosure of revenue and earnings as though the business combination occurred at the beginning of the comparable prior year annual reporting period. ASU 2010-29 is effective for business combinations entered into in fiscal years beginning on or after December 15, 2010 and shall be applied on a prospective basis. Earlier application is permitted as of the beginning of an entity’s fiscal year. We will adopt this guidance effective January 1, 2011. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

4. Acquisition of Wireless Solutions International

On May 15, 2009, we acquired certain assets of Wireless Solutions International (WSI) pursuant to an Asset Purchase Agreement including the stock of Rapid Roaming Inc., for an aggregate purchase price of $3,488 on the date of acquisition which was funded by existing cash balances and an award of 200,000 shares of common stock to WSI and five individuals. These five individuals, along with the sole shareholder of WSI at the time of its acquisition, became employees of the Company on the closing date. Each award of shares had been placed into escrow for disbursement in 32 months if certain employment conditions were met. However, due to the Merger, these shares were released from escrow on February 9, 2011.

The transaction was accounted for under the acquisition method. The total purchase price of $3,488 was allocated to the assets and liabilities based upon their fair value as of the date of the acquisition. Assets acquired primarily consisted of $389 of cash, $433 of accounts receivables, $700 of software technology, $200 of customer relationships as well as liabilities assumed of $738. Goodwill in the amount of $2,504 was recorded in relation to this acquisition, of which we expect $2,443 to be tax deductible. The common stock award of 200,000 shares was issued from treasury shares and is accounted for as stock-based compensation due to the employment conditions of the award.

WSI provides a GSM Association (GSMA)-certified Open Connectivity roaming hub and global managed roaming and wireless network solutions that broadened our portfolio. This acquisition is a component of our Roaming segment.

5. Acquisition of the Messaging Business of VeriSign, Inc.

On August 24, 2009, we entered into an acquisition agreement to acquire the messaging business of VeriSign, Inc. (VeriSign) for a purchase price of $175,000, subject to certain adjustments to reflect fluctuations in working capital. Under the acquisition agreement, we acquired the stock of VeriSign ICX Corporation and certain other assets associated with VeriSign’s Inter-Carrier Gateway, Premium Messaging Gateway, PictureMail Service and Mobile Enterprise Solutions businesses (collectively VM3 Business). On October 23, 2009, the purchase was completed for cash proceeds of $174,503. Final working capital adjustments of $497, were paid during the first quarter of 2010 for a total purchase price of $175,000. Through the acquisition of VM3, we believe we expanded our messaging operations to achieve the scale, reach and capabilities needed to provide our customers with new service offerings to meet their subscribers’ growing need for messaging services as well as expand our customer base for these services to include Tier 1 customers.

The acquisition was accounted for using the acquisition method of accounting. The total purchase price of $175,000 was allocated to the assets and liabilities based upon their estimated fair value as of the date of the transaction. The fair value of the customer relationships and capitalized software was determined using an income approach. The cost approach was used for certain acquired software licenses. The following table summarizes the allocation of the purchase price based on the estimated fair value of the net assets acquired and liabilities assumed at the acquisition date.

	Amount	Estimated Useful Life
Accounts receivable	$29,123
Other current assets	1,976
Property and equipment	11,427	1 – 5 years
Capitalized software	18,400	5 –10 years
Customer relationships	45,300	2 – 9 years
Goodwill	81,305
Other assets	473

Total assets	$188,004
Accounts payable	7,765
Other accrued liabilities	294
Other liabilities	3,250
Deferred revenue	1,695

Total liabilities	$13,004

Total purchase price	$175,000

The customer relationships and capitalized software were valued using discounted future cash flows. The valuation considered historical financial results and expected and historical trends. The future cash flows for the customer relationships were discounted using a weighted average cost of capital, which was based upon an analysis of the cost of capital for guideline companies within the technology industry. The useful lives of the intangible assets were based on the period over which we expect these assets to contribute directly or indirectly to the future cash flows. The estimated useful lives of the customer relationships and software intangible assets range from 2 to 10 years and are being amortized over their estimated useful lives using the straight-line method.

The fair values assigned to the remaining tangible assets and liabilities were internally developed. The purchase price over the fair values assigned to the net assets has resulted in the recognition of $81,305 in goodwill, of which we expect $73,052 to be deductible for tax purposes.

Since the acquisition was completed on October 23, 2009, VM3’s operating results have been included in our consolidated statements of income since that date. Revenues and net income generated by VM3 since the acquisition date for the year ended December 31, 2009 were $33,160 and $5,632, respectively, and are included in our consolidated statements of income. This acquisition is a component of our Messaging segment. The unaudited pro forma results presented below include the effects of the VM3 acquisition as if it had been consummated beginning on January 1, 2008. Pro forma adjustments arise primarily due to the asset revaluations.

Because the selected pro forma consolidated financial information is based upon VM3’s financial position and operating results during the period when VM3 was not under the control, influence or management of Syniverse, the selected pro forma financial information below is not necessarily indicative of either future results of operations or results that might have been achieved had the acquisition been consummated on January 1, 2008:

	Pro Forma for the Year Ended December 31,
	2009	2008
	(unaudited)
Revenues	$604,405	$642,895
Operating income	144,617	174,237
Net income	72,077	86,265

6. Stock-Based Compensation

Syniverse had three stock-based compensation plans, the Founders’ Stock Option Plan for non-employee directors, executives and other key employees of Syniverse, the Directors’ Stock Option Plan, which provided for grants to independent directors, and the 2006 Long-Term Equity Incentive Plan, which provided compensation to non-employee directors, executives and other key employees of Syniverse through grants of incentive or non-qualified stock options, restricted stock, restricted stock units, stock appreciation rights (“SARs”), performance awards or any combination of the foregoing.

The impact to our income of recording stock-based compensation for the years ended December 31, 2010, 2009 and 2008 was as follows:

	Year Ended December, 31
	2010	2009	2008
Cost of operations	$593	$319	$169
Sales and marketing	4,668	1,882	1,233
General and administrative	7,676	5,738	3,803

Total stock-based compensation	$12,937	$7,939	$5,205

Tax benefit	$4,693	$3,027	$1,945

During the year ended December 31, 2010, we issued 534,868 shares related to stock option exercises and 161,984 shares related to the employee stock purchase plan. During the year ended December 31, 2009, we issued 195,269 shares related to stock option exercises and 96,547 shares related to employee stock purchase plan issuances.

These plans were terminated as of the effective date of the Merger.

Option Plans

On May 16, 2002, our Board of Directors adopted a Founders’ Stock Option Plan for non-employee directors, executives and other key employees of Syniverse. In addition, the Board of Directors adopted a Directors’ Stock Option Plan on August 2, 2002, which provided for option grants to independent directors to purchase up to 20,000 shares upon election to the board. The plans had a term of five years and provided for the granting of options to purchase shares of Syniverse’s common stock.

Under the plans, the options have an initial exercise price based on the fair value of each share, as determined by the Board. The per share exercise price of each stock option will not be less than the fair market value of the stock on the date of the grant or, in the case of an equity holder owning more than 10% of the outstanding stock of Syniverse, the price for incentive stock options is not less than 110% of such fair market value. The Board of Syniverse reserved 402,400 shares of common stock, par value $.001 per share for issuance under the Founders’ plan and 160,360 shares under the Directors’ plan.

Both the Founder’s Stock Option Plan and the Directors’ Stock Option Plan have expired and the Board of Syniverse no longer grants options under these plans. As of December 31, 2010, there were options to purchase 45,859 shares outstanding under the Founder’s Stock Option Plan and options to purchase 80,120 shares outstanding under the Directors’ Stock Option Plan.

All options issued under the plans are presumed to be nonqualified stock options unless otherwise indicated in the option agreement. Each option has an exercisable life of no more than 10 years from the date of grant for both nonqualified and incentive stock options.

2006 Long-Term Equity Incentive Plan

On May 9, 2006, our Board of Directors adopted the 2006 Long-Term Equity Incentive Plan (the “Incentive Plan”). The Incentive Plan provides incentive compensation through grants of incentive or non-qualified stock options, restricted stock, restricted stock units, stock appreciation rights (“SARs”), performance awards, or any combination of the foregoing. The Incentive Plan is designed to allow for the grant of long term incentive awards that conform to the requirements for tax deductible “performance based” compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.

Under the Incentive Plan, 6,000,000 shares of common stock were authorized for issuance, of which 1,000,000 shares may be issued as restricted stock, restricted stock units, options, or performance shares. The number of shares and price per share is determined by the Compensation Committee (the “Committee”) for those awards granted. However, the exercise price of any option may not be less than 100% of the fair market value of a share of common stock on the date of grant and the exercise price of an incentive option awarded to a person who owns stock constituting more than 10% of Syniverse’s voting power may not be less than 110% of the fair market value on the date of grant. Those eligible to participate in the Incentive Plan are limited to directors (including non-employee directors), officers (including non-employee officers), employees of Syniverse and its subsidiaries selected by the Committee, including participants located outside the United States. Determinations made by the Committee under the Incentive Plan need not be uniform and may be made selectively among eligible individuals under the Incentive Plan.

At the 2009 Annual Meeting of Shareholders held on May 8, 2009, the shareholders of Syniverse, Inc. approved the Syniverse Holdings, Inc. Amended and Restated 2006 Long-Term Equity Incentive Plan (the Amended and Restated 2006 Plan). The Amended and Restated 2006 Plan includes 3,000,000 additional shares of the Company’s common stock all of which may be issued in any form allowed under the Amended and Restated 2006 Plan, resulting in a total of 9,000,000 shares reserved and available for issuance pursuant to awards granted (or to be granted) under the Amended and Restated 2006 Plan. As of December 31, 2010, there were 2,742,743 options outstanding under the Amended and Restated 2006 Plan.

As of December 31, 2010, there were 2,868,722 total options outstanding for all Plans. The options outstanding under the Founder’s Stock Option Plan and the Director’s Stock Option Plan vest 20% the first year and 5% each quarter thereafter while all other options vest at 33 1/3% per year. As of December 31, 2010, there were 821,994 unvested restricted shares outstanding, which had been granted to certain directors, executive officers and other employees. Restricted stock awards issued prior to the Amended and Restated 2006 Plan vest 20% per year. Restricted stock awards issued subsequent to the Amended and Restated 2006 Plan vest 33 1/3% per year for those issued to directors and three-year cliff vest for all other issuances. As of December 31, 2010, there were 286,160 unvested performance-based restricted shares outstanding all of which were issued during the first quarters of 2010 and 2009. The performance-based restricted shares cliff vest on December 31, 2011 and are based on the achievement of certain financial metrics.

Accounting for Stock-Based Compensation

Stock Options

The fair values of stock option grants are amortized as compensation expense on a straight-line basis over the vesting period of the grants. The fair value for these options was estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted-average assumptions:

	Year Ended December 31,
	2010	2009	2008
Risk-free interest rate	1.9%	2.2%	3.8%
Volatility factor	55.0	50.0	34.0
Dividend yield	—	—	—
Weighted average expected life of options (in years)	5	5	5

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Prior to February 10, 2005, Syniverse’s common stock was not traded on public markets. Therefore, a volatility of 0% was used in the Black-Scholes option valuation model for options issued prior to our initial public offering. We use average historical volatility for options issued subsequent to our initial public offering. We based our assumptions on the expected life of the options on our analysis of the historical exercise patterns of the options and our assumption on the future exercise pattern of options.

The accounting guidance requires companies to estimate potential forfeitures of stock grants and adjust compensation cost recorded accordingly. Forfeitures are estimated based on an average of our historical experience over the preceding 5 year period excluding certain option grants from the management team in place prior to our initial public offering as these represent options issued in a period of high turnover.

The following table summarizes information about our stock-based compensation activity:

Stock Options	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at December 31, 2009	2,480,977	$14.71	7.68	$7,263
Granted	998,170	$19.71
Exercised	(534,868)	$13.90
Cancelled or expired	(75,557)	$15.90

Outstanding at December 31, 2010	2,868,722	$16.57	6.66	$40,965

Options vested and exercisable, December 31,

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
2009	809,734	$14.70	6.79	$2,376
2010	1,025,531	$15.08	6.33	$16,175

During the years ended December 31, 2010, 2009 and 2008:

•	the weighted average fair value per share of stock options granted to employees was $9.41, $6.47 and $5.81, respectively;

•	the total intrinsic value of stock options exercised was $4,428, $825 and $964, respectively; and

•	the total fair value of stock options that vested during the periods was $4,456, $2,963 and $1,590, respectively.

The amount of cash received from the exercise of stock options was $7,439, $2,662 and $1,987 for the years ended December 31, 2010, 2009 and 2008, respectively. Tax benefits of $1,359, $684 and $479 were realized from the exercise of those options for the years end December 31, 2010, 2009 and 2008, respectively. Cash was not used to settle any equity instruments previously granted. There was no stock-based compensation cost capitalized into assets for the years ended December 31, 2010, 2009 and 2008, respectively.

A summary of our unvested shares activity is as follows:

Stock Options	Shares	Weighted- Average Grant-Date Fair Value
Unvested at December 31, 2009	1,671,243	$6.10
Granted	998,170	$9.41
Vested	(753,601)	$5.91
Forfeited	(72,609)	$7.22

Unvested at December 31, 2010	1,843,203	$7.93

Restricted Stock

Restricted stock awards are issued and measured at market value on the date of grant. Vesting of service based restricted stock is based solely on time vesting. Vesting of performance-based restricted stock is based on time vesting as well as the achievement of certain financial metrics.

Changes in our service based restricted stock were as follows:

Restricted Stock	Shares	Weighted- Average Grant-Date Fair Value
Unvested at December 31, 2009	802,550	$16.24
Granted	238,690	$18.30
Vested	(158,716)	$15.11
Forfeited	(60,530)	$16.81

Unvested at December 31, 2010	821,994	$17.02

Activity related to our performance-based restricted stock was as follows:

Performance-Based Restricted Stock	Shares	Weighted- Average Grant-Date Fair Value
Unvested at December 31, 2009	133,590	$17.50
Granted	155,470	$15.93
Vested	—	$—
Forfeited	(2,900)	$16.76

Unvested at December 31, 2010	286,160	$16.65

During the years ended December 31, 2010, 2009 and 2008:

•	the weighted average fair value per share of restricted stock granted to employees was $18.30, $17.24 and $17.15, respectively;

•	the total intrinsic value of restricted stock vested during the periods was $3,247, $2,342 and $2,933, respectively; and

•	the total fair value of restricted stock vested during the periods was $2,398, $2,433 and $2,409, respectively.

As of December 31, 2010, there was $10,823 of total unrecognized compensation cost related to stock options and $12,490 related to restricted stock. The weighted average recognition period for the remaining unrecognized stock-based compensation cost is approximately 1.8 years.

Employee Stock Purchase Plan

On May 9, 2006, our Board of Directors adopted the 2006 Employee Stock Purchase Plan (the “Purchase Plan”). All employees, including Directors who are employees and all employees of any subsidiary, were eligible to participate in any one or more of the offerings to purchase common stock under the Purchase Plan. Eligible employees could purchase a limited number of shares of Syniverse’s common stock at 85% of the market value during a series of offering periods. The purchase price was set based on the price on the New York Stock Exchange at the close of either the first or the last trading day of the offering period, whichever is lower. The fair value of shares issued under the Purchase Plan is estimated on the commencement date of each offering period using the Black-Scholes option pricing model. On March 25, 2010, the Board of Directors approved a 750,000 increase in ESPP shares under the 2006 Employee Stock Purchase Plan.

The following weighted-average assumptions were used in the model:

	Year Ended December 31,
	2010	2009	2008
Risk-free interest rate	0.2%	0.3%	3.3%
Volatility factor	52.5	42.0	33.0
Dividend yield	—	—	—
Expected life (in months)	6	6	6

Beginning in 2007, each offering period is divided into semi-annual purchase intervals beginning June 1 and December 1 and has a maximum term of six months. The following table summarizes the Purchase Plan activity:

	Year Ended December 31,
	2010	2009	2008
Shares purchased	161,984	96,547	78,357
Average price	$17.72	$11.64	$10.19
Compensation expense	$855	$306	$371

From the date of the definitive agreement for the Merger, there were no new grants or awards under any of the Plans. The Purchase Plan was terminated on November 30, 2010.

7. Concentration of Business

Financial instruments that subject us to concentrations of credit risk are limited to our trade receivables from major customers and cash. Two customers represented more than 10% of accounts receivable for the year ended December 31, 2010. One customer represented more than 10% of accounts receivable for the year ended December 31, 2009. Our cash is placed with high credit quality financial institutions.

Sales to one customer were 19.5%, 21.0% and 15.0% of revenues for the years ended December 31, 2010, 2009 and 2008, respectively. For the year ended December 31, 2010 one other customer represented more than 10% of revenues. No other customer represented more than 10% of revenues for the years ended December 31, 2009 and 2008, although a significant amount of our remaining revenues were generated from services provided to a small number of other customers.

8. Property and Equipment

Property and equipment, net, consists of the following:

	December 31, 2010	December 31, 2009
Computers and equipment	$108,817	$137,019
Computer equipment under capital lease	542	—
Furniture and fixtures	2,092	3,397
Leasehold improvements	12,608	10,971
Construction in progress	15,417	5,813

	139,476	157,200
Accumulated depreciation	(57,246)	(92,885)

Total property and equipment, net	$82,230	$64,315

Depreciation expense related to property and equipment is included in depreciation and amortization in the accompanying consolidated statements of income and was $23,557, $17,482 and $15,779 for the years ended December 31, 2010, 2009 and 2008, respectively.

9. Capitalized Software

Capitalized software, net, consists of the following:

	December 31, 2010	December 31, 2009
Capitalized Software	$162,870	$188,195
Accumulated amortization	(97,814)	(112,946)

Total capitalized software, net	$65,056	$75,249

Amortization expense related to capitalized software is included in depreciation and amortization in the accompanying consolidated statements of income and was $25,781, $22,445 and $20,032 for the years ended December 31, 2010, 2009 and 2008, respectively.

10. Identifiable Intangibles and Goodwill

Identifiable intangibles, net consists of the following:

	December 31, 2010	December 31, 2009
Customer relationships	$338,695	$343,039
Customer contracts	920	868

	339,615	343,907
Less accumulated amortization on:
Customer relationships	(133,681)	(108,482)
Customer contracts	(639)	(487)

	(134,320)	(108,969)

Total identifiable intangibles, net	$205,295	$234,938

Intangible assets are amortized over their estimated useful lives. The weighted average amortization period is 12 years for customer relationships and 4 years for other intangibles. Total intangible asset weighted average amortization period is 12 years. Amortization expense of intangibles was $26,531, $20,470, and $19,533 for the year ended December 31, 2010, 2009 and 2008, respectively and is included in depreciation and amortization in the accompanying consolidated statements of income.

The estimated amortization expense of intangibles as of December 31, 2010 for the next five fiscal years is as follows:

Year ended December 31, 2011	$25,640
Year ended December 31, 2012	23,700
Year ended December 31, 2013	23,681
Year ended December 31, 2014	23,268
Year ended December 31, 2015	22,986

Estimated amortization expense for intangibles denominated in currencies other than the United States dollar is based on foreign exchange rates as of December 31, 2010.

The following table discloses the changes in the carrying amount of goodwill for the years ended December 31, 2010 and 2009:

	2010	2009
Balance at beginning of year	$685,710	$596,662
WSI acquisition	—	2,504
VM3 acquisition	—	81,305
Effect of foreign currency translation	(14,892)	5,239

Balance at end of year	$670,818	$685,710

11. Detail of Accrued Liabilities

Accrued Liabilities, consists of the following:

	December 31, 2010	December 31, 2009
Transition services payable	$—	$16,609
Accrued payroll and related benefits	27,852	9,832
Accrued interest	5,150	5,150
Accrued income taxes	1,394	1,468
Accrued network payables	5,827	2,432
Accrued revenue share	7,601	6,492
Other accrued liabilities	19,589	23,118

Total accrued liabilities	$67,413	$65,101

12. Leasing Arrangements

We lease certain facilities and equipment for use in our operations. We record operating lease expenses on a straight-line basis over the term of the lease after taking into consideration rent holidays, rent escalations and leasehold incentives. Total rent expense under operating leases amounted to $11,637, $9,363 and $8,710 for the years ended December 31, 2010, 2009 and 2008, respectively. These leases contain various renewal options that could extend the terms of the leases beyond 2014 at our option.

Lease Line of Credit

Effective October 4, 2010, we entered into a lease line of credit for $2,000. Under this line of credit we are allowed to draw down for purchases of equipment with the leasing terms determined at the time of draw based on the type of equipment specified. The lease line of credit expires on October 5, 2011. As of December 31, 2010 we drew down $619 under the lease line of credit as a capital lease. The interest rate under the capital lease is 2.05%.

As of December 31, 2010, the aggregate future minimum lease commitments under non-cancelable leases are as follows:

	Capital Leases	Operating Leases
	(In thousands)
Year ended December 31, 2011	$144	$10,764
Year ended December 31, 2012	135	9,785
Year ended December 31, 2013	135	9,194
Year ended December 31, 2014	135	8,179
Year ended December 31, 2015	133	6,222
Thereafter	—	10,819

Total future minimum lease payouts	682	$54,963

Less: amount representing interest	63

Present value of net minimum lease payments	619
Less: current portion	135

Long-term obligations under capital leases at December 31, 2010	$484

13. Debt and Credit Facilities

The following are the amounts outstanding at December 31, 2010 and 2009:

	December 31, 2010	December 31, 2009
USD denominated Term Note B due August 2014, interest payable quarterly, principal payable quarterly beginning December 2007	$208,844	$211,002
EURO denominated Term Note B due August 2014, interest payable quarterly, principal payable quarterly beginning December 2007	115,737	126,462
$175,000 Senior Subordinated Notes due August 15, 2013, bearing interest at 7 3/4%, interest payable semi-annually beginning February 2006, principal payable upon maturity	175,000	175,000

Total	499,581	512,464
Less current portion	(3,355)	(3,452)

Long-term debt	$496,226	$509,012

Maturities of long-term debt for the years succeeding December 31, 2010 are as follows:

2011	$3,369
2012	3,369
2013	178,369
2014	314,474
2015	—

Total	$499,581

We incurred debt issuance costs of $7,180 associated with our senior credit facility and $4,740 associated with our 7 3/4% Senior Subordinated Notes, which are included in deferred costs on the consolidated balance sheets. We amortize these costs over the term of the debt to interest expense using the effective interest method. Amortization expense for the years ended December 31, 2010, 2009 and 2008 for debt issuance costs was $1,715, $1,727 and $1,742, respectively.

Amended and Restated Senior Credit Facility

On August 9, 2007, we entered into a $464,000 amended and restated credit agreement (the “senior credit facility”) with Lehman Brothers Inc. and Deutsche Bank Securities Inc. as joint lead arrangers and joint book-running managers, Lehman Commercial Paper Inc., as administrative agent, Deutsche Bank AG New York Branch, as syndication agent, Bear Stearns Corporate Lending Inc. and LaSalle Bank National Association, as co-documentation agents and the lenders from time to time parties thereto. The obligations under the senior credit facility are unconditionally guaranteed by Syniverse Holdings, Inc. and all material U.S. domestic subsidiaries of Syniverse Technologies, Inc. (the “Guarantors”) and are secured by a security interest in substantially all of the tangible and intangible assets of Syniverse Technologies, Inc. and the Guarantors. The obligations under the senior credit facility are also secured by a pledge of the capital stock of Syniverse Technologies, Inc. and its direct and indirect U.S. subsidiaries.

The senior credit facility originally provided for aggregate borrowings of $464,000 as follows:

•	a term loan of $112,000 in aggregate principal amount;

•	a delayed draw term loan of $160,000 in aggregate principal;

•	a Euro-denominated delayed draw term loan facility of the equivalent of $130,000 at the draw date;

•	a revolving credit line of $42,000; and

•	a Euro-denominated revolving credit line of the equivalent of $20,000.

As of December 31, 2010 and 2009, we had $324,581 ($208,844 in U.S. dollar denominated term loans and $115,737 in Euro-denominated term loans) and $337,464 ($211,002 in U.S. dollar denominated term loans and $126,462 in Euro-denominated term loans), respectively, of outstanding indebtedness under the term loans. As of December 31, 2010, the applicable interest rate was 2.76% on the term loan and revolving credit line based on the LIBOR option and 3.22% on the Euro-denominated term loan and Euro-denominated credit line based on the EURIBOR option. As of December 31, 2010 and 2009, the balance of our revolving credit line and Euro-denominated credit line was $0.

The credit agreement allows us to request letters of credit up to an aggregate of $15,000. We are required to pay a fee equal to the applicable margin then in effect in respect to revolving loans and a fee to the issuing lender of 1/8 of 1% per annum in addition to normal and customary fees paid to the issuer of the letter of credit. On December 31, 2010, we had a Euro letter of credit outstanding of the equivalent of $1,857.

On December 19, 2007, the delayed draw term loans of $290,000 were used to fund the acquisition of BSG Wireless described in Note 4 above, including the repayment of existing debt of Billing Services Group and to pay related transaction fees and expenses. The delayed draw term loans were subject to a commitment fee of 1.25% per annum on undrawn amounts.

U.S. dollar denominated borrowings under the senior credit facility bear interest at variable rates, at Syniverse’s option, of either:

•

a base rate generally defined as the sum of (i) the higher of (x) the prime rate (as quoted on Page 5 of the British Banking Association Telerate screen) and (y) the federal funds effective rate, plus one half percent (0.50%) per annum and (ii) an applicable margin or,

•

a LIBOR rate generally defined as the sum of (i) the rate at which Eurodollar deposits for one, two, three, six or nine months and, if available to the lenders under the applicable credit facility, twelve months (as selected by us) are offered in the interbank Eurodollar market and (ii) an applicable margin.

Euro-denominated borrowings under the senior credit facility bear interest at variable rates, at Syniverse’s option, of either:

•

a base rate generally defined as the sum of (i) the higher of (x) the prime rate (as quoted on Page 5 of the British Banking Association Telerate screen) and (y) the federal funds effective rate, plus one half percent (0.50%) per annum and (ii) an applicable margin or,

•

a EURIBOR rate generally defined as the sum of (i) the rate at which Euro deposits for one, two, three, six or nine months and, if available to the lenders under the applicable credit facility, twelve months (as selected by us) are offered in the interbank Euro market and (ii) an applicable margin.

The applicable margin for the base rate term loan and base rate revolving loans is 1.50% and the applicable margin for the Eurodollar term loan, Euro-denominated term loan and Eurodollar revolving loans is 2.50%. The term loan facilities require regularly scheduled quarterly payments of principal and the entire amount of the term loan facilities will mature on August 9, 2014. The timing of interest payments is determined by the rate selected. The full amount borrowed under the revolving credit line will mature on August 9, 2013. In the event we fail to refinance our 7 3/4% senior subordinated notes by February 15, 2013, then the maturity date of our term loan facilities and revolving credit line will be accelerated to February 15, 2013.

On May 4, 2009, we entered into an Amendment, Waiver, Resignation and Appointment Agreement, or the amendment, with Lehman Commercial Paper Inc., Bank of America, N.A., and certain of the other parties to the senior credit facility. Pursuant to the amendment, Lehman Commercial Paper has resigned as administrative agent and Bank of America has been appointed as successor administrative agent under the senior credit facility. The amendment also provides for other modifications of the senior credit facility including the termination of Lehman Commercial Paper’s commitments under our undrawn revolving credit lines of $28,200 and provides for Bank of America to extend commitments under our undrawn revolving credit lines of $10,000. This modification reduced our revolving credit lines from $62,000 to $43,800.

We are required to pay a commitment fee on the difference between committed amounts and amounts actually utilized under the revolving credit facility at a rate of 0.50% per annum for any quarter where our consolidated leverage ratio is greater than 3.0 to 1, 0.375% per annum for any quarter which our consolidated leverage ratio is greater than 2.0 to 1, but less than or equal to 3.0 to 1 and 0.25% for any fiscal quarter in which our consolidated leverage ratio is equal to or less than 2.0 to 1.

Under the terms of the senior credit facility at least 25% of our funded debt must bear interest that is effectively fixed. To that extent, we may be required to enter into interest rate protection agreements establishing a fixed maximum interest rate with respect to a portion of our total indebtedness.

The senior credit facility contains covenants that will limit our ability and that of our Guarantors to, among other things, incur or guarantee additional indebtedness, create liens, pay dividends on or repurchase stock, make certain types of investments, restrict dividends or other payments from our subsidiaries, enter into transactions with affiliates and sell assets or merge with other companies. The senior credit facility also requires compliance with financial covenants, including a maximum ratio of total indebtedness to Consolidated EBITDA.

Our obligations under the senior credit facility and the guarantees are secured by:

•

a perfected first priority security interest in all of our tangible and intangible assets and all of the tangible and intangible assets of Syniverse, and each of its direct and indirect subsidiaries, subject to certain customary exceptions, and

•	a pledge of (i) all of the capital stock of the direct and indirect domestic subsidiaries and (ii) two-thirds of the capital stock of certain first-tier foreign subsidiaries, if any.

7 3/4% Senior Subordinated Notes Due 2013

On August 24, 2005, we completed a private offering of $175,000 of our 7 3/4% Senior Subordinated Notes due 2013. Interest on the notes accrue at the rate of 7 3/4% per annum and are payable semi-annually in arrears on February 15 and August 15, commencing on February 15, 2006. The net proceeds were used to tender $144,750 of our outstanding 12 3/4% senior subordinated notes due 2009. On February 1, 2006, the remaining funds were used to redeem the remaining 12 3/4% senior subordinated notes due 2009 not tendered in August 2005 of $14,500, plus payment of related premium of approximately $924. The balance of funds necessary for the redemption was paid from cash on hand.

The 7 3/4% Senior Subordinated Notes due 2013 are general unsecured obligations of Syniverse Technologies, Inc., and are unconditionally guaranteed by Syniverse Holdings, Inc. and each of the domestic subsidiaries of Syniverse Holdings, Inc. At any time prior to August 15, 2008, we may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture (including additional notes, if any) at a redemption price of 107.75% of the principal amount, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date, with the net cash proceeds of one or more qualifying equity offerings by us or a contribution to our common equity capital made with the net cash proceeds of a concurrent equity offering by us (but excluding any reserved contribution); provided that:

(1)	at least 65% of the aggregate principal amount of notes issued under the indenture (including additional notes, if any) remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 90 days of the date of the closing of such equity offering.

The notes may be redeemed, in whole or in part, at any time prior to August 15, 2009, at our option upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the applicable premium as of, and accrued and unpaid interest and liquidated damages, if any, to, the applicable redemption date, subject to the rights of note holders on the relevant record date to receive interest on the relevant interest payment date.

Except pursuant to the two preceding paragraphs, the notes will not be redeemable at our option prior to August 15, 2009. We are not prohibited, however, from acquiring the notes by means other than a redemption, whether pursuant to a tender offer or otherwise, assuming such acquisition does not otherwise violate the terms of the indenture.

After August 15, 2009, we may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and liquidated damages, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on August 15 of the years indicated below, subject to the rights of note holders on the relevant record date to receive interest on the relevant interest payment date:

Year	Percent
2009	103.875%
2010	101.938%
2011 and thereafter	100.000%

Unless we default in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date, we are not required to make mandatory redemption or sinking fund payments with respect to the notes.

The notes contain various other provisions in the event of a change in control or asset sales, and they also contain certain covenants that will, among other things, limit our ability to incur additional indebtedness and issue preferred stock, pay dividends, make other restricted payments and investments, create liens, incur restrictions on the ability of their subsidiaries to pay dividends or other payments to them, sell assets, merge or consolidate with other entities, and enter into transactions with affiliates.

14. Derivative Instruments and Hedging Activities

On October 6, 2008, we entered into an interest rate swap agreement with a notional amount of $100,000. The purpose of this transaction was to provide a hedge against the effects of changes in interest rates on our U.S.-denominated term loan under our senior credit facility which carries a variable interest rate. The hedge effectively swapped variable rate interest expense based on 1-month LIBOR to a fixed rate interest expense thereby reducing our exposure to interest rate fluctuations. Under the terms of the interest rate swap, we paid a fixed rate of 5.26% based on our 2.76% swap rate plus our 2.50% applicable margin and received payments from our counterparty based on the 1-month LIBOR over the life of the agreement without an exchange of the underlying principal amount. Interest rate differentials paid or received under the swap agreement was recognized as adjustments to interest expense. The effective date of the swap was October 31, 2008 and the maturity date was October 31, 2010.

We had designated the interest rate swap as a cash flow hedge. The interest rate swap agreement matured on October 31, 2010 and a new interest rate swap agreement was not entered, accordingly there was no fair value as of December 31, 2010. As of December 31, 2009, the fair value of our interest rate swap (based on Level 2 inputs) was $1,871, which is recorded in other accrued liabilities in the consolidated balance sheets and is offset by a corresponding amount in accumulated other comprehensive income (loss) within the accompanying consolidated statements of stockholders’ equity. There was no ineffective portion of the swap during the years ended December 31, 2010, 2009 and 2008.

Net Investment Hedge of a Foreign Operation

We have designated our Euro-denominated debt described in Note 13 as a net investment hedge of certain foreign operations. For the years ended December 31, 2010, 2009 and 2008, $(9,399), $(2,139) and $5,655, respectively, related to the revaluation of the debt from Euros to US dollars was included as a component of accumulated other comprehensive (loss) income.

15. Fair Value of Financial Instruments

The accounting standards for fair value require disclosure about how fair value is determined for assets and liabilities and establishes a hierarchy for which these assets and liabilities must be grouped, based on significant levels of inputs. The three-tier fair value hierarchy, which prioritizes the inputs used in the valuation methodologies is as follows:

Level 1—Quoted prices for identical assets and liabilities in active markets.

Level 2—Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3—Unobservable inputs for the asset or liability.

As of December 31, 2009 we held an interest rate swap that is required to be measured at fair value on a recurring basis. The following table shows the fair value measurement on a recurring basis as of December 31, 2009:

		Fair Value Measurements at Reporting Date Using
	December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities
Interest rate swap	$(1,871)	$—	$(1,871)	$—

We have elected to use the income approach to value our interest rate swap, using observable Level 2 market expectations at measurement date and standard valuation techniques to convert future amounts to a single present value amount assuming that participants are motivated, but not compelled to transact.

Cash, accounts receivable, accounts payable and accrued expenses are reflected in the financial statements at their carrying value, which approximate their fair value due to their short maturity.

The carrying amounts and fair values of our long-term debt as of December 31, 2010 and 2009 are as follows:

	2010		2009
	Carrying Value	Fair Value	Carrying Value	Fair Value
Term Note B	$324,581	$324,581	$337,464	$325,653
7 3/4% Senior Subordinated Notes, due 2013	175,000	178,500	175,000	173,915

The fair value of the 7 3/4% Senior Subordinated Notes due 2013 is based upon quoted market prices in inactive markets for similar instruments (Level 2). The fair value of the Term Note B is based upon quoted market prices in active markets for similar instruments (Level 2).

16. Commitments and Contingencies

We are currently a party to various claims and legal actions that arise in the ordinary course of business. We believe such claims and legal actions, individually and in the aggregate, will not have a material adverse effect on our business, financial condition or results of operations. As of December 31, 2010 and 2009, we have considered all of the claims and disputes of which we are aware and have provided for probable losses.

17. Restructurings

For the year ended December 31, 2008, we made immaterial changes in estimates stemming from restructuring activities that were completed in prior periods, resulting in a reversal of $29 in prior period restructuring accruals.

In December 2009, we completed a restructuring plan to reduce our workforce in Asia Pacific to better align our operating costs to the economic environment and eliminated certain redundant positions in Europe and North America. As a result of this plan, we incurred severance related costs of $2,583.

For the year ended December 31, 2009, we had the following activity in our restructuring accruals:

	December 31, 2008 Balance	Additions	Payments	Reductions	December 31, 2009 Balance
December 2009 Restructuring
Termination costs	$—	$2,583	$(538)	$—	$2,045

Total	$—	$2,583	$(538)	$—	$2,045

In December 2010, we completed a restructuring plan primarily to realign certain senior management functions. As a result of this plan, we incurred severance related costs of $1,962. We expect to pay these benefits in 2011.

For the year ended December 31, 2010, we had the following activity in our restructuring accruals:

	December 31, 2009 Balance	Additions	Payments	Reductions	December 31, 2010 Balance
December 2009 Restructuring
Termination costs	$2,045	$—	$(2,045)	$—	$—
December 2010 Restructuring
Termination costs	—	1,962	—	—	1,962

Total	$2,045	$1,962	$(2,045)	$—	$1,962

18. Employee Benefits

Savings Plans of Syniverse

In 2002, we adopted a 401(k) plan covering all employees subject to certain eligibility requirements. Under this plan, a certain percentage of eligible employee contributions are matched. Contributions made to the 401(k) plan were $3,690, $2,804 and $2,558 for the years ended December 31, 2010, 2009 and 2008, respectively. For each of the years ended December 31, 2010, 2009 and 2008, respectively we had 852, 713 and 700 number of plan participants.

Pension Plan

As part of the BSG Wireless acquisition, we assumed a noncontributory, unfunded defined benefit retirement plan for employees located in Germany. The benefits are based on employees’ annual compensation. The plan benefits are paid to employees at least 65 years of age that have been employed a minimum of ten years. We recorded pension liabilities of $5,430 and $4,872 as of December 31, 2010 and 2009, respectively, which are included in other long-term liabilities on the consolidated balance sheet.

Assumptions used in determining the benefit obligations for pension and other postretirement plans as of December 31, 2010 and 2009, were as follows:

	December 31,
	2010	2009
Discount rate	5.5%	6.0%
Average compensation increase (salaried employees only)	3.0%	3.0%

The following table provides a reconciliation of benefit obligation, plan assets, and funded status of the plan as of December 31, 2010 and 2009:

	December 31,
	2010	2009
Projected benefit obligation	$5,430	$4,872
Plan assets at fair value	—	—

Net liability in other long-term liabilities	$5,430	$4,872

The following table provides a reconciliation of the change in the benefit obligation for year ended December 31, 2010 and 2009:

	December 31,
	2010	2009
Benefit obligation at beginning of year	$4,872	$4,335
Service cost	205	206
Interest cost	270	256
Actuarial (gain) or loss	460	(3)
Benefits paid	(8)	(7)
Effect of currency translation	(369)	85

Balance at end of year	$5,430	$4,872

Net benefit cost for the year ended December 31, 2010 and 2009 included the following components:

	December 31,
	2010	2009
Service cost on benefits earned during the year	$205	$206
Interest cost on projected benefit obligation	270	256

Net benefit expense	$475	$462

We estimate benefit payments for each of the next five years and in aggregate for the five years thereafter as follows:

Fiscal year:
2011	$11
2012	21
2013	41
2014	55
2015	82
2016 – 2020	1,223

19. Stockholder Rights Plan

On November 16, 2008, our Board of Directors adopted a stockholder rights plan which declared a dividend of one preferred share purchase right (the “Right”) for each outstanding share of Common Stock, par value $0.001 per share (the “Common Shares”), of the Company. The dividend was payable on November 28, 2008 to the stockholders of record on that date. The description and terms of the Rights are set forth in the Rights Agreement dated November 16, 2008. As of December 31, 2009, there were 69,383 Preferred Shares issuable under the plan. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, other than rights resulting from such holder’s ownership of Common Shares, including, without limitation, the right to vote or to receive dividends.

On July 30, 2010, we and American Stock Transfer and Trust Company, LLC, a New York limited liability company (the Rights Agent) entered into an amendment to the Rights Agreement, dated as of November 16, 2008, by and between the Company and the Rights Agent. The Amendment amends the final expiration date of our preferred share purchase rights issued under the Rights Agreement in connection with the our shareholder rights plan. As a result of the Amendment, the Rights expired and the Rights Agreement and shareholder rights plan terminated effective as of the close of business on July 30, 2010.

20. Income Taxes

The components of income tax expense are as follows:

	Year Ended December 31,
	2010	2009	2008
Current:
Federal	$38,507	$17,867	$18,152
Foreign	2,899	5,477	2,072
State and local	7,107	1,771	822

	48,513	25,115	21,046

Deferred
Federal	10,627	14,380	19,993
Foreign	(4,777)	(1,221)	3,140
State and local	(1,635)	2,191	2,618

	4,215	15,350	25,751

Provision for income taxes	$52,728	$40,465	$46,797

The income tax expense differs from amounts computed by applying the U.S. statutory rate of 35% to pre-tax income from operations as follows:

	Year Ended December 31,
	2010	2009	2008
Statutory federal income tax rate	35.0%	35.0%	35.0%
State and local income tax, net of federal tax benefit	4.5	3.7	3.4
Impact of foreign tax rates	(1.0)	1.0	(0.9)
Tax credits	(0.5)	(0.9)	—
Other, net	(0.2)	(3.6)	(0.4)
Change in valuation allowance	(1.5)	2.9	0.3

	36.3%	38.1%	37.4%

The total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate, was $12,304 at December 31, 2010. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	Year Ended December 31,
	2010	2009
Balance at January 1	$10,615	$9,079
Additions based on tax positions related to the current year	457	111
Additions for tax positions of prior years	3,486	2,812
Reductions for tax positions effectively settled	(2,254)	—
Reductions for lapse of statute of limitations	—	(1,387)

Balance at December 31	$12,304	$10,615

We recognize accrued interest and penalties related to uncertain tax positions as a component of income tax expense. Accrued interest and penalties were $1,407, $248 and $14 in the years ended December 31, 2010, 2009 and 2008, respectively.

Tax years 2007 through 2010 are subject to examination by the federal and state taxing authorities. There are no federal and state income tax examinations currently in process. In our international tax jurisdictions, numerous tax years remain subject to examination by tax authorities, including tax returns for at least 2005 and subsequent years in all of our major international tax jurisdictions.

In the next twelve months, it is reasonably possible that our unrecognized tax benefits could change due to payments for our resolution of tax matters for open years. These payments and resolutions would reduce our unrecognized tax benefits by $400.

We intend to directly re-invest income from all of our foreign subsidiaries. The aggregate undistributed earnings of our foreign subsidiaries for which no U.S. deferred tax liability have been recorded and the amount of unrecognized deferred tax liabilities on these undistributed earnings is not practicable to determine.

The components of pretax income from operations are as follows:

	Year Ended December 31,
	2010	2009	2008
United States	$139,862	$94,807	$108,259
Foreign	5,485	11,335	17,002

	$145,347	$106,142	$125,261

Deferred income tax assets and liabilities are recorded due primarily to different carrying amounts for financial and income tax reporting purposes arising from cumulative temporary differences. Significant components of deferred tax assets (liabilities) are shown in the following table:

	December 31, 2010		December 31, 2009
	Current	Non-Current	Current	Non-Current
Deferred Tax Liabilities:
Intangibles	$—	$(96,383)	$—	$(83,673)
Accrued expenses	—	—	(269)	—
Deferrals	—	—	(674)	—
Property & equipment	—	(8,077)	—	(2,910)
Foreign currency translation	—	(4,844)	—	(2,646)

Total Deferred Tax Liabilities	—	(109,304)	(943)	(89,229)

Deferred Tax Assets:
Employee benefit accruals	4,926	6,712	777	3,993
Accrued expenses	1,394	—	—	—
Deferrals	—	908	—	1,024
Interest	—	2,290	—	1,666
Net operating loss carryforwards	—	19,060	2,137	13,866
Other, net	454	3,311	510	1,629

	6,774	32,281	3,424	22,178
Less: Valuation allowance	—	(13,404)	(579)	(14,064)

Total Deferred Tax Assets	6,774	18,877	2,845	8,114

Net Deferred Tax Asset (Liability)	$6,774	$(90,427)	$1,902	$(81,115)

The activity in deferred tax assets during 2010 includes the deferred tax impact of foreign currency translation adjustments totaling $2,927 to increase the deferred tax liability on accumulated other comprehensive income (loss). These items did not impact deferred income tax expense for the year ended December 31, 2010.

Our deferred tax assets arise primarily from gross accumulated foreign net operating losses (NOL’s) of $53,584 and accumulated state NOL’s of $101,067. The foreign NOL’s remain available indefinitely to offset future taxable income in specific jurisdictions subject to applicable tax laws and regulations while state NOL’s in specific jurisdictions will expire if not utilized between tax years 2010 and 2025. We continue to maintain a valuation allowance for deferred tax assets primarily associated with certain foreign NOL’s. We have determined that it is more likely than not that we will realize the benefit of our net deferred tax assets for which we have not established a valuation allowance.

21. Quarterly Financial Information (Unaudited)

The following presents quarterly financial results for the year ended December 31, 2010.

	First Quarter 2010	Second Quarter 2010	Third Quarter 2010	Fourth Quarter 2010
Revenues	$149,016	$158,805	$166,870	$175,508
Operating income	38,494	43,197	45,623	42,284
Net income	19,729	22,336	22,985	27,569
Net income attributable to Syniverse Holdings, Inc.	20,007	22,617	23,342	28,226

The following presents quarterly financial results for the year ended December 31, 2009.

	First Quarter 2009	Second Quarter 2009	Third Quarter 2009	Fourth Quarter 2009
Revenues	$108,924	$113,478	$116,662	$143,927
Operating income	29,696	32,697	35,976	35,401
Net income	16,032	16,478	17,572	15,595
Net income attributable to Syniverse Holdings, Inc.	16,032	16,531	17,744	15,960

22. Segment Information

We performed an evaluation of our portfolio of product offerings and reportable segments in accordance with the applicable accounting guidance and how our chief operating decision maker reviews financial information for purposes of making resource allocation decisions. As a result of our evaluation and certain changes to the structure of our internal organization, effective January 1, 2011, we combined our previous operating segments, Network, Messaging, and Roaming, into a single reportable segment which also includes the Corporate and Other category we previously reported separately.

All prior periods have been recast for these changes for comparative purposes.

In addition, as part of our evaluation of our product offerings, effective January 1, 2011 we have shifted certain products between our service offerings. These changes primarily impacted the Network services and Roaming services offerings. The following is a description of our service offerings:

•

Network services primarily consist of our intelligent network products, MDR, interstandard roaming solutions and number portability services. These services primarily generate revenues by charging per-transaction processing fees which are based on the number of intelligent network messages and intelligent network database queries made through our network and are recognized as revenues at the time the transactions are processed. For our interstandard roaming solutions and MDR services for CDMA operators, revenues vary based on the number or size of data/messaging records provided to us by our customers for aggregation, translation and distribution among operators. These services have historically been reported within our Roaming services offering and were realigned on January 1, 2011 to Network services to correspond to the underlying nature of the products. We recognize revenues at the time the transactions are processed. For our signaling solutions, the per-transaction fee is based on the number of validation, authorization and other call processing messages generated by wireless subscribers. We recognize revenues at the time the transactions are processed. Our number portability services primarily generate revenues by charging per-transaction processing fees, monthly fixed fees, and fees for customer implementations. We recognize processing revenues at the time the transactions are processed. We recognize monthly fixed fees as revenues on a monthly basis as the services are performed. We defer revenues and incremental customer-specific costs related to customer implementations and recognize these fees and costs on a straight-line basis over the life of the initial customer agreements. In addition, we provide our customers with the ability to connect to various third-party intelligent network database providers (“Off-Network Database Queries”). We pass these charges onto our customers, with little or no margin, based upon the charges we receive from the third party intelligent network database providers. We recognize revenues at the time the transactions are processed.

•

Messaging services primarily consist of SMS and MMS services which predominantly generate revenues by charging per-transaction processing fees. For our SMS and MMS services, revenues vary based on the number of messaging records provided to us by our customers for aggregation, translation and distribution among operators. We recognize revenues at the time the transactions are processed.

•

Roaming services primarily consist of roaming, data and financial clearing house services which principally generate revenues by charging per-transaction processing fees. For our wireless roaming clearing house and DataNet services, revenues vary based on the number or size of data/messaging records provided to us by our customers for aggregation, translation and distribution among operators. We recognize revenues at the time the transactions are processed. For our financial clearing house and settlement services, revenues vary based on the number of invoices or roaming agreements managed on the customer’s behalf. We recognize revenues at the time the services are performed.

•

Other services include turn-key solutions with multiple product and service elements which may include software and third-party hardware products, as well as installation services, post-contract customer support and training. In those cases, we recognize revenues attributable to an element in a customer arrangement when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectability is probable.

Summarized financial information for our service offerings for the years ended December 31, 2010, 2009 and 2008, is shown in the following tables:

	Year Ended December 31,
	2010	2009	2008
	(in thousands)
Network services	$254,118	$232,202	$254,104
Messaging services	190,949	61,384	36,113
Roaming services	188,549	168,842	187,861
Other	16,583	20,563	28,278

Revenues	$650,199	$482,991	$506,356

Revenues by geographic region, based on the “bill to” location on the invoice, were as follows:

	Year Ended December 31,
	2010	2009	2008
North America	$508,647	$351,378	$361,438
Asia Pacific	43,263	39,392	46,445
Caribbean and Latin America	38,604	32,817	30,666
Europe, Middle East and Africa	54,883	54,101	63,063
Off-Network Database Queries (i)	4,802	5,303	4,744

Revenues	$650,199	$482,991	$506,356

(i)	Off-Network Database Queries are not allocated to geographic regions.

For the year ended December 31, 2010, 2009 and 2008, we derived 71.9% and 68.7% and 67.9%, respectively, of our revenues from customers in the United States.

Long-lived assets by geographic location were as follows:

	Year Ended December 31,
	2010	2009
North America	$741,886	$751,847
Asia Pacific	41,347	41,664
Caribbean and Latin America	35	46
Europe, Middle East and Africa	240,131	266,655

Total Long-lived Assets	$1,023,399	$1,060,212

23. Subsequent Event—Carlyle Merger

On January 13, 2011 Carlyle completed its acquisition of Syniverse Holdings, Inc. for $31.00 per share of our common stock, or approximately $2,223,042 plus the assumption of $510,079 of debt and net of cash acquired of $239,290 for a total purchase price of approximately $2,493,831. The purchase price was funded through the net proceeds from new $1,025,000 senior secured credit facilities, the issuance of $475,000 senior unsecured notes and a cash equity contribution from Carlyle (collectively, the “Financing”).

In connection with the Merger, the following transactions occurred:

•	investment funds affiliated with Carlyle and certain co-investors capitalized Holdings with an aggregate equity contribution of $1,200,000;

•

Merger Sub, a subsidiary of Holdings formed solely for the purpose of completing the Merger, issued $475,000 aggregate principal amount of 9.125% senior notes due 2019 and entered into senior secured credit facilities (our “new senior secured credit facilities”) consisting of (1) a senior secured term loan facility of $1,025,000, which was issued with an original issue discount of $10,250 (our “new term loan facility” or “Term Loan B”) and (2) a senior secured revolving credit facility with commitments of $150,000 (our “new revolving credit facility”), which was issued with an original issue discount of $2,250;

•	the merger of Merger Sub with and into Syniverse with Syniverse surviving such merger, became effective;

•

at the effective time of the Merger, each share of Syniverse’s common stock issued and outstanding, including any shares to be issued upon the automatic exercise of any options outstanding under our 2006 Employee Stock Purchase Plan, immediately prior to the effective time of the Merger (other than shares held by stockholders who have properly exercised appraisal rights) were automatically cancelled and converted into the right to receive $31.00 per share in cash, without interest, less applicable withholding tax;

•

at the effective time of the Merger, each outstanding and unexercised option to purchase shares of Syniverse’s common stock, whether or not then vested, were cancelled and entitled the holder thereof to receive a cash amount equal to the excess, if any, of $31.00 over the per-share exercise price of such option, without interest, less applicable withholding tax;

•

at the effective time of the Merger, each outstanding restricted stock award granted under Syniverse’s equity plan became fully vested and the holder thereof was entitled to receive $31.00 per share in cash, without interest, less applicable withholding tax;

•	the Company’s existing 7 3/4% senior subordinated notes due 2013 were satisfied and discharged and certain indebtedness of the Company’s was repaid, including its existing credit facilities;

•

approximately $158,284 of fees and expenses were incurred related to the foregoing, which included $4,313 of costs recorded in the fourth quarter of 2010, capitalized financing costs of $56,000, interest costs of $10,219 relating to the existing debt repayment and discharge and an unused bridge loan financing cost; and

•

at the effective time of the Merger the Company entered into a consulting services agreement with Carlyle, a related party, for advisory, consulting and other services which are provided to us and our subsidiaries.

We refer to the Merger, the equity contribution to Holdings, the borrowings under our new senior secured credit facilities, the issuance of the 9.125% senior unsecured notes and the other transactions described above as the “Transactions.”

The allocation of the purchase price to the fair market value of the tangible and intangible assets and liabilities of the Company is based on preliminary estimates. The valuation studies necessary to determine the fair market value of the assets and liabilities to be acquired and the related allocations of purchase price are not final. A final determination of fair values will be based on the actual net tangible and intangible assets that existed as of the closing date of the Transactions. The final purchase price allocation will be based, in part, on third party appraisals and may be different than that reflected in the purchase price allocation below and this difference may be material.

The purchase price allocation is subject to changes in:

•	The fair value of working capital and other assets and liabilities on the effective date;

•	Completion of an appraisal of assets acquired and liabilities assumed; and

•	Identification of intangible assets.

The following provides a preliminary allocation of the purchase price of the Merger:

Cash consideration	$2,733,121
Less: cash acquired	239,290

Total purchase price	$2,493,831

Allocated to:
Cash	239,290
Accounts receivable	130,807
Prepaid and other current assets	40,350
Property and equipment	80,973
Capitalized software	233,605
Identifiable intangibles	691,181
Other assets	4,089
Accounts payable	(21,185)
Accrued payroll and related benefits	(30,874)
Deferred revenues	(8,585)
Other accrued liabilities	(42,941)
Deferred tax liabilities	(255,819)
Capital lease	(619)
Other long-term liabilities	(5,618)
Noncontrolling interests	(3,432)

Preliminary net assets acquired	1,051,222

Preliminary allocation to goodwill	$1,681,899

The preliminary estimate of fair value of property and equipment acquired (as of the date of Merger) was as follows:

	Estimated Fair Value	Useful Life (years)
Computers and equipment	$54,956	1-5
Furniture and fixtures	954	1-6
Leasehold improvements	9,949	2-15
Construction in progress	15,114

Total property and equipment	$80,973

The preliminary estimate of fair value of capitalized software assets acquired (as of the date of Merger) was as follows:

	Estimated Fair Value	Useful Life (years)
Capitalized software	$28,205	1-3
Developed technology	205,400	3-7

Total capitalized software	$233,605

The preliminary estimate of fair value of identifiable intangible assets acquired (as of the date of Merger) was as follows:

	Estimated Fair Value	Amortization Period (years)
Finite-lived intangible assets:
Customer relationships	$608,500	5-10
Covenant not to compete	281	3

Indefinite-lived intangible assets:
Tradename and trademarks	82,400

Total intangible assets	$691,181

The following unaudited pro forma financial information presents a summary of our consolidated revenues and net loss for the years ended December 31, assuming that the Merger had taken place on January 1, 2010:

2010 Pro Forma
Revenues	$650,199
Net loss	$(22,485)

The following table presents the long-term debt outstanding of Syniverse immediately following completion of the Transactions:

Senior credit facility:
Term Loan B, net of original issue discount	$1,012,500
$150 million revolving credit facility	—
Senior unsecured notes	475,000
Capital lease obligations	619

Total debt	1,488,119
Less: current portion	9,833

Long-term debt	$1,478,286

New senior secured credit facilities

On December 21, 2010, we entered into our new senior secured credit facilities consisting of a $150,000 revolving credit facility, a $1,025,000 Term Loan B, and on January 13, 2011, our new senior secured credit facilities became effective. The new term loan facility was used to fund, in part, the Transactions. The Company received net proceeds of $1,012,500 after payment of upfront fees of $12,500 to Barclays Capital, Credit Suisse Securities (USA) LLC, Goldman Sachs Bank USA and Sumitomo Mitsui Banking Corporation. We have recorded an original issue discount of $12,500 of which $10,250 is associated with the Term Loan B and $2,250 is associated with the revolver. These costs are amortized over the life of the debt to interest expense using the effective interest rate method. The original issue discount is recorded to debt discount, reducing the face amount of the note and is amortized to interest expense over the life of the debt. The revolving portion of our new senior secured credit facilities was undrawn at the closing of the Transactions. We intend to fund working capital and general corporate purposes, including permitted acquisitions and other investments, with cash flows from operations as well as borrowings under our new revolving credit facility.

Borrowings bear interest at a floating rate which can be, at our option, either (i) a Eurodollar borrowing rate for a specified interest period plus an applicable margin or, (ii) an alternative base rate plus an applicable margin, in each case, subject to a Eurodollar rate floor 1.50% or a base rate floor of 2.50%, as applicable. The applicable margin for the term loan and revolving loans under our new senior secured credit facilities is 3.75% per annum for Eurodollar loans and 2.75% per annum for base rate loans, and in the case of the revolving loans, subject to an adjustment based on a total net leverage ratio test.

The following fees are applicable under our new revolving credit facility: (i) an unused line fee of 0.50% per annum, subject to an adjustment based on a total net leverage ratio test, based on the unused portion of our new revolving credit facility; (ii) a letter of credit participation fee on the aggregate stated amount of each letter of credit available to be drawn equal to the applicable margin for Eurodollar rate loans; (iii) a letter of credit fronting fee equal to 0.125% per annum (or 0.25% per annum if the letter of credit is provided by Barclays Bank PLC, Credit Suisse AG, Cayman Islands Branch or Deutsche Bank) on the daily amount of each letter of credit available to be drawn; and (iv) certain other customary fees and expenses payable to our letter of credit issuers.

Our new revolving credit facility matures five years after the closing date of the facility, or December 21, 2015, and our new term loan facility matures seven years after the closing date of the facility, or December 21, 2017.

Commencing March 31, 2011, our new term loan facility began amortizing in equal quarterly installments in an amount equal to 1.00% per annum of the original principal amount thereof, with the remaining balance due at final maturity.

We may voluntarily prepay loans or reduce commitments under our new senior secured credit facilities, in whole or in part, subject to minimum amounts, with prior notice but without premium or penalty, except that certain refinancings of our new term loan facility within one year after the closing date of our new senior secured credit facilities will be subject to a prepayment premium of 1.0% of the principal amount prepaid.

We must prepay our new term loan facility with the net cash proceeds of asset sales, casualty and condemnation events, the incurrence or issuance of indebtedness (other than indebtedness permitted to be incurred under our new senior secured credit facilities unless specifically incurred to refinance a portion of our new senior secured credit facilities) and 50% of excess cash flow (such percentage to be subject to reduction based on the achievement of specified senior secured leverage ratios), in each case, subject to certain reinvestment rights and other exceptions. We are also required to make prepayments under our new revolving credit facility at any time when, and to the extent that, the aggregate amount of the outstanding loans and letters of credit under our new revolving credit facility exceeds the aggregate amount of commitments in respect of our new revolving credit facility.

Our obligations under our new senior secured credit facilities are guaranteed by Holdings and each of our current and future direct and indirect wholly owned domestic subsidiaries and will be secured by a first lien on substantially all of their assets, including capital stock of subsidiaries (in each case subject to certain exceptions). Our subsidiaries that guarantee our new senior secured credit facilities also guarantee the notes. The subsidiary guarantors of our new senior secured credit facilities and the notes are Syniverse Technologies, Inc., Syniverse ICX Corporation and The Rapid Roaming Company.

Our new senior secured credit facilities contain customary negative covenants, including, but not limited to, restrictions on our and our restricted subsidiaries’ ability to merge and consolidate with other companies, incur indebtedness, grant liens or security interests on assets, make acquisitions, loans, advances or investments, pay dividends, sell or otherwise transfer assets, optionally prepay or modify terms of certain junior indebtedness, enter into transactions with affiliates, or change our fiscal year. Our new senior secured credit facilities require the maintenance of a minimum interest coverage ratio and a maximum total net leverage ratio, tested, in each case, on a quarterly basis.

Our new senior secured credit facilities contain customary affirmative covenants, including, but not limited to, delivery of financial and other information to the administrative agent, notice to the administrative agent upon the occurrence of certain material events, preservation of existence, payment of material taxes and other claims, maintenance of properties and insurance, maintenance of books and records, access to properties and records for inspection by administrative agent and, during the continuance of any event of default, the lenders, compliance with applicable laws and regulations, including environmental laws, further assurances and provision of additional collateral and guarantees.

Our new senior secured credit facilities provide that, upon the occurrence of certain events of default, our obligations thereunder may be accelerated and the lending commitments terminated. Such events of default include payment defaults to the lenders, material inaccuracies of representations and warranties, covenant defaults, cross-defaults to other material indebtedness, including the notes being offered hereby, voluntary and involuntary bankruptcy proceedings, material money judgments, material ERISA/pension plan events, certain change of control events and other customary events of default.

New senior unsecured notes

On December 22, 2010, we issued $475,000 senior unsecured notes bearing interest at 9.125% in a private placement offering. The notes are senior unsecured obligations and will mature on January 15, 2019. Interest on the notes will be paid on January 15 and July 15 of each year, commencing July 15, 2011.

On and after January 15, 2015, we may redeem the notes, at our option, in whole at any time or in part from time to time, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on January 15 of the years set forth below:

Period	Redemption Price
2015	104.563%
2016	102.281%
2017 and thereafter	100.000%

In addition, at any time prior to January 15, 2015, we may redeem the notes at our option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium (as defined in the indenture governing the notes) as of, and accrued and unpaid interest and additional interest, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

The notes are guaranteed on a senior basis by our current and future wholly owned domestic subsidiaries that are guarantors of our new senior secured credit facilities and rank equally with our senior debt and that of the guarantors. In addition, we have the ability to designate certain of our subsidiaries as unrestricted subsidiaries pursuant to the terms of the indenture, and any subsidiary so designated will not be a guarantor of the notes.

The notes contain customary negative covenants including, but not limited to, restrictions on our and our restricted subsidiaries’ ability to merge and consolidate with other companies, incur indebtedness, grant liens or security interests on assets, make acquisitions, loans, advances or investments, pay dividends, sell or otherwise transfer assets, optionally prepay certain subordinated indebtedness or enter into transactions with affiliates.

Required principal payments of long-term debt for each of the five succeeding fiscal years ending December 31 and thereafter are as follows:

Year ended December 31, 2011	$10,381
Year ended December 31, 2012	10,372
Year ended December 31, 2013	10,372
Year ended December 31, 2014	10,372
Year ended December 31, 2015	10,372
Thereafter	1,448,750

$1,500,619

24. Supplemental Consolidating Financial Information

We have presented supplemental consolidating guarantor and non-guarantor subsidiaries’ balance sheets, statements of income and statements of cash flows for all periods presented to reflect the guarantor structure under the new senior unsecured notes as discussed in Note 23.

Syniverse Holdings, Inc.’s (“Syniverse, Inc.”) payment obligations under the new senior unsecured notes are guaranteed by certain wholly owned domestic subsidiaries of Syniverse, Inc. including Syniverse Technologies, Inc., Syniverse ICX Corporation and The Rapid Roaming Company (collectively, the “Guarantors”). The results of Highwoods Corporation, Syniverse Technologies BV, Syniverse Technologies LLC, Perfect Profits International Limited, Syniverse Technologies K.K., Syniverse Technologies (India) Private Limited and Syniverse Brience LLC are included as non-guarantors. Such guarantees are irrevocable, unconditional and joint and several. The following supplemental financial information sets forth, on an unconsolidated basis, balance sheets, statements of income, and statements of cash flows information for Syniverse, Inc., the Guarantors and the non-guarantor subsidiaries. The supplemental financial information reflects the investment of Syniverse, Inc. using the equity method of accounting.

CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2010

(AMOUNTS IN THOUSANDS)

	Syniverse Inc.	Subsidiary Guarantors	Subsidiary Non-Guarantors	Adjustments	Consolidated
ASSETS
Current assets:
Cash	$44	$198,866	$20,546	$—	$219,456
Accounts receivable, net of allowances	—	118,814	23,915	—	142,729
Accounts receivable—affiliates	26,130	115,202	56,213	(197,545)	—
Prepaid and other current assets	31	19,319	8,698	(2,051)	25,997

Total current assets	26,205	452,201	109,372	(199,596)	388,182
Property and equipment, net	—	77,125	5,105	—	82,230
Capitalized software, net	—	53,889	11,167	—	65,056
Deferred costs, net	—	5,673	—	—	5,673
Goodwill	—	444,074	226,744	—	670,818
Identifiable intangibles, net	—	166,799	38,496	—	205,295
Long-term note receivable—affiliates	—	—	7,183	(7,183)	—
Other assets	—	3,390	1,670	(1,488)	3,572
Investment in subsidiaries	708,414	330,471	—	(1,038,885)	—

Total assets	$734,619	$1,533,622	$399,737	$(1,247,152)	$1,420,826

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$—	$7,398	$2,734	$—	$10,132
Accounts payable—affiliates	10,576	160,573	26,471	(197,620)	—
Accrued liabilities	1,637	53,914	13,913	(2,051)	67,413
Deferred revenues	—	3,289	3,216	—	6,505
Current portion of capital lease obligation	—	135	—	—	135
Current portion of Term Note B	—	3,355	—	—	3,355

Total current liabilities	12,213	228,664	46,334	(199,671)	87,540
Long-term liabilities:
Long-term note payable—affiliates	—	7,183	—	(7,183)	—
Deferred tax liabilities and other	—	89,095	15,252	(1,488)	102,859
7 3/4% senior subordinated notes due 2013	—	175,000	—	—	175,000
Term Note B, less current maturities	—	321,226	—	—	321,226
Long-term capital lease obligation, less current maturities	—	484	—	—	484
Other long-term liabilities	—	3,556	7,680	—	11,236

Total liabilities	12,213	825,208	69,266	(208,342)	698,345

Stockholders’ equity:
Common stock	70	—	120,920	(120,920)	70
Additional paid-in capital	506,625	349,555	317,934	(667,489)	506,625
Retained earnings (accumulated deficit)	243,774	350,841	(75,974)	(274,867)	243,774
Accumulated other comprehensive income (loss)	(28,048)	8,018	(32,409)	24,391	(28,048)
Common stock held in treasury, at cost	(15)	—	—	—	(15)

Total Syniverse Holdings Inc. stockholders’ equity	722,406	708,414	330,471	(1,038,885)	722,406
Noncontrolling interest	—	—	—	75	75

Total equity	722,406	708,414	330,471	(1,038,810)	722,481

Total liabilities and stockholders’ equity	$734,619	$1,533,622	$399,737	$(1,247,152)	$1,420,826

CONSOLIDATING STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2010

(AMOUNTS IN THOUSANDS)

	Syniverse Inc.	Subsidiary Guarantors	Subsidiary Non-Guarantors	Adjustments	Consolidated
Revenues	$—	$571,262	$78,937	$—	$650,199

Costs and expenses:
Cost of operations (excluding depreciation and amortization shown separately below)	671	213,770	31,232	—	245,673
Sales and marketing	4,350	36,554	18,025	—	58,929
General and administrative	3,941	87,415	6,812	—	98,168
Depreciation and amortization	—	61,810	14,059	—	75,869
Restructuring	—	1,072	890	—	1,962

	8,962	400,621	71,018	—	480,601

Operating income (loss)	(8,962)	170,641	7,919	—	169,598
Other income (expense), net:
Income from equity investment	98,036	8,522	—	(106,558)	—
Interest income	—	31	68	—	99
Interest expense	—	(25,725)	(1,412)	—	(27,137)
Other, net	—	1,958	829	—	2,787

	98,036	(15,214)	(515)	(106,558)	(24,251)

Income before provision for income taxes	89,074	155,427	7,404	(106,558)	145,347
Provision for (benefit from) income taxes	(3,545)	57,391	(1,118)	—	52,728

Net income	92,619	98,036	8,522	(106,558)	92,619
Net (loss) attributable to noncontrolling interest	—	—	—	(1,573)	(1,573)

Net income attributable to Syniverse Holdings, Inc.	$92,619	$98,036	$8,522	$(104,985)	$94,192

CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2010

(AMOUNTS IN THOUSANDS)

	Syniverse Inc.	Subsidiary Guarantors	Subsidiary Non-Guarantors	Adjustments	Consolidated
Cash flows from operating activities
Net income	$92,619	$98,036	$8,522	$(106,558)	$92,619
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization including amortization of deferred debt issuance costs	—	63,525	14,059	—	77,584
Allowance for uncollectible accounts	—	914	532	—	1,446
Allowance for credit losses	—	12,201	3,293	—	15,494
Deferred income tax expense (benefit)	—	11,049	(245)	—	10,804
Income from equity investment	(98,036)	(8,522)	—	106,558	—
Stock-based compensation	12,937	—	—	—	12,937
Other, net	—	(64)	7	—	(57)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	—	(27,964)	(6,206)	—	(34,170)
Accounts receivable—affiliates	(18,008)	(92,633)	(2,309)	112,950	—
Prepaids and other current assets	—	(936)	(94)	—	(1,030)
Accounts payable	1,168	16,961	2,256	—	20,385
Accounts payable—affiliates	(1,142)	126,605	(12,513)	(112,950)	—
Accrued liabilities	—	(9,491)	(3,436)	—	(12,927)
Other assets and liabilities	—	(711)	471	—	(240)
Other long-term receivables and liabilities—affiliates	—	7,183	(7,183)	—	—

Net cash provided by (used in) operating activities	(10,462)	196,153	(2,846)	—	182,845

Cash flows from investing activities
Capital expenditures	—	(52,608)	(4,921)	—	(57,529)
Acquisitions, net of acquired cash	—	(497)	—	—	(497)

Net cash (used in) investing activities	—	(53,105)	(4,921)	—	(58,026)

Cash flows from financing activities
Borrowings under capital lease obligation	—	619	—	—	619
Principal Payments on senior credit facility	—	(3,335)	—	—	(3,335)
Issuance of stock under employee stock purchase plan	2,404	—	—	—	2,404
Issuance of stock for stock options exercised	7,439	—	—	—	7,439
Minimum tax withholding on restricted stock awards	(740)	—	—	—	(740)
Excess tax benefit from stock-based compensation	1,359	—	—	—	1,359
Capital contribution from noncontrolling interest in a joint venture	—	(1,096)	2,188	—	1,092

Net cash provided by (used in) financing activities	10,462	(3,812)	2,188	—	8,838

Effect of exchange rate changes on cash	—	—	(6,135)	—	(6,135)

Net increase (decrease) in cash	—	139,236	(11,714)	—	127,522
Cash at beginning of period	44	59,630	32,260	—	91,934

Cash at end of period	$44	$198,866	$20,546	$—	$219,456

CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2009

(AMOUNTS IN THOUSANDS)

	Syniverse Inc.	Subsidiary Guarantors	Subsidiary Non-Guarantors	Adjustments	Consolidated
ASSETS
Current assets:
Cash	$44	$59,630	$32,260	$—	$91,934
Accounts receivable, net of allowances	—	103,965	22,162	—	126,127
Accounts receivable—affiliates	7,626	22,569	53,904	(84,099)	—
Prepaid and other current assets	31	14,128	8,037	(1,383)	20,813

Total current assets	7,701	200,292	116,363	(85,482)	238,874
Property and equipment, net	—	60,327	3,988	—	64,315
Capitalized software, net	—	60,065	15,184	—	75,249
Deferred costs, net	—	7,388	—	—	7,388
Goodwill	—	445,128	240,582	—	685,710
Identifiable intangibles, net	—	186,326	48,612	—	234,938
Other assets	—	2,476	1,743	(969)	3,250
Investment in subsidiaries	613,727	369,684	—	(983,411)	—

Total assets	$621,428	$1,331,686	$426,472	$(1,069,862)	$1,309,724

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$—	$5,473	$2,547	$—	$8,020
Accounts payable—affiliates	301	72,336	11,958	(84,595)	—
Accrued liabilities	469	51,072	14,943	(1,383)	65,101
Deferred revenues	—	3,030	3,167	—	6,197
Current portion of Term Note B	—	3,452	—	—	3,452

Total current liabilities	770	135,363	32,615	(85,978)	82,770
Long-term liabilities:
Deferred tax liabilities and other	—	71,306	16,917	(969)	87,254
7 3/4% senior subordinated notes due 2013	—	175,000	—	—	175,000
Term Note B, less current maturities	—	334,012	—	—	334,012
Other long-term liabilities	—	2,278	7,256	—	9,534

Total liabilities	770	717,959	56,788	(86,947)	688,570

Stockholders’ equity:
Common stock	69	—	118,761	(118,761)	69
Additional paid-in capital	483,227	360,017	344,869	(704,886)	483,227
Retained earnings (accumulated deficit)	149,582	252,743	(81,031)	(171,712)	149,582
Accumulated other comprehensive income (loss)	(12,205)	967	(12,915)	11,948	(12,205)
Common stock held in treasury, at cost	(15)	—	—	—	(15)

Total Syniverse Holdings Inc. stockholders’ equity	620,658	613,727	369,684	(983,411)	620,658
Noncontrolling interest	—	—	—	496	496

Total equity	620,658	613,727	369,684	(982,915)	621,154

Total liabilities and stockholders’ equity	$621,428	$1,331,686	$426,472	$(1,069,862)	$1,309,724

CONSOLIDATING STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2009

(AMOUNTS IN THOUSANDS)

	Syniverse Inc.	Subsidiary Guarantors	Subsidiary Non-Guarantors	Adjustments	Consolidated
Revenues	$—	$402,377	$80,614	$—	$482,991

Costs and expenses:
Cost of operations (excluding depreciation and amortization shown separately below)	319	144,199	28,432	—	172,950
Sales and marketing	1,882	23,591	13,316	—	38,789
General and administrative	5,738	60,115	8,649	—	74,502
Depreciation and amortization	—	46,642	13,755	—	60,397
Restructuring	—	1,465	1,118	—	2,583

	7,939	276,012	65,270	—	349,221

Operating income (loss)	(7,939)	126,365	15,344	—	133,770
Other income (expense), net:
Income from equity investment	70,589	12,120	—	(82,709)	—
Interest income	—	125	198	—	323
Interest expense	—	(28,890)	—	—	(28,890)
Other, net	—	172	767	—	939

	70,589	(16,473)	965	(82,709)	(27,628)

Income before provision for income taxes	62,650	109,892	16,309	(82,709)	106,142
Provision for (benefit from) income taxes	(3,027)	39,303	4,189	—	40,465

Net income	65,677	70,589	12,120	(82,709)	65,677
Net (loss) attributable to noncontrolling interest	—	—	—	(590)	(590)

Net income attributable to Syniverse Holdings, Inc.	$65,677	$70,589	$12,120	$(82,119)	$66,267

CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2009

(AMOUNTS IN THOUSANDS)

	Syniverse Inc.	Subsidiary Guarantors	Subsidiary Non-Guarantors	Adjustments	Consolidated
Cash flows from operating activities
Net income	$65,677	$70,589	$12,120	$(82,709)	$65,677
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization including amortization of deferred debt issuance costs	—	48,370	13,755	—	62,125
Allowance for uncollectible accounts	—	446	198	—	644
Allowance for credit losses	—	6,846	1,907	—	8,753
Deferred income tax expense	—	14,053	3,432	—	17,485
Income from equity investment	(70,589)	(12,120)	—	82,709	—
Stock-based compensation	7,939	—	—	—	7,939
Other, net	—	63	19	—	82
Changes in operating assets and liabilities, net of acquisitions:					—
Accounts receivable	—	(15,494)	(464)	—	(15,958)
Accounts receivable—affiliates	(3,000)	(20,043)	(44,395)	67,438	—
Prepaids and other current assets	—	(1,906)	3,053	—	1,147
Accounts payable	228	(1,157)	(144)	—	(1,073)
Accounts payable—affiliates	(4,035)	75,854	(4,381)	(67,438)	—
Accrued liabilities	—	(5,169)	352	—	(4,817)
Other assets and liabilities	—	(2,517)	2,886	—	369

Net cash provided by (used in) operating activities	(3,780)	157,815	(11,662)	—	142,373

Cash flows from investing activities
Capital expenditures	—	(33,728)	(3,926)	—	(37,654)
Acquisitions, net of acquired cash	—	(177,602)	—	—	(177,602)

Net cash (used in) investing activities	—	(211,330)	(3,926)	—	(215,256)

Cash flows from financing activities
Principal Payments on senior credit facility	—	(3,444)	—	—	(3,444)
Issuance of stock under employee stock purchase plan	932	—	—	—	932
Issuance of stock for stock options exercised	2,662	—	—	—	2,662
Minimum tax withholding on restricted stock awards	(498)	—	—	—	(498)
Excess tax benefit from stock-based compensation	684	—	—	—	684
Capital contribution from noncontrolling interest in a joint venture	—	(985)	1,966	—	981

Net cash provided by (used in) financing activities	3,780	(4,429)	1,966	—	1,317

Effect of exchange rate changes on cash	—	(1,340)	(765)	—	(2,105)

Net decrease in cash	—	(59,284)	(14,387)	—	(73,671)
Cash at beginning of period	44	118,914	46,647	—	165,605

Cash at end of period	$44	$59,630	$32,260	$—	$91,934

CONSOLIDATING STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2008

(AMOUNTS IN THOUSANDS)

	Syniverse Inc.	Subsidiary Guarantors	Subsidiary Non-Guarantors	Adjustments	Consolidated
Revenues	$—	$406,152	$100,204	$—	$506,356

Costs and expenses:
Cost of operations (excluding depreciation and amortization shown separately below)	170	133,518	31,548	—	165,236
Sales and marketing	1,232	29,482	14,835	—	45,549
General and administrative	3,065	61,756	14,420	—	79,241
Depreciation and amortization	—	41,716	13,628	—	55,344
Restructuring	—	(29)	—	—	(29)

	4,467	266,443	74,431	—	345,341

Operating income (loss)	(4,467)	139,709	25,773	—	161,015
Other income (expense), net:
Income from equity investment	81,261	21,783	—	(103,044)	—
Interest income	1	592	1,301	—	1,894
Interest expense	—	(37,246)	—	—	(37,246)
Other, net	—	(281)	(121)	—	(402)

	81,262	(15,152)	1,180	(103,044)	(35,754)

Income before provision for income taxes	76,795	124,557	26,953	(103,044)	125,261
Provision for (benefit from) income taxes	(1,669)	43,296	5,170	—	46,797

Net income	$78,464	$81,261	$21,783	$(103,044)	$78,464

CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2008

(AMOUNTS IN THOUSANDS)

	Syniverse Inc.	Subsidiary Guarantors	Subsidiary Non-Guarantors	Adjustments	Consolidated
Cash flows from operating activities
Net income	$78,464	$81,261	$21,783	$(103,044)	$78,464
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization including amortization of deferred debt issuance costs	—	43,487	13,628	—	57,115
Allowance for uncollectible accounts	—	397	(373)	—	24
Allowance for credit losses	—	1,628	802	—	2,430
Deferred income tax expense	—	23,299	2,452	—	25,751
Income from equity investment	(81,261)	(21,783)	—	103,044	—
Stock-based compensation	5,205	—	—	—	5,205
Other, net	—	3,198	—	—	3,198
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	—	(7,396)	(6,033)	—	(13,429)
Accounts receivable—affiliates	3,072	(4,267)	8,978	(7,783)	—
Prepaid and other current assets	—	(2,166)	849	—	(1,317)
Accounts payable	—	3,632	6,867	—	10,499
Accounts payable—affiliates	(7,883)	6,268	(6,168)	7,783	—
Accrued liabilities	(203)	15,133	(18,805)	—	(3,875)
Other assets and liabilities	—	35	(128)	—	(93)

Net cash provided by (used in) operating activities	(2,606)	142,726	23,852	—	163,972

Cash flows from investing activities
Capital expenditures	—	(34,599)	(6,220)	—	(40,819)
Acquisitions, net of acquired cash	—	(823)	—	—	(823)

Net cash (used in) investing activities	—	(35,422)	(6,220)	—	(41,642)

Cash flows from financing activities
Principal Payments on senior credit facility	—	(3,510)	—	—	(3,510)
Issuances of stock under employee stock purchase plan	823	—	—	—	823
Issuance of stock for stock options exercised	1,987	—	—	—	1,987
Minimum tax withholding on restricted stock awards	(681)	—	—	—	(681)
Excess tax benefit from stock-based compensation	479	—	—	—	479
Purchase of treasury stock	(1)	—	—	—	(1)

Net cash provided by (used in) financing activities	2,607	(3,510)	—	—	(903)

Effect of exchange rate changes on cash	—	(1)	(4,907)	—	(4,908)

Net increase in cash	1	103,793	12,725	—	116,519
Cash at beginning of period	43	15,121	33,922	—	49,086

Cash at end of period	$44	$118,914	$46,647	$—	$165,605

Schedule II—Valuation and Qualifying Accounts

Syniverse Holdings, Inc.

(In Thousands)

Column A	Column B	Column C		Column D	Column E
Description	Balance at Beginning of Period	Charged to Costs and Expenses		Write-offs of Uncollectible Accounts	Balance at end of Period
Allowance for uncollectible accounts:
Year ended December 31, 2008	$762	$190		$(166)	$786
Year ended December 31, 2009	$786	$898	(1)	$(214)	$1,470
Year ended December 31, 2010	$1,470	$1,388		$(305)	$2,553

(1)	Includes $161 acquired allowance from VM3 messaging business.

Column A	Column B	Column C		Column D		Column E
Description	Balance at Beginning of Period	Charged to Revenue		Deductions		Balance at end of Period
Allowance for credit losses:
Year ended December 31, 2008	$2,557	$2,430		$(3,426)		$1,561
Year ended December 31, 2009	$1,561	$8,753	(1)	$(4,494)		$5,820
Year ended December 31, 2010	$5,820	$15,494	(2)	$(16,364	)(2)	$4,950

(1)	Includes $568 acquired allowance from VM3 messaging business.
(2)	Includes $(1,500) resolution of surcharges partially offset by SMS reserve of $779

Column A	Column B	Column C		Column D		Column E
Description	Balance at Beginning of Period	Charged to provision for income taxes		Deductions		Balance at end of Period
Valuation allowance for deferred income taxes:
Year ended December 31, 2008	$11,853	$709	(1)	$(2,702	)(3)	$9,860
Year ended December 31, 2009	$9,860	$5,220	(1)	$(437	)(2)	$14,643
Year ended December 31, 2010	$14,643	$1,031	(1)	$(2,270	)(2)	$13,404

(1)	Recognition of current period NOL.
(2)	Reduction related to partial reversal of valuation allowance.
(3)	Reduction related to goodwill adjustment.

SYNIVERSE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)

	Successor	Predecessor
	June 30, 2011	December 31, 2010
	(Unaudited)
ASSETS
Current assets:
Cash	$143,696	$219,456
Accounts receivable, net of allowances of $12,643 and $7,503, respectively	171,822	142,729
Prepaid and other current assets	40,908	25,997

Total current assets	356,426	388,182
Property and equipment, net	80,285	82,230
Capitalized software, net	223,883	65,056
Deferred costs, net	48,957	5,673
Goodwill	1,681,899	670,818
Identifiable intangibles, net	633,706	205,295
Other assets	6,259	3,572

Total assets	$3,031,415	$1,420,826

LIABILITIES AND STOCKHOLDER EQUITY
Current liabilities:
Accounts payable	$12,872	$10,132
Income tax payable	2,313	1,394
Accrued liabilities	80,857	66,019
Deferred revenues	7,353	6,505
Current portion of capital lease obligation	122	135
Current portion of long term debt, net of original issue discount	9,794	3,355

Total current liabilities	113,311	87,540
Long-term liabilities:
Deferred tax liabilities and other	256,632	102,859
Long-term debt, net of current portion and original issue discount	1,473,350	496,226
Long-term capital lease obligation, less current portion	427	484
Other long-term liabilities	8,332	11,236

Total liabilities	1,852,052	698,345

Commitments and contingencies

Stockholder equity:
Preferred stock, Predecessor, $0.001 par value; 300,000 shares authorized; no shares issued	—	—
Common stock, Successor, $0.01 par value; one thousand shares authorized, issued and outstanding as of June 30, 2011; Predecessor, $0.001 par value; 100,300,000 shares authorized; 70,569,941 shares issued and 70,369,943 shares outstanding at December 31, 2010, respectively	—	70
Additional paid-in capital	1,202,433	506,625
Retained earnings (accumulated deficit)	(30,296)	243,774
Accumulated other comprehensive income (loss)	2,487	(28,048)
Common stock held in treasury, at cost; Successor, no shares as of June 30, 2011; and Predecessor, 199,998 shares as of December 31, 2010	—	(15)

Total Syniverse Holdings, Inc. stockholder equity	1,174,624	722,406
Noncontrolling interest	4,739	75

Total equity	1,179,363	722,481

Total liabilities and stockholder equity	$3,031,415	$1,420,826

See Notes to Unaudited Condensed Consolidated Financial Statements

SYNIVERSE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(AMOUNTS IN THOUSANDS)

	Successor	Predecessor	Successor	Predecessor
	Three months ended June 30,		Period from January 13 to June 30	Period from January 1 to January 12	Six months ended June 30,
	2011	2010	2011		2010
Revenues	$195,080	$158,805	$347,761	$22,014	$307,821

Costs and expenses:
Cost of operations (excluding depreciation and amortization shown separately below)	68,291	59,880	124,750	9,274	116,149
Sales and marketing	14,921	13,677	29,223	2,376	26,308
General and administrative	24,926	23,686	43,186	3,664	46,389
Depreciation and amortization	49,582	18,365	93,273	2,720	37,284
Restructuring and management termination benefits	1,777	—	1,777	—	—
Merger expenses	—	—	40,549	47,203	—

	159,497	115,608	332,758	65,237	226,130

Operating income (loss)	35,583	43,197	15,003	(43,223)	81,691
Other income (expense), net:
Interest income	18	26	44	—	52
Interest expense	(26,089)	(6,823)	(59,238)	(859)	(13,656)
Other, net	(44)	180	515	(349)	804

	(26,115)	(6,617)	(58,679)	(1,208)	(12,800)

Income (loss) before provision for (benefit from) income taxes	9,468	36,580	(43,676)	(44,431)	68,891
Provision for (benefit from) income taxes	3,829	14,244	(14,601)	(13,664)	26,826

Net income (loss)	5,639	22,336	(29,075)	(30,767)	42,065
Net income (loss) attributable to noncontrolling interest	669	(281)	1,221	(3)	(559)

Net income (loss) attributable to Syniverse Holdings, Inc.	$4,970	$22,617	$(30,296)	$(30,764)	$42,624

See Notes to Unaudited Condensed Consolidated Financial Statements

SYNIVERSE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(AMOUNTS IN THOUSANDS)

	Successor	Predecessor
	Period from January 13 to June 30	Period from January 1 to January 12	Six months ended June 30,
	2011		2010
Cash flows from operating activities
Net income (loss)	$(29,075)	$(30,767)	$42,065
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	93,273	2,720	37,284
Amortization of deferred debt issuance costs and original issue discount	3,497	56	854
Allowance for uncollectible accounts	80	46	512
Allowance for credit losses	6,282	164	5,400
Deferred income (benefit) tax expense	(4,749)	2,095	4,733
Excess tax benefit from stock-based compensation	—	8,599	—
Stock-based compensation	2,433	29,162	5,992
Other, net	23	31	(57)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(46,544)	11,650	(18,378)
Income tax receivable or payable	25,874	(34,313)	(591)
Prepaid and other current assets	(11,263)	(1,920)	(5,895)
Accounts payable	(8,601)	11,111	1,449
Accrued liabilities	8,584	14,167	(18,940)
Other assets and liabilities	(5,299)	(962)	3,050

Net cash provided by operating activities	34,515	11,839	57,478

Cash flows from investing activities
Capital expenditures	(26,265)	—	(27,959)
Acquisitions	(2,733,121)	—	(497)

Net cash (used in) investing activities	(2,759,386)	—	(28,456)

Cash flows from financing activities
Debt issuance costs paid	(56,000)	—	—
Principal payment on Term Note B, due 2014	—	—	(1,657)
Principal payment on Term Loan B, due 2017	(5,125)	—	—
Borrowings under new senior secured credit facility, net of discount	1,012,500	—	—
Proceeds from issuance of 9.125% senior unsecured notes	475,000	—	—
Carlyle contribution from Holdings	1,200,000	—	—
Payments on capital lease obligation	(68)	—	—
Issuance of stock for stock options exercised	—	—	3,783
Issuance of stock under employee stock purchase plan	—	—	1,132
Minimum tax withholding on restricted stock awards	—	(619)	(555)
Excess tax benefit from stock-based compensation	—	8,599	—
Capital contribution from noncontrolling interest in a joint venture	—	—	1,092

Net cash provided by financing activities	2,626,307	7,980	3,795

Effect of exchange rate changes on cash	2,970	15	(4,027)

Net (decrease) increase in cash	(95,594)	19,834	28,790
Cash at beginning of period	239,290	219,456	91,934

Cash at end of period	$143,696	$239,290	$120,724

Supplemental cash flow information
Interest paid	$13,885	$—	$12,776
Income taxes (received) paid, net	(31,979)	71	22,949

See Notes to Unaudited Condensed Consolidated Financial Statements

SYNIVERSE HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS)

1. Description of Business

We are a leading enabler of wireless voice and data services for telecommunications companies worldwide. For over 20 years, we have served as one of the wireless industry’s operator-neutral intermediaries, solving the challenges that arise as new technologies, standards and protocols emerge. Our data clearing house, network and technology services solve technical and operational challenges for the wireless industry by translating incompatible communication standards and protocols and simplifying operator interconnectivity. Our suite of transaction-based services allows operators to deliver seamless voice, data and next generation services to wireless subscribers, including wireless voice and data roaming, Short Message Service (“SMS”), Multimedia Messaging Services (“MMS”), number portability and wireless value-added services. We currently provide our services to over 700 telecommunications operations and to nearly 200 enterprise customers in over 160 countries.

2. Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

On January 13, 2011, pursuant to the Merger Agreement, dated as of October 28, 2010, among Syniverse Holdings, Inc. (“Syniverse”), Buccaneer Holdings, Inc., a Delaware corporation (“Holdings”) formed by an affiliate of The Carlyle Group (“Carlyle”) and Buccaneer Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Holdings (“Merger Sub”) formed solely for the purpose of entering into the merger, Merger Sub merged with and into Syniverse with Syniverse as the surviving corporation (also referred herein as the “Merger”). As a result of the Merger, Syniverse became a wholly-owned subsidiary of Holdings. See Note 4 for further information regarding the Merger.

Merger Sub was determined to be the acquirer for accounting purposes and therefore, the Merger was accounted for using the acquisition method of accounting in accordance with the accounting guidance for business combinations and noncontrolling interests. Accordingly, the purchase price of the Merger has been allocated to the Company’s assets and liabilities based upon their estimated fair values at the acquisition date. This allocation is preliminary and includes a number of estimates based on currently available data which, upon further evaluation, may require modification. Periods prior to January 13, 2011 reflect the financial position, results of operations, and changes in financial position of the Company prior to the Merger (the “Predecessor”) and periods on and after January 13, 2011 reflect the financial position, results of operations, and changes in financial position of the Company after the Merger (the “Successor”). Certain Merger expenses and financing costs incurred prior to January 13, 2011 by Merger Sub are included in the Successor period, as that period represents the commencement of Successor operations. The only activity undertaken by Merger Sub prior to January 13, 2011 related to the financing and completion of the Merger. For accounting purposes, the preliminary purchase price allocation was applied on January 13, 2011.

The accompanying unaudited condensed consolidated financial statements of Syniverse Holdings, Inc. have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information and on a basis that is consistent with the accounting principles applied in our Annual Report for the fiscal year ended December 31, 2010 (“2010 Annual Report”). Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal, recurring nature. The unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and footnotes included in our 2010 Annual Report. Operating results for the interim periods noted herein are not necessarily indicative of the results that may be achieved for a full year.

The unaudited condensed consolidated financial statements include the accounts of Syniverse and all of its wholly owned subsidiaries and a variable interest entity (“VIE”) for which Syniverse is deemed to be the primary beneficiary. References to “the Company,” “us,” or “we” include all of the consolidated companies. Noncontrolling interest is recognized for the portion not owned by us of a consolidated joint venture. These condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and present our financial position, results of operations and cash flows. All significant intercompany balances and transactions have been eliminated.

Use of Estimates

We prepare our financial statements using accounting principles generally accepted in the United States, which require management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues and expenses during the period. Actual results could differ from those estimates.

Revenue Recognition

The majority of our revenues are transaction-based charges under long-term contracts, typically averaging three years in duration. From time to time, if a contract expires and we have not previously negotiated a new contract or renewal with the customer, we continue to provide services under the terms of the expired contract on a month-to-month billing schedule as we negotiate new agreements or renewals. Our revenues are primarily the result of the sale of our Network, Messaging, Roaming and Other services to wireless and enterprise operators throughout the world. Generally, there is a seasonal increase in wireless roaming telephone usage and corresponding revenues in the high-travel months of our second and third fiscal quarters.

We have reevaluated our portfolio of product offerings and effective January 1, 2011 we have shifted certain products between our service offerings. These changes primarily impacted the Network services and Roaming services offerings. All prior periods have been recast under the new alignment for comparative purposes.

•

Network services primarily consist of our intelligent network products such as Signaling System 7 (“SS7”), Mobile Data Roaming (“MDR”), interstandard roaming solutions, call setup and tear down, internet protocol (“IP”) platform solutions and number portability services.

•

Signaling solutions are primarily billed on per-transaction fees, based on the number of validation, authorization and other call processing messages generated by wireless subscribers. These services enable wireless subscribers to roam on other operator networks and enjoy certain features the subscriber would normally have on their home network, including caller-ID and name display.

•

Interstandard roaming solutions and MDR services for Code Division Multiple Access (“CDMA”) operators, revenues vary based on the number or size of data/messaging records provided to us by our customers for aggregation, translation and distribution among operators. Interstandard roaming solutions allow certain CDMA handsets to roam on GSM networks. MDR services allow CDMA data devices to roam on other CDMA operator networks. These services have historically been reported within our Roaming services offering and were realigned on January 1, 2011 to Network services to correspond to the underlying nature of the products. These services generate revenue by charging per-transaction based processing fees.

•	Call setup and tear down involves the process of retrieving, processing and routing information in order for a call to transpire. This service is based on a per transaction fee.

•

IP platform solutions enable operators a means of secure transport of roaming, messaging, interworking and signaling traffic to consolidate global network connections via one network for all traffic types. These services are primarily based on fixed monthly charges.

•

Number portability services primarily generate revenues by charging per-transaction processing fees, monthly fixed fees, and fees for customer implementations. These services allow subscribers to change their operator and maintain their phone number.

In addition, we provide our customers with the ability to connect to various third-party intelligent network database providers (“Off-Network Database Queries”). We pass these charges onto our customers, with little or no margin, based upon the charges we receive from the third party intelligent network database providers on a per-transaction basis.

For all of our services based on a per-transaction processing fee, we recognize revenues at the time the transactions are processed. We recognize monthly fixed fees as revenues on a monthly basis as the services are performed. We defer revenues and incremental customer-specific costs related to customer implementations and recognize these fees and costs on a straight-line basis over the life of the initial customer agreements.

•

Messaging services primarily consist of SMS and MMS services which predominantly generate revenues by charging per-transaction processing fees. For our SMS and MMS services, revenues vary based on the number of messaging records provided to us by our customers for aggregation, translation and distribution among operators. We recognize revenues at the time the transactions are processed.

•

Roaming services primarily consist of roaming, data and financial clearing house services which principally generate revenues by charging per-transaction processing fees. For our wireless roaming clearing house and DataNet services, revenues vary based on the number of records provided to us by our customers for aggregation, translation and distribution among operators. We recognize revenues at the time the transactions are processed. For our financial clearing house and settlement services, revenues vary based on the number of invoices or roaming agreements managed on the customer’s behalf. We recognize revenues at the time the services are performed.

•

Other services include turn-key solutions with multiple product and service elements which may include software and third-party hardware products, as well as installation services, post-contract customer support and training. In those cases, we recognize revenue attributable to an element in a customer arrangement when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectability is probable.

Joint Venture Interest

In February 2009, we entered into a joint venture agreement to implement number portability services in India. Our economic interest in the joint venture is 37.5%. We expect to provide India’s telecommunications operators with number portability clearing house and centralized database solutions until March 2019. We consider this joint venture to be a VIE and consolidate the operations of this joint venture, as we retain the contractual power to direct the activities of this entity which most significantly and directly impact its economic performance. The assets of this joint venture are restricted, from the standpoint of Syniverse, in that they are not available for our general business use outside the context of the joint venture. The holders of the liabilities of the joint venture have no recourse to Syniverse.

Customer Accounts

We provide financial settlement services to wireless operators to support the payment of roaming related charges to their roaming network partners. In accordance with our contract with the customer, funds are held by us as an agent on behalf of our customers to settle their roaming related charges to other operators. These funds and the corresponding liability are not reflected in our consolidated balance sheets. The off-balance sheet amounts totaled approximately $144,402 and $154,533 as of June 30, 2011 and December 31, 2010, respectively.

Derivative Instruments and Hedging Activities

Derivative instruments are recorded on the consolidated balance sheets as assets or liabilities and measured at fair value. For derivatives designated as cash flow hedges, the effective portion of the changes in fair value of the derivatives are recorded in accumulated other comprehensive income (loss) and subsequently recognized in earnings when the hedged items impact income. Changes in the fair value of derivatives not designated as hedges and the ineffective portion of cash flow hedges are recorded in current earnings. We do not hold or enter into financial instruments for speculative trading purposes. See Note 12 for more information on our derivative instruments and hedging activities.

Foreign Currencies

We have operations in subsidiaries in Europe, primarily the United Kingdom and Germany, and the Asia-Pacific region whose functional currency is their local currency. Gains and losses on transactions denominated in currencies other than the functional currencies are included in other income (expense), net in the consolidated statements of operations. For the three months ended June 30, 2011, the period January 13, 2011 through June 30, 2011, and January 1 through January 12, 2011, we recorded foreign currency transaction gains (losses) of ($68), $491 and ($349), respectively. For the three and six months ended June 30, 2010, we recorded foreign currency transaction gains (losses) of ($472) and $152, respectively.

The assets and liabilities of subsidiaries whose functional currency is other than the U.S. dollar are translated at the period-end rate of exchange. The resulting translation adjustment is recorded as a component of accumulated other comprehensive income (loss) and is included in stockholders’ equity. Translation gains and losses on intercompany balances which are deemed to be of a long-term investment nature are also recorded as a component of other comprehensive income (loss). Statement of operations items are translated at the average rates prevailing during the period.

Segment Information

Effective January 1, 2011, we combined our previous operating segments, Network, Messaging, and Roaming, into a single reportable segment which also includes the Corporate and Other category we previously reported separately. Additional information about our segments, including financial information, is included in Note 15.

3. Recent Accounting Pronouncements

In October 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-13, Multiple-Deliverable Revenue Arrangements included in the Accounting Standards Codification (“ASC”) in Topic 605 (Revenue Recognition). This accounting guidance requires an entity to apply the relative selling price allocation method in order to estimate a selling price for all units of accounting, including delivered items, when vendor-specific objective evidence or acceptable third-party evidence does not exist. This guidance is effective for fiscal years beginning on or after June 15, 2010. We have adopted this guidance effective January 1, 2011. The adoption of ASU 2009-13 did not have a material impact on our consolidated financial position and results of operations.

In October 2009, the FASB issued ASU 2009-14, Certain Revenue Arrangements That Include Software Elements, which is included in the ASC in Topic 985 (Software). ASU 2009-14 amends previous software revenue recognition guidance to exclude all tangible products containing both software and non-software components that function together to deliver the product’s essential functionality. ASU 2009-14 is effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. We have adopted this guidance effective January 1, 2011. The adoption of ASU 2009-14 did not have a material impact on our consolidated financial position and results of operations.

In December 2010, the FASB issued ASU 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations, which is included in the ASC in Topic 805 (Business Combinations). ASU 2010-29 amends previous business combinations disclosure of revenue and earnings as though the business combination occurred at the beginning of the comparable prior year annual reporting period. ASU 2010-29 is effective for business combinations entered into in fiscal years beginning on or after December 15, 2010. We adopted this guidance effective January 1, 2011. The adoption of this standard did not have a material impact on our consolidated financial position, results of operations or cash flows.

In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS, which is included in the ASC in Topic 820 (Fair Value Measurement). ASU 2011-04 amends the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. This accounting standard does not extend the use of fair value accounting, but provides guidance on how it should be applied where its use is already required or permitted by other standards within U.S. GAAP or International Financial Reporting Standards (“IFRS”). This accounting standard is effective for our financial statements beginning January 1, 2012. We do not expect the adoption of this guidance will have a material impact on our consolidated financial position, results of operations or cash flows.

In June 2011, the FASB issued ASU 2011-05, Presentation of Comprehensive Income, which is included in the ASC in Topic 220 (Comprehensive Income). ASU 2011-05 requires companies to present items of net income, items of other comprehensive income (“OCI”) and total comprehensive income in one continuous statement or two separate consecutive statements for interim and annual reports. Presentation of OCI items in the statement of stockholders’ equity will no longer be allowed. This statement is effective for presentation of comprehensive income for fiscal years and interim periods within those years, beginning January 1, 2012.

4. Carlyle Merger

On January 13, 2011, Carlyle completed its acquisition of Syniverse Holdings, Inc. for $31.00 per share of our common stock, or approximately $2,223,042 plus the assumption of $510,079 of debt and net of cash acquired of $239,290 for a total purchase price of approximately $2,493,831. The purchase price was funded through the net proceeds from new $1,025,000 senior secured credit facilities, the issuance of $475,000 senior unsecured notes and a $1,200,000 cash equity contribution from Carlyle (collectively, the “Financing”).

In connection with the Merger, the following transactions occurred:

•	investment funds affiliated with Carlyle and certain co-investors capitalized Holdings with an aggregate equity contribution of $1,200,000;

•

Merger Sub, a subsidiary of Holdings formed solely for the purpose of completing the Merger, issued $475,000 aggregate principal amount of 9.125% senior notes due 2019 and entered into senior secured credit facilities (our “new senior secured credit facilities”) consisting of (1) a senior secured term loan facility of $1,025,000, which was issued with an original issue discount of $10,250 (our “new term loan facility” or “Term Loan B”) and (2) a senior secured revolving credit facility with commitments of $150,000 (our “new revolving credit facility”), which was issued with an original issue discount of $2,250;

•	the merger of Merger Sub with and into Syniverse with Syniverse surviving such merger, became effective;

•

at the effective time of the Merger, each share of Syniverse’s common stock issued and outstanding, including any shares to be issued upon the automatic exercise of any options outstanding under our 2006 Employee Stock Purchase Plan, immediately prior to the effective time of the Merger (other than shares held by stockholders who have properly exercised appraisal rights) were automatically cancelled and converted into the right to receive $31.00 per share in cash, without interest, less applicable withholding tax;

•

at the effective time of the Merger, each outstanding and unexercised option to purchase shares of Syniverse’s common stock, whether or not then vested, were cancelled and entitled the holder thereof to receive a cash amount equal to the excess, if any, of $31.00 over the per-share exercise price of such option, without interest, less applicable withholding tax;

•

at the effective time of the Merger, each outstanding restricted stock award granted under Syniverse’s equity plan became fully vested and the holder thereof was entitled to receive $31.00 per share in cash, without interest, less applicable withholding tax;

•	the Company’s existing 7 3/4% senior subordinated notes due 2013 were satisfied and discharged and certain indebtedness of the Company’s was repaid, including its existing credit facilities;

•

approximately $158,284 of fees and expenses were incurred related to the foregoing, which included $4,313 of costs recorded in the fourth quarter of 2010, capitalized financing costs of $56,000, interest costs of $10,219 relating to the existing debt repayment and discharge and an unused bridge loan financing cost; and

•

at the effective time of the Merger, the Company entered into a consulting services agreement with Carlyle, a related party, for advisory, consulting and other services which are provided to us and our subsidiaries. For the Successor period, we recorded $1,383 associated with the annual consulting fee within general and administrative expenses. In addition, for the Successor period, we recorded $20,507 associated with the one-time transaction fee within Merger expenses.

We refer to the Merger, the equity contribution to Holdings, the borrowings under our new senior secured credit facilities, the issuance of the 9.125% senior unsecured notes and the other transactions described above as the “Transactions.”

The allocation of the purchase price to the fair market value of the tangible and intangible assets and liabilities of the Company is based on preliminary estimates. The valuation studies necessary to determine the fair market value of the assets and liabilities to be acquired and the related allocations of purchase price are not final. A final determination of fair values will be based on the actual net tangible and intangible assets that existed as of the closing date of the Transactions. The final purchase price allocation will be based, in part, on third party appraisals and may be different than that reflected in the purchase price allocation below and this difference may be material.

The purchase price allocation is subject to changes in:

•	The fair value of working capital and other assets and liabilities on the effective date;

•	Completion of an appraisal of assets acquired and liabilities assumed; and

•	Identification of intangible assets.

The following provides a preliminary allocation of the purchase price of the Merger:

Cash consideration	$2,733,121
Less: cash acquired	239,290

Total purchase price	$2,493,831

Allocated to:
Cash	239,290
Accounts receivable	130,807
Prepaid and other current assets	40,350
Property and equipment	80,973
Capitalized software	233,605
Identifiable intangibles	691,181
Other assets	4,089
Accounts payable	(21,185)
Accrued payroll and related benefits	(30,874)
Deferred revenues	(8,585)
Other accrued liabilities	(42,941)
Deferred tax liabilities	(255,819)
Capital lease	(619)
Other long-term liabilities	(5,618)
Noncontrolling interests	(3,432)

Preliminary net assets acquired	1,051,222

Preliminary allocation to goodwill	$1,681,899

The preliminary estimate of fair value of property and equipment acquired (as of the date of Merger) was as follows:

	Estimated Fair Value	Useful Life (years)
Computers and equipment	$54,956	1-5
Furniture and fixtures	954	1-6
Leasehold improvements	9,949	2-15
Construction in progress	15,114

Total property and equipment	$80,973

Depreciation expense of property and equipment was $6,770, $13,085 and $900 for the three months ended June 30, 2011, the period January 13, 2011 through June 30, 2011, and the period from January 1 through January 12, 2011, respectively, which is included in depreciation and amortization expense. Depreciation expense of property and equipment was $5,633 and $11,256 for the three and six months ended June 30, 2010, respectively, and is included in depreciation and amortization expense.

The preliminary estimate of fair value of capitalized software assets acquired (as of the date of Merger) was as follows:

	Estimated Fair Value	Useful Life (years)
Capitalized software	$28,205	1-3
Developed technology	205,400	3-7

Total capitalized software	$233,605

Amortization expense of capitalized software was $12,271, $22,713 and $907 for the three months ended June 30, 2011, the period January 13, 2011 through June 30, 2011, and the period from January 1 through January 12, 2011, respectively, which is included in depreciation and amortization expense. Amortization expense of capitalized software was $6,101 and $12,638 for the three and six months ended June 30, 2010, respectively, and is included in depreciation and amortization expense.

The preliminary estimate of fair value of identifiable intangible assets acquired (as of the date of Merger) was as follows:

	Estimated Fair Value	Amortization Period (years)
Finite-lived intangible assets:
Customer relationships	$608,500	5-10
Covenant not to compete	281	3
Indefinite-lived intangible assets:
Tradename and trademarks	82,400

Total intangible assets	$691,181

The following unaudited pro forma financial information presents a summary of our consolidated revenue and net income (loss) for the six months ended June 30, assuming that the Merger had taken place on January 1, 2010:

	Six Months Ended
	2011	2010
	Pro Forma	Pro Forma
Revenues	$369,775	$307,821
Net income (loss)	984	(18,258)

The above unaudited pro forma financial information has been prepared for comparative purposes only and includes certain adjustments to actual financial results, such as imputed interest costs, and estimated additional depreciation and amortization expense as a result of property and equipment and intangible assets acquired. The pro forma financial information does not purport to be indicative of the results of operations that would have been achieved had the acquisition taken place on the date indicated or the results of operations that may result in the future.

5. Merger Expenses

Predecessor period Merger expenses consist of stock-based compensation of $29,162 related to the acceleration of the existing equity awards in connection with the Merger, advisory costs of $15,690 and professional services costs including legal, tax and audit services of $2,351. Successor period Merger expenses consist of advisory costs of $35,023, of which a portion relates to the transaction fee and expenses paid to Carlyle, and legal, accounting and insurance costs of $5,526.

6. Identifiable Intangibles and Goodwill

Identifiable intangibles, net consists of the following:

	Successor			Predecessor
	June 30, 2011			December 31, 2010
		(Unaudited)
	Gross carrying amount	Accumulated amortization	Net book value	Gross carrying amount	Accumulated amortization	Net book value
Finite-lived intangible assets:
Customer relationships	$608,500	$(57,434)	$551,066	$338,695	$(133,681)	$205,014
Customer contracts	—	—	—	520	(520)	—
Covenant not to compete	281	(41)	240	400	(119)	281

	608,781	(57,475)	551,306	339,615	(134,320)	205,295
Indefinite-lived intangible assets:
Tradename and trademarks	82,400	—	82,400	—	—	—

Total intangible assets	$691,181	$(57,475)	$633,706	$339,615	$(134,320)	$205,295

Customer relationships recorded in conjunction with the Merger in the Successor period are amortized based on the pattern of consumption of the expected benefits to be realized. The pattern of consumption is determined primarily based on forecasted cash flows, which includes estimates for the revenues, expenses and customer attrition. The weighted average amortization period is 9 years. The covenant not to compete recorded in the Successor period is amortized over its estimated useful life and the weighted average amortization period is 3 years.

Customer relationships and covenant not to compete recorded at December 31, 2010 were amortized over their estimated useful lives and their weighted average amortization periods were 12 and 4 years, respectively. Customer contracts recorded in the Predecessor period were amortized over their contractual lives with a 5 year weighted average amortization period.

Amortization expense of identifiable intangibles was $30,541, $57,475 and $913 for the three months ended June 30, 2011, the period January 13, 2011 through June 30, 2011, and the period from January 1 through January 12, 2011, respectively, which is included in depreciation and amortization expense. Amortization expense of identifiable intangibles was $6,631 and $13,390 for the three and six months ended June 30, 2010, respectively, and is included in depreciation and amortization expense.

The estimated amortization expense of identifiable intangibles as of December 31, for the next five fiscal years is as follows:

Year ended December 31, 2011	$118,771
Year ended December 31, 2012	95,307
Year ended December 31, 2013	92,510
Year ended December 31, 2014	81,475
Year ended December 31, 2015	54,492

The changes to the carrying value of goodwill during the six months ended June 30, 2011 were as follows:

Predecessor goodwill balance as of December 31, 2010	$670,818
Elimination of Predecessor goodwill	(670,818)
Purchase accounting adjustments	1,681,899

Successor goodwill balance as of June 30, 2011 (Unaudited)	$1,681,899

7. Detail of Accrued Liabilities

Accrued liabilities, consists of the following:

	Successor	Predecessor
	June 30, 2011	December 31, 2010
	(Unaudited)
Accrued payroll and related benefits	$20,094	$27,852
Accrued interest	34,118	5,150
Accrued network payables	6,312	5,827
Accrued revenue share expenses	4,159	7,601
Other accrued liabilities	16,174	19,589

Total accrued liabilities	$80,857	$66,019

8. Stockholders’ Equity and Comprehensive Income (Loss) Information

Changes in Stockholders’ Equity

In connection with the Merger, each of the outstanding shares of Syniverse common stock was converted into the right to receive cash consideration of $31.00 per share (see Note 4 for further information). As of January 13, 2011, Holdings owns 100% of Syniverse’s issued and outstanding common stock.

The following table provides a reconciliation of the beginning and the ending carrying amounts of total equity, equity attributable to the stockholder of Syniverse Holdings, Inc. and equity attributable to the noncontrolling interest:

			Stockholder of Syniverse Holdings, Inc.
	Common Stock Shares	Total	Common Stock	Additional Paid-In Capital	(Accumulated Deficit) Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Noncontrolling Interest
Predecessor balance, December 31, 2010	70,370	$722,481	$70	$506,625	$243,774	$(28,048)	$(15)	$75

Comprehensive income (loss) (1)		(33,133)	—	—	(30,764)	(2,373)	—	4
Stock-based compensation		29,162	—	29,162	—	—	—	—
Excess tax benefit from stock-based compensation		8,599	—	8,599	—	—	—	—
Minimum tax withholding on restricted stock awards	80	(619)	—	(619)	—	—	—	—

Predecessor balance, January 12, 2011 (Unaudited)	70,450	$726,490	$70	$543,767	$213,010	$(30,421)	$(15)	$79

Purchase accounting adjustments	(70,450)	(723,058)	(70)	(543,767)	(213,010)	30,421	15	3,353
Comprehensive income (loss) (1)		(26,502)	—	—	(30,296)	2,487	—	1,307
Stock-based compensation		2,433	—	2,433	—	—	—	—
Capital contribution from Holdings	1	1,200,000	—	1,200,000	—	—	—	—

Successor balance, June 30, 2011 (Unaudited)	1	$1,179,363	$—	$1,202,433	$(30,296)	$2,487	$—	$4,739

(1)	The allocation of the individual components of comprehensive income attributable to the stockholder of Syniverse Holdings, Inc. and the noncontrolling interests is disclosed in the comprehensive income section of this note.

Comprehensive Income (Loss)

Comprehensive income (loss) is comprised of changes in our currency translation adjustment account and net changes in the fair value of our interest rate swap. The interest rate swap agreement matured on October 31, 2010. Comprehensive income (loss), net of taxes, for the three months ended June 30, 2011, the period January 13, 2011 through June 30, 2011, the period January 1 through January 12, 2011, and for the three and six months ended June 30, 2010 is as follows:

	Successor	Predecessor
	Three months ended June 30,
	2011	2010
Net income	$5,639	$22,336
Foreign currency translation adjustments (1)	4,740	(13,367)
Net change in fair value of interest rate swap (2)	—	381

Comprehensive income	$10,379	$9,350

	Successor	Predecessor
	Period from January 13 to June 30	Period from January 1 to January 12	Six months ended June 30,
	2011		2010
Net income (loss)	$(29,075)	$(30,767)	$42,065
Foreign currency translation adjustments (1)	2,573	(2,366)	(24,645)
Net change in fair value of interest rate swap (2)	—	—	662

Comprehensive income (loss)	$(26,502)	$(33,133)	$18,082

(1)	Foreign currency translation adjustments are shown net of tax benefit of $34 and $1,177 for the three months ended June 30, 2011 and 2010, respectively, and net of tax benefit of $2,030, $0 and $2,912 for the period January 13 through June 30, 2011, January 1 through January 12, 2011 and the six months ended June 30, 2010, respectively.
(2)	The change in fair value of the interest rate swap is shown net of tax benefit of $243 and $422 for the three and six months ended June 30, 2010, respectively.

The following tables summarize the allocation of total comprehensive income (loss) between the stockholder of Syniverse and the noncontrolling interest:

	Successor
	Three Months Ended June 30, 2011
	Stockholder of Syniverse Holdings, Inc.	Noncontrolling Interest	Total
Net income	$4,970	$669	$5,639
Foreign currency translation adjustments	4,746	(6)	4,740

Comprehensive income	$9,716	$663	$10,379

	Predecessor
	Three Months Ended June 30, 2010
	Stockholders of Syniverse Holdings, Inc.	Noncontrolling Interest	Total
Net income (loss)	$22,617	$(281)	$22,336
Foreign currency translation adjustments	(13,416)	49	(13,367)
Net change in fair value of interest rate swap	381	—	381

Comprehensive income (loss)	$9,582	$(232)	$9,350

	Successor
	Period from January 13 to June 30, 2011
	Stockholder of Syniverse Holdings, Inc.	Noncontrolling Interest	Total
Net income (loss)	$(30,296)	$1,221	$(29,075)
Foreign currency translation adjustments	2,487	86	2,573

Comprehensive income (loss)	$(27,809)	$1,307	$(26,502)

	Predecessor
	Period from January 1 to January 12, 2011
	Stockholders of Syniverse Holdings, Inc.	Noncontrolling Interest	Total
Net income (loss)	$(30,764)	$(3)	$(30,767)
Foreign currency translation adjustments	(2,373)	7	(2,366)

Comprehensive income (loss)	$(33,137)	$4	$(33,133)

	Predecessor
	Six Months Ended June 30, 2010
	Stockholders of Syniverse Holdings, Inc.	Noncontrolling Interest	Total
Net income (loss)	$42,624	$(559)	$42,065
Foreign currency translation adjustments	(24,646)	1	(24,645)
Net change in fair value of interest rate swap	662	—	662

Comprehensive income (loss)	$18,640	$(558)	$18,082

9. Stock-Based Compensation

Buccaneer Holdings, Inc. Plan

Effective April 6, 2011, Holdings established the 2011 Equity Incentive Plan (the “BHI Plan”) for the employees, consultants and directors of Holdings and its subsidiary affiliates. The BHI Plan provides incentive compensation through grants of incentive or non-qualified stock options, stock purchase rights, restricted stock awards, restricted stock units, or any combination of the foregoing. The BHI Plan is designed to allow for the grant of long term incentive awards that conform to the requirements for tax deductible “performance based” compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended. Holdings will issue shares of common stock to satisfy equity based compensation instruments. The maximum number of shares of common stock that may be issued under the BHI Plan may not exceed 9,291,667. Of that amount, 625,000 shares are restricted for purchase by the Board and certain members of management.

The number of shares and price per share is determined by the Compensation Committee (the “Committee”) of the Board of Directors of Holdings for those awards granted. However, the exercise price of any option may not be less than 100% of the fair market value of a share of common stock on the date of grant and the exercise price of an incentive option awarded to a person who owns stock constituting more than 10% of Syniverse’s voting power may not be less than 110% of the fair market value on the date of grant. The exercise price of the option is set at the time of grant at the fair value of the underlying stock, and is specified in the option agreement. Those eligible to participate in the BHI Plan are limited to employees of Holdings and its subsidiaries selected by the Committee, consultants and directors (including non-employee directors), including participants located outside the United States. Determinations made by the Committee under the BHI Plan need not be uniform and may be made selectively among eligible individuals.

In accordance with the BHI Plan, each option has an exercisable life of no more than 10 years from the date of grant for both non-qualified and incentive stock options. Employee stock option vesting is dependent on both the service of the employee and performance of the Company. The service based portion, based on continued employment, is 75% of each option grant which vests ratably over a five year period on each December 31. The remaining 25% of the option grant vests upon achievement of certain annual and cumulative earnings based targets. Director stock option vesting is dependent on active service of the Board member. These options vest 20% each year on the grant anniversary date. As of June 30, 2011, there were 7,240,006 options outstanding under the BHI Plan.

Restricted stock awards are issued and measured at market value on the date of grant. Vesting of service based restricted stock is based solely on active service.

Directors have the option to receive restricted shares in lieu of a portion of their director fee. During the three months ended June 30, 2011, 2,000 restricted shares were issued in lieu of director fees and are fully vested.

The fair values of stock option grants and restricted stock are amortized as compensation expense on a straight-line basis over the vesting period of the grants. The fair value for options as of June 30, 2011 was estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted-average assumptions:

Risk-free interest rate	2.8%
Volatility factor	56.0%
Dividend yield	—
Weighted average expected life of options (in years)	6.5
Remaining contractual life (in years)	9.8

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Syniverse is a nonpublic entity with a history of publicly traded stock. As such we used the historical volatility for our Predecessor from the initial public offering (February 10, 2005) through the delist date (January 12, 2011). For the period subsequent to the delist date, we used the average historical volatility factor of comparable companies. We based our assumptions for the expected life of the options on our analysis of the historical exercise patterns of options under our Predecessor incentive plans.

The accounting guidance requires companies to estimate potential forfeitures of stock grants and adjust compensation cost recorded accordingly. Forfeitures are estimated based on historical experience.

The following table summarizes information about our stock-based compensation activity:

Stock Options	Shares	Weighted- Average Exercise Price
Outstanding at January 13, 2011	—	$—
Granted	8,573,339	10.00
Exercised	—	—
Cancelled or expired	(1,333,333)	10.00

Outstanding at June 30, 2011	7,240,006	$10.00

The impact to our income (loss) from operations of recording stock-based compensation under the BHI Plan for the three months ended June 30, 2011 and for the period January 13, 2011 through June 30, 2011 is as follows:

	Successor
	Three months ended June 30,	Period from January 13 to June 30
	2011
Cost of operations	$212	$212
Sales and marketing	1,011	1,011
General and administrative	1,210	1,210

Total stock-based compensation	$2,433	$2,433

Syniverse Plans

Prior to the Transactions, Syniverse employees and associates participated in the three stock-based compensation plans of Syniverse. The Syniverse Plans were made up of the Founders’ Stock Option Plan for non-employee directors, executives and other key employees of Syniverse, the Directors’ Stock Option Plan, which provided for grants to independent directors, and the 2006 Amended and Restated Long-Term Equity Incentive Plan, which provided compensation to non-employee directors, executives and other key employees of Syniverse through grants of incentive or non-qualified stock options, restricted stock, restricted stock units, stock appreciation rights (“SARs”), performance awards or any combination of the foregoing, collectively known as the Syniverse Plans. All outstanding Syniverse options and restricted stock awards granted prior to January 13, 2011 vested upon the closing of the Transactions, which included 2,868,722 stock options, 801,944 restricted stock awards and 286,160 performance-based restricted stock awards. As a result of the accelerated vesting, the Company recognized a charge of $29,162, which is included in Merger expenses, in the period from January 1, 2011 to January 12, 2011. From the date of the definitive agreement for the Merger, there were no new grants or awards under any of the Plans. The Plans were terminated effective January 13, 2011.

Syniverse maintained an Employee Stock Purchase Plan (“ESPP”) in which all employees, including Directors who were employees and all employees of any subsidiary, could participate prior to the Transactions. The ESPP allowed Syniverse employees, including Directors to purchase up to 1,250,000 shares of Syniverse’s common stock, of which 401,578 shares were purchased from inception of the plan to the termination of the plan. The purchase price of shares under the ESPP was equal to 85% of the price on the New York Stock Exchange at the close of either the first or the last trading day of the offering period, whichever was lower. The Purchase Plan was terminated on November 30, 2010.

The impact to our income (loss) from operations of recording stock-based compensation under the Syniverse plans for the period January 1 through January 12, 2011, and for the three and six months ended June 30, 2010 is as follows:

	Predecessor
	Period from January 1 to January 12	Three months ended June 30,	Six months ended June 30,
	2011	2010
Cost of operations	$—	$151	$284
Sales and marketing	—	1,190	2,172
General and administrative	—	1,824	3,536
Merger expenses	29,162	—	—

Total stock-based compensation	$29,162	$3,165	$5,992

We incurred $8,599 in excess tax benefit relating to the accelerated vesting of stock options under the Syniverse plan for the period January 1 through January 12, 2011.

The following table summarizes information about our Predecessor stock option activity:

Stock Options	Shares
Outstanding at December 31, 2009	2,480,977
Granted	489,360
Exercised	(269,262)
Cancelled or expired	(45,649)

Outstanding at June 30, 2010	2,655,426

Exercisable at June 30, 2010	992,555

Changes in our Predecessor restricted stock were as follows:

Restricted Stock	Shares
Unvested at December 31, 2009	802,550
Granted	198,300
Vested	(125,176)
Forfeited	(27,520)

Unvested at June 30, 2010	848,154

Activity related to our Predecessor performance-based restricted stock is as follows:

Performance-Based Restricted Stock	Shares
Unvested at December 31, 2009	133,590
Granted	155,470
Vested	—
Forfeited	(2,900)

Unvested at June 30, 2010	286,160

We issued 81,850 shares related to the employee stock purchase plan during the six months ended June 30, 2010.

10. Income Taxes

We provide for federal, state and foreign income taxes currently payable, as well as for those deferred due to timing differences between reporting income and expenses for financial statement purposes versus tax purposes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in income tax rates is recognized as income or expense in the period that includes the enactment date. The effective tax rate for the three months ended June 30, 2011, the period January 13, 2011 through June 30, 2011, and the period from January 1 through January 12, 2011, was an expense of 40.4%, a benefit of 33.4% and a benefit of 30.8%, respectively. The effective tax rate for both the three months and six months ended June 30, 2010 was 38.9%. The change in our effective tax rate is chiefly attributable to costs related to the Merger some of which are non-deductible for income tax purposes.

We, and our eligible subsidiaries, file a consolidated U.S. federal income tax return. All subsidiaries incorporated outside of the U.S. are consolidated for financial reporting purposes; however, they are not eligible to be included in our consolidated U.S. federal income tax return. Separate provisions for income taxes have been recorded for these entities. We intend to reinvest substantially all of the unremitted earnings of our non-U.S. subsidiaries and postpone their remittance indefinitely. Accordingly, no provision for U.S. income taxes for these non-U.S. subsidiaries was recorded in the accompanying consolidated statements of operations.

11. Debt and Credit Facilities

The following are the amounts outstanding at June 30, 2011 and December 31, 2010:

	Successor	Predecessor
	June 30, 2011	December 31, 2010
	(Unaudited)
Senior credit facilities:
Term Loan B, due 2017, net of original issue discount of $11,275	$1,008,144	$—
$150 million revolving credit facility	—	—
USD denominated Term Note B, due 2014	—	208,844
EUR denominated Term Note B, due 2014	—	115,737
Notes:
9.125% senior unsecured notes, due 2019	475,000	—
7.75% senior subordinated notes, due 2013	—	175,000

Total debt	1,483,144	499,581
Less: current portion, net of original issue discount $456 and $0, respectively	(9,794)	(3,355)

Long-term debt	$1,473,350	$496,226

Maturities of long-term debt excluding the original issue discount for each of the five succeeding fiscal years are as follows:

Year ended December 31, 2011	$5,125
Year ended December 31, 2012	10,250
Year ended December 31, 2013	10,250
Year ended December 31, 2014	10,250
Year ended December 31, 2015	10,250
Thereafter	1,448,750

$1,494,875

We incurred debt issuance costs of $36,164 associated with our new senior secured credit facilities and $19,836 associated with our 9.125% senior unsecured notes, which are included in deferred costs, net on the condensed consolidated balance sheets. We amortize these costs to interest expense using the effective interest method over the term of the debt. We also recorded the upfront fees paid related to our new senior secured credit facilities as an original issue discount. The discount is amortized over the term of the debt to interest expense using the effective interest method. Amortization expense for the three months ended June 30, 2011, the period January 13, 2011 through June 30, 2011, and the period January 1 through January 12, 2011, for debt issuance costs and original issue discount was $1,686, $3,573 and $56, respectively. Amortization expense for the three and six months ended June 30, 2010 for debt issuance costs was $445 and $871, respectively.

New senior secured credit facilities

On December 21, 2010, we entered into our new senior secured credit facilities consisting of a $150,000 revolving credit facility and a $1,025,000 Term Loan B, and on January 13, 2011, our new senior secured credit facilities became effective. The new term loan facility was used to fund, in part, the Transactions. The Company received net proceeds of $1,012,500 after payment of upfront fees of $12,500 to Barclays Capital, Credit Suisse Securities (USA) LLC, Goldman Sachs Bank USA and Sumitomo Mitsui Banking Corporation. We have recorded an original issue discount of $12,500 of which $10,250 is associated with the Term Loan B and $2,250 is associated with the revolver. These costs are amortized over the life of the debt to interest expense. The original issue discount is recorded to debt discount, reducing the face amount of the note and is amortized to interest expense over the life of the debt. The revolving portion of our new senior secured credit facilities was undrawn at June 30, 2011, however, we had $148,143 of unused commitments under our new revolving credit facility, including an outstanding Euro letter of credit of $1,857 at June 30, 2011, which is considered a reduction against our new revolving credit facility under the credit agreement.

Borrowings bear interest at a floating rate which can be, at our option, either (i) a Eurodollar borrowing rate for a specified interest period plus an applicable margin or, (ii) an alternative base rate plus an applicable margin, in each case, subject to a Eurodollar rate floor of 1.50% or a base rate floor of 2.50%, as applicable. The applicable margin for the term loan and revolving loans under our new senior secured credit facilities is 3.75% per annum for Eurodollar loans and 2.75% per annum for base rate loans, and in the case of the revolving loans, subject to an adjustment based on a total net leverage ratio test.

The following fees are applicable under our new revolving credit facility: (i) an unused line fee of 0.50% per annum, subject to an adjustment based on a total net leverage ratio test, based on the unused portion of our new revolving credit facility; (ii) a letter of credit participation fee on the aggregate stated amount of each letter of credit available to be drawn equal to the applicable margin for Eurodollar rate loans; (iii) a letter of credit fronting fee equal to 0.125% per annum (or 0.25% per annum if the letter of credit is provided by Barclays Bank PLC, Credit Suisse AG, Cayman Islands Branch or Deutsche Bank) on the daily amount of each letter of credit available to be drawn; and (iv) certain other customary fees and expenses payable to our letter of credit issuers.

Our new revolving credit facility matures five years after the closing date of the facility, or December 21, 2015, and our new term loan facility matures seven years after the closing date of the facility, or December 21, 2017. Commencing with the first full quarter ending after the closing date of our new term loan facility, our new term loan facility will amortize in equal quarterly installments in an amount equal to 1.00% per annum of the original principal amount thereof, with the remaining balance due at final maturity.

We may voluntarily prepay loans or reduce commitments under our new senior secured credit facilities, in whole or in part, subject to minimum amounts, with prior notice but without premium or penalty, except that certain refinancings of our new term loan facility within one year after the closing date of our new senior secured credit facilities will be subject to a prepayment premium of 1.0% of the principal amount prepaid.

We must prepay our new term loan facility with the net cash proceeds of asset sales, casualty and condemnation events, the incurrence or issuance of indebtedness and 50% of excess cash flow (with steps down to 25% and 0% based on the total senior secured leverage ratio), in each case, subject to certain reinvestment rights and other exceptions. We are also required to make prepayments under our new revolving credit facility at any time when, and to the extent that, the aggregate amount of the outstanding loans and letters of credit under our new revolving credit facility exceeds the aggregate amount of commitments in respect of our new revolving credit facility.

Our obligations under our new senior secured credit facilities are guaranteed by Holdings and each of our current and future direct and indirect wholly owned domestic subsidiaries and will be secured by a first lien on substantially all of their assets, including capital stock of subsidiaries (in each case subject to certain exceptions).

Our subsidiaries that guarantee our new senior secured credit facilities also guarantee the notes. The subsidiary guarantors of our new senior secured credit facilities and the notes are Syniverse Technologies Inc., Syniverse ICX Corporation and The Rapid Roaming Company.

Our new senior secured credit facilities contain customary negative covenants, including, but not limited to, our and our restricted subsidiaries’ ability to merge and consolidate with other companies, incur indebtedness, grant liens or security interests on assets, make acquisitions, loans, advances or investments, pay dividends, sell or otherwise transfer assets, optionally prepay or modify terms of certain junior indebtedness, enter into transactions with affiliates, or change our fiscal year. Our new senior secured credit facilities require the maintenance of a minimum interest coverage ratio and a maximum total net leverage ratio, tested, in each case, on a quarterly basis.

Our new senior secured credit facilities contain customary affirmative covenants, including, but not limited to, delivery of financial and other information to the administrative agent, notice to the administrative agent upon the occurrence of certain material events, preservation of existence, payment of material taxes and other claims, maintenance of properties and insurance, maintenance of books and records, access to properties and records for inspection by administrative agent and, during the continuance of any event of default, the lenders, compliance with applicable laws and regulations, including environmental laws, further assurances and provision of additional collateral and guarantees.

As of June 30, 2011, we had $1,019,875, of outstanding indebtedness under our new senior secured credit facilities excluding original issue discount. As of June 30, 2011, the applicable interest rate was 5.25% on the term loan and revolving credit facility based on the Eurodollar option.

New senior unsecured notes

On December 22, 2010, we issued $475,000 senior unsecured notes bearing interest at 9.125% in a private placement offering. The notes are senior unsecured obligations and will mature on January 15, 2019. Interest on the notes will be paid on January 15 and July 15 of each year, commencing July 15, 2011.

On and after January 15, 2015, we may redeem the notes, at our option, in whole at any time or in part from time to time, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on January 15 of the years set forth below:

Period	Redemption Price
2015	104.563%
2016	102.281%
2017 and thereafter	100.000%

In addition, at any time prior to January 15, 2015, we may redeem the notes at our option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium (as defined in the indenture governing the notes) as of, and accrued and unpaid interest and additional interest, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

The notes are guaranteed on a senior basis by our current and future wholly owned domestic subsidiaries that are guarantors of our new senior secured credit facilities and rank equally with our senior debt and that of the guarantors. In addition, we have the ability to designate certain of our subsidiaries as unrestricted subsidiaries pursuant to the terms of the indenture, and any subsidiary so designated will not be a guarantor of the notes.

The notes contain customary negative covenants including, but not limited to, restrictions on our and our restricted subsidiaries’ ability to merge and consolidate with other companies, incur indebtedness, grant liens or security interests on assets, make acquisitions, loans, advances or investments, pay dividends, sell or otherwise transfer assets, optionally prepay certain subordinated indebtedness or enter into transactions with affiliates.

12. Derivative Instruments and Hedging Activities

On October 6, 2008, we entered into an interest rate swap agreement with a notional amount of $100,000. The purpose of this transaction was to provide a hedge against the effects of changes in interest rates on our U.S.-denominated term note B under our previously existing senior credit facility which carried a variable interest rate. The hedge effectively swapped variable rate interest expense based on 1-month LIBOR to a fixed rate interest expense thereby reducing our exposure to interest rate fluctuations. Under the terms of the interest rate swap, we paid a fixed rate of 5.26% based on our 2.76% swap rate plus our 2.50% applicable margin and received payments from our counterparty based on the 1-month LIBOR over the life of the agreement without an exchange of the underlying principal amount. Interest rate differentials paid or received under the swap agreement were recognized as adjustments to interest expense. The effective date of the swap was October 31, 2008 and the maturity date was October 31, 2010.

We had designated the interest rate swap as a cash flow hedge. There was no ineffective portion of the swap during the six months ended June 30, 2010. For the six months ended June 30, 2010, we recognized other comprehensive gain of $662, net of tax.

Net Investment Hedge of a Foreign Operation

We had designated our previous Euro-denominated debt described in our Annual Report as a net investment hedge of certain foreign operations. For the Predecessor period from January 1, 2011 through January 12, 2011 and the six months ended June 30, 2010, we recorded $2,026 and $18,710, respectively, related to the revaluation of the debt from Euros to U.S. dollars as a component of accumulated other comprehensive loss. In conjunction with the Merger, our Euro denominated debt was repaid and discharged.

13. Fair Value of Financial Instruments

The accounting standards for fair value require disclosure about how fair value is determined for assets and liabilities and establishes a hierarchy for which these assets and liabilities must be grouped, based on significant levels of inputs. The three-tier fair value hierarchy, which prioritizes the inputs used in the valuation methodologies, is as follows:

Level 1—Quoted prices for identical assets and liabilities in active markets.

Level 2—Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3—Unobservable inputs for the asset or liability.

Transfers between levels are determined at the end of the reporting period. No transfers between levels have been recognized for the six month period ending June 30, 2011.

Cash, accounts receivable, accounts payable and accrued expenses are reflected in the financial statements at their carrying value, which approximate their fair value due to their short maturity.

The carrying amounts, excluding original issue discount, and fair values of our long-term debt as of June 30, 2011 and December 31, 2010 are as follows:

	Successor		Predecessor
	June 30, 2011		December 31, 2010
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(Unaudited)
Term Loan B, due 2017	$1,019,875	$1,025,612	$—	$—
9.125% senior unsecured notes, due 2019	475,000	498,750	—	—
Term Note B, due 2014	—	—	324,581	324,581
7 3/4% senior subordinated notes, due 2013	—	—	175,000	178,500

The fair values of the Term Loan B due 2017 and the 9.125% senior unsecured notes due 2019 are based upon quoted market prices in inactive markets for similar instruments (Level 2).

The fair values of the Term Note B due 2014 and the 7 3/4% senior subordinated notes due 2013 are based upon quoted market prices in inactive markets for similar instruments (Level 2). As a result of the Merger, the Term Note B due 2014 and the 7 3/4% senior subordinated notes were repaid and discharged.

14. Commitments and Contingencies

We are currently a party to various claims and legal actions that arise in the ordinary course of business. We believe such claims and legal actions, individually and in the aggregate, will not have a material adverse effect on our business, financial condition or results of operations. As of June 30, 2011 and December 31, 2010, we have considered all of the claims and disputes of which we are aware and have provided for probable losses.

On November 3, 2010, a putative shareholder class action lawsuit, styled Rubin v. Syniverse Holdings, Inc., et al., was filed in the Circuit Court of the Thirteenth Judicial Circuit of the State of Florida in and for Hillsborough County against several parties including us, Carlyle Partners V, L.P. and members of our former Board of Directors asserting that the directors breached their fiduciary duties in entering into the Merger Agreement and asserting that we and Carlyle aided and abetted those alleged breaches of fiduciary duty. On December 10, 2010, the parties agreed in principle to settle the allegations contained in the plaintiff’s complaint in exchange for additional disclosure changes being added to the proxy statement related to the stockholder meeting to approve the Merger. On April 11, 2011, the Court preliminarily approved the settlement. The court approved the settlement on June 28, 2011.

15. Segment Information

We performed an evaluation of our portfolio of product offerings and reportable segments in accordance with the applicable accounting guidance and how our chief operating decision maker reviews financial information for purposes of making resource allocation decisions. As a result of our evaluation and certain changes to the structure of our internal organization, effective January 1, 2011, we combined our previous reporting segments, Network, Messaging, and Roaming, into a single reporting segment which also includes the Corporate and Other category we previously reported separately. All prior periods presented reflect the single reporting segment representative of our consolidated financial results as reported herein.

The following financial information presents the revenues by service offering and other information by geographic region.

Revenues by service offerings were as follows:

	Successor	Predecessor
	Three months ended June 30,
	2011	2010
Network services	$83,450	$59,601
Messaging services	48,965	49,336
Roaming services	56,260	46,037
Other	6,405	3,831

Revenues	$195,080	$158,805

	Successor	Predecessor
	Period from January 13 to June 30	Period from January 1 to January 12	Six months ended June 30,
	2011		2010
Network services	$148,420	$9,181	$117,850
Messaging services	91,413	6,198	96,748
Roaming services	97,951	6,368	86,812
Other	9,977	267	6,411

Revenues	$347,761	$22,014	$307,821

Revenues by geographic region, based on the “bill to” location on the invoice, were as follows:

	Successor	Predecessor
	Three months ended June 30,
	2011	2010
North America	$152,366	$124,542
Asia Pacific	16,020	10,103
Caribbean and Latin America	11,113	9,764
Europe, Middle East and Africa	14,584	13,134
Off-Network Database Queries (1)	997	1,262

Revenues	$195,080	$158,805

	Successor	Predecessor
	Period from January 13 to June 30	Period from January 1 to January 12	Six months ended June 30,
	2011		2010
North America	$272,209	$17,184	$241,362
Asia Pacific	27,710	1,295	18,891
Caribbean and Latin America	19,962	1,428	19,461
Europe, Middle East and Africa	26,028	1,997	25,702
Off-Network Database Queries (1)	1,852	110	2,405

Revenues	$347,761	$22,014	$307,821

(1)	Off-Network Database Queries are not allocated to geographic regions.

For the three months ended June 30, 2011 and 2010, we derived 78.1%, and 72.2%, respectively, of our revenues from customers in the United States. For the period January 13, 2011 through June 30, 2011, January 1 through January 12, 2011, and the six months ended June 30, 2010, we derived 78.3%, 80.5%, and 72.1%, respectively, of our revenues from customers in the United States. During the six months ended June 30, 2011 and 2010, we did not generate revenue in excess of 10% of revenues in any other individual country.

Long-lived assets by geographic location were as follows:

	Successor	Predecessor
	June 30, 2011	December 31, 2010
	(Unaudited)
North America	$2,605,594	$741,886
Asia Pacific	7,679	41,347
Caribbean and Latin America	238	35
Europe, Middle East and Africa	6,262	240,131

Total long-lived assets	$2,619,773	$1,023,399

16. Restructurings

In December 2010, we completed a restructuring plan primarily to realign certain senior management functions. As a result of this plan, we incurred severance related costs of $1,962. Through June 30, 2011, we have paid $1,286 related to this plan. We expect to pay the remainder of these benefits by the end of 2011.

For the six months ended June 30, 2011, we had the following activity in our restructuring accruals:

	Predecessor
	December 31, 2010 Balance	Additions	Payments	Reductions	January 12, 2011 Balance
December 2010 Restructuring Termination costs	1,962	—	(56)	—	1,906

Total	$1,962	$—	$(56)	$—	$1,906

	Successor
	January 13, 2011 Balance	Additions	Payments	Reductions	June 30, 2011 Balance
December 2010 Restructuring Termination costs	1,906	—	(1,230)	—	676

Total	$1,906	$—	$(1,230)	$—	$676

In June 2011, we implemented a restructuring plan primarily to realign certain sales management positions. As a result of this plan, we incurred severance related costs of $710 and have paid $248 related to this plan through June 30, 2011. Additions to this plan are expected due to additional service requirements of affected employees within the plan. We expect to incur all the expense related to this plan by the end of 2011.

	Successor
	January 13, 2011 Balance	Additions	Payments	Reductions	June 30, 2011 Balance
June 2011 Restructuring Termination costs	—	710	(248)	—	462

Total	$—	$710	$(248)	$—	$462

In addition, effective July 1, 2011, our former Chief Executive Officer and President, Tony G. Holcombe, has retired from the Company. In conjunction with his retirement, we have incurred employee termination benefits of $1,067 for the three months ended June 30, 2011 which are included within restructuring and management termination benefits expense.

17. Supplemental Consolidating Financial Information

We have presented supplemental consolidating guarantor and non-guarantor subsidiaries’ balance sheets, statements of operations and statements of cash flows for all periods presented to reflect the guarantor structure under the new senior unsecured notes as discussed in Note 4.

Syniverse Holdings, Inc.’s (“Syniverse, Inc.”) payment obligations under the new senior unsecured notes are guaranteed by certain wholly owned domestic subsidiaries of Syniverse, Inc. including Syniverse Technologies, Inc., Syniverse ICX Corporation and The Rapid Roaming Company (collectively, the “Guarantors”). The results of Highwoods Corporation, Syniverse Technologies BV, Syniverse Technologies LLC, Perfect Profits International Limited, Syniverse Technologies K.K., Syniverse Technologies (India) Private Limited and Syniverse Brience LLC are included as non-guarantors. Such guarantees are irrevocable, unconditional and joint and several. The following supplemental financial information sets forth, on an unconsolidated basis, balance sheets, statements of operations, and statements of cash flows information for Syniverse, Inc., the Guarantors and the non-guarantor subsidiaries. The supplemental financial information reflects the investment of Syniverse, Inc. using the equity method of accounting.

CONSOLIDATING BALANCE SHEET

AS OF JUNE 30, 2011

(AMOUNTS IN THOUSANDS)

	Successor
	Syniverse Inc.	Subsidiary Guarantors	Subsidiary Non-Guarantors	Adjustments	Consolidated
ASSETS
Current assets:
Cash	$44	$130,379	$13,273	$—	$143,696
Accounts receivable, net of allowances	—	142,739	29,083	—	171,822
Accounts receivable—affiliates	1,464,980	—	240,169	(1,705,149)	—
Income tax receivable	—	—	1,301	(1,301)	—
Prepaid and other current assets	4,489	25,407	11,533	(521)	40,908

Total current assets	1,469,513	298,525	295,359	(1,706,971)	356,426
Property and equipment, net	—	73,497	6,788	—	80,285
Capitalized software, net	—	221,776	2,107	—	223,883
Deferred costs, net	48,957	—	—	—	48,957
Goodwill	—	1,681,899	—	—	1,681,899
Identifiable intangibles, net	—	628,421	5,285	—	633,706
Long-term note receivable—affiliates	—	—	7,183	(7,183)	—
Other assets	—	6,089	170	—	6,259
Investment in subsidiaries	1,175,060	290,323	—	(1,465,383)	—

Total assets	$2,693,530	$3,200,530	$316,892	$(3,179,537)	$3,031,415

LIABILITIES AND STOCKHOLDER EQUITY
Current liabilities:
Accounts payable	$—	$10,043	$2,829	$—	$12,872
Accounts payable—affiliates	—	1,709,888	—	(1,709,888)	—
Income tax payable	—	3,614	—	(1,301)	2,313
Accrued liabilities	35,762	33,766	11,850	(521)	80,857
Deferred revenues	—	3,545	3,808	—	7,353
Current portion of capital lease obligation	—	122	—	—	122
Current portion of long term debt, net of original issue discount	9,794	—	—	—	9,794

Total current liabilities	45,556	1,760,978	18,487	(1,711,710)	113,311
Long-term liabilities:
Long-term note payable—affiliates	—	7,183	—	(7,183)	—
Deferred tax liabilities and other	—	256,632	—	—	256,632
Long-term debt, net of current portion and original issue discount	1,473,350	—	—	—	1,473,350
Long-term capital lease obligation, less current portion	—	427	—	—	427
Other long-term liabilities	—	250	8,082	—	8,332

Total liabilities	1,518,906	2,025,470	26,569	(1,718,893)	1,852,052

Stockholder equity:
Common stock	—	—	125	(125)	—
Additional paid-in capital	1,202,433	529,580	356,112	(885,692)	1,202,433
Retained earnings (accumulated deficit)	(30,296)	647,685	(68,287)	(579,398)	(30,296)
Accumulated other comprehensive income (loss)	2,487	(2,205)	2,373	(168)	2,487

Total Syniverse Holdings Inc. stockholder equity	1,174,624	1,175,060	290,323	(1,465,383)	1,174,624
Noncontrolling interest	—	—	—	4,739	4,739

Total equity	1,174,624	1,175,060	290,323	(1,460,644)	1,179,363

Total liabilities and stockholder equity	$2,693,530	$3,200,530	$316,892	$(3,179,537)	$3,031,415

CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED JUNE 30, 2011

(AMOUNTS IN THOUSANDS)

	Successor
	Syniverse Inc.	Subsidiary Guarantors	Subsidiary Non-Guarantors	Adjustments	Consolidated
Revenues	$—	$170,309	$24,771	$—	$195,080

Costs and expenses:
Cost of operations (excluding depreciation and amortization shown separately below)	—	58,607	9,684	—	68,291
Sales and marketing	—	9,979	4,942	—	14,921
General and administrative	—	23,690	1,236	—	24,926
Depreciation and amortization	—	48,032	1,550	—	49,582
Restructuring and management termination benefits	—	1,172	605	—	1,777

	—	141,480	18,017	—	159,497

Operating income	—	28,829	6,754	—	35,583
Other income (expense), net:
Income from equity investment	21,399	4,320	—	(25,719)	—
Interest income	—	1	17	—	18
Interest expense	(26,089)	—	—	—	(26,089)
Other, net	—	(396)	352	—	(44)

	(4,690)	3,925	369	(25,719)	(26,115)

Income (loss) before provision for (benefit from) income taxes	(4,690)	32,754	7,123	(25,719)	9,468
Provision for (benefit from) income taxes	(10,329)	11,355	2,803	—	3,829

Net income	5,639	21,399	4,320	(25,719)	5,639
Net income attributable to noncontrolling interest	—	—	—	669	669

Net income attributable to Syniverse Holdings, Inc.	$5,639	$21,399	$4,320	$(26,388)	$4,970

CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE PERIOD JANUARY 13, 2011 THROUGH JUNE 30, 2011

(AMOUNTS IN THOUSANDS)

	Successor
	Syniverse Inc.	Subsidiary Guarantors	Subsidiary Non-Guarantors	Adjustments	Consolidated
Revenues	$—	$304,916	$42,845	$—	$347,761

Costs and expenses:
Cost of operations (excluding depreciation and amortization shown separately below)	—	107,737	17,013	—	124,750
Sales and marketing	—	19,783	9,440	—	29,223
General and administrative	—	43,120	66	—	43,186
Depreciation and amortization	—	90,391	2,882	—	93,273
Restructuring and management termination benefits	—	1,172	605	—	1,777
Merger expenses	—	40,549	—	—	40,549

	—	302,752	30,006	—	332,758

Operating income	—	2,164	12,839	—	15,003
Other income (expense), net:
Income from equity investment	6,716	12,251	—	(18,967)	—
Interest income	—	3	41	—	44
Interest expense	(59,238)	—	—	—	(59,238)
Other, net	—	205	310	—	515

	(52,522)	12,459	351	(18,967)	(58,679)

Income (loss) before provision for (benefit from) income taxes	(52,522)	14,623	13,190	(18,967)	(43,676)
Provision for (benefit from) income taxes	(23,447)	7,907	939	—	(14,601)

Net income (loss)	(29,075)	6,716	12,251	(18,967)	(29,075)
Net income attributable to noncontrolling interest	—	—	—	1,221	1,221

Net income (loss) attributable to Syniverse Holdings, Inc.	$(29,075)	$6,716	$12,251	$(20,188)	$(30,296)

CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE PERIOD JANUARY 1, 2011 THROUGH JANUARY 12, 2011

(AMOUNTS IN THOUSANDS)

	Predecessor
	Syniverse Inc.	Subsidiary Guarantors	Subsidiary Non-Guarantors	Adjustments	Consolidated
Revenues	$—	$19,576	$2,438	$—	$22,014

Costs and expenses:
Cost of operations (excluding depreciation and amortization shown separately below)	—	8,132	1,142	—	9,274
Sales and marketing	—	1,762	614	—	2,376
General and administrative	—	3,195	469	—	3,664
Depreciation and amortization	—	2,225	495	—	2,720
Merger expenses	20,735	21,371	5,097	—	47,203

	20,735	36,685	7,817	—	65,237

Operating income (loss)	(20,735)	(17,109)	(5,379)	—	(43,223)
Other income (expense), net:
(Loss) from equity investment	(18,235)	(5,482)	—	23,717	—
Interest income	—	—	—	—	—
Interest expense	—	(859)	—	—	(859)
Other, net	—	18	(367)	—	(349)

	(18,235)	(6,323)	(367)	23,717	(1,208)

(Loss) before benefit from (benefit from) income taxes	(38,970)	(23,432)	(5,746)	23,717	(44,431)
Tax (benefit from) income taxes	(8,203)	(5,197)	(264)	—	(13,664)

Net (loss)	(30,767)	(18,235)	(5,482)	23,717	(30,767)
Net (loss) attributable to noncontrolling interest	—	—	—	(3)	(3)

Net (loss) attributable to Syniverse Holdings, Inc.	$(30,767)	$(18,235)	$(5,482)	$23,720	$(30,764)

CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE PERIOD JANUARY 13, 2011 THROUGH JUNE 30, 2011

(AMOUNTS IN THOUSANDS)

	Syniverse Inc.	Subsidiary Guarantors	Subsidiary Non-Guarantors	Adjustments	Consolidated
Cash flows from operating activities
Net income (loss)	$(29,075)	$6,716	$12,251	$(18,967)	$(29,075)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	—	90,392	2,881	—	93,273
Amortization of deferred debt issuance costs	3,497	—	—	—	3,497
Allowance for uncollectible accounts	—	81	(1)	—	80
Allowance for credit losses	—	3,859	2,423	—	6,282
Deferred income tax (benefit) expense	—	(6,456)	1,707	—	(4,749)
Income from equity investment	(6,716)	(12,251)	—	18,967	—
Stock-based compensation	2,433	—	—	—	2,433
Other, net	—	3	20	—	23
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	—	(38,986)	(7,558)	—	(46,544)
Accounts receivable—affiliates	70,980	184,226	299,040	(554,246)	—
Income tax receivable or payable	—	30,334	(4,460)	—	25,874
Prepaids and other current assets	(75)	(7,320)	(3,868)	—	(11,263)
Accounts payable	—	(43,855)	35,254	—	(8,601)
Accounts payable—affiliates	37,630	(217,223)	(374,653)	554,246	—
Accrued liabilities	28,168	(47,907)	28,323	—	8,584
Other assets and liabilities	(96)	(3,215)	(1,988)	—	(5,299)

Net cash provided by (used in) operating activities	106,746	(61,602)	(10,629)	—	34,515

Cash flows from investing activities
Capital expenditures	—	(24,502)	(1,763)	—	(26,265)
Acquisitions	(2,733,121)	—	—	—	(2,733,121)

Net cash provided by (used in) investing activities	(2,733,121)	(24,502)	(1,763)	—	(2,759,386)

Cash flows from financing activities
Debt issuance costs paid	(56,000)	—	—	—	(56,000)
Principal payment on Term Loan B, due 2017	(5,125)	—	—	—	(5,125)
Borrowings under new senior credit facility, net of discount	1,012,500	—	—	—	1,012,500
Proceeds from issuance of 9.125% senior subordinated notes	475,000	—	—	—	475,000
Carlyle contribution from Holdings	1,200,000	—	—	—	1,200,000
Payments on capital lease obligation	—	(68)	—	—	(68)

Net cash provided by (used in) financing activities	2,626,375	(68)	—	—	2,626,307

Effect of exchange rate changes on cash	—	—	2,970	—	2,970

Net (decrease) in cash	—	(86,172)	(9,422)	—	(95,594)
Cash at beginning of period	44	216,551	22,695	—	239,290

Cash at end of period	$44	$130,379	$13,273	$—	$143,696

CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE PERIOD JANUARY 1, 2011 THROUGH JANUARY 12, 2011

(AMOUNTS IN THOUSANDS)

	Predecessor
	Syniverse Inc.	Subsidiary Guarantors	Subsidiary Non-Guarantors	Adjustments	Consolidated
Cash flows from operating activities
Net (loss)	$(30,767)	$(18,235)	$(5,482)	$23,717	$(30,767)
Adjustments to reconcile net (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	—	2,225	495	—	2,720
Amortization of deferred debt issuance costs	—	56	—	—	56
Allowance for uncollectible accounts	—	(24)	70	—	46
Allowance for credit losses	—	21	143	—	164
Deferred income tax expense (benefit)	—	3,802	(1,707)	—	2,095
(Loss) from equity investment	18,235	5,482	—	(23,717)	—
Excess tax benefit from stock-based compensation	8,599	—	—	—	8,599
Stock-based compensation	29,162	—	—	—	29,162
Other, net	—	16	15	—	31
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	—	11,124	526	—	11,650
Accounts receivable—affiliates	8,968	(69,024)	(106,723)	166,779	—
Income tax receivable or payable	—	(33,273)	(1,040)	—	(34,313)
Prepaids and other current assets	—	(2,419)	499	—	(1,920)
Accounts payable	—	46,500	(35,389)	—	11,111
Accounts payable—affiliates	(48,131)	38,214	176,696	(166,779)	—
Accrued liabilities	5,954	34,060	(25,847)	—	14,167
Other assets and liabilities	—	(840)	(122)	—	(962)

Net cash provided by (used in) operating activities	(7,980)	17,685	2,134	—	11,839

Cash flows from investing activities

Net cash used in investing activities	—	—	—	—	—

Cash flows from financing activities
Minimum tax withholding on restricted stock awards	(619)	—	—	—	(619)
Excess tax benefit from stock-based compensation	8,599	—	—	—	8,599

Net cash provided by financing activities	7,980	—	—	—	7,980

Effect of exchange rate changes on cash	—	—	15	—	15

Net increase in cash	—	17,685	2,149	—	19,834
Cash at beginning of period	44	198,866	20,546	—	219,456

Cash at end of period	$44	$216,551	$22,695	$—	$239,290

CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2010

(AMOUNTS IN THOUSANDS)

	Predecessor
	Syniverse Inc.	Subsidiary Guarantors	Subsidiary Non-Guarantors	Adjustments	Consolidated
ASSETS
Current assets:
Cash	$44	$198,866	$20,546	$—	$219,456
Accounts receivable, net of allowances	—	118,814	23,915	—	142,729
Accounts receivable—affiliates	26,130	115,202	56,213	(197,545)	—
Income tax receivable	31	1,149	—	(1,180)	—
Prepaid and other current assets	—	18,170	8,698	(871)	25,997

Total current assets	26,205	452,201	109,372	(199,596)	388,182
Property and equipment, net	—	77,125	5,105	—	82,230
Capitalized software, net	—	53,889	11,167	—	65,056
Deferred costs, net	—	5,673	—	—	5,673
Goodwill	—	444,074	226,744	—	670,818
Identifiable intangibles, net	—	166,799	38,496	—	205,295
Long-term note receivable—affiliates	—	—	7,183	(7,183)	—
Other assets	—	3,390	1,670	(1,488)	3,572
Investment in subsidiaries	708,414	330,471	—	(1,038,885)	—

Total assets	$734,619	$1,533,622	$399,737	$(1,247,152)	$1,420,826

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$—	$7,398	$2,734	$—	$10,132
Accounts payable—affiliates	10,576	160,573	26,471	(197,620)	—
Income tax payable	—	—	2,574	(1,180)	1,394
Accrued liabilities	1,637	53,914	11,339	(871)	66,019
Deferred revenues	—	3,289	3,216	—	6,505
Current portion of capital lease obligation	—	135	—	—	135
Current portion of Term Note B	—	3,355	—	—	3,355

Total current liabilities	12,213	228,664	46,334	(199,671)	87,540
Long-term liabilities:
Long-term note payable—affiliates	—	7,183	—	(7,183)	—
Deferred tax liabilities and other	—	89,095	15,252	(1,488)	102,859
7 3/4% senior subordinated notes due 2013	—	175,000	—	—	175,000
Term Note B, less current maturities	—	321,226	—	—	321,226
Long-term capital lease obligation, less current maturities	—	484	—	—	484
Other long-term liabilities	—	3,556	7,680	—	11,236

Total liabilities	12,213	825,208	69,266	(208,342)	698,345

Stockholders’ equity:
Common stock	70	—	120,920	(120,920)	70
Additional paid-in capital	506,625	349,555	317,934	(667,489)	506,625
Retained earnings (accumulated deficit)	243,774	350,841	(75,974)	(274,867)	243,774
Accumulated other comprehensive income (loss)	(28,048)	8,018	(32,409)	24,391	(28,048)
Common stock held in treasury, at cost	(15)	—	—	—	(15)

Total Syniverse Holdings Inc. stockholders’ equity	722,406	708,414	330,471	(1,038,885)	722,406
Noncontrolling interest	—	—	—	75	75

Total equity	722,406	708,414	330,471	(1,038,810)	722,481

Total liabilities and stockholders’ equity	$734,619	$1,533,622	$399,737	$(1,247,152)	$1,420,826

CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED JUNE 30, 2010

(AMOUNTS IN THOUSANDS)

	Predecessor
	Syniverse Inc.	Subsidiary Guarantors	Subsidiary Non-Guarantors	Adjustments	Consolidated
Revenues	$—	$140,358	$18,447	$—	$158,805

Costs and expenses:
Cost of operations (excluding depreciation and amortization shown separately below)	151	51,995	7,734	—	59,880
Sales and marketing	922	8,542	4,213	—	13,677
General and administrative	950	20,892	1,844	—	23,686
Depreciation and amortization	—	15,091	3,274	—	18,365

	2,023	96,520	17,065	—	115,608

Operating income (loss)	(2,023)	43,838	1,382	—	43,197
Other income (expense), net:
Income from equity investment	23,572	188	—	(23,760)	—
Interest income	—	1	25	—	26
Interest expense	—	(6,823)	—	—	(6,823)
Other, net	—	212	(32)	—	180

	23,572	(6,422)	(7)	(23,760)	(6,617)

Income before provision for (benefit from) income taxes	21,549	37,416	1,375	(23,760)	36,580
Provision for (benefit from) income taxes	(787)	13,844	1,187	—	14,244

Net income	22,336	23,572	188	(23,760)	22,336
Net (loss) attributable to noncontrolling interest	—	—	—	(281)	(281)

Net income attributable to Syniverse Holdings, Inc.	$22,336	$23,572	$188	$(23,479)	$22,617

CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2010

(AMOUNTS IN THOUSANDS)

	Successor
	Syniverse Inc.	Subsidiary Guarantors	Subsidiary Non-Guarantors	Adjustments	Consolidated
Revenues	$—	$272,684	$35,137	$—	$307,821

Costs and expenses:
Cost of operations (excluding depreciation and amortization shown separately below)	284	101,915	13,950	—	116,149
Sales and marketing	1,703	16,530	8,075	—	26,308
General and administrative	2,863	38,114	5,412	—	46,389
Depreciation and amortization	—	30,568	6,716	—	37,284

	4,850	187,127	34,153	—	226,130

Operating income (loss)	(4,850)	85,557	984	—	81,691
Other income (expense), net:
Income from equity investment	45,026	268	—	(45,294)	—
Interest income	—	14	38	—	52
Interest expense	—	(13,655)	(1)	—	(13,656)
Other, net	—	239	565	—	804

	45,026	(13,134)	602	(45,294)	(12,800)

Income before provision for (benefit from) income taxes	40,176	72,423	1,586	(45,294)	68,891
Provision for (benefit from) income taxes	(1,889)	27,397	1,318	—	26,826

Net income	42,065	45,026	268	(45,294)	42,065
Net (loss) attributable to noncontrolling interest	—	—	—	(559)	(559)

Net income attributable to Syniverse Holdings, Inc.	$42,065	$45,026	$268	$(44,735)	$42,624

CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2010

(AMOUNTS IN THOUSANDS)

	Syniverse Inc.	Subsidiary Guarantors	Subsidiary Non-Guarantors	Adjustments	Consolidated
Cash flows from operating activities
Net income	$42,065	$45,026	$268	$(45,294)	$42,065
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	—	30,568	6,716	—	37,284
Amortization of deferred debt issuance costs	—	854	—	—	854
Allowance for uncollectible accounts	—	314	198	—	512
Allowance for credit losses	—	2,766	506	—	3,272
Deferred income tax expense (benefit)	—	4,733	—	—	4,733
Income from equity investment	(45,026)	(268)	—	45,294	—
Stock-based compensation	5,992	—	—	—	5,992
Other, net	—	(64)	7	—	(57)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	—	(15,564)	(686)	—	(16,250)
Accounts receivable—affiliates	(6,240)	(17,498)	2,076	21,662	—
Income tax receivable or payable	—	(816)	114	—	(702)
Prepaids and other current assets	—	(3,880)	(1,998)	—	(5,878)
Accounts payable	—	(2,663)	66	—	(2,597)
Accounts payable—affiliates	(1,566)	13,988	9,240	(21,662)	—
Accrued liabilities	415	(12,543)	(2,672)	—	(14,800)
Other assets and liabilities	—	2,794	256	—	3,050
Other long-term receivables and liabilities—affiliates	—	7,183	(7,183)	—	—

Net cash provided by (used in) operating activities	(4,360)	54,930	6,908	—	57,478

Cash flows from investing activities
Capital expenditures	—	(25,991)	(1,968)	—	(27,959)
Acquisitions	—	(497)	—	—	(497)

Net cash (used in) investing activities	—	(26,488)	(1,968)	—	(28,456)

Cash flows from financing activities
Principal Payment on Term Note B, due 2014	—	(1,657)	—	—	(1,657)
Issuance of stock under employee stock purchase plan	1,132	—	—	—	1,132
Issuance of stock for stock options exercised	3,783	—	—	—	3,783
Minimum tax withholding on restricted stock awards	(555)	—	—	—	(555)
Capital contribution from noncontrolling interest in a joint venture	—	(1,096)	2,188	—	1,092

Net cash provided by (used in) financing activities	4,360	(2,753)	2,188	—	3,795

Effect of exchange rate changes on cash	—	—	(4,027)	—	(4,027)

Net increase in cash	—	25,689	3,101	—	28,790
Cash at beginning of period	44	59,630	32,260	—	91,934

Cash at end of period	$44	$85,319	$35,361	$—	$120,724

$475,000,000

Syniverse Holdings, Inc.

Exchange Offer for

9.125% Senior Notes due 2019

Prospectus

August 26, 2011

Dealer Prospectus Delivery Obligation

Until November 25, 2011, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.